Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of August 1, 2017

among

INC RESEARCH HOLDINGS, INC.,

as the Administrative Borrower,

the other BORROWERS party hereto,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Administrative Agent,

and

CREDIT SUISSE SECURITIES (USA) LLC,

ING CAPITAL LLC,

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC.,

FIFTH THIRD BANK,

JPMORGAN CHASE BANK, N.A.,

PNC CAPITAL MARKETS LLC,

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

SUNTRUST ROBINSON HUMPHREY, INC.,

THE BANK OF TOYKO-MITSUBISHI UFJ, LTD.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

(Cont.)

(Cont.)

(Cont.)

SCHEDULES:

Schedule I	–	Borrowers
Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(c)	–	Material Real Estate
Schedule 1.01(d)	–	Administrative Agent’s Office
Schedule 1.01(e)	–	Existing Letters of Credit
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.15	–	Post-Closing Schedule
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Assignment Agreement
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Joinder Agreement
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of Pledge and Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Solvency Certificate
Exhibit K-1	–	Form of First Lien Intercreditor Agreement
Exhibit K-2	–	Form of Second Lien Intercreditor Agreement
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Prepayment Notice
Exhibit N	–	Form of Letter of Credit Request

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of August 1, 2017 (this “Agreement”), by and among INC Research Holdings, Inc., a Delaware corporation (“INC Holdings” or the “Administrative Borrower”), the entities listed on Schedule I hereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party hereto, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), and Credit Suisse Securities (USA) LLC (“CS Securities”), ING Capital LLC (“ING”), Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Citigroup Global Markets Inc., Fifth Third Bank, JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and Regions Capital Markets, a Division of Regions Bank, SunTrust Robinson Humphrey, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”).

RECITALS

A. The Administrative Borrower has requested that the Lenders extend credit under this Agreement in the form of (i) Initial Term A Loans in an original aggregate principal amount equal to $1,000,000,000, (ii) Initial Term B Loans in an original aggregate principal amount equal to $1,600,000,000 and (iii) an Initial Revolving Facility with an available amount of $500,000,000, in each case, subject to increase as provided herein.

B. In a series of substantially contemporaneous transactions:

(i)	pursuant to the terms of the Merger Agreement, Double Eagle Parent will merge (the “Closing Date Merger”) with and into INC Holdings, with INC Holdings as the survivor of the Closing Date Merger,

(ii)	INC Research, LLC, a Delaware limited liability company, will borrow $870,000,000 of Initial Term Loans and (A) apply $445,000,000 of the proceeds thereof to consummate the INC Refinancing and (B) loan $297,000,000 of the proceeds thereof to INC Holdings,

(iii)	INC Holdings will (A) contribute (the “INC Contribution”) all of the issued and outstanding Capital Stock of INC Research to inVentiv Group Holdings and (B) purchase (the “inVentiv Group Holdings Share Purchase”), in exchange for $297,000,000, one or more shares of the issued and outstanding Capital Stock of inVentiv Group Holdings (the proceeds of which $297,000,000 consideration will be applied by inVentiv Group Holdings to consummate the Senior Note Redemption),

(iv)	inVentiv Health, Inc. will borrow $1,420,000,000 of Initial Term Loans and apply the proceeds thereof to consummate a portion of the inVentiv Refinancing,

(v)	inVentiv Health Communications, Inc. will borrow $200,000,000 of Initial Term Loans and apply the proceeds thereof to consummate a portion of the inVentiv Refinancing and

(vi)	inVentiv Health Clinical, Inc. will borrow $110,000,000 of Initial Term Loans and apply the proceeds thereof to consummate a portion of the inVentiv Refinancing.

C. After the Closing Date, inVentiv Group Holdings, may, at the election of INC Holdings, merge (the “IGH Merger”) with and into INC Holdings, with INC Holdings as the survivor of the IGH Merger (the transactions described in clauses B and C, the “Closing Date Merger-Related Transactions”).

D. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate Outstanding Amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any term commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Section 2.22, 2.23 and/or 9.02(c)(i).

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) the Eurocurrency Rate determined under clause (a) of the definition of “Eurocurrency Rate” for such Interest Period, multiplied by the Statutory Reserve Rate and (b) 0.00% per annum. The Adjusted Eurocurrency Rate for any Eurocurrency Rate Borrowing that includes the Statutory Reserve Rate as a component of the calculation will be adjusted automatically with respect to all such Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate. When used in reference to any Loan or Borrowing, “Adjusted Eurocurrency Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Eurocurrency Rate as set forth in this definition.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Advent” means Advent International Corporation and its Affiliates.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Administrative Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of the Administrative Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting the Administrative Borrower or any of its Restricted Subsidiaries or any property of the Administrative Borrower or any of its Restricted Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of the Administrative Borrower or any subsidiary thereof solely because it is an unrelated portfolio company of either Sponsor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Administrative Borrower or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, the Administrative Borrower and/or any subsidiary of the Administrative Borrower.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Administrative Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.25.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Eurocurrency Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis and, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at 11:00 a.m. (London time)) plus 1.00%, (c) the Prime Rate and (d) 0.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be.

“Alternate Currency” means in the case of Revolving Loans and Letters of Credit, Canadian Dollars, Sterling, Euros, Japanese Yen and Singapore Dollars and each other currency that is approved in accordance with Section 1.11.

“Applicable Country” means any country or jurisdiction in which a Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor” is incorporated or organized.

“Applicable Percentage” means, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, with respect to any Initial Term A Loan, Initial Term B Loan and/or any Initial Revolving Loan, the rate per annum applicable to the relevant Class of Loans set forth below under the caption “ABR Spread” or “Adjusted Eurocurrency Rate Spread”, as applicable; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Term A Loan, Initial Term B Loan or Initial Revolving Loan shall be the applicable rate per annum set forth in Category 1 of the applicable table set forth below:

First Lien Leverage Ratio	ABR Spread for Initial Term A Loans	Adjusted Eurocurrency Rate Spread for Initial Term A Loans
Category 1 Greater than 2.50 to 1.00	0.75%	1.75%

Category 2 Less than or equal to 2.50 to 1.00	0.50%	1.50%

Secured Leverage Ratio	ABR Spread for Initial Term B Loans	Adjusted Eurocurrency Rate Spread for Initial Term B Loans
Category 1 Greater than 3.00 to 1.00	1.25%	2.25%

Category 2 Less than or equal to 3.00 to 1.00	1.00%	2.00%

First Lien Leverage Ratio	ABR Spread for Initial Revolving Loans	Adjusted Eurocurrency Rate Spread for Initial Revolving Loans
Category 1 Greater than 2.50 to 1.00	0.75%	1.75%

Category 2 Less than or equal to 2.50 to 1.00 and greater than 2.00 to 1.00	0.50%	1.50%

Category 3 Less than or equal to 2.00 to 1.00	0.25%	1.25%

The Applicable Rate for Initial Term A Loans, Initial Term B Loans and Initial Revolving Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio or Secured Leverage Ratio, as applicable, in accordance with the tables above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for any Initial Term A Loan, Initial Term B Loan or Initial Revolving Loan shall be the rate per annum set forth above in Category 1 of the applicable table until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

If (a) the corporate credit rating of the Administrative Borrower from Moody’s is Baa3 or better or (b) the corporate family rating of the Borrower from S&P is BBB- or better, the Applicable Rate in respect of the Initial Term A Loans shall be reduced by 0.25% per annum (at all levels of the grid) for so long as such rating is maintained. Each change in the Applicable Rate in respect of the Initial Term A Loans resulting from a publicly announced change in the rating of the Administrative Borrower shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Administrative Borrower.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of $175,000,000 and 25% of Consolidated Adjusted EBITDA as of the end of the most recently ended Test Period; plus

(ii) 50% of Consolidated Net Income, which amount shall not be less than zero, for the period from the first day of the Fiscal Quarter of the Administrative Borrower during which the Closing Date occurred to and including the last day of the most recently ended Fiscal Quarter of the Administrative Borrower prior to such date for which consolidated financial statements of the Administrative Borrower are internally available (provided that such amount shall not be available for (A) any Restricted Payment pursuant to Section 6.04(a)(iii)(A) unless (1) no Event of Default exists at the time of declaration of such Restricted Payment and (2) such Restricted Payment is made within 60 days of the declaration thereof or (B) any Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A) unless no Event of Default under Sections 7.01(a), (f) or (g) exists at the time of delivery of irrevocable notice of such Restricted Debt Payment); plus

(iii) the amount of any capital contribution in respect of, or the proceeds of any issuance of, Qualified Capital Stock after the Closing Date (other than any amount (x) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Administrative Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Administrative Borrower or any of its Restricted Subsidiaries, plus the fair market value, as reasonably determined by the Administrative Borrower, of Cash Equivalents, marketable securities or other property received by the Administrative Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount or proceeds of any issuance of Disqualified Capital Stock or any contribution or other Investment made pursuant to the proviso to Section 6.04(a)(i)(F) or (y) received from the Administrative Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Administrative Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Administrative Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Administrative Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Administrative Borrower) of any assets received by such Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Administrative Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Administrative Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Administrative Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vii) to the extent that any such Investment was made pursuant to Section 6.06(r)(i) and to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, an amount equal to the sum of (A) the amount of any Investment by the Administrative Borrower or any Restricted Subsidiary in any third party or any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment made pursuant to Section 6.06(r)(i)) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Administrative Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Administrative Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made pursuant to Section 6.06(r)(i)) to the Administrative Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) the amount of any Declined Proceeds; plus

(ix) to the extent not otherwise included in clause (a)(ii) above, the aggregate amount of any cash dividend or other cash distribution received by the Administrative Borrower and/or any Restricted Subsidiary from any Unrestricted Subsidiary after the Closing Date, in any case limited to the amount of the initial Investment in such Unrestricted Subsidiary made in reliance on the Available Amount; plus

(x) the fair market value of any Term Loan that has been contributed to the Administrative Borrower pursuant to Section 9.05(f)(ii); minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the cumulative amount of Cash or Cash Equivalents or the fair market value of other property or assets (as reasonably determined by the Administrative Borrower, but excluding any Cure Amount and/or any Contribution Indebtedness Amount) received by the Administrative Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(a) contributions in respect of Qualified Capital Stock (other than any amounts received from the Administrative Borrower or any of its Restricted Subsidiaries), and

(b) the sale of Qualified Capital Stock of the Administrative Borrower or any of its Restricted Subsidiaries (other than (i) to the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (iii) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into, in each case in connection with Banking Services, in each case, that have been designated to the Administrative Agent in writing by the Administrative Borrower as being “Banking Services Obligations” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any Intercreditor Agreement as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes (other than primarily in distressed situations) and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to the Administrative Borrower and/or any entity that forms part of any of its business (including any of its subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Disqualified Institution that qualifies under clauses (a) and (b) of the definition of “Disqualified Institution,” or any Affiliate of any such Disqualified Institution qualifying under clause (a) of the definition of “Disqualified Institution,” that is reasonably identifiable as an Affiliate of such Disqualified Institution on the basis of such Affiliate’s name.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowers” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Adjusted Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Administrative Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means:

(a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City; and

(b) (i) if such day relates to any interest rate setting as to any Adjusted Eurocurrency Rate Loan or Letter of Credit denominated in Dollars, any funding, disbursement, settlement and/or payments in Dollars in respect of such Adjusted Eurocurrency Rate Loan or Letter of Credit or any other dealing in Dollars to be carried out pursuant to this Agreement in respect of any such Adjusted Eurocurrency Rate Loan or Letter of Credit, means any such day described in clause (a) above that is also a London Banking Day,

(ii) if such day relates to any interest rate setting for any Eurocurrency Rate Loan denominated in Canadian Dollars, any funding, disbursement, settlement and/or payments in Canadian Dollars in respect of such Eurocurrency Rate Loan or any other dealing in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day described in clause (a) above that is also a day on which dealings are conducted by and between banks in the Toronto interbank market; and

(iii) if such day relates to any interest rate setting as to any Adjusted Eurocurrency Rate Loan or Letter of Credit denominated in an Alternate Currency, any funding, disbursement, settlement and/or payment in such Alternate Currency in respect of such Adjusted Eurocurrency Rate Loan or Letter of Credit or any other dealing in such Alternate Currency to be carried out pursuant to this Agreement in respect of any such Adjusted Eurocurrency Rate Loan or Letter of Credit, means any such day described in clause (a) above which is also a London Banking Day.

“Business Optimization Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Canadian Dollars” or “C$” refers to the lawful money of Canada.

“Capital Expenditures” means, with respect to the Administrative Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that are reported in the Administrative Borrower’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Administrative Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any investment fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more CFCs or CFC Holdcos.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting Capital Stock of the Administrative Borrower and (y) the percentage of the total voting power of all of the outstanding voting Capital Stock of the Administrative Borrower owned, directly or indirectly, beneficially by the Permitted Holders; and

(b) the occurrence of a “change of control” (or similar event, however defined) under the Senior Unsecured Notes Indenture (or any refinancing thereof), if any amounts are outstanding thereunder.

Notwithstanding the foregoing, the right to acquire voting Capital Stock (so long as such Person does not have the right to direct the voting of the Capital Stock subject to such right) or any veto power in connection with the acquisition or disposition of voting Capital Stock will not cause a party to be a beneficial owner.

“Charge” means any charge, expense, cost, accrual, reserve or loss of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term A Loans, Initial Term B Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.22,

2.23 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term A Loan Commitment, Initial Term B Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Merger Agreement.

“Closing Date Merger” has the meaning assigned to such term in the recitals hereto.

“Closing Date Merger-Related Transactions” has the meaning assigned to such term in the recitals hereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, (y) the time periods (and extensions thereof) set forth in Section 5.12 and (z) the terms of any Intercreditor Agreement, the requirement that the Administrative Agent shall have received in the case of any Restricted Subsidiary that is required or elects pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor” to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), (a) a Joinder Agreement, (b) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12(a) owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (c) a completed Perfection Certificate, (d) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (e) an executed joinder to any Intercreditor Agreement, (f) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time period set forth in Section 5.12(a)) and (g) with respect to any Material Real Estate Asset, evidence of the satisfaction of the Real Estate Collateral Requirements; provided that, with respect to any Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor”, the requirements set forth in clauses (a) through (d), (f) and (g) above shall be deemed to refer to the requirements set forth in the parenthetical contained in such penultimate sentence.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage, (iii) each Intellectual Property Security Agreement, (iv) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (v) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Administrative Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1 and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth in Category 1:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1 Greater than 2.50 to 1.00	0.375%

Category 2 Equal to or less than 2.50 to 1.00	0.25%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of INC Holdings or inVentiv Group Holdings or any of their respective subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net or overall gross income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a) Consolidated Net Income for such period; plus

(b) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent such proceeds are not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters)); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i) Consolidated Interest Expense;

(ii) Charges with respect to any de novo facility, including any construction, pre-opening and start-up period prior to opening, until such facility has been open and operating for a period of 18 consecutive months;

(iii) Taxes paid and any provision for Taxes, including income, capital, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period;

(iv) (A) depreciation, (B) amortization (including amortization of goodwill, software and other intangible assets), (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(v) any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with the Transactions and/or any acquisition and/or other Investment permitted under Section 6.06 and/or any acquisition or other Investment completed prior to the Closing Date, in each case which is paid or accrued during such period;

(vi) any non-cash Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA (as a deduction in calculating net income or otherwise) to such extent);

(vii) any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(viii) (A) Transaction Costs, (B) any Charge incurred (1) in connection with any transaction (in each case, regardless of whether consummated), and whether or not permitted under this Agreement, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, and/or (2) in connection with any public offering (whether or not consummated), (C) the amount of any Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any Charge that is added back in reliance on clause (C) above, the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters) and/or (D) Public Company Costs;

(ix) the amount of any Charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(x) without duplication of any amount referred to in clause (b) above, the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person, the Administrative Borrower or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such expense or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(xi) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses (including reimbursements) pursuant to any sponsor management agreement and payments made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and payments to outside directors of the Administrative Borrower or a Parent Company actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(xii) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software development Charge, any Charge associated with new systems design, any implementation Charge, any project startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge and/or any corporate development Charge; plus

(xiii) the amount of any Charge incurred or accrued in connection with any single or one-time event, including in connection with (A) the Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other similar Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs; plus

(d) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA (including any component definition) pursuant to clause (h) below for any previous period and not added back; plus

(e) the full pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person, as certified by a Responsible Officer of such Person in the Compliance Certificate required by Section 5.01(c) to be delivered in connection with the financial statements for such period) related to (A) the Transactions and (B) any permitted acquisition, Investment, Disposition, operating improvement, restructuring, cost savings initiative, any similar initiative (including the renegotiation of contracts and other arrangements) and/or specified transaction (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Business Optimization Initiative”); provided that such Expected Cost Savings under clause (B) above are expected by the Administrative Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Administrative Borrower) prior to the Closing Date or within 24 months of the consummation of such transaction or the taking of such initiative; it being understood and agreed for the avoidance of doubt that no time limit shall apply in connection with any Expected Cost Savings related to the Transactions; provided, further, that the aggregate amounts added back pursuant to this clause (e) in any period shall not exceed 35% of Consolidated Adjusted EBITDA for such period; it being understood and agreed that the 35% cap described in this further proviso shall not apply to (X) amounts that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or (Y) cost savings identified in the financial model delivered to the Lead Arrangers prior to the Closing Date;

(f) the amount of any revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized; plus

(g) the amount of any loss or discount on any sale of any receivable and/or any related asset in connection with any Permitted Receivables Facility; minus

(h) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(i) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that is accounted for in a prior period which was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and which does not otherwise reduce Consolidated Net Income for the current period.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio, the Secured Leverage Ratio and/or the amount of any “basket” based on a percentage of Consolidated Adjusted EBITDA for any period that includes the Fiscal Quarters ended June 30, 2017, March 31, 2017, December 31, 2016 and/or September 30, 2016, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 30, 2017 shall be deemed to be $171,400,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2017 shall be deemed to be $178,500,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2016 shall be deemed to be $187,600,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended September 30, 2016 shall be deemed to be $178,700,000, in each case, as adjusted on a Pro Forma Basis, as applicable.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral on a first priority basis. Consolidated Total Debt outstanding under this Agreement shall constitute Consolidated First Lien Debt.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses or obligations arising from any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) on a consolidated basis for any period, an amount equal to the net income (loss) of such Subject Person and its Restricted Subsidiaries, determined in accordance with GAAP, but excluding:

(a) (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period, (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period or (iii) the income or loss of any Unrestricted Subsidiary,

(b) any gain or loss (less all fees and expenses chargeable thereto) attributable to any asset Disposition (including asset retirement costs) or of returned or surplus assets outside the ordinary course of business,

(c) (i) any gain or Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any non-recurring or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order,

(d) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Administrative Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of such Person, relating to assets or properties held for sale or pending the divestiture or termination thereof) and/or (iii) any facility that has been closed during such period,

(e) any net income or Charge (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement),

(f) (i) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Administrative Borrower and/or any Restricted Subsidiary, in each case under this clause (ii), to the extent that any cash Charge is funded with net cash proceeds contributed (other than by the Administrative Borrower or any Restricted Subsidiary) to the relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock (other than any Cure Amount, any amount included in the calculation of the Available Amount pursuant to clause (a)(iii) of the definition thereof, any Available Excluded Contribution Amount not specifically designated for such purpose or in respect of the sale or issuance of Qualified Capital Stock to the Administrative Borrower or any Restricted Subsidiary),

(g) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP,

(h) (A) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of the acquisition method of accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes and/or (B) for any Test Period including the Fiscal Quarter in which the relevant change was made, the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP (except that, if the Administrative Borrower determines in good faith that the cumulative effects thereof will not result in an impact of an aggregate amount in excess of $5,000,000 for the relevant period, the effects of any change, adoption or modification of any such principle or policy may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made),

(i) any write-off or amortization made in such period of any deferred financing cost and/or premium paid,

(j) solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person,

(k) (i) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk and any gain or loss resulting from intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, realized gains and losses in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income and

(l) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by the Collateral.

“Consolidated Total Assets” means, as to any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Capital Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit); provided that “Consolidated Total Debt” shall be (a) adjusted to reflect the effect (in the good faith determination of the Administrative Borrower) of any Debt FX Hedge relating to any such debt for borrowed money, Capital Leases and/or purchase money Indebtedness, calculated on a mark-to-market basis and (b) calculated (i) net of the Unrestricted Cash Amount and (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness Amount” has the meaning assigned to such term in Section 6.01(r).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means any and all copyrights throughout the world, including the following: (a) all rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, copyright applications and other rights in works of authorship (including all copyrights embodied in software); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Credit Extension” means each of (i) the making of a Revolving Loan (other than any Letter of Credit Reimbursement Loan) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Credit Suisse” has the meaning assigned to such term in the preamble to this Agreement.

“CS Securities” has the meaning assigned to such term in the preamble to this Agreement.

“Cure Amount” has the meaning assigned to such term in Section 6.13(b).

“Cure Period” has the meaning assigned to such term in Section 6.13(b).

“Cure Right” has the meaning assigned to such term in Section 6.13(b).

“Current Assets” means, at any date, all assets of the Administrative Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including Cash and Cash Equivalents held on deposit for third parties by the Administrative Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) management fees receivables).

“Current Liabilities” means, at any date, all liabilities of the Administrative Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Administrative Borrower and/or any Restricted Subsidiary, (ix) management fees payables, (x) the current portion of any Capital Lease Obligation and (xi) the current portion of any other long term liability for borrowed money.

“Customary Bridge Loan” means a customary bridge loan with an initial maturity date not longer than one year from the date of incurrence; provided that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of then-existing Term B Loans and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not earlier than the Latest Term Loan Maturity Date with respect to any Class of Term B Loans on the date of the issuance or incurrence thereof.

“Customary Term A Loan” means any term loan having no more than a 5-year maturity and requiring annual amortization payments in excess of 2.50% per annum (after giving effect to any grace period or initial period).

“Customary Term B Loan” means any term loan that is not a Customary Term A Loan.

“De Minimis Incremental Amount” means $365,000,000 minus the amount of any Incremental Facility or Incremental Equivalent Debt exempted from a “most favored nation” adjustment in reliance clause (B)(1) of the proviso to clause (f) of the definition of “Incremental Equivalent Debt” or clause (iii)(A) of the proviso to Section 2.22(a)(v).

“Debt Fund Affiliate” means any affiliate of any of Advent, THL or Liberty Lane (other than a natural person) that is a bona fide debt fund or investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to such Person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, in each case with respect to which the persons making investment decisions for such applicable affiliate are not primarily engaged in the making, acquiring or holding of equity investments in the Administrative Borrower or any of its subsidiaries.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt”.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including its obligations (x) to make a Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit was required to be made or funded, unless, in the case of subclause (x) above, such Person notifies the Administrative Agent in writing that such failure is the result of such Person’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or the Administrative Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Administrative Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e)(i) become (or any parent company thereof has become) either the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Administrative Borrower and the Administrative Agent have each determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Administrative Borrower and the Administrative Agent), to continue to perform its obligations hereunder; provided that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Person or its parent by any Governmental Authority; provided that such action does not result in or provide such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Administrative Borrower or its subsidiaries shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Administrative Borrower in good faith) of non-Cash consideration received by the Administrative Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Administrative Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Administrative Borrower and/or any of its subsidiaries and designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Administrative Borrower in a writing delivered to the Administrative Agent.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Administrative Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Administrative Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified in writing to the Arrangers on or prior to May 10, 2017, (ii) any Person identified by INC Holdings or Double Eagle Parent in writing and reasonably acceptable to CS Securities and ING after May 10, 2017, and prior to the Closing Date (the Persons described in clauses (a)(i) through (a)(ii) above, the “Identified Disqualified Lenders”) and (iii) any Affiliate of any Identified Disqualified Lender that is identified in writing to the Administrative Agent as such,

(b) any Affiliate of any Arranger (or any director (or equivalent manager), officer or employee of any Arranger or any Affiliate thereof) that is engaged as a principal primarily in private equity or venture capital,

(c) (i) any Person that is or becomes a Company Competitor and is (A) identified in writing to the Arrangers on or prior to May 10, 2017, (B) identified by INC Holdings or Double Eagle Parent in writing to CS Securities and ING after May 10, 2017, and prior to the Closing Date and (C) identified in writing to the Administrative Agent on or after the Closing Date, and (ii) any Affiliate of any Person described in clause (c)(i) above (other than a Bona Fide Debt Fund) that is identified in writing to the Administrative Agent as such, and

(d) any Affiliate of any Person described in clauses (a) or (c) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, other than, in the case of clause (c) above, a Bona Fide Debt Fund;

it being understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan, subject, in the case of any assignment or participation made after the date on which any such Person is identified as a Disqualified Institution, to the provisions of Section 9.05(f).

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof, the District of Columbia or, solely for purposes of Section 5.12(a), any Applicable Country.

“Double Eagle Parent” means Double Eagle Parent, Inc., a Delaware corporation.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Administrative Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line fees and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by any Borrower generally to all relevant lenders ratably; provided, that (A) to the extent that the Eurocurrency Rate (with an Interest Period of three months) or

Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term B Loans in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Eurocurrency Rate (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(f), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(f), the Administrative Borrower or any of its Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) protection of the Environment or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Administrative Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Administrative Borrower or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Administrative

Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Administrative Borrower or any Restricted Subsidiary, notification of the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in “reorganization” within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Administrative Borrower or any Restricted Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€ ” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency Rate” means:

(a) with respect to any Interest Period applicable to an Adjusted Eurocurrency Rate Loan (other than a Eurocurrency Rate Loan denominated in Canadian Dollars), (i) the rate of interest in the applicable currency appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Dollars or such Alternate Currency for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or (ii) if the rate described in clause (i) above does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars offered in the London interbank market (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; and

(b) with respect to any Eurocurrency Rate Loan denominated in Canadian Dollars, the rate of interest equal to the Canadian Dollar bankers’ acceptance rate, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the Revolving Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time).

In no event shall the Eurocurrency Rate be less than zero.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Excess Cash Flow Period, any amount (if positive) equal to (without duplication):

(a) Consolidated Adjusted EBITDA for such Excess Cash Flow Period (without giving effect to clauses (b) or (e) of the definition thereof, the amounts added back in reliance on which shall be deducted in determining Excess Cash Flow); plus

(b) any extraordinary, unusual or non-recurring cash gain during such Excess Cash Flow Period (whether or not accrued in such Excess Cash Flow Period), to the extent not otherwise included in Consolidated Adjusted EBITDA; plus

(c) net foreign currency translation gains received in cash related to currency remeasurements of Indebtedness (including any net gain resulting from any Hedge Agreement for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk), to the extent not otherwise included in calculating Consolidated Adjusted EBITDA; plus

(d) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Administrative Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(e) the amount, if any, which, in the determination of Consolidated Adjusted EBITDA for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business (including Dispositions constituting covered losses or taking of assets referred to in the definition of “Net Insurance/Condemnation Proceeds”) of the Administrative Borrower and/or any Restricted Subsidiary; minus

(f) cash payments actually made in respect of the following (without duplication):

(i) any Investment permitted by Section 6.06 (other than Investments (i) in Cash or Cash Equivalents or (ii) in any Loan Party and/or any Restricted Payment permitted by Section 6.04(a)) and actually made in cash during such Excess Cash Flow Period or, at the option of the Administrative Borrower, made prior to the date the Administrative Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant Investment and/or Restricted Payment is financed with long term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period;

(ii) foreign currency translation losses payable in cash related to currency remeasurements of Indebtedness (including any net loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk)) to the extent included in calculating Consolidated Adjusted EBITDA;

(iii) the amount of any extraordinary, unusual or non-recurring cash Charge (whether or not incurred in such Excess Cash Flow Period) excluded in calculating Consolidated Adjusted EBITDA for such period;

(iv) consolidated Capital Expenditures actually made in cash during such Excess Cash Flow Period or, at the option of the Administrative Borrower, made prior to the date the

Administrative Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent financed with long term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period;

(v) any long-term liability, excluding the current portion of any such liability (other than Indebtedness) of the Administrative Borrower and/or any Restricted Subsidiary;

(vi) any cash Charge added back in calculating Consolidated Adjusted EBITDA pursuant to clause (c) of the definition thereof or excluded from the calculation of Consolidated Net Income in accordance with the definition thereof;

(vii) the aggregate amount of expenditures actually made by the Administrative Borrower and/or any Restricted Subsidiary during such Fiscal Year (including any expenditure for the payment of financing fees) to the extent that such expenditures are not expensed, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); minus

(g) (i) the aggregate principal amount of any optional prepayment of Indebtedness (other than (A) Indebtedness under the Loan Documents and/or any Incremental Equivalent Debt and/or, Replacement Debt) that is or are prepaid, repurchased, redeemed or otherwise retired prior to such date, in each case, that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (B) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (ii) the aggregate principal amount of any mandatory prepayment and/or scheduled repayment of Indebtedness during such Excess Cash Flow Period, and (iii) the amount of any premium, make-whole or penalty payment actually paid in cash by the Administrative Borrower and/or any Restricted Subsidiary that is required to be made in connection with any prepayment, repurchase, redemption or other retirement of Indebtedness, in each case except to the extent financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness); minus

(h) Consolidated Interest Expense actually paid or payable in cash by the Administrative Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(i) Taxes (inclusive of Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any Tax distribution) paid or payable by the Administrative Borrower and/or any Restricted Subsidiary in cash with respect to such Excess Cash Flow Period; minus

(j) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Administrative Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(k) the amount of any Tax obligation of the Administrative Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Administrative Borrower as due and payable (but is not currently due and payable) by the Administrative Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Administrative Borrower or any Restricted Subsidiary; minus

(l) without duplication of amounts deducted from Excess Cash Flow in respect of any prior period, at the option of the Administrative Borrower, the aggregate consideration (i) required to be paid in Cash by the Administrative Borrower or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, acquisitions or Investments permitted by Section 6.06 and/or Restricted Payments described in clause (f)(i) above and/or (ii) otherwise committed or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (f)(i) above (clauses (i) and (ii), the “Scheduled Consideration”) (other than Investments in (A) Cash and Cash Equivalents and (B) the Administrative Borrower or any of its Restricted Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrowers following the end of such period (except, in each case, to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions or Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters; minus

(m) amounts added to Consolidated Net Income, in each case to the extent paid in cash, under clauses (b), (f) and/or (i) of the definition of “Consolidated Adjusted EBITDA”; minus

(n) cash payments (other than in respect of Taxes, which are governed by clause (i) above) made during such Excess Cash Flow Period for any liability the accrual of which in a prior Excess Cash Flow Period resulted in an increase in Excess Cash Flow in such prior period (provided that there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness); minus

(o) cash expenditures made in respect of any Hedge Agreement during such period to the extent (i) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (ii) not financed with long-term funded Indebtedness (other than revolving Indebtedness); minus

(p) amounts paid in cash (except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (i) items that were accounted for as non-cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income.

“Excess Cash Flow Period” means each Fiscal Year of the Administrative Borrower, commencing with the Fiscal Year of the Administrative Borrower ending on December 31, 2018.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) any asset the grant or perfection of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Capital Leases and purchase money financings), (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Capital Leases and purchase money financings) (in the case of clause (i) above and this clause (ii), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law) or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right,

(b) the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) not-for-profit subsidiary and/or (iv) special purpose entity used for any permitted securitization facility (including any Permitted Receivables Facility),

(c) any intent-to-use Trademark application prior to the filing and acceptance of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability, or result in the voiding, of such intent-to-use Trademark application or any registration issuing therefrom under applicable Requirements of Law,

(d) any asset, the grant or perfection of a security interest in which would (i) require any governmental or regulatory consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable Requirements of Law (including, without limitation, rules and regulations of any governmental authority or agency), except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirement of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (d)(i) or clause (d)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to any Loan Party as reasonably determined by the Administrative Borrower and specified in a written notice to the Administrative Agent,

(e) (i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement (or other similar filing), any other leasehold interest and (iii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f) the Capital Stock of any Person that is not a Wholly-Owned Subsidiary,

(g) any Margin Stock,

(h) the Capital Stock of (i) any Foreign Subsidiary in excess of 65% of the issued and outstanding voting Capital Stock of any such Person and (ii) any CFC Holdco in excess of 65% of the issued and outstanding voting Capital Stock of any such Person,

(i) any lease, license or agreement or any asset subject to a purchase money security interest, Capital Lease or similar arrangement that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than the Administrative Borrower and its Wholly-Owned Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (i) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation;

(j) if applicable in any jurisdiction, Commercial Tort Claims with a value (as reasonably estimated by the Administrative Borrower) of less than $15,000,000,

(k) any Cash or Cash Equivalents maintained in or credited to any Deposit Account or securities account that are comprised of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to hold as an escrow or fiduciary for the benefit of another Person (other than a Loan Party) in the ordinary course of business, and

(l) any asset with respect to which the Administrative Agent and the Administrative Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary:

(i) that is prohibited from providing a Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary and which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary (including pursuant to assumed Indebtedness),

(ii) that would require a governmental consent, approval, license or authorization to provide a Loan Guaranty (including any regulatory consent, approval, license or authorization and any consent, approval, license or authorization under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principle), unless such consent, approval, license or authorization has been obtained, or

(iii) where the provision by such Restricted Subsidiary of a Loan Guaranty would result in material adverse tax consequences as reasonably determined by the Administrative Borrower, where the Administrative Borrower notifies the Administrative Agent in writing of such determination,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary,

(f) any special purpose entity used for any permitted securitization or receivables facility or financing (including any Receivables Subsidiary),

(g) any Foreign Subsidiary,

(h) (i) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of (A) any Foreign Subsidiary that is a CFC or (B) a CFC Holdco,

(i) any Unrestricted Subsidiary,

(j) any Restricted Subsidiary acquired by the Administrative Borrower or any Restricted Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (A) (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty and (B) the relevant prohibition was not implemented and the relevant Indebtedness was not incurred in contemplation of the applicable acquisition, or

(k) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Administrative Borrower, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient (in each case, a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net or overall gross income or franchise Taxes (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) any U.S. federal withholding tax that is imposed on amounts payable to the relevant Recipient pursuant to a Requirement of Law in effect at the time the relevant Recipient becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Recipient that became a recipient pursuant to an assignment under Section 2.19 or a Recipient that designates a new lending office under Section 2.19 and (ii) to the extent that the relevant Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by such Recipient to comply with Section 2.17(f) and (e) any U.S. federal withholding tax under FATCA.

“Existing Letters of Credit” means any letter of credit previously issued that (a) will remain outstanding on and after the Closing Date and (b) is listed on Schedule 1.01(e) hereto.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Revolving Facility” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.23) and the Administrative Borrower executed by each of (a) the Administrative Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Administrative Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letters” means certain fee letters dated June 14, 2017, by and among, inter alios, the Administrative Borrower, the applicable Arrangers and the Administrative Agent.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 7.01(c).

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K-1 hereto, with any changes thereto as the Administrative Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that, subject to any applicable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Administrative Borrower ending December 31 of each calendar year.

“Fixed Amount” has the meaning assigned to such term in Section 1.10(d).

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. that is subject to a Mortgage that has Improvements (as defined in the Flood Insurance Laws) in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Florida Loan Party” means South Florida Kinetics, Inc., a Florida corporation.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(f).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any material, substance or waste, or any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” pursuant to Environmental Laws.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Identified Disqualified Lender” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“IGH Merger” has the meaning assigned to such term in the recitals hereto.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Administrative Borrower (a) the assets of which, when taken together with the assets of all other Restricted Subsidiaries that are Immaterial Subsidiaries, do not exceed 5.00% of Consolidated Total Assets of the Administrative Borrower and its Restricted Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which, when taken together with the contribution to Consolidated Adjusted EBITDA of all other Immaterial Subsidiaries, does not exceed 5.00% of Consolidated Adjusted EBITDA of the Administrative Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the applicable pro forma consolidated financial statements of the Administrative Borrower included in the Proxy Statement delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“INC Contribution” has the meaning assigned to such term in the recitals hereto.

“INC Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“INC Refinancing” means the termination of the revolving commitments and refinancing of the outstanding Indebtedness under the Credit Agreement, dated as of May 14, 2015, by and among, inter alios, INC Holdings, as holdings, INC Research, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent.

“INC Research” means INC Research, LLC, a Delaware limited liability company.

“Incremental Amount” means (a) the greater of (i) $725,000,000 and (ii) 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (b) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on the Incremental Amount.

“Incremental Cap” means (without duplication):

(a) the Incremental Amount, plus

(b) in the case of any Incremental Facility incurred using the Incremental Amount that effectively extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder, an amount equal to the portion of the relevant Class of Loans or Commitments that will be replaced by such Incremental Facility, plus

(c) in the case of any Incremental Facility incurred using the Incremental Amount that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment, plus

(d) (i) the amount of any optional prepayment of any Term Loan in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment and/or the amount of any permanent prepayment of any Incremental Equivalent Debt, in each case that is secured on a pari passu basis with the Initial Term Loans, (ii) the amount of any optional prepayment, redemption or repurchase of any Replacement Term Loan or Loans under any Replacement Revolving Facility (to the extent accompanied by a permanent reduction in commitments) or any borrowing or issuance of Replacement Debt, in each case that is secured on a pari passu basis with the Initial Term Loans, previously applied to the permanent prepayment of any Loan hereunder, so long as no Incremental Facility was previously incurred in reliance on clause (d)(i) above as a result of such prepayment and (iii) the amount paid in Cash in respect of any reduction in the outstanding amount of any Term Loan that is secured on a pari passu basis with the Initial Term Loans resulting from any assignment of such Term Loan to (and/or assignment and/or purchase of such Term Loan by) the Administrative Borrower and/or any Restricted Subsidiary, for each of clauses (i), (ii) and (iii) so long as the relevant prepayment, redemption, repurchase, assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e) an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility, (i) if such Incremental Facility is secured by a lien on the Collateral that is pari passu with the Lien securing the Secured Obligations that are secured on a first lien basis, the First Lien Leverage Ratio does not exceed (A) 3.50:1.00 or (B) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the greater of (1) 3.50:1.00 and (2) the First Lien Leverage Ratio as of the last day of the then most recently ended Test Period, (ii) if such Incremental Facility is secured by a lien on the Collateral that is junior to the lien securing the Secured Obligations that are secured on a first lien basis, the Secured Leverage Ratio does not exceed (A) 3.50:1.00 or (B) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the greater of (1) 3.50:1.00 and (2) the Secured Leverage Ratio as of the last day of the then most recently ended Test Period, or (iii) if such Incremental Facility is unsecured, at the election of the Administrative Borrower, either (A) the Total Leverage Ratio does not exceed (1) 4.50:1.00 or (2) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the greater of (I) 4.50:1.00 and (II) the Total Leverage Ratio as of the last day of the then most recently ended Test Period or (B) the Interest Coverage Ratio is not less than (1) 2.00:1.00 or (2) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the lesser of (I) 2.00:1.00 and (II) the Interest Coverage Ratio as of the last day of the then most recently ended Test Period, in each case described in this clause (e), calculated on a Pro Forma Basis, including the application of the proceeds thereof (in the case of each of clause (i), (ii) and (iii) without “netting” the cash proceeds of the applicable Incremental Facility or any other simultaneous incurrence of debt on the consolidated balance sheet of the Administrative Borrower), and in the case of any Incremental Revolving Facility then being incurred or established, assuming a full drawing of such Incremental Revolving Facility;

provided that:

(1)	any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Administrative Borrower in its sole discretion,

(2)	if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred under clause (e) of this definition and any other clause of this definition in a single transaction or series of concurrent related transactions, (A) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall first be determined without giving effect to any Incremental Facility or Incremental Equivalent Debt to be incurred or implemented in reliance on any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions, and (B) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be determined thereafter, and

(3)	any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under clauses (a) through (d) of this definition will be automatically reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence or implementation thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in the financial statements most recently delivered pursuant to Section 5.01(a) or (b) or, if available earlier, the financial statements that are internally available for the then most recently ended Fiscal Quarter, be permitted under the First Lien Leverage Ratio test, Secured Leverage Ratio test, Total Leverage Ratio test or Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition; it being understood and agreed that once such Incremental Facility or

Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as having been incurred under the provision of this definition in reliance on which such Incremental Facility or Incremental Equivalent Debt was originally incurred.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness in the form of pari passu senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a) the aggregate outstanding principal amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b) no Event of Default under Sections 7.01(a), (b), (f) and/or (g) has occurred and is continuing,

(c) (i) the Weighted Average Life to Maturity of any Incremental Equivalent Debt that consists of Customary Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term A Loans and (ii) the Weighted Average Life to Maturity of any Incremental Equivalent Debt that consists of notes or Customary Term B Loans (other than any Customary Bridge Loan) shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans,

(d) (i) the final maturity date with respect to any such loans that are Customary Term A Loans is no earlier than the Latest Term Loan Maturity Date applicable to the Term A Loans on the date of the issuance or incurrence, as applicable, thereof and (ii) the final maturity date with respect to any such notes or Customary Term B Loans (other than any Customary Bridge Loan) is no earlier than the Latest Term Loan Maturity Date applicable to the Term Loans on the date of the issuance or incurrence, as applicable, thereof,

(e) subject to clauses (c) and (d), such Indebtedness may otherwise have an amortization schedule as determined by the Administrative Borrower and the lenders providing such Incremental Equivalent Debt,

(f) in the case of any such Indebtedness that is in the form of secured Customary Term B Loans (other than Customary Bridge Loans) incurred prior to the date that is 6 months after the Closing Date that are (i) pari passu with the Initial Term B Loans in right of payment and with respect to security, (ii) incurred in reliance on clause (e) of the definition of “Incremental Cap” (without giving effect to the reclassification mechanic described in clause (3) of the proviso to the definition of Incremental Cap) and (iii) scheduled to mature prior to the date that is two years after the Initial Term B Loan Maturity Date, the Effective Yield applicable thereto will not be more than 0.75% per annum higher than the Effective Yield in respect of the Initial Term B Loans denominated in the same currency as such Indebtedness unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Adjusted Eurocurrency Rate floor) with respect to the Initial Term B Loans in such currency is adjusted such that the Effective Yield applicable to such Initial Term B Loans is not more than 0.75% per annum less than the Effective Yield with respect to such Indebtedness; provided, (A) that any increase in Effective Yield applicable to any Initial Term B Loan due to the application or imposition of an Alternate Base Rate floor or Adjusted Eurocurrency Rate floor on any such Indebtedness may, at the election of the Administrative Borrower (in its sole discretion), be effected solely through an increase in any Alternate Base Rate floor or Adjusted Eurocurrency Rate floor applicable to such Initial Term B Loan and (B) this clause (f) shall not apply to (1) the De Minimis Incremental Amount or (2) any Incremental Equivalent Debt the proceeds of which will be applied to finance a Permitted Acquisition or other similar Investment,

(g) if such Indebtedness is (i) secured on a pari passu basis with the Secured Obligations that are secured on a first lien basis, (ii) secured on a junior basis as compared to the Secured Obligations that are secured on a first lien basis or (iii) unsecured or subordinated to the Obligations, then the holders of such Indebtedness shall be party to an Intercreditor Agreement,

(h) no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral, and

(i) except as otherwise permitted herein (including with respect to margin, pricing, maturity and fees), the terms of such Indebtedness, if not substantially consistent with those applicable to any then-existing Term Loans, must be reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Indebtedness (i) may provide for the ability to participate with respect to any voluntary prepayments, on a pro rata basis, greater than pro rata basis, or less than a pro rata basis with the then-outstanding Term Facility and with respect to any mandatory prepayments, on a pro rata basis (to the extent secured on a pari passu basis with the Initial Term Loans) or less than a pro rata basis with the then-outstanding Term Facility, (ii) which are applicable only after the then-existing Latest Term Loan Maturity Date and/or (iii) that are more favorable to the lenders or the agent of such Indebtedness than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii) shall be deemed satisfactory to the Administrative Agent).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Administrative Borrower executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term A Facility” means any Incremental Term Facility consisting of Incremental Term A Loans.

“Incremental Term A Loan” means any Incremental Term Loan that constitutes a Customary Term A Loan.

“Incremental Term B Facility” means any Incremental Term Facility consisting of Incremental Term B Loans.

“Incremental Term B Loans” means any Incremental Term Loan that constitutes a Customary Term B Loan.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.10(d).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall obligations under any Derivative Transaction be deemed to be “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the term “Indebtedness” shall exclude (A) any obligation under or in respect of any Permitted Receivables Facility, (B) any obligations incurred under ERISA, (C) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (D) liabilities associated with customer prepayments and deposits.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provided that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated June 2017 relating to the Administrative Borrower and its subsidiaries and the Transactions.

“ING” has the meaning assigned to such term in the preamble to this Agreement.

“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $500,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrowers pursuant to Section 2.01(a)(iii).

“Initial Term A Lender” means any Lender with an Initial Term A Loan Commitment or an outstanding Initial Term A Loan.

“Initial Term A Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Term A Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Term Lenders’ Initial Term A Loan Commitments on the Closing Date is $1,000,000,000.

“Initial Term A Loans” means the term loans made by the Initial Term A Lenders to the Borrowers pursuant to Section 2.01(a)(i).

“Initial Term A Loan Maturity Date” means the date that is five years after the Closing Date.

“Initial Term B Lender” means any Lender with an Initial Term B Loan Commitment or an outstanding Initial Term B Loan.

“Initial Term B Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term B Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Term Lenders’ Initial Term B Loan Commitments on the Closing Date is $1,600,000,000.

“Initial Term B Loans” means the term loans made by the Initial Term B Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

“Initial Term B Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Lender” means any Initial Term A Lender and/or any Initial Term B Lender.

“Initial Term Loan Commitment” means any Initial Term A Loan Commitment and/or any Initial Term B Loan Commitment.

“Initial Term Loans” means any Initial Term A Loan and/or any Initial Term B Loan.

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement substantially in the form of an exhibit thereto.

“Intercreditor Agreement” means:

(a) with respect to any Indebtedness that is secured on a pari passu basis with the Initial Term Loans, a First Lien Intercreditor Agreement;

(b) with respect to any Indebtedness that is junior to the Initial Term Loans in right of security, a Second Lien Intercreditor Agreement; and/or

(c) with respect to any other Indebtedness, any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Administrative Borrower and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Administrative Borrower and the Administrative Agent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Ratio Interest Expense for such Test Period, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“Interest Election Request” means a request by the Administrative Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each April, July, October and January (commencing with the last Business Day of January 2018) and the maturity date applicable to such Loan and (b) with respect to any Adjusted Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Adjusted Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any Adjusted Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by all relevant affected Lenders, twelve months or a shorter period) thereafter, as the Administrative Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“inVentiv Group Holdings” means inVentiv Group Holdings, Inc., a Delaware corporation.

“inVentiv Group Holdings Share Purchase” has the meaning assigned to such term in the recitals hereto.

“inVentiv Refinancing” means (a) the refinancing of the Indebtedness outstanding under the First Lien Term Loan Agreement, dated as of November 9, 2016, by and among, inter alios, inVentiv Group Holdings, as administrative borrower, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent and (b) the termination of the commitments and refinancing of the Indebtedness outstanding under the ABL Credit Agreement, dated as of November 9, 2016, by and among, inter alios, inVentiv Group Holdings, as a borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent (other than with respect to the Existing Letters of Credit).

“Investment” means (a) any purchase or other acquisition by the Administrative Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Administrative Borrower, any Restricted Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Administrative Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Investors” means (a) the Sponsors and (b) the Management Investors.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) Credit Suisse, (b) ING, (c) with respect to the Existing Letters of Credit, Bank of America, N.A. and (d) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i) hereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F or such other form that is reasonably satisfactory to the Administrative Agent and the Administrative Borrower.

“Judgment Currency” has the meaning assigned to such term in Section 9.25.

“Junior Indebtedness” means any Indebtedness of the types described in clauses (a) and (c) of the definition of “Indebtedness” (other than Indebtedness among the Administrative Borrower and/or any Restricted Subsidiary) of any Loan Party that is expressly subordinated in right of payment to the Obligations.

“Junior Lien Indebtedness” means any Indebtedness of the types described in clauses (a) and (c) of the definition of “Indebtedness” that is secured by a security interest on the Collateral of any Loan Party (other than Indebtedness among the Administrative Borrower and/or any Restricted Subsidiary) that is expressly junior or subordinated to the Lien securing the Credit Facilities.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means any payment or disbursement made by any Issuing Bank pursuant to any Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued (or, in the case of any Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Request” means a request by the Administrative Borrower for a new Letter of Credit or an amendment to any existing Letter of Credit in accordance with Section 2.05 and substantially in the form of Exhibit N hereto or such other form that is reasonably satisfactory to the relevant Issuing Bank and the Administrative Borrower.

“Letter of Credit Sublimit” means $150,000,000, subject to increase in accordance with Section 2.22 hereof.

“Liberty Lane” means Liberty Lane IH LLC and its Affiliates.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or similar Investment, including by way of merger, by the Administrative Borrower or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, any Promissory Note, the Loan Guaranty, the Collateral Documents, any Intercreditor Agreement to which any Loan Party is a party, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment and any other document or instrument designated by the Administrative Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means any Subsidiary Guarantor and, as to the Secured Obligations of all other Borrowers, each Borrower.

“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12 and (b) solely with respect to any Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor”, any local law guaranty that may have been executed by such Foreign Subsidiary.

“Loan Installment Date” means a Term A Loan Installment Date and/or a Term B Loan Installment Date, as applicable.

“Loan Parties” means each Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan or any Additional Revolving Loan.

“London Banking Day” means any day on which dealings in Dollar or the relevant Alternate Currency, as applicable, deposits are conducted by and between banks in the London interbank market.

“Management Investors” means the officers, directors, managers, employees and members of management of the Administrative Borrower, any Parent Company and/or any subsidiary of the Administrative Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Acquisition” means any Permitted Acquisition or similar Investment (including any Investment in a Similar Business) the aggregate consideration for which exceeds $225,000,000.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Administrative Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means (a) on the Closing Date, each “fee-owned” Real Estate Asset having a fair market value (as reasonably determined by the Administrative Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $20,000,000, as listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably determined by the Administrative Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $20,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term A Loans, the Initial Term A Loan Maturity Date, (c) with respect to the Initial Term B Loans, the Initial Term B Loan Maturity Date, (d) with respect to any

Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (e) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (f) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 10, 2017, by and between Double Eagle Parent and INC Holdings.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deeds to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Administrative Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Administrative Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Administrative Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Administrative Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs and expenses incurred by the Administrative Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Administrative Borrower or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (excluding the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Administrative Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany Tax distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amount provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-

Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to any minority interest and not available for distribution to or for the account of the Administrative Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Administrative Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany Tax distributions) in connection with such Disposition), (ii) any amount provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (excluding the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) any Cash escrow (until released from escrow to the Administrative Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Administrative Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Jersey Loan Parties” means, collectively, inVentiv Commercial Services, LLC, a New Jersey limited liability company, inVentiv Health Clinical Lab, Inc., a New Jersey corporation and Patient Marketing Group, LLC, a New Jersey limited liability company.

“Non-Debt Fund Affiliate” means any Sponsor and any Affiliate of any such Sponsor, other than any Debt Fund Affiliate.

“Non-Defaulting Revolving Lenders” has the meaning assigned to such term in Section 2.21(d)(i).

“Non-Loan Party Cap” means the greater of $245,000,000 and 34% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“North Carolina Loan Parties” means, collectively, Addison Whitney LLC, a North Carolina limited liability company, inVentiv Health Consulting, Inc., a North Carolina corporation and Pharmaceutical Institute, LLC, a North Carolina limited liability company.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees, premiums and all expenses (including fees, premiums and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligations Derivative Instrument” has the meaning specified in Section 9.05(e)(ii).

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Ohio Loan Parties” means, collectively, inVentiv Communications Inc., an Ohio corporation, Blue Diesel, LLC, an Ohio limited liability company, Cadent Medical Communications, LLC, an Ohio limited liability company, Gerbig, Snell/Weisheimer Advertising, LLC, an Ohio limited liability company, inVentiv Medical Communications, LLC, an Ohio limited liability company, Navicor Group LLC, an Ohio limited liability company, Palio + Ignite, LLC, an Ohio limited liability company, The Selva Group, LLC, an Ohio limited liability company, Kendle Americas Investment, Inc., an Ohio corporation, and Kendle Americas Management Inc., an Ohio corporation.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt (i) any Excluded Taxes and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).

“Outstanding Amount” means the Dollar Equivalent of (a) with respect to any Term Loan and/or Revolving Loan on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan and/or Revolving Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Administrative Borrower of such unreimbursed LC Disbursement.

“Parent Company” means any Person of which the Administrative Borrower is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(d).

“Patent” means the following: (a) any and all patents and patent applications throughout the world; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, the Administrative Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (b) the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and (d) the delivery to the Administrative Agent of any stock certificate or promissory note together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents.

“Permitted Acquisition” means any acquisition made by the Administrative Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person who is engaged in a Similar Business (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Administrative Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Administrative Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case if (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Administrative Borrower and/or any Restricted Subsidiary as a result of such Investment.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Administrative Borrower and/or any Restricted Subsidiary and any other Person.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Receivables Facility” means any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Administrative Borrower and/or any Restricted Subsidiary (other than a Receivables Subsidiary) pursuant to which the Administrative Borrower and/or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Asset Sale” means any Disposition by the Administrative Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h).

“Prepayment Notice” means a notice from the Administrative Borrower of any prepayment of any Borrowing of Term Loans pursuant to Section 2.11(a) substantially in the form attached hereto as Exhibit M or such other form that is reasonably acceptable to the Administrative Agent.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest per annum publically announced from time to time by the Administrative Agent as its prime commercial lending rate in effect at its principal office in New York City or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the prime rate determined by the Administrative Agent shall take effect at the opening of business on the date of such determination.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including component definitions thereof), that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Administrative Borrower and/or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (C) the implementation of any Business Optimization Initiative, income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the Test Period applicable to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction,” income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in this Agreement may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA,”

(b) any retirement or repayment of Indebtedness shall be deemed to have occurred as of the first day of the Test Period applicable to any test or covenant for which the relevant determination is being made,

(c) any Indebtedness incurred by the Administrative Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Administrative Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Administrative Borrower and

(d) the acquisition of any asset included in calculating Consolidated Total Assets and/or the amount of Cash and Cash Equivalents, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Administrative Borrower or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets, described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the Test Period applicable to any test or covenant for which such calculation is being made, and

(e) each other Subject Transaction shall be deemed to have occurred as of the first day of the Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) applicable to any test or covenant for which such calculation is being made.

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.13(a) prior to the last day of the first Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.13(a). Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.13(a) (other than for the purpose of determining pro forma compliance with Section 6.13(a) as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Rata Lender” means, at any time, a Lender having Initial Term A Loans, Revolving Credit Exposure, an unused Initial Term A Loan Commitment or a Revolving Credit Commitment.

“Projections” means the financial projections and pro forma financial statements of the Administrative Borrower and its subsidiaries included in the Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Loans of the Borrowers to such Lender resulting from the Loans made by such Lender.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in the case of any Requirement of Law, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) the sum of consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (i) including (A) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (B) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and (C) net payments arising under any interest rate Hedge Agreement with respect to Indebtedness and (ii) excluding (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness and (H) any commission, discount, yield and/or other fee or charge (including any interest expense) relating to any Permitted Receivables Facility minus (b) cash interest income for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

Notwithstanding anything to the contrary, it is agreed that for the purpose of calculating the Interest Coverage Ratio for any period ending on or prior to June 30, 2018, (i) for the four Fiscal Quarters ending June 30, 2017, Ratio Interest Expense shall be calculated as if the Transactions had occurred on the first day of such four Fiscal Quarter period, (ii) for the four Fiscal Quarters ending September 30, 2017, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on September 30, 2017, on the basis of a 365 day year for the actual days elapsed, (iii) for the four Fiscal Quarters ending December 31, 2017, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on December 31, 2017, on the basis of a 365 day year for the actual days elapsed, (iv) for the four Fiscal Quarters ending March 31, 2018, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on March 31, 2018, on the basis of a 365 day year for the actual days elapsed and (v) for the four Fiscal Quarters ending June 30, 2018, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on June 30, 2018, on the basis of a 365 day year for the actual days elapsed.

“Receivables Fee” means any distribution and/or payment made directly or by means of a discount with respect to any account receivable or participation interest issued or sold in connection with, and any other fee paid to a Person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of facilitating or entering into one or more Permitted Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Permitted Receivables Facility in which the Administrative Borrower and/or any subsidiary makes an Investment and to which the Administrative Borrower and/or any subsidiary transfers accounts receivables and related assets.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Real Estate Collateral Requirements” shall mean, with respect to any Material Real Estate Asset existing on the Closing Date and any Material Real Estate Asset hereafter acquired as required by Section 5.12(b), the Administrative Agent shall have received a Mortgage in form and substance reasonably acceptable to the Administrative Agent and suitable for recording or filing, together, with respect to each Mortgage for any property located in the United States, the following documents:

(a) a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (a “Mortgage Policy”) (i) in a form approved by the Administrative Agent insuring the Lien of such Mortgage as a valid First Priority Lien subject to no liens other than Permitted Liens and any other liens otherwise permitted by the Administrative Agent, (ii) in an amount reasonably satisfactory to the Administrative Agent but no more than the market value thereof, (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Administrative Agent, and (iv) that includes (A) no exceptions other than Permitted Liens and those reasonably acceptable to the Administrative Agent and (B) such endorsements or affirmative insurance reasonably required by the Administrative Agent and available at a commercially reasonable price in the applicable jurisdiction,

(b) upon the request of the Administrative Agent, a survey in form and substance reasonably satisfactory to the Administrative Agent,

(c) an opinion of local counsel reasonably acceptable to the Administrative Agent,

(d) in order to comply with the Flood Insurance Laws (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form and (B) for each Flood Hazard Property, (1) a signed notification to the Administrative Borrower and (2) a copy of the flood insurance policy, the relevant Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent in an amount required by Flood Insurance Laws;

(e) upon the reasonable request of the Administrative Agent, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard and

(f) such other instruments and documents as the Administrative Agent may reasonably request and with respect to each Mortgage for any property located outside the United States, equivalent documents available in the applicable jurisdiction and required by the Administrative Agent.

For the avoidance of doubt, it is agreed that if required by law, the Administrative Agent may order an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement

Act of 1989, by a third party appraiser selected by the Administrative Agent at the Borrowers’ sole cost; provided that any failure by the Administrative Agent to order any such appraisal or to obtain such appraisal by the date that the relevant Loan Party must satisfy the Real Estate Collateral Requirements will not constitute a Default or an Event of Default hereunder or under any other Loan Document with respect to the requirements of Section 5.12(b) or otherwise.

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Refinancing” has the meaning assigned to such term in the recitals hereto.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Administrative Borrower executed by (a) the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by the Administrative Borrower or any Restricted Subsidiary in exchange for any asset transferred by the Administrative Borrower or any Restricted Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Initial Term B Loans substantially concurrently with the incurrence by any Loan Party of any secured term loans (including any Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Term B Loans; provided that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term B Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Material Acquisition or public offering of stock constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 3.00:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.50:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 2.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time.

“Required Net Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 3.00:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.50:1.00, 50% and (c) if the First Lien Leverage Ratio is less than or equal to 2.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Term Loans under Section 2.11(b)(ii) for any payment, the First Lien Leverage Ratio shall be determined on the date on which such proceeds are received by the Administrative Borrower or the applicable Restricted Subsidiary.

“Required Pro Rata Lenders” means, at any time, Lenders having Initial Term A Loans, Revolving Credit Exposure, and unused Initial Term A Loan Commitments or Revolving Credit Commitments representing more than 50% of the sum of the total Initial Term A Loans, Revolving Credit Exposure, and unused Initial Term A Loan Commitments and Revolving Credit Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Credit Commitments at such time.

“Required Term A Lenders” means, at any time, Lenders having Initial Term A Loans and unused Initial Term A Loan Commitments representing more than 50% of the sum of the total Initial Term A Loans and unused Initial Term A Loan Commitments at such time.

“Required Term B Lenders” means, at any time, Lenders having Initial Term B Loans and unused Initial Term B Loan Commitments representing more than 50% of the sum of the total Initial Term B Loans and unused Initial Term B Loan Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Administrative Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial position of the Administrative Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” means any Junior Indebtedness and any Junior Lien Indebtedness, in each case to the extent the outstanding amount thereof is equal to or greater than the Threshold Amount.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Administrative Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Administrative Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Administrative Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Administrative Borrower (including any Borrower other than the Administrative Borrower).

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of such Revolving Loan, (ii) each date of any conversion or continuation of such Revolving Loan pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(b); (b) with respect to any Letter of Credit denominated in any Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of such a Letter of Credit that would have the effect of increasing the face amount thereof and (iii) the last day of each Fiscal Quarter; (c) with respect to the unused Revolving Credit Commitment of any Lender pursuant to Section 2.12(a), such additional dates as the Administrative Agent or the Required Revolving Lenders shall reasonably require and (d) any additional date as the Administrative Agent shall determine or the Required Revolving Lenders shall require, in each case under this clause (d), at any time when an Event of Default exists.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any facility governing Extended Revolving Credit Commitments or Extended Revolving Loans and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctions” has the meaning assigned to such term in Section 3.17(a).

“Scheduled Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K-2 hereto, with any changes thereto as the Administrative Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Administrative Borrower as being a “Secured Hedging Obligation”

for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and the Intercreditor Agreements as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.

“Secured Parties” means (i) the Lenders and the Issuing Banks, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Loan Party the obligations under which constitute Banking Services Obligations, (v) the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit H, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Senior Note Redemption” means the redemption, repayment, defeasance, discharge and/or refinancing of a portion of the Senior Unsecured Notes.

“Senior Unsecured Notes” means up to $675,000,000 aggregate principal amount of 7.500% Senior Unsecured Notes due 2024 issued pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” means the Indenture dated October 14, 2016, among inVentiv Group Holdings, the co-issuers and guarantors party thereto and Wilmington Trust, National Association, as trustee.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 6.10 if the references to “Restricted Subsidiaries” in Section 6.10 were read to refer to such Person.

“SPC” has the meaning assigned to such term in Section 9.05(f).

“Specified Merger Agreement Representations” means (a) the representations and warranties made by or on behalf of Double Eagle Parent, its subsidiaries or their respective businesses in the Merger Agreement which are material to the interests of the Lenders, but only to the extent that INC Holdings (or its applicable affiliate) has the right to terminate its obligations under the Merger Agreement or to decline to consummate the

Closing Date Merger as a result of any breach of such representation or warranty and (b) the representations and warranties made by or on behalf of INC Holdings, its subsidiaries or their respective businesses in the Merger Agreement which are material to the interests of the Lenders, but only to the extent that Double Eagle Parent (or its applicable affiliate) has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Closing Date Merger as a result of any breach of such representation or warranty.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i) (as it relates to the Loan Parties), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (subject to the last sentence of Section 4.01, as it relates to the creation, validity and perfection of the security interests in the Collateral), Section 3.16 and Sections 3.17(a)(ii), (b) and (c)(ii).

“Sponsors” means, collectively, Advent, THL and Liberty Lane, their respective controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates (in each case, other than any portfolio company).

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made (or on such other day and time as may be mutually agreed by the Administrative Borrower and the Administrative Agent); provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Adjusted Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Indebtedness” has the meaning assigned to such term in Section 1.03.

“Subject Loans” means, as of any date of determination, the Initial Term Loans and any Additional Term Loans subject to ratable prepayment requirements in accordance with Section 2.11(b)(vi) on such date of determination.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Administrative Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Administrative Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of the Administrative Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness, (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock (other than any amount constituting a Cure Amount), (g) the implementation of any Business Optimization Initiative and/or (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Administrative Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each subsidiary of the Administrative Borrower that is not a Borrower (other than any such subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each subsidiary of the Administrative Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Administrative Borrower may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), elect to cause any Restricted Subsidiary that is not otherwise required to be a Subsidiary Guarantor to provide a Loan Guaranty by causing such Restricted Subsidiary to execute a Joinder Agreement (or, in the case of any Foreign Subsidiary, a guaranty of the Secured Obligations (which may be the Loan Guaranty or, if reasonably required by the Administrative Agent in order to create a legally enforceable Loan Guaranty, a guaranty governed by the laws of the Applicable Country in which such Foreign Subsidiary is incorporated or organized) and all documents, financing statements, agreements, instruments, certificates, notices and acknowledgements and filings which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens on the assets of such Foreign Subsidiary, in each case (i) in a form reasonably acceptable to the Administrative Agent, (ii) governed by the laws of the Applicable Country in which such Foreign Subsidiary is incorporated or organized and (iii) subject to customary exceptions for transactions of this type in such Applicable Country), and any such Restricted Subsidiary shall be a Loan Party and Subsidiary Guarantor for all purposes hereunder. In the event that the Administrative Borrower elects to cause a Foreign Subsidiary to be a Subsidiary Guarantor in accordance with the foregoing, such Foreign Subsidiary shall cease to be an Excluded Subsidiary for purposes of the Loan Documents and shall be deemed not to constitute a Foreign Subsidiary for purposes of clause (h) of the definition of “Excluded Assets”, clause (h) of the definition of “Excluded Subsidiary” and the second paragraph of Section 3.14.

“Successor Administrative Agent” has the meaning assigned to such term in Section 2.17(f)(iii).

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” means the Initial Term A Loans and any Additional Term Loans that are Customary Term A Loans.

“Term A Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loan” means the Initial Term B Loans and any Additional Term Loans that are Customary Term B Loans.

“Term B Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(ii).

“Term Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.13(a), the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which pro forma consolidated financial statements of the Administrative Borrower are included in the Proxy Statement delivered pursuant to Section 4.01.

“THL” means Thomas H. Lee Partners, L.P. and its Affiliates.

“Threshold Amount” means $150,000,000.

“Total Leverage Ratio” means the ratio, as of any date, of (a) Consolidated Total Debt outstanding as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“Trademark” means any and all trademarks throughout the world, including the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names, corporate names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and all goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company, the Administrative Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the Closing Date Merger and the other Closing Date Merger-Related Transactions, including, without limitation, the INC Refinancing, the inVentiv Refinancing, the Senior Note Redemption, the INC Contribution, the inVentiv Group Holdings Share Purchase and the IGH Merger, (c) the transactions contemplated by the Merger Agreement and (d) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person whether or not held in a Deposit Account pledged to secure the Secured Obligations and (b) Cash and Cash Equivalents of such Person that are restricted in favor of the Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Credit Facilities), in each case as determined in accordance with GAAP.

“Unrestricted Subsidiary” means any subsidiary of the Administrative Borrower that is listed on Schedule 5.10 hereto or designated by the Administrative Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and any subsidiary of any Unrestricted Subsidiary. For the avoidance of doubt, no Borrower may at any time be designated as an Unrestricted Subsidiary.

“U.S.” or “United States” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Administrative Borrower or any Restricted Subsidiary (or any ERISA Affiliate of the Administrative Borrower) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., an “Adjusted Eurocurrency Rate Loan”) or by Class and Type (e.g., an “Adjusted Eurocurrency Rate Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Borrowing”) or by Type (e.g., an “Adjusted Eurocurrency Rate Borrowing”) or by Class and Type (e.g., an “Adjusted Eurocurrency Rate Initial Term Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document and/or the Senior Unsecured Notes Indenture) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06,

6.07 and 6.09, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a), (x) and (z)), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.05, 6.06, 6.07 and 6.09, the Administrative Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that (i) upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence of any portion of any Indebtedness incurred under Section 6.01(a) through (ff) (other than Section 6.01(a), (x) or (z)) (such portion of such Indebtedness, the “Subject Indebtedness”), if any such Subject Indebtedness could, based on such financial statements, have been incurred in reliance on Section 6.01(w), such Subject Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 6.01(w) (in each case, subject to any other applicable provision of Section 6.01(w) and, in the case of any Subject Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party, to availability under the Non-Loan Party Cap) and any associated Lien will be deemed to have been permitted under Section 6.02(s) upon any such reclassification and (ii) upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the making of any Investment under Sections 6.06(a) through (dd), if all or any portion of such Investment could, based on such financial statements, have been made in reliance on Section 6.06(cc), such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.06(cc). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof. For purposes of any amount herein expressed as “the greater of” a specified fixed amount and a percentage of Consolidated Adjusted EBITDA, “Consolidated Adjusted EBITDA” shall be deemed to refer to Consolidated Adjusted EBITDA of the Administrative Borrower and its Restricted Subsidiaries.

Section 1.04. Accounting Terms; GAAP.

(a) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof (including the conversion to IFRS as described below) is implemented after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Administrative Borrower elects or is required to report under IFRS, the Administrative Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Administrative Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Administrative Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby and (z) after giving effect to any such amendment, the term “GAAP” as used herein shall be deemed to be a reference to IFRS; it being understood and agreed that the Administrative Borrower may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Administrative Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally. (a) Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.13(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Administrative Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.13(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the Incremental Cap), on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Administrative Borrower would not be in compliance with Section 6.13(a) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.13(a) if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.13(a), the First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Administrative Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

(c) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Loan and/or Letter of Credit that is denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

Section 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10. Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, but subject to Sections 1.10(b), (c) and (d), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow))

contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Administrative Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) quarterly compliance with Section 6.13(a) and (y) the First Lien Leverage Ratio for purposes of the definition of “Applicable Rate” and “Commitment Fee Rate”, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(b) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA and/or Consolidated Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Administrative Borrower, (1) in the case of any acquisition or similar Investment, at the time of (on the basis of the financial statements for the most recently ended Test Period at such time) either (x) in the case of any Limited Condition Acquisition, the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment, at the time of (on the basis of the financial statements for the most recently ended Test Period at such time) (x) the declaration of such Restricted Payment (so long as such Restricted Payment is made within 60 days of such declaration) or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (on the basis of the financial statements for the most recently ended Test Period at such time) (x) with respect to any Restricted Debt Payment for which irrevocable notice must be given, delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition or similar Investment, Restricted Payment and/or Restricted Debt Payment and (II) any other acquisition or similar Investment, Restricted Payment or Restricted Debt Payment that has not been consummated but with respect to which the Administrative Borrower has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.10(b).

(c) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d) Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest

Coverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount and (ii) except as provided in clause (i), pro forma effect shall be given to the entire transaction.

(e) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Administrative Borrower dated such date prepared in accordance with GAAP.

(f) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

Section 1.11. Additional Alternate Currencies.

(a) The Administrative Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternate Currency”; provided that the relevant requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof, in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank thereof. Each such Revolving Lender (in the case of any such request pertaining to Revolving Loans), the relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by any Revolving Lender or the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued, as applicable, in such requested currency. If the Administrative Agent and all the Revolving Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Administrative Borrower, and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the Administrative Agent and the relevant Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Administrative Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Administrative Borrower. Notwithstanding anything to the contrary herein, to the extent that the Adjusted Eurocurrency Rate and/or the Alternate Base Rate is not applicable to or available with respect to any Revolving Loan denominated in any Alternate Currency, the components of the interest rate applicable to such Revolving Loan shall be separately agreed by the Administrative Borrower and the Administrative Agent.

ARTICLE 2 THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Initial Term A Lender severally, and not jointly, agrees to make initial term A loans to the Borrowers (the proceeds of which may be allocated between the Borrowers) on the Closing Date in Dollars in a principal amount not to exceed its Initial Term A Loan Commitment, (ii) each Initial Term B Lender severally, and not jointly, agrees to make initial term B loans to the Borrowers (the proceeds of which may be allocated between the Borrowers) on the Closing Date in Dollars in a principal amount not to exceed its Initial Term B Loan Commitment and (iii) each Initial Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans to the Borrowers (or any Borrower) in Dollars or any applicable Alternate Currency at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and re-borrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrowers, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.14, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Adjusted Eurocurrency Rate Loans and (ii) each Borrowing denominated in an Alternate Currency shall be comprised entirely of Adjusted Eurocurrency Rate Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (y) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any Adjusted Eurocurrency Rate Borrowing, such Adjusted Eurocurrency Rate Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000 (or, in the case of any Adjusted Eurocurrency Rate Borrowing denominated in any Alternate Currency, the equivalent of the relevant amount denominated in such Alternate Currency). Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 different Interest Periods in effect for Adjusted Eurocurrency Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not, nor shall they be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03. Requests for Borrowings. (a) Each Term Loan Borrowing, each Revolving Loan Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Adjusted Eurocurrency Rate Loans shall be made upon irrevocable notice by the Administrative Borrower to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request; provided that any telephonic notice must be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request (provided that notices in respect of the Term Loan Borrowings and/or any Revolving Loan Borrowing (x) to be made on the Closing Date may be conditioned on the closing of the Closing Date Merger and (y) to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Administrative Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by a Responsible Officer of the Administrative Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of or continuation of Adjusted Eurocurrency Rate Loans (or (x) two Business Days in the case of any Adjusted Eurocurrency Rate Borrowing to be made on the Closing Date and (y) four Business Days in the case of any Adjusted Eurocurrency Rate Borrowing in any Alternate Currency other than Sterling or Euros) or any conversion of ABR Loans to Adjusted Eurocurrency Rate Loans and (ii) 12:00 p.m. on the requested date of any Borrowing of or conversion to ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided that, if the Administrative Borrower wishes to request Adjusted Eurocurrency Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period” (A) the applicable notice from the Administrative Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of the relevant Borrowing (or such later time as is reasonably acceptable to the Administrative Agent), conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Administrative Borrower whether or not the requested Interest Period is available to and has been approved by the appropriate Lenders (such approval not to be unreasonably withheld or delayed).

(b) Each Borrowing Request will specify the currency in which the relevant Loan will be made. If, with respect to any Loan denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Adjusted Eurocurrency Rate Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Adjusted Eurocurrency Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be repaid in the currency in which such Revolving Loan was originally denominated and re-borrowed in the relevant other currency.

Section 2.04. [Reserved].

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Revolving Credit Maturity Date, upon the request of the Administrative Borrower, to issue Letters of Credit issued on sight basis only for the account of the Administrative Borrower and/or any of its subsidiaries (provided that one or more Borrowers will be a co-applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d). On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder on the Closing Date for all purposes under this Agreement and the other Loan Documents. No Issuing Bank shall be required to issue Commercial Letters of Credit without its consent.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the Administrative Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request. To request an amendment, extension or renewal of an outstanding Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the Administrative Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank selected by the Administrative Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Administrative Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by any Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). No Letter of Credit may be issued, amended, extended or renewed unless (and on the issuance, amendment, extension or renewal of each Letter of Credit the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) (A) the LC Exposure does not exceed the Letter of Credit Sublimit (taking the Dollar Equivalent of the amount of any Letter of Credit denominated in an Alternate Currency), (B) with respect to any Letter of Credit to be issued by Credit Suisse, the aggregate undrawn amount (plus unpaid LC Disbursements) of all outstanding Letters of Credit issued by Credit Suisse does not exceed $100,000,000 and (C) with respect to any Letter of Credit to be issued by ING, the aggregate undrawn amount (plus unpaid LC Disbursements) of all outstanding Letters of Credit issued by ING does not exceed $50,000,000 and (ii) (A) the aggregate amount of the Initial Revolving Credit Exposure shall not exceed the aggregate amount of the Initial Revolving Credit Commitments then in effect, (B) the aggregate amount of the Additional Revolving Credit Exposure attributable to any Class of Additional Revolving Credit Commitments does not exceed the aggregate amount of the Additional Revolving Credit Commitments of such Class then in effect and (C) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date.

(c) Expiration Date. No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (B) unless 102% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d) Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit (in respect of any Letter of Credit issued in any Alternate Currency, expressed in the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by any Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to the amount of such LC Disbursement not later than 2:00 p.m. one Business Day following the date on which the Administrative Borrower receives notice of such LC Disbursement; provided that the Administrative Borrower may, without satisfying the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan Borrowing (any such Revolving Loan Borrowing, a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the relevant Borrower to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing. With respect to Commercial Letters of Credit, the relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the Borrowers in accordance with the terms of the preceding sentence (without giving effect to the proviso therein). If the relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the relevant Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Administrative Borrower to the extent of any direct damages suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as determined by a final and non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by electronic means upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the relevant Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the relevant Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to (x) in the case of any Letter of Credit denominated in Dollars, Initial Revolving Loans that are ABR Loans and (y) in the case of any Letter of Credit denominated in any Alternate Currency, Initial Revolving Loans that are Adjusted Eurocurrency Rate Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided that if the relevant Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the relevant Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.

(i) Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Administrative Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the relevant Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) The Administrative Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to any other Issuing Bank and such Revolving Lender.

(iii) Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Administrative Borrower, each other Issuing Bank and the Revolving Lenders, resign as an Issuing Bank, which resignation shall be effective as of the later of (x) the appointment of a replacement Issuing Bank and (y) the date referenced in such notice (but in no event less than ten days after the delivery of such written notice) ; it being understood that in the event of any such resignation, any Letter of Credit issued by the resigning Issuing Bank then outstanding shall remain outstanding (irrespective of whether any amount thereunder has been drawn at such time). In the event of any such resignation as an Issuing Bank, the Administrative Borrower shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as a successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(j) Cash Collateralization.

(i) If any Event of Default exists and the Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day on which the Administrative Borrower receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the relevant Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and each Issuing Bank (the “LC Collateral Account”), an amount in Cash equal to 102% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Administrative Borrower described in Section 7.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If any Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to such Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06. [Reserved].

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Adjusted Eurocurrency Rate Loans, and (ii) 3:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received on the same

Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed in writing; provided that ABR Revolving Loans (or Adjusted Eurocurrency Rate Loans in the case of any Letter of Credit denominated in any Alternate Currency) made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make a corresponding amount available to the relevant Borrower. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, with respect to any amount denominated in any Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount that is approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the Borrowers to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If any Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08. Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Adjusted Eurocurrency Rate Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Administrative Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of an Adjusted Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the Administrative Borrower shall deliver an Interest Election Request in accordance with the terms of Section 2.03(a).

(c) If any such Interest Election Request requests an Adjusted Eurocurrency Rate Borrowing but does not specify an Interest Period, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to any Adjusted Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such

Interest Period to an Adjusted Eurocurrency Rate Borrowing with an Interest Period of one month. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as an Adjusted Eurocurrency Rate Borrowing and (ii) unless repaid, each Adjusted Eurocurrency Rate Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

(f) It is understood and agreed that (i) only a Borrowing denominated in Dollars may be made in the form of, or converted into, an ABR Loan and (ii) a Borrowing denominated in an Alternate Currency may only be made in the form of, or converted into, or continued as, an Adjusted Eurocurrency Rate Loan (or such other type of Revolving Loan as may be agreed by the Administrative Agent and the Administrative Borrower pursuant to Section 1.11). No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

Section 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment, as applicable, the undrawn amount thereof shall automatically terminate and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment, as applicable.

(b) Upon delivery of the notice required by Section 2.09(c), the Administrative Borrower may at any time terminate or from time to time reduce, the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment under paragraph (b) of this Section in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) (i) The Borrowers hereby jointly and severally unconditionally promise to repay the outstanding principal amount of the Initial Term A Loans to the Administrative Agent for the account of each Initial Term A Lender (i) on the last Business Day of each April, July, October and January prior to the Initial Term A Loan Maturity Date (each such date being referred to as a “Term A Loan Installment Date”), in the principal amount set forth below for such Term A Loan Installment Date (as such payment may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and/or any repurchase in accordance with Section 9.05(f) or increased as a result of any increase in the amount of such Initial Term A Loans pursuant to Section 2.22(a)), and (ii) on the Initial Term A Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term A Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

TERM A LOAN INSTALLMENT DATE	PRINCIPAL AMOUNT
Last Business Day of January 2018	$6,250,000
Last Business Day of April 2018	$6,250,000
Last Business Day of July 2018	$6,250,000
Last Business Day of October 2018	$6,250,000
Last Business Day of January 2019	$12,500,000
Last Business Day of April 2019	$12,500,000
Last Business Day of July 2019	$12,500,000
Last Business Day of October 2019	$12,500,000
Last Business Day of January 2020	$18,750,000
Last Business Day of April 2020	$18,750,000
Last Business Day of July 2020	$18,750,000
Last Business Day of October 2020	$18,750,000
Last Business Day of January 2021	$25,000,000
Last Business Day of April 2021	$25,000,000
Last Business Day of July 2021	$25,000,000
Last Business Day of October 2021	$25,000,000
Last Business Day of January 2022	$25,000,000
Last Business Day of April 2022	$25,000,000
Last Business Day of July 2022	$25,000,000

(ii) The Borrowers hereby jointly and severally unconditionally promise to repay the outstanding principal amount of the Initial Term B Loans to the Administrative Agent for the account of each Term B Lender (i) commencing on the last Business Day of January 2018, on the last Business Day of each April, July, October and January prior to the Initial Term B Loan Maturity Date (each such date being referred to as a “Term B Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term B Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and/or any repurchase in accordance with Section 9.05(f)), and (ii) on the Initial Term B Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term B Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iii) The Borrowers shall, jointly and severally, repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or purchases or assignments in accordance with Section 9.05(f) or increased as a result of any increase in the amount of such Additional Term Loans of such Class pursuant to Section 2.22(a)).

(b) (i) The Borrowers hereby, jointly and severally, unconditionally promise to pay, in Dollars or the relevant Alternate Currency, (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date and (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto.

(ii) On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the relevant Borrower shall (A) cancel and return outstanding Letters of Credit or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit equal to 102% of the amount of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank) as of such date (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit), in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Administrative Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender is unable to return the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Administrative Borrower. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Administrative Borrower shall survive the Termination Date.

Section 2.11. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Administrative Borrower in its sole discretion) in whole or in part without premium or penalty (but subject (A) in the case of Borrowings of Initial Term B Loans only, to Section 2.12(e) and (B) if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, in whole or in part without premium or penalty (but subject to Section 2.16); provided that after the establishment of any Class of Additional Revolving Loans, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable, if any, are prepaid concurrently therewith. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii) The Administrative Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) in the form of a Prepayment Notice in the case of any prepayment of (i) an Adjusted Eurocurrency Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment or (ii) in the case of any prepayment of an ABR Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such Prepayment Notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any Prepayment Notice delivered by the Administrative Borrower may be conditioned upon the effectiveness of other transactions, in which case such Prepayment Notice may be revoked or its effectiveness deferred by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such Prepayment Notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 (or in the case of any Loan denominated in any Alternate Currency, the Dollar Equivalent of $100,000 in such Alternate Currency) in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class of Term Loans specified in the applicable Prepayment Notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Administrative Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Administrative Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2018, the Borrowers shall prepay the outstanding principal amount of Subject Loans that are Term B Loans in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Administrative Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (B) at the option of the Administrative Borrower, (x) the aggregate principal amount of (I) any Term Loan and/or any Revolving Loan (and in the case of the Revolving Loans, to the extent such prepayment is accompanied by a permanent reduction of the applicable Revolving Credit Commitment) prepaid pursuant to Section 2.11(a) prior to such date and (II) any Incremental Equivalent Debt and/or Replacement Debt voluntarily prepaid, repurchased, redeemed or otherwise retired prior to such date and (y) the amount of any reduction in the outstanding principal amount of any Term Loan resulting from any purchase or assignment made in accordance with Section 9.05(f) of this Agreement (including in connection with any Dutch Auction) prior to the date such payment is due and, in each case under this clause (y), based upon the actual amount of cash paid in connection with the relevant purchase or assignment and excluding any such optional prepayment, repurchase, redemption or retirement made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year (in the case of any prepayment of Revolving Loans, to the extent accompanied by a permanent reduction in the relevant Revolving Credit Commitment, and in the case of all such prepayments, to the extent that such prepayments were not financed with the proceeds of other long term funded Indebtedness (other than revolving Indebtedness) of the Administrative Borrower or its Restricted Subsidiaries; provided that no prepayment under this Section 2.11(b)(i) shall be required unless and to the extent that the amount thereof exceeds $30,000,000; provided, further, that if at the time that any such prepayment would be required, the Administrative Borrower (or any Restricted Subsidiary of the Administrative Borrower) is also required to prepay, repay or repurchase or offer to repurchase any Indebtedness that is secured on a pari passu basis with any Secured Obligation that is secured on a first lien basis pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Administrative Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and the relevant Other Applicable Indebtedness at such time; provided, that the portion of such ECF Prepayment Amount allocated to such Other Applicable Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term B Loans in accordance with the terms hereof) to the prepayment of the Term B Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Term B Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of such Other Applicable Indebtedness decline to have such indebtedness prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term B Loans in accordance with the terms hereof.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, the Borrowers shall apply an amount equal to the Required Net Proceeds Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of the threshold contained in the proviso to this clause (b)(ii) (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans; provided that (A) if prior to the date any such prepayment is required to be made, the Administrative Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in the business (other than Cash or Cash Equivalents) of the Administrative Borrower or any of its Restricted Subsidiaries, then so long as no Event of Default then exists, the Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 450 days following receipt thereof, or (y) the Administrative Borrower or any of its Restricted Subsidiaries has committed to so reinvest the Subject Proceeds during such 450-day period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 450-day period; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (B) if, at the time that any such prepayment would be required hereunder, the Administrative Borrower or any of its Restricted Subsidiaries is required to prepay, repay or repurchase (or offer to repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment, repurchase or repayment of such Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and such Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to such Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of such Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof; provided, however, the obligation to make a prepayment under this Section 2.11(b)(ii) shall only apply if and to the extent the aggregate amount of Net Proceeds resulting from Prepayment Asset Sales and Net Insurance/Condemnation Proceeds received by the Administrative Borrower and its Restricted Subsidiaries as a result of event giving rise to the relevant prepayment obligations exceeds $100,000,000.

(iii) In the event that the Administrative Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Administrative Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness (including any Replacement Debt) incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 2.22, (C) Replacement Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to refinance all or a portion of any Class of Loans in accordance with the requirements of Section 6.01(z), in each case to the extent required by the terms thereof to prepay or offer to repay such Indebtedness), the Borrowers shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the relevant Person, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the applicable portion of the relevant Class of Term Loans in accordance with clause (vi) below.

(iv) Notwithstanding anything in this Section 2.11(b) to the contrary:

(A) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that the relevant affected Excess Cash Flow is generated by any Foreign Subsidiary or the relevant Subject Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the Administrative Borrower determines in good faith that the repatriation to the Administrative Borrower of any such amount would be prohibited or delayed under any

Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (the Administrative Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation; it being understood that if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or Subject Proceeds as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)),

(B) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, for so long as the Administrative Borrower determines in good faith that the distribution to the Administrative Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such joint venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant joint venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)),

(C) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary that is not a Loan Party or the relevant Subject Proceeds are received by any Foreign Subsidiary that is not a Loan Party, in each case, for so long as the Administrative Borrower determines in good faith that the distribution to any Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under an agreement permitted pursuant to Section 6.05 by which such Foreign Subsidiary is bound governing any Indebtedness; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), and

(D) if the Administrative Borrower determines in good faith that the repatriation (or other intercompany distribution) to any Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Sections 2.11(b)(i) or (ii) above that are attributable to any Foreign Subsidiary would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount that the Borrowers are required to mandatorily prepay pursuant to Sections 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of the relevant Subject Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this clause (D), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above;

(v) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrowers pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrowers; provided that for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to finance all or a portion of the Loans in accordance with the requirements of Section 6.01(z). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi) Except as otherwise contemplated in this Agreement or provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension Amendment or any issuance of Replacement Debt (provided that such Refinancing Amendment, Incremental Facility Agreement or Extension Amendment or Replacement Debt may not provide that the applicable Class of Term Loans receive a greater than pro rata portion of mandatory prepayments of Term Loans pursuant to Section 2.11(b) than would otherwise be permitted by this Agreement), in each case effectuated or issued in a manner consistent with this Agreement, (A) each prepayment of Term Loans pursuant to Sections 2.11(b)(ii) and (b)(iii) shall be applied ratably to each Class of Term Loans then outstanding which is pari passu with the Initial Term Loans in right of payment and with respect to security (provided that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness and/or any Incremental Term Facility, Incremental Equivalent Debt or Replacement Term Loans incurred for the purpose of refinancing or replacing such Term Loans shall be applied to the applicable Class of Loans being refinanced or replaced) and (B) each prepayment of any Class of Term B Loans pursuant to Section 2.11(b)(i) shall be applied ratably to such Class of Term B Loans. With respect to each Class of Term Loans, all prepayments accepted under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed by the Administrative Borrower (or, in the absence of direction from the Administrative Borrower, to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class. If no Lender exercises the right to waive a prepayment of the Term Loans pursuant to Section 2.11(b)(v), the amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans that are ABR Loans to the full extent thereof and then to the then outstanding

Term Loans that are Adjusted Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.16.

In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan and/or LC Obligation) the aggregate Revolving Credit Exposure exceeds an amount equal to 105% of the Total Revolving Credit Commitment then in effect, the Borrowers shall, jointly and severally, within three Business Days of receipt of notice from the Administrative Agent, prepay Revolving Loans and/or reduce LC Exposure (in each case, taking the Dollar Equivalent of any amount denominated in an Alternate Currency), in an aggregate amount sufficient to reduce such aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed 100% of the Total Revolving Credit Commitment then in effect by taking any of the following actions as it shall determine at its sole discretion: (I) prepayment of Revolving Loans in accordance with Section 2.11(a)(ii) and/or (II) with respect to any excess LC Exposure, deposit of Cash in the LC Collateral Account or the backstop” or replacement of the applicable Letters of Credit, in each case, in an amount equal to 102% of such excess LC Exposure (minus the amount then on deposit in the LC Collateral Account).

(vii) Each prepayment of any Revolving Loan Borrowing under this Section 2.11(b)(vii) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(viii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) in the case of prepayments of Initial Term B Loans under clause (iii) above as part of a Repricing Transaction, subject to Section 2.12(e), but shall otherwise be without premium or penalty.

Section 2.12. Fees.

(a) The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitments of such Class on the actual daily amount of the unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each April, July, October and January (commencing with the last Business Day of January 2018) for the quarterly period then ended (or, in the case of the payment made on the last Business Day of January 2018, for the period from the Closing Date to such date), and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fee only, the Revolving Credit Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class.

(b) The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Adjusted Eurocurrency Rate Loans on the daily face amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date), computed at a rate equal to the rate agreed by such Issuing Bank and the Administrative Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the last business day of each April, July, October and January and be payable in arrears for the quarterly period then ended (or, in the case of the payment made on the last Business Day of January 2018, for the period from the Closing Date to such date) on the last Business Day of each April, July, October and January (commencing, if applicable, on the last Business Day of January 2018); provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c) The Administrative Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Fee Letters.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letters. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e) In the event that, prior to the date that is six months after the Closing Date, any Borrower (A) prepays, repays, refinances, substitutes or replaces any Initial Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each applicable Initial Term B Lender, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Initial Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Initial Term B Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, prior to the date that is six months after the Closing Date, all or any portion of the Initial Term B Loans held by any Initial Term B Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Initial Term B Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (B) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction in Dollars and in immediately available funds.

(f) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13. Interest.

(a) The Term Loans and Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans and Revolving Loans comprising each Adjusted Eurocurrency Rate Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved].

(d) Notwithstanding the foregoing, if any principal of or interest on any Term Loan or Revolving Loan, any LC Disbursement or any fee payable by any Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Term Loan and Revolving Loan shall be payable in arrears on each Interest Payment Date for such Term Loan or Revolving Loan and (i) on the Maturity Date applicable to such Loan and (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class; provided that (A) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan or Revolving Loan, (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Adjusted Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan or Revolving Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14. Alternate Rate of Interest. If prior to the first day of any Interest Period for an Adjusted Eurocurrency Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter (but at least two Business Days prior to the first day of such Interest Period). If such notice is given then until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an Adjusted Eurocurrency Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing (or, in the case of a pending request for a Borrowing denominated in any Alternate Currency, the Administrative Borrower and the Revolving Lenders shall establish a mutually acceptable alternative rate) on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests an Adjusted Eurocurrency Rate

Borrowing, such Borrowing shall be made as an ABR Borrowing (or, in the case of a pending request for a Borrowing denominated in any Alternate Currency, the Administrative Borrower and the Revolving Lenders shall establish a mutually acceptable alternative rate).

Section 2.15. Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;

(ii) subjects the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Adjusted Eurocurrency Rate Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Adjusted Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Adjusted Eurocurrency Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Administrative Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law is publicly announced or occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) of this Section 2.15(a) resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Administrative Borrower of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Administrative Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the Borrowers shall not be required to compensate any Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any Adjusted Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Adjusted Eurocurrency Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Adjusted Eurocurrency Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the amount of any actual out-of-pocket loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of any Adjusted Eurocurrency Rate Loan, the amount of any actual out-of-pocket loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at the Adjusted Eurocurrency Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Administrative Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17. Taxes.

(a) All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17), each Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted); provided that if the Administrative Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrowers in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrowers or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Administrative Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrowers shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such Lender fails to notify the Administrative Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Taxes not described in clauses (i) or (ii) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation as the Administrative Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Administrative Borrower and to any Successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is not a Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed original copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed original copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments hereunder to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(iii) In the event that a successor to the Administrative Agent (a “Successor Administrative Agent”) is not an “exempt recipient” (within the meaning of Treas. Reg. 1.6049-4(c)(1)(ii)), on or before the date such Successor Administrative Agent becomes a party to this Agreement, such Successor Administrative Agent shall deliver to Administrative Borrower whichever of the following is applicable: (i) if the Successor Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Successor Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Successor Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Successor Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, the Successor Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Administrative Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, jointly and severally agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds or such other form of consideration as the relevant Lender may agree, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Administrative Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. All payments (including accrued interest) made hereunder in immediately available funds shall be made in Dollars or, in the case of payments on Loans made in an Alternate Currency, the relevant Alternate Currency. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s share of such Borrowing to the next higher or lower whole Dollar amount (or the whole amount denominated in the relevant Alternate Currency). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral and any proceeds realized with respect to guarantees by any Loan Party received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due that have been incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any Issuing Bank from the Borrowers constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 102% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fourth, as provided in any applicable Intercreditor Agreement, and fifth, to, or at the direction of, the Administrative Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Borrowers with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall, from and after the date of such purchase, have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrowers have not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or

Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i)(A) with respect to any such amounts denominated in Dollars, the Federal Funds Effective Rate and (B) with respect to any such amounts denominated in an Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Adjusted Eurocurrency Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Adjusted Eurocurrency Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender, Required Term A Lender, Required Pro Rata Lender, Required Term B Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect to such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Loan Borrowings of the applicable Class and, if no Revolving Loan Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment, (C) such assignment does not conflict with applicable Requirements of Law and (D) in the case of any replacement made in connection with clause (iv) above, the Eligible Assignee shall approve (or shall be deemed to have approved) the proposed amendment, waiver or consent. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Initial Term B Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(c), the Borrowers shall pay the fee set forth in Section 2.12(c) to such Initial Term B Lender being replaced as a result of such Repricing Transaction.

Section 2.20. Illegality. (a) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternate Currency) or to determine or charge interest rates based upon the Eurocurrency Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent:

(i) any obligation of such Lender to make or continue Adjusted Eurocurrency Rate Loans in the affected currency or currencies or to convert ABR Loans to Adjusted Eurocurrency Rate Loans shall be suspended,

(ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate, the interest rate of such Lender’s ABR Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly),

(iii) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (A) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Adjusted Eurocurrency Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate) or (B) if applicable and such Loans are denominated in any Alternate Currency, convert such Loans to Loans bearing interest at an alternative rate that is mutually acceptable to the Administrative Borrower and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Adjusted Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Adjusted Eurocurrency Rate Loans (in which case the Borrowers shall not be required to make payments pursuant to Section 2.16 in connection with such payment), and

(iv) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.

(b) Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(c) Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Loans, Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Term A Lenders, the Required Pro Rata Lenders, the Required Term B Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Administrative Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amount owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Administrative Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Administrative Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payment, prepayment or other amount paid or payable to any Defaulting Lender that are applied (or held) to pay any amount owed by any Defaulting Lender or to be held as Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the Revolving Facility (the “Non-Defaulting Revolving Lenders”) in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class. Subject to Section 9.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 102% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) if the LC Exposure of the Non-Defaulting Revolving Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Administrative Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders or participations in Revolving Loans of the applicable Class as the Administrative Agent determine as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22. Incremental Credit Extensions.

(a) The Borrowers may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new tranches of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of Incremental Revolving Commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i) no Incremental Commitment in respect of any Incremental Facility may be less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii) except as the Administrative Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrowers shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv) except as otherwise permitted herein, (A) the terms of any Incremental Term Facility (other than any terms which are applicable only after the Latest Maturity Date applicable to any then-existing Term Loans) must be (1) substantially consistent with those applicable to the Initial Term A Loans in the case of Incremental Term A Loans or Initial Term B Loans in the case of Incremental Term B Loans, or (2) otherwise reasonably acceptable to the Administrative Agent (it being understood and agreed that any terms that are more favorable to the Incremental Term Lenders than those contained in the then-existing Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii) are acceptable to the Administrative Agent) and (B) the terms of any Incremental Revolving Facility (other than any terms which are applicable only after the then-existing Latest Revolving Credit Maturity Date), must be substantially consistent with those applicable to any then-existing Revolving Facility or otherwise reasonably acceptable to the Administrative Agent (it being understood and agreed that any terms that are more favorable to the Incremental Revolving Lenders than those contained in the then-existing Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to the applicable Incremental Facility Amendment),

(v) the Effective Yield (and the components thereof) applicable to any Incremental Facility shall be determined by the Administrative Borrower and the lender or lenders providing such Incremental Facility; provided that (i) in the case of any Incremental Term Facility that consists of term B loans (other than Customary Bridge Loans) incurred prior to the date that is six months after the Closing Date that are (A) incurred in reliance on clause (e) of the definition of “Incremental Cap” (without giving effect to the reclassification mechanic described in clause (iii) of the proviso to the definition of Incremental Cap), (B) pari passu with the Initial Term B Loans in right of payment and with respect to security and (C) scheduled to mature prior to the date that is two years after the Initial Term B Loan Maturity Date, the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to the Initial Term B Loans denominated in the same currency as such Incremental Term Facility unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Adjusted Eurocurrency Rate floor) with respect to the Initial Term B Loans in such currency is adjusted such that the Effective Yield in respect of such Initial Term Loans is not more than 0.75% per annum less than the Effective Yield with respect to such Incremental Term Facility, (ii) any increase in Effective Yield applicable to any Initial Term B Loan due to the application or imposition of an Alternate Base Rate floor or Adjusted Eurocurrency Rate floor on any Incremental Term Loan may, at the election of the Administrative Borrower, be effected solely through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or Adjusted Eurocurrency Rate floor applicable to such Initial Term B Loan and (iii) the adjustment described in this proviso shall not apply to (A) the De Minimis Incremental Amount or (B) any Incremental Facility the proceeds of which will be applied to finance a Permitted Acquisition or other Investment,

(vi) (A) the final maturity date with respect to (1) any Incremental Term A Loans shall be no earlier than the Latest Maturity Date applicable to any then-existing tranche of Term A Loans and/or (2) any Incremental Term B Loans shall be no earlier than the Latest Maturity Date applicable to any then-existing tranche of Term Loans and (B) no Incremental Revolving Facility may have a final maturity date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Latest Revolving Credit Maturity Date,

(vii) (A) the Weighted Average Life to Maturity of any Incremental Term A Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term A Loans and (B) the Weighted Average Life to Maturity of any Incremental Term B Facility (other than any Customary Bridge Loan) shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans,

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Administrative Borrower and the lenders providing such Incremental Term Facility,

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Administrative Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) any Incremental Term Facility or Incremental Revolving Facility may rank pari passu with or junior to any then-existing Class of Term Loans or Revolving Loans, as applicable, in right of payment and/or security or may be unsecured (and to the extent the relevant Incremental Facility is secured by the Collateral or unsecured and subordinated to any Class of then-existing Loans in right of payment, it shall be subject to an applicable Intercreditor Agreement) and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral,

(xi) any Incremental Term Facility may participate (A) in any voluntary prepayment of the relevant Class of Term Loans as set forth in Section 2.11(a) on a pro rata basis, greater than pro rata basis or less than a pro rata basis with the then-outstanding Term Loans of any other Class and (B) in any mandatory prepayment of the relevant Class of Term Loans as set forth in Section 2.11(b) on a pro rata basis (to the extent secured on a pari passu basis with the relevant Initial Term Loans), greater than pro rata basis with respect to prepayments of any such Incremental Term Facility with the proceeds of any Refinancing Indebtedness or less than a pro rata basis with the then-outstanding Term Loans of any other Class, in each case, to the extent provided in such Sections,

(xii) no Event of Default under Sections 7.01(a), (b), (f) and/or (g) has occurred and is continuing,

(xiii) the proceeds of any Incremental Facility may be used for working capital and other general corporate purposes (including Permitted Acquisitions, Investments and Restricted Payments) and any other use not prohibited by this Agreement, and

(xiv) on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13 above, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Administrative Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiv) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Adjusted Eurocurrency Rate Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Incremental Lender; provided, further, that any Incremental Lender that is an Affiliated Lender or a Debt Fund Affiliate shall be subject to the provisions of Section 9.05(f), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c) Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Administrative Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Incremental Lender, (iii) the Administrative Agent shall have received, on behalf of the Incremental Lenders, the amount of any fees payable to the Incremental Lenders in respect of such Incremental Facility or Incremental Loans, (iv) subject to Section 2.22(e), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans (including with respect to the absence of a Default or Event of Default and/or the accuracy of any representation and/or warranty)), (v) the Administrative Agent shall be entitled to receive a certificate of the Administrative Borrower signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the relevant Borrowers approving or consenting to such Incremental Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e) Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, the conditions to availability or funding of any Incremental Facility shall be determined by the relevant Incremental Lenders providing such Incremental Facility and the Administrative Borrower, subject to Section 2.22(a)(xii) hereof.

(f) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i) if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, then (A) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) any repayment made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (C) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, (B) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (C) any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, or, to the extent such Incremental Revolving Commitments are terminated in full and refinanced or replaced with a Replacement Revolving Facility or Replacement Debt, a greater than pro rata basis.

(g) On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Borrower, the Administrative Agent and the relevant Issuing Bank.

(h) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22.

(i) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23. Extensions of Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i) except as to (A) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iii) and to the extent applicable, be determined by the Administrative Borrower and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans (each as defined below) that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment, and (C) any covenant or other provision applicable only to periods after the Latest Revolving Credit Maturity Date, the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”; and each Class of Extended Revolving Credit Commitments, an “Extended Revolving Facility”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required upon the Maturity Date of any Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of Revolving Credit Commitments (subject to clause (y) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities and (y) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the Borrowers shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility and (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii) except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv), (v) and (vi), be determined by the Administrative Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Term Loans (as defined below) that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents applicable to the relevant Class of Term Loans and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (C) covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Term Loans subject to the relevant Extension Offer;

(iii) (a) the final Maturity Date of (1) any Extended Term Loans that are Customary Term A Loans may be no earlier than the then applicable Latest Maturity Date applicable to any then-existing Term A Loans at the time of Extension and/or (2) any Extended Term Loans that are Customary Term B Loans may be no earlier than the then applicable Latest Maturity Date applicable to any then-existing Term Loans at the time of Extension and (B) no Extended Revolving Credit Commitments or Extended Revolving Loans may have a final Maturity Date earlier than (or require commitment reductions prior to) the Latest Maturity Date applicable to any then-existing Revolving Facility;

(iv) (A) the Weighted Average Life to Maturity of any Extended Term Loans that are Customary Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term A Loans and (B) the Weighted Average Life to Maturity of any Extended Term Loans that are Customary Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Administrative Borrower and the Lenders providing such Extended Term Loans,

(vi) any Extended Term Loans may participate (A) in any voluntary prepayment of the relevant Class of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of the relevant Class of Term Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

(vii) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Administrative Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000;

(ix) any applicable Minimum Extension Condition must be satisfied or waived by the Administrative Borrower;

(x) any documentation in respect of any Extension shall be consistent with the foregoing; and

(xi) no Extension of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, as applicable, without giving effect to such Extension).

(b) (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Administrative Borrower may, in its sole discretion, specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Administrative Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Administrative Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) Subject to any consent required under Section 2.23(a)(xi), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). Except as any Borrower and any Lender may separately agree, no Lender shall be obligated to provide an Extension, and the determination to provide such Extension shall be within the sole and absolute discretion of such Lender. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Administrative Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24. Co-Borrowers.

(a) Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodations provided or to be provided by the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other Borrower.

(b) Each Borrower shall be jointly and severally liable for the Obligations, regardless of which Borrower actually receives the Loans or other Credit Extensions hereunder or the amount of the Obligations received or the manner in which the Administrative Agent, any Issuing Bank or any Lender accounts for the Obligations on its books and records. Each Borrower’s obligations with respect to Loans or other Credit Extensions made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans or other Credit Extensions made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent, the Issuing Banks and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower waives all suretyship defenses and consents and agrees that the Administrative Agent, the Issuing Banks and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(d) Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for the Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in the place of the Administrative Borrower (which other Borrower shall be a parent company with respect to each other Borrower). Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents and (ii) to take such action as the Administrative Borrower deem appropriate on its behalf to obtain Loans or other Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Administrative Borrower. The Administrative Agent, each Issuing Bank and each Lender may give any notice or communication with any Borrower hereunder to the Administrative Borrower on behalf of such Borrower. The Administrative Agent, each Issuing Bank and each Lender shall have the right, in its discretion, to deal exclusively with the Administrative Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by the Administrative Borrower hereunder shall be binding upon and enforceable against such Borrower.

(e) It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein and in the Collateral Documents, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that none of the Administrative Agent, the Issuing Banks or the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, the Administrative Borrower hereby represent and warrant to the Lenders and the Administrative Agent that:

Section 3.01. Organization; Powers. Each of the Administrative Borrower and its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than (i) clause (a)(i) and (ii) clause (b), in each case with respect to the Administrative Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the Senior Unsecured Notes Indenture or (ii) any other material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Administrative Borrower and its subsidiaries as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments and (z) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple (or similar concept in any applicable jurisdiction) by any Loan Party.

(b) Each of the Administrative Borrower and its Restricted Subsidiaries has good and valid fee simple title (or similar concept in any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and has good title to its personal property and assets, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Administrative Borrower and its Restricted Subsidiaries owns or otherwise has a license or right to use all rights in Patents, Trademarks, Copyrights, trade secrets, know-how and any and all other intellectual property or proprietary information (“IP Rights”) used or held for use in the conduct of its respective businesses as presently conducted without, to the knowledge of the Administrative Borrower, any infringement, misappropriation or other violation of the IP Rights of third parties, except to the extent any such failure to own or license or have rights to use such IP Rights would not, or where such infringement, misappropriation or other violation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Administrative Borrower or its Restricted Subsidiaries has infringed, misappropriated or otherwise violated, and, to the knowledge of the Administrative Borrower, infringe, misappropriate or otherwise violate, any IP Rights of any third party, except to the extent such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Administrative Borrower, threatened in writing against or affecting the Administrative Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Administrative Borrower nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any fact or circumstance that would give rise to any Environmental Liability and (ii) neither the Administrative Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither the Administrative Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each of the Administrative Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to any Requirements of Law specifically referenced in Section 3.17.

Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Administrative Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Administrative Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

(a) Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date, all written information (other than the Projections, financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning the Administrative Borrower and its subsidiaries that was included in the Information Memorandum or otherwise prepared by or on behalf of the Administrative Borrower or its subsidiaries or their respective representatives and made available to any Initial Lender, any Arranger or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Administrative Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Administrative Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of Indebtedness and obligations on the Closing

Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Administrative Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Administrative Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (on a going concern basis) of the Administrative Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Administrative Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Administrative Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Administrative Borrower and its subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Administrative Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13. Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of the Administrative Borrower and the ownership interest therein held by the Administrative Borrower or its applicable subsidiary and (b) the type of entity of the Administrative Borrower and each of its subsidiaries.

Section 3.14. Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the provisions, limitations and/or exceptions set forth in this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Administrative Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in any such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any foreign Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, Section 5.15 or the last paragraph of Section 4.01, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to the final paragraph of Section 4.01.

Section 3.15. Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Administrative Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Administrative Borrower, threatened and (b) the hours worked by and payments made to employees of the Administrative Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17. OFAC; USA PATRIOT Act and FCPA.

(a) (i) None of the Administrative Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Administrative Borrower, any director, officer or employee of any of the foregoing is, or is owned or controlled by one or more Persons who are, the subject of any sanctions administered or enforced by the United States government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”); and (ii) the Borrowers will not directly or, to their knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person, or in any country or territory, that is the subject of any Sanctions, except to the extent licensed or otherwise authorized or exempted under U.S. law.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c) (i) Neither the Administrative Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Administrative Borrower, any director, officer, agent (solely to the extent acting in its capacity as an agent for the Administrative Borrower or any of its subsidiaries) or employee of the Administrative Borrower or any Restricted Subsidiary, has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority; and (ii) no Borrower has or will directly or, to its knowledge, indirectly, use the proceeds of the Initial Term Loans or otherwise make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to Sanctions, anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 4 CONDITIONS

Section 4.01. Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) the Loan Guaranty, (D) any Intellectual Property Security Agreement and (E) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, (i) a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special counsel to the Loan Parties, (ii) a customary written opinion of Kegler Brown, in its capacity as special Ohio counsel to the Ohio Loan Parties, (iii) a customary written opinion of Norris McLaughlin & Marcus, in its capacity as special New Jersey counsel to the New Jersey Loan Parties and (iv) and a customary written opinion of K&L Gates, in its capacity as special North Carolina counsel to the North Carolina Loan Parties and the Florida Loan Party, in each case, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c) Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received (i) the audited consolidated balance sheet and related audited consolidated statements of income and cash flows of inVentiv Group Holdings or inVentiv Health, Inc., as applicable, as of and for the fiscal years ended December 31, 2014, December 31, 2015, and December 31, 2016, (ii) the unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of inVentiv Group Holdings as of and for the fiscal quarter ended March 31, 2017, (iii) the audited consolidated balance sheet and related audited consolidated statements of income or operations and cash flows of INC Holdings as of and for the fiscal years ended December 31, 2014, December 31, 2015, and December 31, 2016, (iv) the unaudited consolidated balance sheet and related unaudited consolidated statements of income or operations and cash flows of INC Holdings as of and for the fiscal quarter ended March 31, 2017 and (v) a copy of the Proxy Statement (as defined in the Merger Agreement) initially filed with the SEC in connection with the Closing Date Merger.

(d) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(e) Representations and Warranties. (i) The Specified Merger Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (1) the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (2) such Specified Representation shall be true and correct in all respects.

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Administrative Borrower on the Closing Date pursuant to the Fee Letters and (ii) all expenses required to be paid by the Borrowers for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Administrative Borrower may agree (including the reasonable fees and expenses of legal counsel that are payable under the “engagement letter” relating to the credit facilities), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g) Refinancing. Substantially concurrently with the initial funding of the Loans hereunder, including by use of the proceeds thereof, the INC Refinancing and the inVentiv Refinancing shall be consummated.

(h) [Reserved].

(i) Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit J from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Administrative Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j) Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Administrative Borrower on behalf of all the Loan Parties, together with all attachments contemplated thereby.

(k) Pledged Stock and Pledged Notes. Subject to the final paragraph of this Section 4.01, the Administrative Agent (or its counsel) shall have received (i) the certificate representing any Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) any Material Debt Instrument required to be pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.

(l) Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement) required by any Collateral Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(m) Merger and INC Contribution. Substantially concurrently with the initial funding of the Loans hereunder, the Closing Date Merger and the INC Contribution shall each be consummated in accordance with the terms of the Merger Agreement, but without giving effect to any amendment, waiver or consent by Double Eagle Parent or INC Holdings, as applicable, or any affiliate thereof that is materially adverse to the interests of the Arrangers or the Initial Lenders in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned.

(n) Closing Date Material Adverse Effect. (i) (A) Except (x) as disclosed in the Parent Disclosure Schedule (as defined in the Merger Agreement) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Merger Agreement to which the relevance of such information is reasonably apparent) or (y) as disclosed in any Parent SEC Report (as defined in Section 4.2(c) of the Merger Agreement) filed with or furnished to the SEC (as defined below) by INC Holdings between January 1, 2015 and the date of the Merger Agreement (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), since December 31, 2016 through the date of the Merger Agreement, there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Closing Date Material Adverse Effect with respect to INC Holdings and (B) since the Execution Date (as defined in the Merger Agreement), there shall not have occurred and be continuing any change, event, circumstances or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Closing Date Material Adverse Effect on INC Holdings; and

(ii) (A) Except (x) as disclosed in the Company Disclosure Schedule (as defined in the Merger Agreement) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Merger Agreement to which the relevance of such information is reasonably apparent) or (y) as disclosed in any Company SEC Report (as defined in the Merger Agreement) (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), since December 31, 2016 through the date of the Merger Agreement, there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Closing Date Material Adverse Effect with respect to Double Eagle Parent and (B) since the Execution Date (as defined in the Merger Agreement), there shall not have occurred and be continuing any change, event, circumstances or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Closing Date Material Adverse Effect on Double Eagle Parent.

(o) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(p) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Administrative Borrower certifying satisfaction of the conditions precedent set forth in Sections 4.01(e), (m) and (n).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created or perfected on the Closing Date (other than (a) execution and delivery of the Security Agreement by each Loan Party, (b) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC and (c) a Lien on the Capital Stock of the Borrowers and any Subsidiary Guarantor, that may be perfected on the Closing Date by the delivery to the Administrative Agent of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate)), in each case after the Administrative Borrower’s use of commercially reasonably efforts to do so without undue burden or expense, then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Term Facility on the Closing Date, but may instead be delivered or perfected within the time period set forth in Section 5.15.

Section 4.02. Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender to make any Credit Extension is subject to the satisfaction of the following conditions:

(a) (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Default or Event of Default has occurred and is continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Administrative Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section; provided, however, that the conditions set forth in this Section 4.02 shall not apply to any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment unless in each case the lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension Amendment, as applicable.

ARTICLE 5 AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than (i) contingent indemnification obligations for which no claim or demand has been made and (ii) Banking Services Obligations or Secured Hedging Obligations as to which arrangements reasonably satisfactory to the applicable counterparty have been made) have been paid in full in the manner prescribed by Section 2.18 and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), the Administrative Borrower hereby covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Administrative Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2017, the consolidated balance sheet of the Administrative Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of the Administrative Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing with the financial statements required to be delivered for the Fiscal Quarter ending on or about September 30, 2018, setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Administrative Borrower as at the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows of the Administrative Borrower for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ending after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (A) the impending maturity of any Indebtedness and/or (B) any breach or anticipated breach of any financial covenant) but may include a “going concern” explanatory paragraph or like statement or (y) a qualification as to the scope of the audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Administrative Borrower as at the dates indicated and their income and cash flows for the periods indicated in conformity with GAAP);

(c) Compliance Certificate. Together with each delivery of financial statements of the Administrative Borrower pursuant to Section 5.01(a) and Section 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Administrative Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the last day of the Fiscal Quarter covered by such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) Notice of Default. Promptly upon any Responsible Officer of the Administrative Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a notice in reasonable detail specifying the nature and period of existence of such condition, event or change and what action the Administrative Borrower has taken, is taking and proposes to take with respect thereto;

(e) Notice of Litigation. Promptly upon any Responsible Officer of the Administrative Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Administrative Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Administrative Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(f) ERISA. Promptly upon any Responsible Officer of the Administrative Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(g) Financial Plan. As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, an annual operating budget prepared by management of the Administrative Borrower for such Fiscal Year; it being understood that the first annual operating budget required hereunder shall be the annual operating budget for the Fiscal Year ending on December 31, 2018, which shall be required to be delivered on or before April 2, 2018;

(h) Information Regarding Collateral. Prompt (and, in any event, within 90 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(i) Certain Reports. Promptly upon their becoming available and without duplication of any obligation with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Administrative Borrower or its applicable Parent Company to all of its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Administrative Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities, in each case other than any prospectus relating to any equity plan; and

(j) Other Information. Such other reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Administrative Borrower and its Restricted Subsidiaries; provided, however, that neither the Administrative Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Administrative Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Administrative Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(j)).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower (or a representative thereof) posts such documents (or provides a link thereto) at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(i) above, the Administrative Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01 and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Administrative Borrower to the Administrative Agent for posting on behalf of the Administrative Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) with respect to any item required to be delivered pursuant to Section 5.01(i) above in respect of information filed by the Administrative Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities, on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange (including, for the avoidance of doubt, by way of “EDGAR”).

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (g) of this Section 5.01 may instead be satisfied with respect to any financial statements of the Administrative Borrower by furnishing (A) the applicable financial statements of any Parent Company or (B) in the case of paragraphs (a) and (b) of this Section 5.01, the Form 10-K or 10-Q, as applicable, of the Administrative Borrower or any Parent Company filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided that, with respect to each of clauses (A) and (B), (i) to the extent (1) such financial statements relate to any Parent Company and (2) either (I) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Administrative Borrower in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of the Administrative Borrower and its subsidiaries) or (II) there are material differences between the financial statements of such Parent Company and its consolidated subsidiaries, on the one hand, and the Administrative Borrower and its consolidated subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated subsidiaries, on the one hand, and the information relating to the Administrative Borrower and its consolidated subsidiaries on a stand-alone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Administrative Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “the Administrative Borrower” therein were references to such Parent Company.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02. Existence. Except as otherwise permitted under Section 6.07, the Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrowers, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Administrative Borrower nor any of its Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Administrative Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03. Payment of Taxes. The Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. The Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Administrative Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Administrative Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Administrative Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws. Each such policy of insurance shall, subject to Section 5.15, (i) name the Administrative Agent on behalf of the Secured Parties as a loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy and/or any representation and warranty insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06. Inspections. The Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Administrative Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Administrative Borrower (or any of its subsidiaries) may, if it so chooses, have one or more employees or representatives be present at or participate in any such discussion) at the expense of the Borrowers, all upon reasonable notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such visit per calendar year shall be at the expense of the Administrative Borrower and its Restricted Subsidiaries, (c) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Administrative Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Administrative Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07. Maintenance of Book and Records. The Administrative Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Administrative Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws. The Administrative Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, Sanctions, the USA PATRIOT Act and the FCPA), except to the extent the failure of the Borrowers or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with OFAC, the USA PATRIOT ACT and the FCPA are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

Section 5.09. Environmental.

(a) The Administrative Borrower will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by the Administrative Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of giving rise to a Material Adverse Effect; (B) any Release required to be reported by the Administrative Borrower or any of its Restricted Subsidiaries to any federal, state, provincial, municipal or local governmental or regulatory agency or other Governmental Authority that reasonably could be expected to have a Material Adverse Effect, (C) any request made to the Administrative Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Administrative Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material

Adverse Effect and (D) subject to the limitations set forth in the proviso to Section 5.01(j), such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) The Administrative Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of or noncompliance with any applicable Environmental Law by the Administrative Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Administrative Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries. The Administrative Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately after giving effect to such designation, no Event of Default exists (including after giving effect to the reclassification of any Investment in, any Indebtedness of and/or any Lien on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” or “Loan Party” for purposes of the Senior Unsecured Notes Indenture and (c) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in the Administrative Borrower or in any Restricted Subsidiary of the Administrative Borrower (unless such Restricted Subsidiary is contemporaneously designated as an Unrestricted Subsidiary) or hold any Indebtedness of or any Lien on any property of the Administrative Borrower or any Restricted Subsidiary (unless the Administrative Borrower or such Restricted Subsidiary is permitted to incur such Indebtedness or grant such Liens in favor of such Unrestricted Subsidiary pursuant to Section 6.01 and 6.02). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Administrative Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Administrative Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Administrative Borrower (and such designation shall only be permitted to the extent such Investment is otherwise permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Administrative Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (i) the Administrative Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, minus (ii) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Administrative Borrower’s equity therein at the time of such re-designation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

Section 5.11. Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans on and after the Closing Date to finance working capital needs and other general corporate purposes of the Administrative Borrower and its subsidiaries (including for capital expenditures, acquisitions, Investments, working capital and/or purchase price adjustments (including in connection with the Closing Date Merger), Restricted Payments, Restricted Debt Payments and related fees and expenses) and any other purpose not prohibited by the terms of the Loan Documents; provided that on the Closing Date, any such Borrowing of Revolving Loans shall not exceed an aggregate principal amount of $25,000,000 (excluding, for the avoidance of doubt, Letters of Credit). The Borrowers shall use the proceeds of the Initial Term Loans solely to finance a portion of the Transactions (including working capital and/or purchase price adjustments under the Merger Agreement (including with respect to the amount of any Cash, Cash Equivalents, marketable securities and working capital to be acquired) and the payment of Transaction Costs). Letters of Credit (including the Existing Letters of Credit) may be issued (i) on the Closing Date to replace or provide credit support for any letter of credit, bank guarantee and/or surety, customs, performance or similar bond of the Administrative Borrower and its subsidiaries or any of their respective Affiliates and/or to replace cash collateral posted by any of the foregoing Persons and (ii) after the Closing Date, for general corporate purposes of the Administrative Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

Section 5.12. Covenant to Guarantee Obligations and Provide Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Administrative Borrower shall (A) cause such Restricted Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement” (other than clause (h) thereof) and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the Lenders; provided, however, that notwithstanding the foregoing, no subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a).

(b) Within 90 days after the acquisition by any Loan Party of any Material Real Estate Asset (other than any Excluded Asset) (or such longer period as the Administrative Agent may reasonably agree), the Administrative Borrower shall notify the Administrative Agent (who shall notify the Pro Rata Lenders), and the Administrative Borrower will cause such Loan Party to take such actions as are required by the Real Estate Collateral Requirements (provided that the actions required under clause (d) of the definition of “Real Estate Collateral Requirements shall be satisfied within 70 days after the acquisition of the relevant Material Real Estate Assets (or such longer period as the Administrative Agent may reasonably agree)), all at the expense of the Borrowers; it being understood and agreed that with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required or elects to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become or has elected to become a Loan Party under Section 5.12(a). Notwithstanding the foregoing, in the event that (x) any Material Real Estate Asset would be required to be mortgaged pursuant to this Section 5.12, and (y) any Pro Rata Lender has notified the Administrative Agent in writing (who shall notify the Administrative Borrower) during the period commencing from the date on which such Pro Rata Lender receives the Flood Documents and ending no later than eighteen days thereafter that its flood insurance diligence and compliance has not been completed, the relevant Loan Party shall instead execute and deliver such Mortgage within three Business Days of receipt of written notice from the Administrative Agent (based on the date of notice from such Pro Rata Lender to the Administrative Agent) that such flood insurance diligence is complete (or such longer time period as agreed by the Administrative Agent in its reasonable discretion); it being understood and agreed that (i) the Administrative Agent shall promptly deliver the Flood Documents to the Pro Rata Lenders, (ii) any such Pro Rata Lender shall advise the Administrative Agent promptly upon completion of such flood insurance diligence and compliance and (iii) no delay in the execution by any Loan Party of any Mortgage as a result of the application of, and compliance with, this sentence shall result in a breach of any obligation or the occurrence of a Default or Event of Default hereunder or under any other Loan Document.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or “Real Estate Collateral Requirements” shall be subject to the exceptions and limitations set forth in the applicable Collateral Documents,

(iii) (A) perfection by control shall not be required with respect to any asset requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments that constitute Collateral and are owing from Persons that are not Loan Parties) and (B) for the avoidance of doubt, no blocked account agreement, deposit account control agreement or similar agreement shall be required for any Deposit Account or securities account,

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,

(v) no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any security interest in any asset of any Loan Party that is located outside of the United States (or, in the case of any Loan Party organized in any Applicable Country, such Applicable Country), (B) execute any security agreement, pledge agreement, mortgage, deed or charge governed by the laws of any jurisdiction other than the United States (or, in the case of any Loan Party organized in any Applicable Country, such Applicable Country) or (C) make any intellectual property filing, conduct any intellectual property search or prepare any intellectual property schedule with respect to any asset of any Loan Party in any country other than the country in which the relevant Loan Party is organized,

(vi) in no event will the Collateral include any Excluded Asset,

(vii) no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) letter-of-credit rights and/or (C) the Capital Stock of any Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a UCC-1 (or similar) financing statement or any analogous filing in any other jurisdiction, in each case without the requirement to list any VIN, serial or similar number,

(viii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (viii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(ix) no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction, (B) be prohibited under any applicable Requirement of Law and/or (C) result in material adverse tax consequences to any Loan Party as reasonably determined by the Administrative Borrower and specified in a written notice to the Administrative Agent,

(x) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above (including any Joinder Agreement) may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document, and

(xi) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as reasonably determined by the Administrative Borrower and the Administrative Agent.

Section 5.13. Maintenance of Ratings. The Administrative Borrower shall use commercially reasonable efforts to maintain public corporate credit facility ratings for the Initial Term B Loans and public corporate family ratings for the Administrative Borrower from each of S&P and Moody’s; provided that in no event shall the Administrative Borrower be required to maintain any specific rating with any such agency.

Section 5.14. Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) The Administrative Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) The Administrative Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.15. Post-Closing Covenant. The Loan Parties shall comply with their obligations described in Schedule 5.15, in each case, within the applicable periods of time specified in such Schedule with respect to the relevant item (or such longer periods as the Administrative Agent may agree in its reasonable discretion).

ARTICLE 6 NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, the Administrative Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b) Indebtedness of the Administrative Borrower to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Administrative Borrower and/or any other Restricted Subsidiary; provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party, such Indebtedness is permitted as an Investment under Section 6.06; provided, further, that any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent;

(c) [Reserved];

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Administrative Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in respect of Banking Services, including Banking Services Obligations, and incentive, supplier finance or similar programs;

(g) (i) guaranties by the Administrative Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Administrative Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Administrative Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Administrative Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and, in the case of any such Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000, described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $145,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary consisting of obligations owing under supply, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary with respect to (i) Capital Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $145,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (ii) any Capital Lease or purchase money Indebtedness to finance the purchase or lease of any vehicle (including any vehicle lease assumed in connection with an acquisition permitted hereunder and any vehicle lease of any Person that becomes a Restricted Subsidiary in connection with an acquisition permitted hereunder);

(n) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) either (A) (x) no Event of Default under Sections 7.01(a), (f) or (g) exists or would result from the consummation of such acquisition and (y) such Person is in compliance with either, at the election of the Administrative Borrower, (1) (I) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, a First Lien Leverage Ratio not to exceed the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (II) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, a Secured Leverage Ratio not to exceed the Secured Leverage Ratio as of the last day of the most recently ended Test Period or (III) if such Indebtedness is unsecured or is secured by assets that do not constitute Collateral, at the election of the Administrative Borrower, either (x) a Total Leverage Ratio not to exceed the Total Leverage Ratio as of the last day of the most recently ended Test Period or (y) an Interest Coverage Ratio not less than the Interest Coverage Ratio as of the last day of the most recently ended Test Period or (2) Section 6.13(a), whether or not then in effect, in either case, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (B) the aggregate outstanding amount of Indebtedness assumed in reliance on this Section 6.01(n)(ii)(B) does not exceed the greater of $145,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o) Indebtedness consisting of promissory notes issued by the Administrative Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Administrative Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p) the Administrative Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (q), (r), (u), (w), (y) and (z) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness is permitted under Section 6.02),

(ii) in the case of Refinancing Indebtedness with respect to clauses (a), (q), (r), (w) and (z) (other than Customary Bridge Loans), such Refinancing Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date and (y) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, it being understood and agreed that, notwithstanding the foregoing, with respect to any refinancing of Indebtedness incurred in reliance on Section 6.01(a), any Indebtedness in the form of Customary Term B Loans, including any Initial Term B Loan, may be refinanced with the proceeds of one or more Customary Term A Loans so long as such Customary Term A Loans have (1) a final maturity equal to or later than the final maturity of the Initial Term A Loans and (2) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Term A Loans,

(iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (other than Indebtedness of the type described in Section 6.01(m)) (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, security), are not, taken as a whole (as reasonably determined by the Administrative Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenant or other provision applicable only to periods after the applicable maturity date of the debt then-being refinanced as of such date, (B) any covenant or provision which constitute then-current market terms for the applicable type of Indebtedness or (C) any covenant or other provision which is conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)),

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (n) (solely as it relates to amounts incurred pursuant to clause (ii)(B) of the proviso thereto), (r), (u), (w) (solely as it relates to the Non-Loan Party Cap), (y) and (z) (solely as it relates to the Incremental Amount) of this Section 6.01, the incurrence thereof shall be without duplication of any amount outstanding in reliance on (and such Refinancing Indebtedness shall constitute utilization of amounts set forth in) the applicable clause of this Section 6.01,

(v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) or (z) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01, (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on all or a portion of the Collateral securing the Initial Term Loans), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the relevant Collateral securing the Initial Term Loans) on terms not materially less favorable (as reasonably determined by the Administrative Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, and (D) as of the date of the incurrence of any such Refinancing Indebtedness and after giving effect thereto, no Event of Default exists,

(vi) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) or (z) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral or that is junior in right of payment shall be subject to an applicable Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than one or more Loan Parties and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement; it being understood and agreed that any such Refinancing Indebtedness may participate (x) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (y) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi), and

(vii) in the case of Refinancing Indebtedness with respect to intercompany Indebtedness permitted under Section 6.01(i), such Refinancing Indebtedness also constitutes intercompany Indebtedness;

(q) Indebtedness incurred to finance any acquisition permitted hereunder after the Closing Date; provided that:

(i) before and after giving effect to such acquisition on a Pro Forma Basis, no Event of Default under Sections 7.01(a), (f) or (g) exists,

(ii) after giving effect to such acquisition on a Pro Forma Basis (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred):

(A) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the First Lien Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period,

(B) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the Secured Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period or

(C) if such Indebtedness is unsecured or secured by assets that do not constitute Collateral, at the election of the Administrative Borrower, either (x) the Total Leverage Ratio does not exceed the greater of (I) 4.50:1.00 and (II) the Total Leverage Ratio as of the last day of the most recently ended Test Period or (y) the Interest Coverage Ratio is not less than the lesser of (I) 2.00:1.00 and (II) the Interest Coverage Ratio as of the last day of the most recently ended Test Period,

(iii) any such Indebtedness that is subordinated to the Obligations in right of payment shall be subject to an applicable Intercreditor Agreement; and

(iv) any such Indebtedness shall be subject to the conditions provided in Sections 2.22(a)(vi) (other than such Indebtedness in the form of Customary Bridge Loans), (vii) (other than such Indebtedness in the form of Customary Bridge Loans), (x)(B)(x) (other than with respect to Indebtedness that is incurred by one or more Restricted Subsidiaries that are not Loan Parties), (x)(B)(y) (solely with respect to clauses (q)(ii)(A) and (B) above and other than the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction) and (xi)(B) (other than such Indebtedness that is incurred by a Restricted Subsidiary that is not a Loan Party and secured by assets that do not constitute Collateral), mutatis mutandis;

(r) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 200% of the amount of Net Proceeds received by the Administrative Borrower from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the common equity of any Parent Company, in each case after the Closing Date, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Administrative Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than Cure Amounts and/or any Available Excluded Contribution Amount (the amount of any Net Proceeds or contribution utilized to incur Indebtedness in reliance on this clause (r), a “Contribution Indebtedness Amount”);

(s) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Administrative Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $200,000,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) to the extent constituting Indebtedness, obligations arising under the Merger Agreement;

(w) additional Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary so long as:

(i) after giving effect thereto, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred):

(A) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the First Lien Leverage Ratio does not exceed 3.50:1.00,

(B) if such Indebtedness is secured by a Lien other than on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the Secured Leverage Ratio does not exceed 3.50:1.00,

(C) if such Indebtedness is unsecured or is secured by assets that do not constitute Collateral, at the election of the Administrative Borrower, either (x) the Total Leverage Ratio does not exceed 4.50:1.00 or (y) the Interest Coverage Ratio is not less than 2.00:1.00,

(ii) any such Indebtedness that is subordinated to the Obligations in right of payment shall be subject to an applicable Intercreditor Agreement,

(iii) the aggregate outstanding principal amount of Indebtedness incurred in reliance on this Section 6.01(w) by Restricted Subsidiaries that are not Loan Parties shall not, at any time, exceed the Non-Loan Party Cap; and

(iv) such Indebtedness shall be subject to the conditions provided in Sections 2.22(a)(vi) (other than such Indebtedness in the form of Customary Bridge Loans), (vii) (other than such Indebtedness in the form of Customary Bridge Loans), (x)(B)(x) (other than with respect to Indebtedness that is incurred by one or more Restricted Subsidiaries that are not Loan Parties), (x)(B)(y) (solely with respect to clauses (w)(i)(A) and (B) above and other than the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction) and (xi)(B) (other than such Indebtedness that is incurred by a Restricted Subsidiary that is not a Loan Party and secured by assets that do not constitute Collateral), mutatis mutandis;

(x) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary that is a Guarantor (or that becomes a Guarantor simultaneously with its incurrence of such Indebtedness) incurred in respect of:

(i) the Senior Unsecured Notes in an aggregate outstanding principal amount that does not exceed $405,000,000; provided that any co-issuer of the Senior Unsecured Notes shall be a Loan Party at all times until the Senior Unsecured Notes have been redeemed, repaid, defeased or discharged in full, and

(ii) any refinancing of the Senior Unsecured Notes after the Closing Date so long as (A) the aggregate principal amount of such Indebtedness does not exceed, without duplication, the amount permitted to be incurred under preceding clause (i), plus (1) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon, (2) the amount of any underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (3) an amount equal to any existing commitments unutilized thereunder and (4) any additional amounts permitted to be incurred pursuant to this Section 6.01 (with additional amounts incurred in reliance on this clause (4) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted), (B) such Indebtedness, if secured, is secured by Liens permitted under Section 6.02 (other than under Section 6.02(t)), (C) such refinancing shall be without duplication of any amounts outstanding in reliance on (and such refinancing shall constitute utilization of amounts set forth in) preceding clause (i), (D) the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the Indebtedness being refinanced in reliance on this Section

6.01(x) (without giving effect to any prepayment thereof), (E) the maturity date of such Indebtedness is equal to or later than the maturity date of the Indebtedness being refinanced in reliance on this Section 6.01(x) and (F) no such Indebtedness is guaranteed by any Person which is not a Loan Party,

(y) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z) Incremental Equivalent Debt;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Administrative Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb) Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(cc) Indebtedness of the Administrative Borrower or any Restricted Subsidiary supported by any Letter of Credit;

(dd) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Administrative Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ee) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(ff) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary permitted hereunder.

Section 6.02. Liens. The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens securing the Secured Obligations;

(b) Liens for Taxes which are (i) not then due, (ii) if due, not at such time required to be paid pursuant to Section 5.03 or (iii) being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Administrative Borrower and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Administrative Borrower and/or its Restricted Subsidiaries, taken as a whole;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Administrative Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement is required ;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (n), (q), (u), (w), (y), and (z) and (y) Indebtedness that is secured in reliance on Section 6.02(u) (without duplication of any amount outstanding thereunder such that the amount available under Section 6.02(u) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (y))); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Intercreditor Agreement and (iii) no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced;

(l) Liens existing on the Closing Date and, with respect to any such Lien securing Indebtedness or other obligations in an aggregate outstanding amount in excess of $10,000,000, described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon; it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock, and (ii) Liens securing Indebtedness incurred pursuant to, and subject to the provisions set forth in, Section 6.01(q); provided, that any Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations that is granted in reliance on this clause (o)(ii) shall be subject to an applicable Intercreditor Agreement;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Administrative Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Administrative Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Administrative Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted under this Agreement;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Administrative Borrower and/or its Restricted Subsidiaries;

(s) Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 6.01(u) (in the case of any Lien granted in reliance on this Section 6.02(s) to secure Indebtedness incurred in reliance on Section 6.01(u), to the extent that such Lien constitutes a lien on the Collateral that is junior to the Lien securing the Secured Obligations) and/or (w); provided, that other than with respect to Indebtedness of the type described in Section 6.01(m), at the request of the relevant lender, any Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations that is granted in reliance on this clause (s) shall be subject to an applicable Intercreditor Agreement;

(t) Liens on Collateral securing Indebtedness incurred pursuant to Section 6.01(z), subject to an applicable Intercreditor Agreement;

(u) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $200,000,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that other than with respect to Indebtedness of the type described in Section 6.01(m), at the request of the relevant lender, any Lien on any Collateral granted in reliance on this clause (u) that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations shall be subject to an applicable Intercreditor Agreement;

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) (i) leases, licenses (including sublicenses), or subleases granted to others or (ii) assignments of IP Rights granted to a customer of the Administrative Borrower or any Restricted Subsidiary, in each case in the ordinary course of business which do not secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (and/or any similar Requirement of Law under any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing obligations of the type described in Section 6.01(f), subject, if applicable, to an Intercreditor Agreement;

(ee) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12(b) with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(ii) Liens on accounts receivable and related assets granted in connection with any Permitted Receivables Facility.

Section	6.03. Reserved.

Section	6.04. Restricted Payments; Restricted Debt Payments.

(a) The Administrative Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Administrative Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of any Parent Company) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries);

(B) to discharge the consolidated, combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due, to the extent such liabilities are attributable to the income of the Administrative Borrower and/or any subsidiary of the Administrative Borrower; provided that the amount of any such payment in respect of any taxable year does not exceed the amount of Taxes that the Administrative Borrower and/or its applicable subsidiary would have paid as standalone companies or as a standalone group;

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries);

(D) to pay any insurance premium that is payable by, or attributable to, any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries);

(E) to pay (x) fees and expenses related to any debt and/or equity offering, investment and/or acquisition (whether or not consummated) and (y) Public Company Costs;

(F) to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Administrative Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Administrative Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Administrative Borrower or the relevant Restricted Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Administrative Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Administrative Borrower may pay (or make Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company, the Administrative Borrower or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Administrative Borrower or any subsidiary:

(A) with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Administrative Borrower or any subsidiary) in an aggregate amount not to exceed $50,000,000 in any Fiscal Year, which, if not used in such Fiscal Year, may be carried forward to the next two succeeding Fiscal Years;

(B) with the proceeds of any sale or issuance of the Qualified Capital Stock of the Administrative Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Administrative Borrower or any Restricted Subsidiary in each case, (1) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Administrative Borrower or any of its Restricted Subsidiaries, (2) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (3) other than any Cure Amount, Contribution Indebtedness Amount and/or any Available Excluded Contribution Amount; or

(C) with the net proceeds of any key-man life insurance policy;

(iii) the Administrative Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that such Borrower elects to apply to this clause (iii)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that such Borrower elects to apply to this clause (iii)(B);

(iv) the Administrative Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager and/or consultant of the Administrative Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v) the Administrative Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) the Administrative Borrower may make Restricted Payments the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions, (ii) on and after the Closing Date, to satisfy any payment obligations owing under the Merger Agreement (including payment of working capital and/or purchase price adjustments) and to pay Transaction Costs, in each case, with respect to the Transactions and (iii) to direct or indirect holders of Capital Stock of the Administrative Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of any working capital and purchase price adjustments, in each case, with respect to the Transactions;

(vii) so long as no Event of Default then exists, the Administrative Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments in an amount not to exceed the greater of (A) 6.00% per annum of the net Cash proceeds received by or contributed to the Administrative Borrower from any public offering and (B) 5.00% per annum of market capitalization;

(viii) the Administrative Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Administrative Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Administrative Borrower and/or any Restricted Subsidiary and other than in respect of any Cure Amount) of, Qualified Capital Stock of the Administrative Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Administrative Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Administrative Borrower or a Restricted Subsidiary and other than in respect of any Cure Amount) of any Refunding Capital Stock; provided that any amount applied to make a Restricted Payment pursuant to this clause (viii) shall not be applied or used to increase the Contribution Indebtedness Amount, the Available Amount, the Available Excluded Contribution Amount or to make any other Restricted Payment or Restricted Debt Payment hereunder;

(ix) to the extent constituting a Restricted Payment, the Administrative Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(x) so long as no Event of Default then exists or would result therefrom, the Administrative Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A) the greater of $250,000,000 and 33% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (B) the amount of Investments made by the Administrative Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii) minus (C) the amount of Restricted Debt Payments made by any Loan Party in reliance on Section 6.04(b)(iv);

(xi) the Administrative Borrower may make additional Restricted Payments so long as (A) no Event of Default then exists or would result therefrom and (B) the Secured Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.00:1.00;

(xii) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Administrative Borrower or any Restricted Subsidiary by, any Unrestricted Subsidiary (other than any Unrestricted Subsidiary the principal assets of which consist primarily of Cash and Cash Equivalents received from an Investment by the Administrative Borrower and/or any Restricted Subsidiary); and

(xiii) to the extent constituting a Restricted Payment, any distribution or payment of any Receivables Fee.

(b) The Administrative Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01(p) and/or refinancing Indebtedness permitted by Section 6.01(x);

(ii) as part of an applicable high yield discount obligation catch-up payment;

(iii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) so long as no Event of Default under Section 7.01(a), (f) or (g) exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $250,000,000 and 33% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (B) the amount of Investments made by the Administrative Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii) minus (C) the amount of Restricted Payments made by the Administrative Borrower in reliance on Section 6.04(a)(x);

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Administrative Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Administrative Borrower or any Restricted Subsidiary (in each case, other than from the Administrative Borrower or any Restricted Subsidiary and other than in respect of any Cure Amount), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the

Administrative Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01; provided that any amount applied to make a Restricted Debt Payment pursuant to this clause (v) shall not be applied or used to increase the Contribution Indebtedness Amount, the Available Amount, the Available Excluded Contribution Amount or to make any other Restricted Payment or Restricted Debt Payment hereunder;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Administrative Borrower elects to apply to this clause (vi)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (vi)(B);

(vii) additional Restricted Debt Payments so long as (A) no Event of Default then exists or would result therefrom and (B) the Secured Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.00:1.00; and

(viii) mandatory prepayments of Restricted Debt (and related payments of interest) made with Declined Proceeds (it being understood that any Declined Proceeds applied to make Restricted Debt Payments in reliance on this Section 6.04(b)(viii) shall not increase the amount available under clause (a)(viii) of the definition of “Available Amount” to the extent so applied).

Section 6.05. Burdensome Agreements. Except as provided herein or in any other Loan Document, the Senior Unsecured Notes Indenture, any document with respect to any Incremental Equivalent Debt and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, the Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Administrative Borrower that is not a Loan Party to pay dividends or other distributions to any Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (any such agreement, a “Burdensome Agreement”), except restrictions:

(a) set forth in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (q), (r), (u), (w) and/or (y) of Section 6.01), (q), (r), (u), (w) and/or (y) of Section 6.01;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses (including sublicenses), joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Administrative Borrower);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement relating to Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Administrative Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Administrative Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o) customary subordination and/or subrogation provisions set forth in guaranty or similar documentation not with respect to Indebtedness that are entered into in the ordinary course of business;

(p) any restriction created in connection with (i) any factoring program implemented in the ordinary course of business and/or (ii) any Permitted Receivables Facility that, in the good faith determination of the Administrative Borrower, is necessary or advisable to give effect thereto; and/or

(q) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Administrative Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06. Investments. The Administrative Borrowers shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Administrative Borrower or in any subsidiary, (ii) Investments made after the Closing Date among the Administrative Borrower and/or one or more Restricted Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan

Party in the Administrative Borrower and/or any Restricted Subsidiary that is not a Loan Party, (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party and/or any other Restricted Subsidiary that is not a Loan Party and (v) Investments made by any Loan Party and/or any Restricted Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Administrative Borrower or any Restricted Subsidiary;

(d) Investments in any Unrestricted Subsidiary and/or any Similar Business (including any joint venture) in an aggregate outstanding amount not to exceed the greater of $100,000,000 and 13.50% of Consolidated Adjusted EBITDA as of the end of the most recently ended Test Period;

(e) (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit the consummation of a Permitted Acquisition or similar Investment, which amount is actually applied, directly or indirectly, by such Restricted Subsidiary (or another Restricted Subsidiary) to consummate such Permitted Acquisition or similar Investment;

(f) (i) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and, in the case of any such Investment with an outstanding amount in excess of $10,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Administrative Borrower, its subsidiaries and/or any joint venture to the extent permitted by applicable Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Administrative Borrower for the purchase of such Capital Stock;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries)), the Administrative Borrower and/or any subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Administrative Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Administrative Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments made in connection with the Transactions;

(q) Investments made after the Closing Date by the Administrative Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) the greater of $200,000,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

(ii) at the election of the Administrative Borrower, the amount of Restricted Payments or Restricted Debt Payments, as applicable, then permitted to be made by the Administrative Borrower or any Restricted Subsidiary in reliance on Section 6.04(a)(x) or Section 6.04(b)(iv), as applicable (it being understood that any amount utilized under this clause (ii) to make an Investment shall result in a reduction in availability under Section 6.04(a)(x) and Section 6.04(b)(iv), as applicable), plus

(iii) in the event that (A) the Administrative Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Loan Party, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Loan Party;

(r) Investments made after the Closing Date by the Administrative Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that such Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that such Borrower elects to apply to this clause (r)(ii);

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Administrative Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment permitted to be made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to Section 6.06(e)(ii) or Section 6.06(b));

(v) Investments in Restricted Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments consisting of (i) the licensing of IP Rights pursuant to joint marketing or other similar arrangements with other Persons entered into in the ordinary course of business and/or (ii) minority equity interests in customers received as part of fee arrangements entered into in the ordinary course of business or in a manner otherwise consistent with past practice in an aggregate outstanding amount not to exceed the greater of $200,000,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(y) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(aa) Investments in the Administrative Borrower, any Restricted Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Administrative Borrower, its subsidiaries and/or any joint venture;

(cc) additional Investments so long as no Event of Default exists under Section 7.01(a), (f) or (g) after giving effect thereto and, on a Pro Forma Basis, the Secured Leverage Ratio does not exceed 3.50:1.00;

(dd) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; and/or

(ee) any Investment in any Receivables Subsidiary that, in the good faith determination of the board of directors of the Administrative Borrower, is necessary or advisable to effect a Permitted Receivables Facility or any repurchase in connection therewith.

Section 6.07. Fundamental Changes; Disposition of Assets. The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value in excess of $30,000,000 in a single transaction or in a series of related transactions and in excess of $60,000,000 in the aggregate for all such transactions in any Fiscal Year, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Administrative Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into any Borrower, (A) such Borrower shall be the continuing or surviving Person (and, if with or into the Administrative Borrower, the Administrative Borrower shall be the continuing or surviving Person) or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not a Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of such Borrower in a manner reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received all documentation and other information reasonably requested with respect to Successor Borrower, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (z) except as the Administrative Agent may otherwise agree, each Loan Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, a Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of a Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b) Dispositions (including of Capital Stock) among the Administrative Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers, is not materially disadvantageous to the Lenders, and the Administrative Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than Sections 6.07(a) or (b) or this Section 6.07(c)) or (B) any Investment permitted under Section 6.06 (other than in reliance on clause (j) thereof); and (iii) the conversion of the Administrative Borrower or any Restricted Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral, taken as a whole;

(d) (x) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Administrative Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary or the Administrative Borrower) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens, (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and (z) Sale and Lease-Back Transactions permitted by Section 6.08;

(h) Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $35,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (other than any Permitted Asset Swap), at least 75% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap) shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Administrative Borrower or any Restricted Subsidiary) of the Administrative Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Administrative Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Administrative Borrower or any Restricted Subsidiary from the transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and clause (B)(1) of the proviso in Section 6.08 that is at that time outstanding, not in excess of the greater of $40,000,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l) Dispositions and/or terminations in the ordinary course of business of leases, subleases or licenses (including sublicenses) (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Administrative Borrower and its Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions;

(q) Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Administrative Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Administrative Borrower) for like assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute Excluded Assets, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the assets so exchanged or swapped;

(s) Dispositions of assets that do not constitute Collateral for fair market value;

(t) (i) non-exclusive licensing and cross-licensing arrangements involving any technology, intellectual property or other IP Rights of the Administrative Borrower or any Restricted Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Administrative Borrower, are not material to the conduct of the business of the Administrative Borrower or its Restricted Subsidiaries, individually or in the aggregate, or are no longer economical to maintain in light of their respective use, and (iii) Dispositions of any technology, intellectual property or other IP Rights of the Administrative Borrower or any Restricted Subsidiary involving their customers in the ordinary course of business;

(u) terminations or unwinds of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Administrative Borrower and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law, including Dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(y) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) other Dispositions involving assets having a fair market value (as reasonably determined by the Administrative Borrower at the time of the relevant Disposition) of not more than $70,000,000 in any Fiscal Year, which, if not used in such Fiscal Year, may be carried forward solely to the next succeeding Fiscal Year;

(bb) Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto; and

(cc) (i) any Disposition of any account receivable, any participation therein and/or any related asset in connection with any Permitted Receivables Facility and (ii) any Disposition of any account receivable in accordance with any factoring or similar program in the ordinary course of business.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Administrative Borrower in order to effect the foregoing in accordance with Article 8 hereof.

Section 6.08. Sale and Lease-Back Transactions. The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Administrative Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Administrative Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Administrative Borrower or such Restricted Subsidiary to such other Person in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii) and either (A) the resulting Indebtedness is permitted by Section 6.01 or (B)(1) the relevant Sale and Lease-Back Transaction is consummated in exchange for cash consideration (provided that for purposes of the foregoing cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Administrative Borrower or any Restricted Subsidiary) of the Administrative Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Administrative Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Administrative Borrower or any Restricted Subsidiary from the transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 6.07(h)(z) that is at that time outstanding, not in excess of the greater of $40,000,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash), (2) the Administrative Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of $100,000,000 and 13.50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.09. Transactions with Affiliates. The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $20,000,000 with any of their respective Affiliates on terms that are less favorable to the Administrative Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Administrative Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Administrative Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Administrative Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Administrative Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(d), (o) and (ee), 6.04 and 6.06(h), (m), (o), (t), (v), (y), (z) and (aa) and/or any other transaction that is expressly permitted by the terms of this Article 6 to be consummated with an Affiliate and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) the payment of any indemnification obligations and/or expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case whether currently due or paid in respect of any accrual from any prior period;

(g) the Transactions, including the payment of Transaction Costs and payments required under the Merger Agreement;

(h) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of such Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Administrative Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Administrative Borrower or its subsidiaries;

(k) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Administrative Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Administrative Borrower or the senior management thereof or (ii) on terms at least as favorable to the Administrative Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(l) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(m) (i) any purchase by the Administrative Borrower of the Capital Stock of (or contribution to the equity capital of) the Administrative Borrower and (ii) any intercompany loan made by the Administrative Borrower to any Restricted Subsidiary;

(n) any transaction in respect of which the Administrative Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Administrative Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Administrative Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and

(o) any customary transaction with any Receivables Subsidiary effected as part of any Permitted Receivables Facility.

Section 6.10. Conduct of Business. From and after the Closing Date, the Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Administrative Borrower or such Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent may consent.

Section 6.11. Amendments of or Waivers with Respect to Restricted Debt. The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) in violation of any Intercreditor Agreement, any intercreditor agreement related to such debt entered into with the Administrative Agent or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under the Loan Documents in respect thereof.

Section 6.12. Fiscal Year. The Administrative Borrower shall not change its Fiscal Year-end to a date other than December 31; provided, that, the Administrative Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year-end to another date, in which case the Administrative Borrower and the Administrative Agent shall, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.13. Financial Covenant.

(a) First Lien Leverage Ratio. On the last day of any Test Period (it being understood and agreed that this Section 6.13(a) shall not apply earlier than the last day of the first full Fiscal Quarter ending after the Closing Date), the Administrative Borrower shall not permit the First Lien Leverage Ratio to be greater than (i) for each Test Period ending prior to March 31, 2019, 5.0:1.0 or (ii) for each Test Period ending on or after March 31, 2019, 4.5:1.0.

(b) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the occurrence of an Event of Default as a result of the Administrative Borrower’s failure to comply with Section 6.13(a) above for any Fiscal Quarter, the Administrative Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (such 15 Business Day period, the “Cure Period”)) to issue Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of its Qualified Capital Stock (the “Cure Amount”), and thereupon the Administrative Borrower’s compliance with Section 6.13(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.13(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.13(a) would be satisfied, then the requirements of Section 6.13(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.13(a), (iv) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.13(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness) and (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be disregarded for purposes of determining (A) whether any financial ratio-based condition to the availability of any carve-out set forth in Article 6 of this Agreement has been satisfied or (B) the Applicable Rate or the Commitment Fee Rate.

(c) It is understood and agreed that the covenant described in this Section 6.13 shall only apply to the Initial Revolving Facility and the Initial Term A Loan Facility.

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) Failure To Make Payments When Due. Failure by the Borrowers to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by the Administrative Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by the Administrative Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that (1) clause (ii) of this paragraph (b) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (2) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article 7 and (3) for the avoidance of doubt, this Section 7.01(b) shall not apply in respect of any Permitted Receivables Facility; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(d)(i) (provided that any Event of Default arising from the failure to timely deliver any notice of Default or Event of Default, as applicable shall automatically be deemed to have been cured (and no longer continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default), Section 5.02 (as it applies to the preservation of the existence of each Borrower) or Article 6; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.13(a) will constitute an Event of Default with respect to any Term B Loan unless and until the Administrative Agent has (i) at the request of the Required Term A Lenders, demanded repayment of, or otherwise accelerated the Indebtedness or other obligations in respect of the Initial Term A Loans and (ii) at the request of the Required Revolving Lenders, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility (the “Financial Covenant Standstill”); it being understood and agreed that any breach of Section 6.13(a) is subject to cure as provided in Section 6.13(b), and no Event of Default may arise under Section 6.13(a) until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Sections 5.01(a) or (b), as applicable (unless the Cure Right has been exercised five times over the life of this Agreement and/or the Cure Right has been exercised twice in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date; provided that notwithstanding the foregoing, no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit during the Cure Period unless and until the Cure Amount is received; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made (subject, in the case of any representation and/or warranty that is capable of being cured, to a grace period of 30 days following the Administrative Borrower’s receipt of a written notice of the inaccuracy of the relevant representation, warranty or certification); or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Administrative Borrower of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirement of Law; or (ii) the commencement of an involuntary case against the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers for or in respect of itself or for all or a substantial part of its property; (ii) the making by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Administrative Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Administrative Borrower or any of its Restricted Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (w) such perfection not being required pursuant to this Agreement or any other Loan Document, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or the termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt in excess of the Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than (x) an event with respect to any Borrower described in clause (f) or (g) of this Article or (y) any Event of Default arising under Section 6.13(a)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 102% of the relevant face amount of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account)); provided that (A) upon the occurrence of an event with respect to the Administrative Borrower described in clauses (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the Borrowers to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.13(a), (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Administrative Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (3) require that the Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 102% of the relevant face amount of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account)), (Y) solely at the request of the Required Term A Lenders, declare the Initial Term A Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Initial Term A Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the

Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (Z) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Term B Lenders shall, by notice to the Administrative Borrower, declare the Loans (other than the Initial Term A Loans and the Revolving Loans) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8 THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks, each, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Hedge Banks and/or Cash Management Banks, as applicable, hereby irrevocably appoints Credit Suisse (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise as directed in writing by the Required Lenders, Required Term A Lenders, Required Pro Rata Lenders, Required Term B Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Administrative Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders, Required Term A Lenders, Required Pro Rata Lenders, Required Term B Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, any Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrowers, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under and in connection with the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the Issuing Banks and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Secured Parties and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including any telephonic notice), request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Administrative Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Administrative Borrower may, upon ten days’ notice, remove the Administrative Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, the Administrative Agent’s removal shall, at the option of the Administrative Borrower, not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Administrative Borrower (not to be unreasonably withheld or delayed), to appoint a Successor Administrative Agent which shall be a commercial bank, trust company or other Person reasonably acceptable to the Administrative Borrower with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Administrative Borrower, Sections 7.01(f) or (g), no consent of the Administrative Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a Successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Administrative Borrower) or (b) in the case of a removal, the Administrative Borrower may, after consulting with the Required Lenders, appoint a Successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Administrative Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Administrative Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences of this paragraph and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a Successor Administrative Agent is appointed) and (ii) except for any indemnity payment or other amount owed to the Administrative Agent, any payment, communication or determination required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrowers to enable the Borrowers to take such actions), until such time as the Required Lenders or the Administrative Borrower, as applicable, appoint a Successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a Successor Administrative Agent, the Successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrowers to any Successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such Successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a Successor Administrative Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b) subject to Section 9.23, release any Subsidiary Guarantor from its Loan Guaranty (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(m), 6.02(n), 6.02(o)(i) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r), 6.02(s) (to the extent that relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg) and/or 6.02(hh) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(o)(i), 6.02(q), 6.02(r), 6.02(u), 6.02(bb) and/or 6.02(hh) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements with respect to any Indebtedness (including any Intercreditor Agreement and/or any amendment thereof)) that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the reasonable request of the Administrative Agent, the Administrative Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not have any responsibility to the Secured Parties for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Administrative Agent is authorized to enter into any Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Intercreditor Agreement and any other Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Intercreditor Agreement or any other Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Intercreditor Agreement and/or any other Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate or branch thereof) is not reimbursed and indemnified by the Borrowers in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate or branch thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate or branch thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s or branch’s) gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any

Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For the avoidance of doubt, the term “Lender” shall, for all purposes of this paragraph, include any Issuing Bank.

ARTICLE 9 MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Administrative Borrower at:

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, NC 27604

Attention: Chief Financial Officer

Email: gregory.rush@incresearch.com

Facsimile: (919) 334-3651

with a copy to (which shall not constitute notice to any Loan Party):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Neal McKnight

Email: mcknight@sullcrom.com

Facsimile: (212) 291-9097

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Attention: Courtney Marcus

Email: courtney.marcus@weil.com

Facsimile: (214) 746-7777

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 1.01(d);

(iii) if to any Issuing Bank, at:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 9th Floor

New York, NY 10010

Attention: Trade Finance Services Department

Email: list.ib-lettersofcredit-ny@credit-suisse.com

Telephone: (212) 325-5397

Facsimile: (212) 325-8315

or

such address as may be specified in the documentation pursuant to which such

Issuing Bank is appointed in its capacity as such, and

(iv) if to any Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Administrative Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Administrative Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

(d) The Platform. The Administrative Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Administrative Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to the Administrative Borrower or its securities) (each, a “Public Lender”). At the request of the Administrative Agent, the Administrative Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” the Administrative Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that is publicly available or is not material with respect to the Administrative Borrower, its subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Administrative Borrower for purposes of the United States federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Administrative Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Administrative Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents, (2) any amendment to any Loan Document and (3) any information delivered pursuant to Section 5.01(a) or (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Administrative Borrower its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY INDEMNITEE OR ANY OTHER PARTY HERETO REFERRED TO IN SECTION 9.03(b) HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY PERSON’S (OTHER THAN THE RELEVANT INDEMNITEE’S OR OTHER PARTY’S OR THEIR RESPECTIVE RELATED PARTIES’) TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 or Extended Revolving Facility or Extended Term Loans pursuant to Section 2.23 in respect of which such Lender has agreed to be an Incremental Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or reduces any amount due to such Lender on any Loan Installment Date;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender, it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(f) or as otherwise provided in this Section 9.02);

(B) no such agreement shall:

(1) change (v) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, (w) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Revolving Lenders”), (x) the definition of “Required Term A Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Term A Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Term A Lenders”), (y) the definition of “Required Pro Rata Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Revolving Lender and each Term A Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Pro Rata Lenders”) or (z) the definition of “Required Term B Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Term B Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Term B Lenders”);

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 and Section 9.23), without the prior written consent of each Lender;

(C) (x) solely with the consent of the Required Pro Rata Lenders (it being understood that neither the consent of the Required Lenders nor the consent of any other

Lender (nor any group of Lenders) shall be required), any such agreement may waive, amend or modify Section 6.13 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.13) (other than, in the case of Section 6.13(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (other than as permitted under clause (y)) and/or (y) solely with the consent of the Required Revolving Lenders (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor group of Lenders) shall be required), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.02 hereof (or any representation or warranty that is made or deemed to be made by virtue of the application of Section 4.02) as it pertains to any Revolving Loan and/or Additional Revolving Loan; and

(D) solely with the consent of the relevant Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit by such Issuing Bank;

(E) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) With the written consent of the Administrative Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of any Class of Replacement Term Loans shall not exceed the aggregate principal amount of the relevant Replaced Term Loans (plus (1) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and plus (2) the amount of accrued interest and premium (including tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees (including upfront fees and original issue discount or yield payments), commissions and expenses associated therewith),

(B) any Replacement Term Loans (other than Customary Bridge Loans) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing it being understood and agreed that, notwithstanding the foregoing, any Term B Loan may be refinanced with the proceeds of Term A Loans so long as such Term A Loans have (1) a final maturity equal to or later than the final maturity of the Initial Term A Loans and (B) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Term A Loans,

(C) any Class of Replacement Term Loans may be pari passu with or junior to any then-existing Class of Term Loans in right of payment and may be pari passu with or junior to such Class of Term Loans with respect to the Collateral or unsecured; provided that any Class of Replacement Term Loans that is pari passu with or junior to any then-existing Class of Term Loan shall be subject to an applicable Intercreditor Agreement and may be, at the option of the Administrative Agent and the Administrative Borrower, documented in a separate agreement or agreements,

(D) any Class of Replacement Term Loans that is secured may not be secured by any asset other than the Collateral,

(E) any Class of Replacement Term Loans that is guaranteed may not be guaranteed by any Person other than one or more Loan Parties,

(F) no Class of Replacement Term Loans that is pari passu with any Class of Initial Term Loans in right of payment and security may participate on a greater than pro rata basis in any voluntary or mandatory repayment or prepayment in respect of such Class of Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements),

(G) any Class of Replacement Term Loans may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to clause (B) above, an amortization schedule as the Borrowers and the lenders providing such Class of Replacement Term Loans may agree, and

(H) the terms and conditions of any Class of Replacement Term Loans (excluding the terms described above) must be (1) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Borrower) to the lenders providing such Class of Replacement Term Loans than those applicable to the relevant Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of incurrence of such Class of Replacement Term Loans)), (2) provided on then-current market terms (as reasonably determined by the Administrative Borrower) for the applicable type of Indebtedness or (3) reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent);

(ii) with the written consent of the Administrative Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate maximum amount of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of the relevant Replaced Revolving Facility (plus (x) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees), commissions and expenses associated therewith),

(B) no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C) any Replacement Revolving Facility may be pari passu with or junior to any then-existing Revolving Credit Commitment in right of payment and pari passu with or junior to such Revolving Commitment with respect to the Collateral or may be unsecured; provided that any Replacement Revolving Facility that is pari passu with or junior to the

Incremental Revolving Commitment shall be subject to an applicable Intercreditor Agreement and may be, at the option of the Administrative Agent and the Administrative Borrower, documented in a separate agreement or agreements,

(D) any Replacement Revolving Facility that is secured may not be secured by any assets other than the Collateral,

(E) any Replacement Revolving Facility that is guaranteed may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (i) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G) any Replacement Revolving Facility may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrowers and the lenders providing such Replacement Revolving Facility may agree,

(H) the terms and conditions of any Replacement Revolving Facility (excluding the terms described herein) must be (i) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Borrower) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)), (ii) provided on then-current market terms (as reasonably determined by the Administrative Borrower) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent), and

(I) the commitments in respect of the relevant Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of sub-clauses (i) and (ii) of this clause (c), (x) any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted without the consent of the Administrative Agent to provide any Class of Replacement Term Loans, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05 and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may provide any Replacement Revolving Facility.

Each party hereto hereby agrees that this Agreement may be amended by the Administrative Borrower, the Administrative Agent and the lenders providing the relevant Class of Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Term Loans or Replacement Revolving Facility, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Class of Replacement Term Loans or any Replacement Revolving Facility, may elect or decline, in its sole discretion, to provide such Class of Replacement Term Loans or Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Administrative Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) the Administrative Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Administrative Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 6.12 and/or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default) in connection with the addition of any Loan or Commitment hereunder, any Incremental Equivalent Debt, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment, Extension Amendment and/or Refinancing Amendment).

(iii) if the Administrative Agent and the Administrative Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision without the consent of any Lender solely to address such matter as reasonably determined by them acting jointly,

(iv) the Administrative Agent and the Administrative Borrower may amend, restate, amend and restate or otherwise modify the Intercreditor Agreements, any Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 and/or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Administrative Borrower (i) to add one or

more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, and

(viii) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

Section 9.03. Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrowers shall pay (i) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks) of the Credit Facilities, in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Administrative Borrower and except as otherwise provided in a separate writing between the Administrative Borrower, the relevant Arranger and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Administrative Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrowers shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Administrative Borrower, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to the Administrative Borrower, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Administrative Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of the Administrative Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Administrative Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after receipt by the Administrative Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Administrative Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrowers shall not be liable for any settlement of any proceeding effected without the written consent of the Administrative Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Administrative Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04. Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Administrative Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c) at the time owing to it) with the prior written consent of:

(A) the Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Administrative Borrower shall be deemed to have consented to any assignment of Term B Loans unless it has objected thereto by written notice to the Administrative Agent within 15 Business Days after receipt of written notice thereof and (y) the consent of the Administrative Borrower shall not be required for any assignment (1) of Term Loans or Term Commitments to any Term Lender or any Affiliate of any Term Lender or an Approved Fund, (2) of any Revolving Loan or Revolving Commitment to any Revolving Lender, (3) of any Revolving Loan or Revolving Commitment between Goldman Sachs Bank (USA) and Goldman Sachs Lending Partners LLC for so long as either Person remains a Revolving Lender or (4) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to any Borrower) exists; provided, further that the Administrative Borrower may withhold its consent to any assignment to any Person (other than a Bona Fide Debt Fund) that is not a Disqualified Institution but is known by the Administrative Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C) in the case of any Revolving Facility unless the relevant assignment is to a Revolving Lender or an affiliate of a Revolving Lender, each Issuing Bank, not to be unreasonably withheld, conditioned or delayed.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, unless the Administrative Borrower and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrowers shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount and currency of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Administrative Borrower’s obligations in respect of the Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.

(vi) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Administrative Borrower or any Restricted Subsidiary or the performance or observance by the Administrative Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is not a Disqualified Institution and that it is an Eligible Assignee, legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and any Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrowers (except as provided in clause (D) of the proviso below), the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the last paragraph set forth in Section 9.05(f), as if the limitation applied to such participations), the Borrowers or any of their Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the consent of the Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any participation of any Revolving Loan and/or Revolving Commitment; provided, further that the consent of the Administrative Borrower shall not be required for any participation (1) of any Revolving Loan or Revolving Commitment to any Revolving Lender or (2) at any time when an Event of Default under Sections 7.01(a) or Sections 7.01(f) or (g) (with respect to any Borrower) exists. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) is delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrowers and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of

Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

(d) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii) No Lender, acting in its capacity as a Lender (or any Affiliate or other Person acting on such Lender’s behalf) may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is the sole reference obligation (or a reference obligation constituting at least 25% of the weight in any bucket of such derivative instruments) (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) if:

(A) in respect of a total return swap or total rate of return swap, such Obligations Derivative Instrument is with any Disqualified Institution and the Lender (or any of its Affiliates or any other Person acting on such Lender’s behalf) has acted as the total return payor (or similar role however defined in such Obligation Derivative Instrument); or

(B) in respect of a credit default swap, any Disqualified Institution has acted as the protection seller (or similar role however defined in such Obligation Derivative Instrument).

provided, notwithstanding anything contained in the foregoing to the contrary, nothing in this clause shall prohibit the activities of a Lender (or any Affiliate or other Person acting on such Lender’s behalf) that occur on the public side of an information barrier unless (1) such Person is entering into such Obligation Derivative Instrument for the purpose of synthetically transferring, in whole or in part, any Secured Obligation held by a Lender which is acting in its capacity as a Lender or on behalf of an entity which is acting in its capacity as Lender, (2) such Person is not acting as a market-maker in connection with entering into such Obligation Derivative Instrument and (3) the list of Disqualified Institutions and the restrictions relating thereto under this Agreement are available to such Lender; and provided further that, (x) notwithstanding the foregoing, in no event shall Confidential Information be shared with any counterparty to an Obligations Derivatives Instrument that is a Disqualified Institution and each Lender shall be required to comply with the relevant confidentiality provisions in connection with any transaction involving Obligations Derivative Instruments and (y) in the event of any Obligations Derivative Instrument in violation of the foregoing, the Administrative Borrower has the right to require the unwind of the applicable Obligations Derivative Instrument at the sole cost and expense of the applicable Lender.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrowers all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrowers pursuant to this Agreement to any Disqualified Institution. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Administrative Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrowers or the Administrative Agent, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(i) [Reserved].

(ii) If any assignment or participation is made by a Lender without the Administrative Borrower’s consent (A) to or with any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than a Bona Fide Debt Fund) or (B) to the extent the Administrative Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)), to any other Person (each such Person under the foregoing clauses (A) and (B), a “Disqualified Person”), then the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrowers owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder (and any such Loans acquired by the Administrative Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled) and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrowers, (II) in the case of clauses (A) and (B), the Borrowers shall be liable to the relevant Disqualified Person under Section 2.16 if any Adjusted Eurocurrency Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed (or distributed, as applicable) to the Administrative Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (IV) in no event shall any Disqualified Person be entitled to receive any amount described in Section 2.13(d). Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Administrative Borrower may otherwise have at law or equity. Further, any Disqualified Person identified by the Borrowers to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority of the Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Administrative Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii) The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, Disqualified Persons, Affiliated Lenders or Debt Fund Affiliates (other than with respect to updating the list with names of Disqualified Institutions provided in writing to the Administrative Agent in accordance with the definition of “Disqualified Institution” or providing the list (with such updates) upon request in accordance with this Section 9.05), regardless of whether the consent of the Administrative Agent is required thereto, and none of the Administrative Borrower, any Lender or any of their respective Affiliates will bring any claim to such effect. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, Disqualified Person, Affiliated Lender or Debt Fund Affiliate or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution, Disqualified Person, Affiliated Lender or Debt Fund Affiliate.

(iv) Upon the request of any Lender, the Administrative Agent may and the Administrative Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such Lender so long as such Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Loans acquired by the Administrative Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to the Administrative Borrower or any of its subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution); provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) Subject to Section 9.05(f)(ii), after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv)

or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void;

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Administrative Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loan to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2) or (iii) receive advice of counsel to the Administrative Agent or challenge the Administrative Agent’s attorney-client privilege;

(vii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Administrative Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(f); and

(viii) in any proceeding under any Debtor Relief Law, (A) the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such

Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender (in its capacity as a Lender) than the proposed treatment of Term Loans held by other Term Lenders and (B) all Affiliated Lenders shall be treated as a single lender for purposes of any “numerosity” or similar requirement applicable therein.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans and/or Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders, Required Term A Lenders, Required Pro Rata Lenders, Required Term B Lenders or Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loans and/or Commitments that accounts for more than 49.9% of the relevant Required Lender, Required Term A Lender, Required Pro Rata Lender, Required Term B Lender or Required Revolving Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Administrative Borrower or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loans so contributed shall be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and cancelled.

(h) Upon the request of any Lender, the Administrative Agent shall make available to such Lender the list of Disqualified Institutions at the relevant time, and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 hereof for the purpose of verifying whether such Person is a Disqualified Institution.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Intercreditor Agreements and the Fee Letters constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Administrative Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, upon the written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Administrative Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF, THE ADMINISTRATIVE BORROWER OR ITS APPLICABLE AFFILIATE HAS A RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR DECLINE TO CONSUMMATE THE CLOSING DATE MERGER AND (III) THE DETERMINATION OF WHETHER THE CLOSING DATE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S.

FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY WHICH DOES NOT INVOLVE ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE LENDERS OR ANY INDEMNIFIED PERSON, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE MERGER AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) and/or funding and financing sources on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Administrative Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Administrative Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Administrative Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Administrative Borrower and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors, but other than any Disqualified Institution) to any Derivative Transaction (including any credit default swap) or similar derivative instrument to which any Loan Party is a party and (iv) subject to the Administrative Borrower’s prior approval of the information to be disclosed, (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13 or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (f) with the prior written consent of the Administrative Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or to the extent any such information (I) is received by such Person from a third party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality obligations owing to the Administrative Borrower, the Sponsors or any of their respective affiliates or Related Parties or (II) was already in such Person’s possession (except to the extent received in a manner that would be restricted by this paragraph) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph. For purposes of this Section, “Confidential Information” means all information relating to the Administrative Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Administrative Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank or Lender on a non-confidential basis prior to disclosure by the Administrative Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14. No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Arrangers and the Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Administrative Agent, the Lenders, and the Arrangers, on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Administrative Agent, any Arranger or any Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Administrative Agent, any such Arranger or any such Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Administrative Agent, any Arranger or any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Administrative Agent, the Arrangers and the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.15. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment Agreements, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.17. USA PATRIOT Act. Each Lender and Issuing Bank that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Issuing Bank to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network.

Section 9.18. Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.19. Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.20. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.21. Intercreditor Agreements. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENTS. EACH LENDER AND EACH ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENTS AS “FIRST LIEN CREDIT AGREEMENT COLLATERAL AGENT” (OR OTHER APPLICABLE TITLE) ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENTS, THE FORMS OF CERTAIN OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER AND EACH ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER

THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS. THE PROVISIONS OF THIS SECTION 9.21 ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE RELEVANT OTHER INDEBTEDNESS TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT.

Section 9.22. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreements shall govern and control.

Section 9.23. Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder) and/or (ii) upon the occurrence of the Termination Date and (b) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released by the Administrative Agent promptly following the request therefor by the Administrative Borrower. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that, in connection with such documents requested by any Loan Party, upon the request of the Administrative Agent, the Administrative Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.23 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.24. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.25. Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Requirements of Law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INC RESEARCH HOLDINGS, INC., as Administrative Borrower

By: /s/ Gregory S. Rush
Name: Gregory S. Rush
Title: Chief Financial Officer

INC RESEARCH, LLC, as a Borrower

By: /s/ Gregory S. Rush
Name: Gregory S. Rush
Title: Chief Financial Officer

INVENTIV HEALTH, INC., as a Borrower

By: /s/ Brandon Eldredge
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INVENTIV HEALTH COMMUNICATIONS, INC., as a Borrower

By: /s/ Brandon Eldredge
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INVENTIV HEALTH CLINICAL, INC, as a Borrower

By: /s/ Brandon Eldredge
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

SIGNATURE PAGE TO CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Administrative Agent, Term A Lender, Term B Lender, Revolving Lender and Issuing Bank

By: /s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By: /s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

ING CAPITAL LLC, as Revolving Lender and Issuing Bank

By: /s/ Keith Alexander
Name: Keith Alexander
Title: Managing Director

By: /s/ Edward Bailey
Name: Edward Bailey
Title: Director

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Revolving Lender and Issuing Bank

By: /s/ Matt Powers
Name: Matt Powers
Title: Director

SIGNATURE PAGE TO CREDIT AGREEMENT

GOLDMAN SACHS BANK USA, as Revolving Lender

By: /s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A., as Revolving Lender

By: /s/ Nehal Abdel Hakim
Name: Nehal Abdel Hakim
Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as Revolving Lender

By: /s/ Kent Davis
Name: Kent Davis
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as Revolving Lender

By: /s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Authorized Signer

SUNTRUST BANK, as Revolving Lender

By: /s/ Sheryl Squires Kerley
Name: Sheryl Squires Kerley
Title: Vice President

PNC BANK, N.A., as Revolving Lender

By: /s/ Richard C. Brown
Name: Richard C. Brown
Title: Senior Vice President

REGIONS BANK, as Revolving Lender

By: /s/ Ned Spitzer
Name: Ned Spitzer
Title: Managing Director

CITIBANK, N.A., as Revolving Lender

By: /s/ Michael Tortora
Name: Michael Tortora
Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

BARCLAYS BANK PLC, as Revolving Lender

By: /s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

FIFTH THIRD BANK, as Revolving Lender

By: /s/ William D. Priester
Name: William D. Priester
Title: Senior Vice President

KEYBANK N.A., as Revolving Lender

By: /s/ Thomas A. Crandell
Name: Thomas A. Crandell
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Revolving Lender

By: /s/ Teuta Ghilaga
Name: Teuta Ghilaga
Title: Director

THE HUNTINGTON NATIONAL BANK, as Revolving Lender

By: /s/ David Tholt
Name: David Tholt
Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

SCHEDULE I

BORROWERS

In addition to the Administrative Borrower:

inVentiv Health, Inc.

inVentiv Health Clinical, Inc.

inVentiv Health Communications, Inc.

INC Research, LLC

Schedule 1.01(a)

Commitment Schedule

A. Term A Loan Commitments

Term A Lender	Percentage	Initial Term A Loan Commitment
Credit Suisse AG, Cayman Islands Branch	100%	$1,000,000,000

B. Term B Loan Commitments

Term B Lender	Percentage	Initial Term B Loan Commitment
Credit Suisse AG, Cayman Islands Branch	100%	$1,600,000,000

C. Revolving Credit Commitments

Revolving Lender	Percentage	Initial Revolving Credit Commitment
ING Capital LLC	9.4%	$47,000,000
Credit Suisse AG, Cayman Islands Branch	9.4%	$47,000,000
JPMorgan Chase Bank, N.A.	6.8%	$34,000,000
Wells Fargo Bank, N.A.	6.8%	$34,000,000
Goldman Sachs Bank USA	6.8%	$34,000,000
Morgan Stanley Bank, N.A.	6.8%	$34,000,000
SunTrust Bank	6.8%	$34,000,000
Bank of America, N.A.	6.8%	$34,000,000
PNC Bank, N.A.	6.8%	$34,000,000
Regions Bank	6.3%	$31,500,000
Citibank, N.A.	6.3%	$31,500,000
Barclays Bank PLC	6.3%	$31,500,000
Fifth Third Bank	6.3%	$31,500,000
KeyBank N.A.	4.3%	$21,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1.7%	$8,500,000
The Huntington National Bank	2.4%	$12,000,000
TOTAL	100%	$500,000,000

Schedule 1.01(b)

Dutch Auction

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender or any Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase some or all of the Term Loans, in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (as defined below) which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (as defined below) (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent (but in no such event shall the amount be in excess of the principal amount of Term Loans such Lender has indicated it is willing to sell) in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 2.00%, when compared to an Applicable Price of $100 with a 1.00% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Administrative Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Administrative Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Administrative Borrower.

(iii) In connection with any Auction, the Borrowers and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrowers and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Administrative Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided, that the Administrative Borrower shall not designate the Administrative Agent as the Auction Agent without the prior written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither Holdings nor any of its subsidiaries may act as the Auction Agent.

Schedule 1.01(c)

Material Real Estate

None.

Schedule 1.01(d)

Administrative Agent’s Office

If to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 1.01(d);

If to the Administrative Agent:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 9th Floor

Attention: Agency Manager

Facsimile: (212) -322-2291

Email:      agency.loanops@credit-suisse.com

Schedule 1.01(e)

Existing Letters of Credit

Bank	LC#	Applicant	Amount	Beneficiary
Bank of America, N.A.	68128854	inVentiv Health, Inc.	$4,200,000.00	Citibank, N.A.
Bank of America, N.A.	68129398	inVentiv Health, Inc.	$10,000.00	Airlines Reporting Corporation
Bank of America, N.A.	68129402	inVentiv Health, Inc.	$2,194,500.00	Donlen Corporation
Bank of America, N.A.	68129404	inVentiv Health, Inc.	$350,000.00	GPO Newtown LLC
Bank of America, N.A.	68129405	inVentiv Health, Inc.	$55,387.58	Grub & Ellis Company
Bank of America, N.A.	68129411	inVentiv Health, Inc.	$320,000.00	La Jolla Executive Center, LLC
Bank of America, N.A.	68129413	inVentiv Health, Inc.	$291,906.67	Trinity Centre, LLC
Bank of America, N.A.	68129401	inVentiv Health, Inc.	$1,100,000.00	American Express Travel Related Services Company, Inc.
Bank of America, N.A.	668129513	inVentiv Group Holdings, Inc.[1]	$5,450,000.00	Sentry Insurance A Mutual Company

[1]	Co-Applicant with Double Eagle Intermediate II, Inc.

Schedule 3.05

Fee Owned Real Estate Assets

None.

Schedule 3.13

Subsidiaries

Subsidiary	Owner	Ownership Interest	Type of Entity
Addison Whitney LLC	inVentiv Health, Inc.	100%	Limited Liability Company

Adheris, LLC	inVentiv Health, Inc.	100%	Limited Liability Company

Allidura Communications, LLC	inVentiv Health Public Relations, LLC	100%	Limited Liability Company

Beijing PharmaNet Medical & Drug Science and Technology Company Limited	inVentiv Health Switzerland GmbH	100%	Limited Company (China)

Biosector 2 Limited	inVentiv European Holdings Limited	100%	Limited Company (UK)

BioSector 2 LLC	inVentiv Health Public Relations, LLC	100%	Limited Liability Company

Blue Diesel, LLC	inVentiv Health Communications, Inc.	100%	Limited Liability Company

Cadent Medical Communications, LLC	inVentiv Health Communications, Inc.	100%	Limited Liability Company

Chamberlain Communications Group LLC	inVentiv Health, Inc.	100%	Limited Liability Company

Chamberlain Communications UK Limited	inVentiv European Holdings Limited	100%	Limited Company (UK)

Chandler Chicco Agency, L.L.C.	inVentiv Health Public Relations, LLC	100%	Limited Liability Company

Chandler Chicco Agency S.a.r.l.	inVentiv European Holdings Limited	100%	Limited Liability Company (France)

Subsidiary	Owner	Ownership Interest	Type of Entity
Chandler Chicco (UK) Limited	inVentiv European Holdings Limited	100%	Limited Company (UK)

Gerbig, Snell/Weisheimer Advertising, LLC	inVentiv Health Communications, Inc.	100%	Limited Liability Company

Haas & Health Partner Public Relations GmbH	inVentiv Health Holdings Germany GmbH	100%	Limited Liability Company (Germany)

Heartburn in Sweden AB	inVentiv Health Communications, Inc.	15.0%	Limited Company (Sweden)

i3 Latin America Brasil Serviços de Pesquisa Clinica Ltda.	inVentiv Health Netherlands B.V.	99.0%	Limited Liability Company (Brazil)

	inVentiv Health Clinical, LLC	1.00%

i3 Switzerland S.a.r.l.	inVentiv Health Netherlands B.V.	100%	Limited Liability Company (Switzerland)

Improved Outcome Kabushiki Kaisha	inVentiv Health Clinical, Inc.	100%	Corporation (Japan)

INC Research, LLC	inVentiv Group Holdings, Inc.	100%	Limited Liability Company

inChord Holding Corporation	inVentiv Health, Inc.	100%	Corporation

inVentiv Canada Inc.	inChord Holding Corporation	100%	Corporation

inVentiv Clinical Solutions Pesquisa Clinica Ltda.	inVentiv Health Netherlands B.V.	99.99%	Limited Liability Company (Brazil)

	inVentiv Health Clinical, LLC	0.01%

inVentiv Commercial Services, LLC	inVentiv Health, Inc.	100%	Limited Liability Company

inVentiv Clinical, LLC	inVentiv Health Clinical, LLC.	100%	Limited Liability Company

Subsidiary	Owner	Ownership Interest	Type of Entity
inVentiv Digital + Innovation, LLC	inVentiv Health Public Relations, LLC	100%	Limited Liability Company

inVentiv European Holdings Limited	inVentiv Health Communications, Inc.	100%	Limited Company (UK)

inVentiv Group Holdings, Inc.	INC Research Holdings, Inc.	100%	Corporation

inVentiv Health Belgium SPRL	inVentiv Health Netherlands B.V.	99.0%	Private Limited Liability Company (Belgium)

	inVentiv Health Clinical, LLC	1.0%

inVentiv Health Bulgaria EOOD	inVentiv Health Netherlands B.V.	100%	Single Person Private Limited Company (Bulgaria)

inVentiv Health Clinical Argentina S.A.	inVentiv Health Netherlands B.V.	87.29%	Corporation (Argentina)

	inVentiv Health Switzerland GmbH	10.35%

	inVentiv Health Clinical, LLC	2.36%

inVentiv Health Clinical Australia Pty. Limited	inVentiv Health Clinical UK Limited	100%	Limited Company (Australia)

inVentiv Health Clinical Canada Holdco ULC	inVentiv Health Switzerland GmbH	100%	Unlimited Liability Corporation (Canada)

inVentiv Health Clinical Chile S.A.	inVentiv Health Netherlands B.V.	99.9999%	Corporation (Chile)

	inVentiv Health Clinical, LLC	0.0001%

inVentiv Health Clinical Colombia S.A.S.	inVentiv Health Netherlands B.V.	100%	Unlisted Public Company (Colombia)

Subsidiary	Owner	Ownership Interest	Type of Entity
inVentiv Health Clinical Costa Rica, S.A.	inVentiv Health Netherlands B.V.	100%	Corporation (Costa Rica)

inVentiv Health Clinical Croatia d.o.o.	inVentiv Health Netherlands B.V.	100%	Private Limited Company (Croatia)

inVentiv Health Clinical Denmark ApS	inVentiv Health Switzerland GmbH	100%	Private Limited Company (Denmark)

inVentiv Health Clinical France SARL	inVentiv Health Clinical UK Limited	100%	Limited Liability Company (France)

inVentiv Health Clinical GmbH	inVentiv Health Switzerland GmbH	100%	Limited Liability Company (Austria)

inVentiv Health Clinical, Inc.	inVentiv Health, Inc.	100%	Corporation

inVentiv Health Clinical Ireland Limited	inVentiv Health Netherlands B.V.	100%	Limited Company (Ireland)

inVentiv Health Clinical Israel Limited	inVentiv Health Switzerland GmbH	100%	Corporation (Israel)

inVentiv Health Clinical, LLC	inVentiv Health Clinical, Inc.	100%	Limited Liability Company

inVentiv Health Clinical LP	inVentiv Health Clinique Inc.	99%	Limited Partnership

	PharmaNet Company	1%

inVentiv Health Clinical Lab, Inc.	inVentiv Health Clinical, Inc.	100%	Corporation

inVentiv Health Clinical Mexico, S.A. de C.V.	inVentiv Health Netherlands B.V.	87.97%	Corporation (Mexico)

	inVentiv Health Clinical Argentina S.A.	0.02%

	inVentiv Health Switzerland GmbH	12.01%

Subsidiary	Owner	Ownership Interest	Type of Entity
inVentiv Health Clinical Peru S.A.	inVentiv Health Netherlands B.V.	1.973%	Corporation (Peru)

	inVentiv Health Switzerland GmbH	98.025%

	inVentiv Health Clinical Argentina S.A.	0.002%

inVentiv Health Clinical Poland Z. o.o.	inVentiv Health Switzerland GmbH	100%	Private Limited Company (Poland)

inVentiv Health Clinical Research Services, LLC	inVentiv Health Clinical, Inc.	100%	Limited Liability Company

inVentiv Health Clinical Romania SRL	inVentiv Health Switzerland GmbH	99.92%	Limited Liability Company (Romania)

	inVentiv Health Clinical UK Limited	0.08%

Limited Liability Company inVentiv Health Clinical	inVentiv Health Netherlands B.V.	100%	Limited Liability Company (Russia)

inVentiv Health Clinical Slovakia s.r.o.	inVentiv Health Switzerland GmbH	99.0%	Limited Liability Company (Slovakia)

	inVentiv Health Clinical UK Limited	1.00%

inVentiv Health Clinical Spain, S.L.	inVentiv Health Clinical UK Limited	100%	Limited Partnership (Spain)

inVentiv Health Clinical SRE, LLC	inVentiv Health Clinical, Inc.	100%	Limited Liability Company

inVentiv Health Clinical UK Limited	inVentiv Health Holdings UK Limited	100%	Limited Company (UK)

inVentiv Health Clinical Uruguay SRL	inVentiv Health Netherlands B.V.	95.0%	Limited Liability Company

	inVentiv Health Clinical, LLC	5.0%

Subsidiary	Owner	Ownership Interest	Type of Entity
inVentiv Health Clinique Inc.	inVentiv Health Clinical Canada Holdco ULC	100%	Corporation (Ontario Canada)

inVentiv Health Commercial Europe Limited	inVentiv European Holdings Limited	100%	Limited Company (UK)

inVentiv Health Commercial France Sarl	Chandler Chicco Agency S.a.r.l.	100%	Limited Liability Company (France)

inVentiv Health Commercial Germany GmbH	inVentiv Health Holdings Germany GmbH	100%	Limited Liability Company (Germany)

inVentiv Health Commercial Italy S.R.L.	inVentiv Health Commercial UK Limited	100%	Limited Liability Company (Italy)

inVentiv Health Commercial Spain S.L.	inVentiv European Holdings Limited	100%	Limited Company (Spain)

inVentiv Health Commercial UK Limited	inVentiv European Holdings Limited	100%	Limited Company (UK)

inVentiv Health Communications Europe GmbH	inVentiv Health Communications, Inc.	100%	Limited Liability Company (Germany)

inVentiv Health Communications Europe Studio Services GmbH	inVentiv Health Communications Europe GmbH	100%	Limited Liability Company (Germany)

inVentiv Health Communications, Inc.	inChord Holding Corporation	100%	Corporation

inVentiv Health Consulting, Inc.	inVentiv Health, Inc.	100%	Corporation

inVentiv Health Czech Republic, s.r.o.	inVentiv Health Switzerland GmbH	100%	Limited Company (Czech Republic)

inVentiv Health d.o.o. Beograd	inVentiv Health Netherlands B.V.	100%	Private Limited Company (Serbia)

Subsidiary	Owner	Ownership Interest	Type of Entity
inVentiv Health Finland Oy	inVentiv Health Switzerland GmbH	100%	Limited Company (Finland)

inVentiv Health Germany GmbH	inVentiv Health Holdings Germany GmbH	100%	Limited Liability Company (Germany)

inVentiv Health Greece Clinical and Commercial Services Single Member Limited Liability Company	inVentiv Health Clinical UK Limited	100%	Single Member Limited Liability Company (Greece)

inVentiv Health Holdings (Barbados) SRL	South Florida Kinetics C.V.	100%	Limited Liability Company (Barbados)

inVentiv Health Holdings Germany GmbH	inVentiv Health Switzerland GmbH	100%	Limited Liability Company (Germany)

inVentiv Health Holdings (Hong Kong) Limited	inVentiv Health Switzerland GmbH	100%	Limited Company (Hong Kong)

inVentiv Health Holdings UK Limited	South Florida Kinetics C.V.	100%	Private Limited Company

inVentiv Health (Hong Kong) Limited	inVentiv Health Holdings (Hong Kong) Limited	100%	Limited Company (Hong Kong)

inVentiv Health Hungary Kft.	inVentiv Health Switzerland GmbH	100%	Limited Liability Company (Hungary)

inVentiv Health, Inc.	inVentiv Group Holdings, Inc.	100%	Corporation

inVentiv Health Italy S.r.l.	inVentiv Health Clinical UK Limited	100%	Limited Liability Company (Italy)

inVentiv Health Japan, G.K.	inVentiv Health, Inc.	100%	Limited Liability Company (Japan)

Subsidiary	Owner	Ownership Interest	Type of Entity
inVentiv Health Korea, LLC	inVentiv Health Clinical, LLC	100%	Limited Liability Company (South Korea)

inVentiv Health (Malaysia) SDN. BHD.	inVentiv Health Switzerland GmbH	100%	Private Limited Company (Malaysia)

inVentiv Health Netherlands B.V.	inVentiv Health Switzerland GmbH	100%	Limited Liability Company (Netherlands)

inVentiv Health Philippines, Inc.	inVentiv Health Switzerland GmbH	99.99999%	Corporation (Philippines)

	Pagdanganan, Joeffrey G	0.000002%

	Engo, Katarina E	0.000002%

	Sinon, Elvamay M	0.000002%

	Moore, Jesse Reo	0.000002%

	Pendsay, Barrie Neil	0.000002%

inVentiv Health Public Relations, LLC	inVentiv Health, Inc.	100%	Limited Liability Company

inVentiv Health Research & Insights, LLC	inVentiv Health Consulting, Inc.	100%	Limited Liability Company

inVentiv Health (Shanghai) Inc. Ltd.	inVentiv Health Holdings (Hong Kong) Limited	100%	Limited Company (China)

inVentiv Health Singapore Pte. Ltd.	inVentiv Health Switzerland GmbH	100%	Limited Company (Singapore)

inVentiv Health Strategic Resourcing Germany GmbH	inVentiv Health Germany GmbH	100%	Limited Liability Company (Germany)

Subsidiary	Owner	Ownership Interest	Type of Entity
inVentiv Health Sweden AB	inVentiv Health Switzerland GmbH	100%	Limited Company (Sweden)

inVentiv Health Switzerland GmbH	inVentiv Health Holdings UK Limited	100%	Limited Liability Company (Switzerland)

inVentiv Health Switzerland GmbH Representative Office (China)	Beijing PharmaNet Medical & Drug Science and Technology Company Limited	100%

inVentiv Health (Thailand) Limited	inVentiv Health Switzerland GmbH	48.0%	Limited Company (Thailand)

	inVentiv Clinical, LLC	51.0%

	inVentiv Health Clinical UK Limited	1.00%

inVentiv Health Turkey Klinik Hizmetleri Ve Ticaret Limited Sirketi	inVentiv Health Clinical UK Limited	100%	Limited Company (Turkey)

inVentiv Health Ukraine LLC	inVentiv Health Switzerland GmbH	100%	Limited Liability Company (Ukraine)

inVentiv International Pharma Services Private Ltd.	inVentiv Health Netherlands B.V.	40.46%	(India)

	inVentiv Health Clinical, LLC	38.88%

	inVentiv Health Switzerland GmbH	20.66%

inVentiv Medical Communications GmbH	inVentiv Health Communications Europe GmbH	100%	Limited Liability Company (Germany)

inVentiv Medical Communications, LLC	inVentiv Health Communications, Inc.	100%	Limited Liability Company

inVentiv Mexico S. del R.L. de C.V.	inVentiv Health Communications, Inc.	100%	Corporation

Subsidiary	Owner	Ownership Interest	Type of Entity
Litmus Medical Marketing & Education Limited	Chandler Chicco (UK) Limited	100%	Limited Company (UK)

Litmus Medical Marketing Services LLC	inVentiv Health Public Relations, LLC	100%	Limited Liability Company

Navicor Group, LLC	inVentiv Health Communications, Inc.	100%	Limited Liability Company

Palio + Ignite, LLC	inVentiv Health Communications, Inc.	100%	Limited Liability Company

Patient Marketing Group LLC	inVentiv Health, Inc.	100%	Limited Liability Company

Pharma Holdings, Inc.	inVentiv Health Clinical, Inc.	100%	Corporation

Pharmaceutical Institute, LLC	inVentiv Health Consulting, Inc.	100%	Limited Liability Company

Pharmaceutical Resource Solutions of Puerto Rico, Inc.	inVentiv Commercial Services, LLC	100%	Corporation

PharmaNet Company (a ULC)	inVentiv Health Switzerland GmbH	100%	Unlimited Company (Nova Scotia Canada)

PharmaNet do Brasil Servicos Clinicos Ltda.	inVentiv Health Netherlands B.V.	90.0%	Limited Liability Company (Brazil)

	inVentiv Health Clinical, LLC	10.0%

PharmaNet Ltd.	inVentiv Health Switzerland GmbH	100%	Limited Company (UK)

PNET US, LLC	inVentiv Health Clinical, Inc.	100%	Limited Liability Company

Subsidiary	Owner	Ownership Interest	Type of Entity
South Florida Kinetics C.V.	South Florida Kinetics Holdings C.V.	99.0%	Corporation (Netherlands)

	South Florida Kinetics, Inc.	1.00%

South Florida Kinetics Holdings C.V.	Pharma Holdings, Inc.	99.0%	Corporation (Netherlands)

	South Florida Kinetics, Inc.	1.00%

South Florida Kinetics, Inc.	inVentiv Health Clinical, Inc.	100%	Corporation
Studio 1 SA	Substrat’ Homme SAS	100%	Public Limited Company (France)

Substrat’ Homme SAS	Chandler Chicco Agency SARL	100%	Unlisted Public Company (France)

Taylor Strategy Partners, LLC	inVentiv Health Communications, Inc.	60%	Limited Liability Company

Terre Neuve SAS	Substrat’ Homme SAS	100%	Unlisted Public Company (France)

The Selva Group, LLC	inVentiv Health Communications, Inc.	100%	Limited Liability Company

INC Research, LLC	inVentiv Group Holdings, Inc.	1000 shares	Delaware limited liability company

INC Research Investment LLC	INC Research, LLC	1000 membership shares	Delaware limited liability company

Kendle Americas Investment Inc.	INC Research, LLC	100 shares	Ohio corporation

Kendle Americas Management Inc.	INC Research, LLC	100 shares	Ohio corporation

Kendle NC LLC	INC Research, LLC	1000 membership shares	North Carolina limited liability company

INC Research Canada, Inc.	INC Research, LLC	100 shares	Canada corporation

Subsidiary	Owner	Ownership Interest	Type of Entity
INC (Beijing) Medical Technology Co., Ltd.	INC Research, LLC	No concept of authorized or issued stock	China private limited company

INC Research, S.A. de C.V.	INC Research, LLC	2,203,169 shares	Mexico sociedad anónima

INC Research Pte. Ltd	INC Research, LLC	100%	Singapore private limited company

PT INCRESEARCH INDONESIA	INC Research, LLC	67%	Indonesia perseroan terbatas

INC Research CRO Singapore Pte. Ltd	INC Research, LLC	100%	Singapore private limited company

INC Research (Thailand) Limited	INC Research, LLC	99.9%	Thailand private limited company

INC Research South Korea	INC Research, LLC	50 Units	South Korea corporation

INC Research CRO Argentina S.R.L.	Kendle Americas Management Inc.	95%	Argentina sociedad de responsabilidad limitada

	Kendle Americas Investment Inc.	5%

INC Research do Brasil Pesquisas Clinicas Ltda	Kendle Americas Management Inc.	>99%	Brazil sociedade limitada

	Kendle Americas Investment Inc.	<1%

Servicios Clínicos INC Research Chile Limitada	Kendle Americas Management Inc.	95%	Chile sociedad de responsabilidad limitada

	Kendle Americas Investment Inc.	5%

INC Research Colombia Ltda.	Kendle Americas Management Inc.	95%	Colombia sociedad de responsabilidad limitada

	Kendle Americas Investment Inc.	5%

Subsidiary	Owner	Ownership Interest	Type of Entity
INC Research BR Serviços de Pesquisas Clínicas Ltda.	Kendle Americas Management Inc.	95%	Brazil sociedade limitada
	Kendle Americas Investment Inc.	5%

INC Research Peru Limited S.R.L.	Kendle NC LLC	100%	Peru sociedad de responsabilidad limitada

Kendle India Private Limited	Kendle NC LLC	68.6%	India private limited company

	INC Research, LLC	25.5%

	INCResearch Australia Pty Limited	5.9%

INC Research South Africa (Proprietary) Limited	Kendle NC LLC	100%	South Africa private limited company

INC Research Sweden AB	Kendle NC LLC	100%	Sweden aktiebolag

INC Research Czech Republic s.r.o.	Kendle NC LLC	100%	Czech Republic Společnost s ručením omezeným

INC Research Clinical Development Services Limited	Kendle NC LLC	100%	England & Wales private limited company

INC Research Israel Ltd.	INC Research Clinical Development Services Limited	100%	Israel corporation

INC Research GmbH	INC Research Clinical Development Services Limited	100%	Germany gesellschaft mit beschränkter haftung

INC Research Philippines, Inc.	INC Research CRO Singapore Pte. Ltd.	100%	Phillipines corporation

INC Research CRO Malaysia Sdn. Bhd.	INC Research CRO Singapore Pte. Ltd.	100%	Malaysia sendirian berhad

Kendle Data & Technologies (India) Private Limited	INC Research CRO Singapore Pte. Ltd.	100%	India private limited company

Subsidiary	Owner	Ownership Interest	Type of Entity
Taiwan INC Research Company Ltd	INC Research Pte. Ltd. (Singapore)	100%	Taiwan limited company

INC Research Europe Holdings Limited	INC Research Investment LLC	100%	England & Wales private limited company

INC Research Holding Limited	INC Research Europe Holdings Limited	100%	England & Wales private limited company

INC Research International Limited	INC Research Holding Limited	100%	England & Wales private limited company

INC Research Romania S.R.L.	INC Research Holding Limited	100%	Romania societate cu răspundere limitată

Limited Liability Company INC Research Ukraine	INC Research Holding Limited	100%	Ukraine limited liability company

INC Research Company Limited	INC Research Holding Limited	100%	Hong Kong limited company

INC Research UK Limited	INC Research Holding Limited	100%	England & Wales private limited company

INC Research International Holdings Limited	INC Research Holding Limited	100%	England & Wales private limited company

INC Research Hungary Kft.	INC Research UK Limited	100%	Hungary limited liability company

INC Research Lebanon SARL	INC Research UK Limited	100%	Lebanon société à responsabilité limitée

INC Research Hellas Clinical Research SA	INC Research UK Limited	100%	Greece anonymi etaireia

INC Research Austria GmbH	INC Research UK Limited	100%	Austria gesellschaft mit beschränkter Haftung

Subsidiary	Owner	Ownership Interest	Type of Entity
INC Research d.o.o. Beograd-Vracar	INC Research UK Limited	100%	Bosnia and Herzegovina društvo s ograničenom odgovornošću

INC Research Klinik Araştırma Limited Şirketi	INC Research UK Limited	100%	Turkey limited company

INC Research Toronto, Inc.	INC Research International Holdings Limited	100%	Canada corporation

INC Research Branches Limited (UK)	INC Research International Holdings Limited	100%	England & Wales private limited company

INC Research Poland Spólka z ograniczona odpowiedzialnoscia	INC Research Branches Limited (UK)	100%	Poland limited partnership with shares

INC Research France S.A.S.	INC Research Branches Limited (UK)	100%	France société par actions simplifiée

INC Research NV	INC Research France S.A.S.	100%	Belgium naamloze vennootschap

INC Research Spain, S.A., Sociedad Unipersonal	INC Research France S.A.S.	100%	Spain Sociedad Anónima

INC Research Netherlands, B.V.	INC Research International Holdings Limited	100%	Netherlands closed company

INC Research Italia S.R.L.	INC Research Netherlands, B.V.	100%	Italy società a responsabilità limitata

INC Research Japan K.K.	INC Research Netherlands, B.V.	100%	Japan stock company

INC Research Egypt, Limited Liability Company	INC Research Netherlands, B.V.	100%	Egypt limited liability company

INCResearch Australia Holdings Pty Limited	INC Research International Holdings Limited	100%	Australia proprietary limited company

INCResearch Australia Pty Limited	INCResearch Australia Holdings Pty Limited	100%	Australia proprietary limited company

Subsidiary	Owner	Ownership Interest	Type of Entity
INC Research New Zealand Ltd.	INCResearch Australia Pty Limited	100%	New Zealand limited

INC Research Clinical Services Mexico Limited, S.A. de C.V.	INC Research International Holdings Limited	100%	Mexico sociedad anónima

Kendle Servicios, S.A. de C.V.	INC Research International Holdings Limited	100%	Mexico sociedad anónima

Schedule 5.10

Unrestricted Subsidiaries

None.

Schedule 5.15

Post-Closing Schedule

Within 30 days of the Closing Date (or such longer period as the Administrative Agent may reasonably agree), delivery to the Administrative Agent, to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy and/or any representation and warranty insurance policy) required under Section 5.05 of the Credit Agreement, of a loss payable endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder.

Schedule 6.01

Existing Indebtedness

1.	Reimbursement obligations with respect to the letters of credit listed on item (5) in this Schedule 6.01.

2.	The following intercompany debt:

•	Intercompany Indebtedness entered into in connection with tax planning in connection with the acquisition and integration of PharmaNet and certain assets related to the PharmaNet businesses. (Current balance - $150,000,000)

•	Amended and Restated Global Intercompany Note, dated as of November 9, 2016 representing intercompany debt between INC Research Holdings, Inc. (as successor by merger to Double Eagle Intermediate II, Inc.), inVentiv Group Holdings, Inc., inVentiv Health, Inc. and inVentiv Health, Inc.’s subsidiaries for an unlimited principal amount, at various interest rates and with various maturity dates.

•	inVentiv Health, Inc. as holder under a note for 5,850,000,000 JPY, issued by inVentiv Health Japan, G.K. on December 14, 2012, at 10.7% interest. (Current balance – 7,399,333,233 JPY)

•	inVentiv Health, Inc. as holder under a note for 3,150,000,000 JPY, issued by inVentiv Health Japan, G.K. on December 14, 2012, at 10.7% interest. (Current balance – 3,984,256,256 JPY)

3.	Capital leases (including fleet vehicles) of $41,847,610

4.	Earnout payments under that certain Equity and Asset Purchase Agreement, dated as of October 25, 2013, by and between inVentiv Health, Inc. and Catalina Marketing Corporation.

5.	To the extent constituting Indebtedness, Indebtedness represented by the following letters of credit:

Bank	LC#	Applicant	Amount	Beneficiary
Wells Fargo Bank, N.A.	IS0023369U	INC Research, LLC	$294,200.00	Technicolor SA
Wells Fargo Bank, N.A.	IS0302841U	INC Research, LLC	$90,786.00	PNC Bank, N.A.
Wells Fargo Bank, N.A.	IS0306849U	INC Research, LLC	$200,000.00	Rorasa Inc.

Schedule 6.02

Existing Liens

1.	Liens securing Capital Leases (including vehicle leases) referenced on Schedule 6.01 encumbering the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) of the Credit Agreement provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates).

2.	To the extent constituting Liens, Liens represented by the letters of credit set forth in item 5 of Schedule 6.01.

3.	The following UCC filings:

(i) Debtor & Secured Party	File No.

Debtor: Blue Diesel, LLC

Secured Party: Office of the Attorney General Collections Enforcement Dept.	200600041686

Debtor: Gerbig, Snell/Weisheimer Advertising, LLC

Secured Party: Bureau of Workers’ Compensation	200900017855 09ST24434

Schedule 6.06

Existing Investments

1.	Investments in the following entities:

Current Legal Entities Owned	Record Owner	Certificate No.	No. of Shares/Interest

Heartburn in Sweden AB	inVentiv Health Communications, Inc	N/A	15%

2.	To the extent constituting Investments, any intercompany debt listed as item (2) on Schedule 6.01.

Schedule 6.07

Certain Dispositions

None.

Schedule 9.01

Borrowers’ Website Address for Electronic Delivery

None.

EXHIBIT A-1

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit issued under such facilities) and (ii) to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.13 of the Credit Agreement. The effectiveness of the sale and assignment of the Assigned Interest is subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the Credit Agreement. The sale and assignment of the Assigned Interest is (i) without recourse to the Assignor and (ii) except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: [●]

2. Assignee: [●]

[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrowers: INC Research Holdings, Inc., inVentiv Health, Inc., inVentiv Health Clinical, Inc., inVentiv Health Communications, Inc., and INC Research, LLC.

4. Administrative Agent: Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Credit Agreement.

[1]	Select as applicable.

A-1-1

5. Credit Agreement: That certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

6. Assigned Interest:

Aggregate Amount of Commitment/Loans	Class of Loans Assigned[2]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans under Relevant Class[4]		CUSIP Number
$		$		%
$		$		%
$		$		%

Effective Date: [●] [●], 20[●] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

7. THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT TO ANY DISQUALIFIED INSTITUTION WITHOUT OBTAINING THE REQUIRED CONSENT OF THE ADMINISTRATIVE BORROWER OR, TO THE EXTENT THE ADMINISTRATIVE BORROWER’S CONSENT IS REQUIRED UNDER SECTION 9.05 OF THE CREDIT AGREEMENT, TO ANY OTHER PERSON, SHALL BE NULL AND VOID, AND, IN THE EVENT OF ANY SUCH ASSIGNMENT (AND ANY ASSIGNMENT TO ANY AFFILIATE OF ANY DISQUALIFIED INSTITUTION (OTHER THAN A BONA FIDE DEBT FUND)), THE BORROWERS SHALL BE ENTITLED TO PURSUE THE REMEDIES DESCRIBED IN SECTION 9.05 OF THE CREDIT AGREEMENT.

[Signature Page Follows]

[2]	Complete the appropriate terminology for the types of Loans/Commitments under the Credit Agreement that are being assigned pursuant to this Assignment and Assumption (e.g., “Term A Loans,” “Term B Loans,” “Revolving Loans,” etc.).
[3]	Except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the Assignor’s Loans or Commitments of any Class, not to be less than (x) $1,000,000 in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments unless the Administrative Borrower and the Administrative Agent otherwise consent.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

A-1-3

•	ASSIGNEE HAS EXAMINED THE LIST OF DISQUALIFIED INSTITUTIONS AND (I) REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST [(OTHER THAN, IN THE CASE OF THIS CLAUSE (B), A BONA FIDE DEBT FUND)][5] AND (II) ACKNOWLEDGES THAT ANY ASSIGNMENT MADE TO AN AFFILIATE OF A DISQUALIFIED INSTITUTION (OTHER THAN A BONA FIDE DEBT FUND) SHALL BE SUBJECT TO SECTION 9.05 OF THE CREDIT AGREEMENT.[6]

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Administrative Agent[7]

By:
Name:
Title:

By:
Name:
Title:

[ISSUING BANK][8]

By:
Name:
Title:

[5]	Insert bracketed language if Assignee is a Bona Fide Debt Fund.
[6]	To be completed by Assignee.
[7]	To be added only if the consent of the Administrative Agent is required.
[8]	To be added only with respect to an assignment under the Revolving Facility.

A-1-4

[Consented to:][9]

INC RESEARCH HOLDINGS, INC., as the Administrative Borrower

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Borrower is required by Section 9.05(b)(i)(A) of the Credit Agreement.

A-1-5

Annex I to Exhibit A-1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (v) [it is] [it is not] a Defaulting Lender; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statement, warranty or representation made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Administrative Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Administrative Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and any Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has examined the list of Disqualified Institutions and it is not (A) a Disqualified Institution or (B) an Affiliate of a Disqualified Institution [(other than, in the case of this Clause (B), a Bona Fide Debt Fund)]10 and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[10]	Insert bracketed language if Assignee is a Bona Fide Debt Fund and not otherwise identified on the list of Disqualified Institutions.

ANNEX I TO EXHIBIT A-1-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

ANNEX I TO EXHIBIT A-1-2

EXHIBIT A-2

[FORM OF]

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Affiliated Lender] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Term Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Term Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.13 of the Credit Agreement. The effectiveness of the sale and assignment of the Assigned Interest is subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the Credit Agreement. The sale and assignment of the Assigned Interest is (i) without recourse to the Assignor and (ii) except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: [●]

2. Assignee: [●] and is an Affiliated Lender [that is an Investor (or an Affiliate of an Investor)/ the Administrative Borrower or a subsidiary thereof].

3. Borrowers: INC Research Holdings, Inc., inVentiv Health, Inc., inVentiv Health Clinical, Inc., inVentiv Health Communications, Inc., and INC Research, LLC.

4. Administrative Agent: Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Credit Agreement.

A-2-1

5. Credit Agreement: That certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

6. Assigned Interest:

Aggregate Amount of Loans	Class of Loans Assigned[11]	Amount of Loans Assigned[12]	Percentage Assigned of Loans under Relevant Class[13]		CUSIP Number
$		$		%
$		$		%
$		$		%

7. THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT TO AN AFFILIATED LENDER WHICH RESULTS IN THE AGGREGATE PRINCIPAL AMOUNT OF TERM LOANS THEN HELD BY ALL AFFILIATED LENDERS EXCEEDING THE AFFILIATED LENDER CAP (AFTER GIVING EFFECT TO ANY SUBSTANTIALLY SIMULTANEOUS CANCELLATION OF TERM LOANS) SHALL BE NULL AND VOID WITH RESPECT TO THE AMOUNT IN EXCESS OF THE AFFILIATED LENDER CAP (SUBJECT TO SECTION 9.05(f)(ii) OF THE CREDIT AGREEMENT).

Effective Date: [●] [●], 20[●] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[Signature Page Follows]

[11]	Complete the appropriate terminology for the types of Loans/Commitments under the Credit Agreement that are being assigned pursuant to this Assignment and Assumption (e.g., “Term A Loans,” “Term B Loans,” “Revolving Loans,” etc.)
[12]	Except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the Assignor’s Loans of any Class, not to be less than $1,000,000 unless the Administrative Borrower and the Administrative Agent otherwise consent.
[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2-2

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

A-2-3

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to:][14]

INC RESEARCH HOLDINGS, INC.,
as the Administrative Borrower

By:
Name:
Title:

[14]	To be added only if the consent of the Administrative Borrower is required by Section 9.05(b)(i)(A) of the Credit Agreement.

A-2-4

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment in respect of Term Loans, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and (v) [it is] [it is not] a Defaulting Lender; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statement, warranty or representation made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Affiliated Lender Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Administrative Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Administrative Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document. The Assignor acknowledges and agrees that in connection with this Affiliated Lender Assignment and Assumption, (1) the applicable Affiliated Lender or its Affiliates may have, and later may come into possession of, material nonpublic information with respect to the Administrative Borrower and/or any subsidiary thereof and/or their respective Securities (“MNPI”), (2) the Assignor has independently, without reliance on the applicable Affiliated Lender, the Investors, the Administrative Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding the Assignor’s lack of knowledge of the MNPI, (3) none of the applicable Affiliated Lenders, the Investors, the Administrative Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by applicable Requirements of Law, any claims it may have against the applicable Affiliated Lender, the Investors, the Administrative Borrower, each of its respective subsidiaries, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable Requirements of Law or otherwise, with respect to the nondisclosure of the MNPI and (4) the MNPI may not be available to the Administrative Agent, the Arrangers or the other Lenders.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Affiliated Lender and has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender (including as an Affiliated Lender) thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender (including as an Affiliated Lender) thereunder, (iv) it has received a copy of the Credit Agreement and any Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or delivered pursuant to Section 5.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative

A-2-5

Agent or any other Lender, (v) attached to the Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee, (vi) after giving effect to this Affiliated Lender Assignment and Assumption and subject to the provisions of Section 9.05(g)(ii), the aggregate principal amount of all Term Loans then held by all Affiliated Lenders does not exceed the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof) and (vii) in the case of any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Administrative Borrower or any of its Restricted Subsidiaries, (1) no Indebtedness incurred under the Revolving Facility has been utilized to fund the purchase of the Assigned Interest, (2) no Event of Default exists at the time of acceptance of bids for any Dutch Auction or the confirmation of any open market purchase and (3) the Term Loans in respect of such Assigned Interest shall, to the extent permitted by applicable Requirement of Law, be retired and cancelled immediately after the Effective Date; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. The Assignee agrees that, solely in its capacity as an Affiliated Lender, it will not be entitled to (a) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or material has been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2 of the Credit Agreement) or (c) receive advice of counsel to the Administrative Agent or challenge the Administrative Agent’s attorney-client privilege.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (other than Assigned Interests assigned to the Administrative Borrower or any of its Restricted Subsidiaries) (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

A-2-6

EXHIBIT

[FORM OF]

BORROWING REQUEST

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent for the Lenders referred to below

[●]

[●] [●], 20[●]15

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [●] [●] , 20[●] , and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)	Borrower [INC Research Holdings, Inc.] [inVentiv Health, Inc.] [inVentiv Health Clinical, Inc.] [inVentiv Health Communications, Inc.] [INC Research, LLC]

(B) Date of Borrowing (which shall be a Business Day)		[	●]

(C) Aggregate Amount of Borrowing[16]	$	[	●]

(D) Type of Borrowing[17]		[	●]

[15]	The Administrative Agent must be notified in writing by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”) not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of Adjusted Eurocurrency Rate Loans (or (x) two Business Days in the case of any Borrowing of Adjusted Eurocurrency Rate Loans to be made on the Closing Date or (y) four Business Days in the case of an Adjusted Eurocurrency Rate Borrowing in any Alternate Currency (other than Sterling or Euros)) and (ii) 12:00 p.m. on the requested date of any Borrowing of ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided, however, that if the Administrative Borrower wishes to request Adjusted Eurocurrency Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Administrative Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing (or such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Administrative Borrower whether or not the requested Interest Period is available to and has been approved by the appropriate Lenders (such approval not to be unreasonably withheld or delayed).
[16]	Subject to Section 2.02(c) of the Credit Agreement.
[17]	State whether an Adjusted Eurocurrency Rate Borrowing or ABR Borrowing. If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

(E) Class of Borrowing	[	●]

(F) Currency of Borrowing	[	●]

(G) Interest Period[18] (in the case of an Adjusted Eurocurrency Rate Borrowing)	[	●]

(H)	Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$	[	●]
Bank:		[	●]
ABA No.:		[	●]
Account No.:		[	●]
Account Name:		[	●]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:

(A)	[The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that to the extent that any representation and warranty specifically refers to an earlier date or a given period, it is true and correct in all material respects as of such earlier date or for such period; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods. ][19]

(B)	[At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default has occurred and is continuing.][20]

[Signature Page Follows]

[18]	Must be a period contemplated by the definition of “Interest Period”. If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.
[19]	Include bracketed language only for Borrowings after Closing Date.
[20]	Include bracketed language only for Borrowings after Closing Date (subject to Section 4.02 of Credit Agreement).

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

[●] [●], 20[●]

To:	The Administrative Agent and each of the Lenders parties to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, AS A RESPONSIBLE OFFICER OF THE ADMINISTRATIVE BORROWER, IN SUCH CAPACITY AND NOT IN AN INDIVIDUAL CAPACITY, THAT:

1. I am the duly appointed [●] of the Administrative Borrower and a Responsible Officer of the Administrative Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Administrative Borrower and its Restricted Subsidiaries, on a consolidated basis, during the [Fiscal Quarter][Fiscal Year] covered by the attached financial statements;

3. Any pro forma “run rate” cost saving, operating expense reduction, operational improvement and/or synergy added back in calculating Consolidated Adjusted EBITDA in reliance on clause (e) of the definition of “Consolidated Adjusted EBITDA” during the Fiscal Quarter covered by the attached financial statements is, in my good faith determination, reasonably identifiable and factually supportable.

4. [The attached financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial position of the Administrative Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.]21

5. [Except as described in the disclosure set forth below, the][The] examinations described in paragraph 2 did not disclose, and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default that exists as of the date of this Compliance Certificate[ and the disclosure set forth below specifies, in reasonable detail, the nature of any such condition or event and any action taken or proposed to be taken with respect thereto].

[21]	Include to the extent the relevant Compliance Certificate is delivered in connection with unaudited quarterly financials.

C-1

6. [Schedule 1 attached hereto sets forth reasonably detailed calculations of Excess Cash Flow for such Excess Cash Flow Period.]22

7. [Attached as Schedule 2 hereto is a list of the subsidiaries of the Administrative Borrower as of the last day of the Fiscal Quarter covered hereby that identifies each as a Restricted Subsidiary or an Unrestricted Subsidiary].23/[There is no change in the list of Restricted Subsidiaries and Unrestricted Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.]

8. [Attached as Schedule 3 hereto is a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries from the attached financial statements.]24

9. Attached as Schedule 4 hereto are calculations in reasonable detail demonstrating compliance with the covenant set forth in Section 6.13(a) of the Credit Agreement.

10. [Attached as Schedule 5 hereto is consolidating financial information summarizing in reasonable detail the information regarding the Parent Company to which the attached financial statements related, on the one hand, and the information relating to the Administrative Borrower, on the other hand.]25

[Signature Page Follows]

[22]	Only required to the extent the relevant Compliance Certificate is delivered in connection with audited annual financial statements (commencing with the Excess Cash Flow Period ending December 31, 2018).
[23]	Only required if a subsidiary has been designated as a Restricted Subsidiary or an Unrestricted Subsidiary since delivery of the last Compliance Certificate.
[24]	Only required if a subsidiary of the Administrative Borrower is or has been designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate.
[25]	To the extent required by the last paragraph of Section 5.01.

C-2

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first written above.26

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

[26]	[Please note the deadlines for satisfaction of the following requirements correspond with the delivery of each Compliance Certificate (unless otherwise indicated):

1.	The delivery of documents and deliverables required under Section 4.02(a) of the Security Agreement relating to any certificated Securities and/or (ii) Instruments having a face amount in excess of $20,000,000, in each case acquired during the Fiscal Quarter covered by the attached financial statements. NOTE: If any Loan Party acquires (i) certificated Securities and/or (ii) Instruments having a face amount in excess of $20,000,000 during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.02(a) of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

2.	The delivery of documents and deliverables required under Section 4.03(c) of the Security Agreement relating to any registration (or any application for registration) of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, filed or acquired during the Fiscal Quarter covered by the attached financial statements.

3.	The delivery of the documents required under Section 4.04 of the Security Agreement relating to any Commercial Tort Claim with an individual value (as reasonably estimated by the Administrative Borrower) in excess of $15,000,000 acquired after the Closing Date. NOTE: If any Loan Party acquires any Commercial Tort Claim with an individual value (as reasonably estimated by the Administrative Borrower) in excess of $15,000,000 during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.04 of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

4.	The delivery of the documents required to be delivered under Section 5.12(a) of the Credit Agreement as a result of (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary and/or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, in each case during the Fiscal Quarter covered by the attached financial statements. NOTE: upon the taking of any action or the occurrence of any event described in clauses (i) through (iv) during the fourth Fiscal Quarter of any Fiscal Year, the documents required to be delivered under Section 5.12(a) of the Credit Agreement must be delivered within 60 days after the end of such Fiscal Quarter.]

C-3

SCHEDULE 1

Calculation of Excess Cash Flow27

[27]	If applicable.

SCHEDULE 1 TO EXHIBIT C

SCHEDULE 2

List of Restricted Subsidiaries and Unrestricted Subsidiaries

Restricted Subsidiaries:

Unrestricted Subsidiaries:

SCHEDULE 2 TO EXHIBIT C

SCHEDULE 3

Summary of Pro Forma Adjustments for Unrestricted Subsidiaries28

[28]	If applicable.

SCHEDULE 3 TO EXHIBIT C

SCHEDULE 4

Calculation of First Lien Leverage Ratio

SCHEDULE 4 TO EXHIBIT C

SCHEDULE 5

Consolidating Financial Information29

[29]	If applicable.

SCHEDULE 5 TO EXHIBIT C

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent for the Lenders referred to below

[●]

[●] [●], 20[●]30

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.08 of the Credit Agreement of an interest rate election, and in that connection sets forth below the terms thereof:

(A) [on [insert applicable date] (which is a Business Day), the undersigned will convert $[●]31 of the aggregate outstanding principal amount of the [Term]32 [Revolving] Loans, bearing interest at the [ABR][Adjusted Eurocurrency Rate], into an [Adjusted Eurocurrency Rate][ABR] Loan [and, in the case of an Adjusted Eurocurrency Rate Loan, having an Interest Period of [●] month(s)]33[; and][.]]

[30]	The Administrative Agent must be notified in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”) ) not later than (i) 1:00 p.m. three Business Days prior to the requested day of any conversion or continuation of Adjusted Eurocurrency Rate Loans or conversion of ABR Loans to Adjusted Eurocurrency Rate Loans and (ii) 12:00 p.m. on the requested date of any conversion of any Borrowing to ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided, however, that if the Administrative Borrower wishes to request a continuation of Adjusted Eurocurrency Rate Loans or any conversion of ABR Loans to Adjusted Eurocurrency Rate Loans with an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Administrative Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Administrative Borrower whether or not the requested Interest Period is available to and has been approved by the appropriate Lenders (such approval not to be unreasonably withheld or delayed).
[31]	Subject to Sections 2.02(c) and 2.08(f) of the Credit Agreement.
[32]	Indicate relevant Class.
[33]	Must be a period contemplated by the definition of “Interest Period.”

(B) [on [insert applicable date] (which is a Business Day), the undersigned will continue $[●] of the aggregate outstanding principal amount of the [Term]34[Revolving] Loans bearing interest at the Adjusted Eurocurrency Rate, as Adjusted Eurocurrency Rate Loans having an Interest Period of [•] month(s)35.]

[Signature Page Follows]

[34]	Indicate relevant Class.
[35]	Must be a period contemplated by the definition of “Interest Period.”

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT E

[FORM OF]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”) and (ii) that certain Pledge and Security Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Security Agreement”), by and among the Administrative Borrower, the Subsidiary Guarantors party thereto from time to time and the Administrative Agent. Capitalized terms used herein without definition have the meanings set forth in the Credit Agreement or Security Agreement, as applicable.

As used herein, the term “Company” means each of the Borrowers and the other Loan Parties listed on Schedule 1(a) hereto.

As of the date hereof, the undersigned hereby represents and warrants to each Administrative Agent as follows:

1. Names. (a) The exact legal name of each Company, as such name appears in its respective Organizational Documents (as defined in the Credit Agreement) filed with the Secretary of State, if applicable, or other relevant office of such Company’s jurisdiction of organization or formation is set forth in Schedule 1(a). Each Company is the type of entity disclosed next to its name in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company, the Federal Taxpayer Identification Number, if any, of each Company and the jurisdiction of organization or formation of each Company.

(b) Except as otherwise disclosed in Schedule 1(c) or Schedule 1(d), set forth in Schedule 1(b) hereto is (i) any other legal name that any Company has had, together with the date of the relevant change and (ii) all other names used by any Company on any filings with the Internal Revenue Service, in each case, in the past five years.

(c) Set forth in Schedule 1(c) is a list of the information required by Section 1(a) of this certificate for any other Person (i) to which any Company became the successor by merger, consolidation or acquisition or (ii) that has been liquidated into, or transferred all or substantially all of its assets to, any Company, at any time within the past five years.

(d) Except as set forth in Schedule 1(d), or as otherwise disclosed in Schedule 1(c), no Company has changed its jurisdiction of organization or form of entity at any time during the past four months.

2. Locations. (a) The chief executive office of each Company is currently located at the address set forth in Schedule 2(a) hereto.

3. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 3 is a true and correct list of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned by any Company constituting Pledged Stock, the beneficial owners of such stock, partnership interests, membership interests or other equity interests and the percentage of the total issued and outstanding stock, partnership interests, membership interests or other equity interests of the relevant issuer represented thereby.

4. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 4 is a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business) and Tangible Chattel Paper, in each case having a face amount exceeding $20,000,000, held by any Company as of the date hereof, including the names of the obligors, the amounts owing and the due dates.

5. Intellectual Property. (a) Attached hereto as Schedule 5(a) is a schedule setting forth all of each Company’s United States Patents and United States Trademarks registered with and published by (or applied for in) the United States Patent and Trademark Office (excluding, for the avoidance of doubt, any United States Patent or United States Trademark that has expired or been abandoned, but including United States Trademarks that would constitute Collateral upon the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto), including the name of the registered owner and the registration or publication number (or, if applicable, the applicant and the application number) of each such United States Patent and United States Trademark.

(b) Attached hereto as Schedule 5(b) is a schedule setting forth all of each Company’s Copyrights registered with (or applied for in) the United States Copyright Office (excluding, for the avoidance of doubt, any Copyright that has expired or been abandoned), including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such Copyright.

6. Commercial Tort Claims. Attached hereto as Schedule 6 is a true and correct list of all Commercial Tort Claims with an individual value of at least $15,000,000 (as reasonably determined by the Administrative Borrower), held by any Company, including a brief description thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has hereunto signed this Perfection Certificate as of the date first written of above.

[●]

By:
Name:
Title:

SCHEDULE 1(A)

LEGAL NAMES

Legal Name	Jurisdiction	Type	Organizational Identification Number	Federal Taxpayer Identification Number

SCHEDULE 1(A) TO EXHIBIT E

SCHEDULE 1(B)

PRIOR ORGANIZATIONAL NAMES

Company	Prior Legal Name	Date of Change

SCHEDULE 1(B) TO EXHIBIT E

SCHEDULE 1(C)

PREDECESSOR ENTITIES

Company	Action	Legal Name of Predecessor Entity	Jurisdiction of Organization of Predecessor Entity	Date

SCHEDULE 1(C) TO EXHIBIT E

SCHEDULE 1(D)

CHANGES IN JURISDICTION OR FORM; OTHER NAMES

A.	Changes in Jurisdiction or Form

Company	Current Jurisdiction of Organization/Form	Prior Jurisdiction of Organization/Form	Date of Change

B.	Other Names on IRS Filings

Company	Prior Name on IRS Filing

SCHEDULE 1(D) TO EXHIBIT E

SCHEDULE 2

CHIEF EXECUTIVE OFFICE ADDRESSES

Company	Address

SCHEDULE 2 TO EXHIBIT E

SCHEDULE 3

PLEDGED STOCK

Issuer	Holder	Certificate No.	No. Shares/Interest	% of Issued and Outstanding Shares

SCHEDULE 3 TO EXHIBIT E

SCHEDULE 4

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

1.	Promissory Notes/Instruments:

Obligee	Obligor	Principal Amount	Maturity

2.	Tangible Chattel Paper:

SCHEDULE 4 TO EXHIBIT E

SCHEDULE 5(A)

PATENTS AND TRADEMARKS

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

SCHEDULE 5(A) TO EXHIBIT E

SCHEDULE 5(B)

COPYRIGHTS

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

SCHEDULE 5(B) TO EXHIBIT E

SCHEDULE 6

COMMERCIAL TORT CLAIMS

SCHEDULE 6 TO EXHIBIT E

EXHIBIT F

[FORM OF] JOINDER AGREEMENT

A. JOINDER NO. [●] dated as of [●] (this “Joinder”), to (a) the Pledge and Security Agreement dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other Borrowers (as defined in the Credit Agreement referenced below) party thereto (together with the Administrative Borrower, the “Borrowers”), the other Subsidiary Guarantors (as defined in the Credit Agreement referenced below) from time to time party thereto (the foregoing, collectively, the “Grantors”) and Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and (b) the Loan Guaranty dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Guaranty”), by and among the Borrowers, the Subsidiary Guarantors from time to time party thereto and the Administrative Agent.

B. Reference is made to the Credit Agreement dated as of August 1, 2017, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, the Borrowers, the lenders from time to time party thereto and the Administrative Agent.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement, the Security Agreement or the Loan Guaranty, as applicable.

D. The applicable Loan Parties have entered into the Security Agreement and the Loan Guaranty in order to induce the Lenders to make Loans. Section 7.10 of the Security Agreement, Section 3.04 of the Loan Guaranty and Section 5.12 of the Credit Agreement provide that additional subsidiaries of the Administrative Borrower may become Subsidiary Guarantors under the Security Agreement and the Loan Guaranty by executing and delivering an instrument in the form of this Joinder. [The] [Each] undersigned Restricted Subsidiary ([each a] [the] “New Subsidiary”) is executing this Joinder in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement and a Subsidiary Guarantor under the Loan Guaranty in order to induce the Lenders to make additional Loans and as consideration for Loans previously made and to Guaranty and secure the Secured Obligations, including [its] [their] obligations under the Loan Guaranty, each Hedge Agreement the obligations under which constitute Secured Hedging Obligations and agreements relating to Banking Services the obligations under which constitute Banking Services Obligations.

Accordingly, the Administrative Agent and [the] [each] New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.10 of the Security Agreement, [the] [each] New Subsidiary by its signature below becomes a Subsidiary Guarantor and a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and [the] [each] New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) makes the representations and warranties applicable to it as a Grantor under the Security Agreement[, subject to Schedule A hereto,] on and as of the date hereof; it being understood and agreed that any representation or warranty that expressly relates to an earlier date shall be deemed to refer to the date hereof. In furtherance of the foregoing, [the] [each] New Subsidiary, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of [the] [each] New Subsidiary’s right, title and interest in and to the Collateral of [the] [each] New Subsidiary. Upon the effectiveness of this Joinder, each reference to a “Grantor” and “Subsidiary Guarantor” in the Security Agreement shall be deemed to include [the] [each] New Subsidiary. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. [Each] [The] New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, [each] [the] New Subsidiary will be deemed to be a Loan Guarantor under the Loan Guaranty and a Loan Guarantor for all purposes of the Credit Agreement and shall have all of the rights, benefits, duties and obligations of a Loan Guarantor thereunder as if it had executed the Loan Guaranty. [Each] [The] New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Guaranty. Without limiting the generality of the foregoing terms of this paragraph 1, [each] [the] New Subsidiary hereby absolutely and unconditionally guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Secured Parties, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with the Loan Guaranty. [Each] [The] New Subsidiary hereby waives acceptance by the Administrative Agent and the Secured Parties of the guaranty by the New Subsidiary upon the execution of this Agreement by [each] [the] New Subsidiary. [Each] [The] New Subsidiary hereby (x) makes, as of the date hereof, the representation and warranty set forth in [Section 2.10] of the Loan Guaranty[, except as set forth on Schedule A hereto,]36 and (y) agrees to perform and observe, and to cause each of its Restricted Subsidiaries to perform and observe, the covenant set forth in Section 2.11 of the Loan Guaranty.

SECTION 3. [The] [Each] New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 4. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Administrative Agent shall have received a counterpart of this Joinder that bears the signature of [the] [each] New Subsidiary. Delivery of an executed signature page to this Joinder by facsimile transmission or by email as a “.pdf” or “.tiff” attachment shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 5. Attached hereto is a duly prepared, completed and executed Perfection Certificate, which includes information with respect to [the] [each] New Subsidiary, and [the] [each] New Subsidiary hereby represents and warrants that the information set forth therein with respect to itself is true and correct in all material respects as of the date hereof.

SECTION 6. Except as expressly supplemented hereby, the Loan Guaranty and the Security Agreement shall remain in full force and effect.

SECTION 7. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. In case any one or more of the provisions contained in this Joinder is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired

[36]	Subject to Section 5.12(c)(x) of the Credit Agreement.

thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The Administrative Borrower and the Administrative Agent shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.

SECTION 10. [The] [Each] New Subsidiary agrees to reimburse the Administrative Agent for its expenses in connection with this Joinder, including the fees, other charges and disbursements of counsel in accordance with Section 9.03(a) of the Credit Agreement.

SECTION 11. This Joinder shall constitute a Loan Document, under and as defined in, the Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, [each] [the] New Subsidiary has duly executed this Joinder as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

[SCHEDULE A

CERTAIN EXCEPTIONS]

SCHEDULE A TO EXHIBIT F

EXHIBIT G

[FORM OF]

PROMISSORY NOTE

$[●]	New York, New York
[●] [●], 20[●]

FOR VALUE RECEIVED, each of the undersigned INC Research, LLC, a Delaware limited liability company, INC Research Holdings, Inc., a Delaware corporation, inVentiv Health, Inc., a Delaware corporation, inVentiv Health Communications, Inc., an Ohio corporation and inVentiv Health Clinical, Inc., a Delaware corporation (collectively, the “Borrowers”), hereby jointly and severally promises to pay on demand to [●] (the “Lender”) or its registered permitted assign, at the office of Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”) at [●], [Term]37 [Revolving] Loans in the principal amount of $[•] or such lesser amount as is outstanding from time to time, on the dates and in the amounts set forth in the Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, the Borrowers, the Lenders from time to time party thereto, and Credit Suisse, in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Each Borrower also jointly and severally promises to pay interest from the date of such Loans on the principal amount thereof from time to time outstanding, in like Dollars, at such office, in each case, in the manner and at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest on any overdue principal and, to the extent permitted by applicable Requirements of Law, overdue interest from the relevant due dates, in each case, in the manner, at the rate or rates and under the circumstances provided in the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind to the extent possible under any applicable Requirements of Law. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this Note.

This promissory note is one of the “Promissory Notes” referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the Credit Agreement, and the obligations hereunder are guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement.

[37]	Indicate relevant Class.

If any assignment by the Lender holding this promissory note occurs after the date of the issuance hereof, the Lender agrees that it shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender this promissory note to the Administrative Agent for cancellation.

THE ASSIGNMENT OF THIS PROMISSORY NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

INC RESEARCH, LLC

By:
Name:
Title:

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

INVENTIV HEALTH, INC.

By:
Name:
Title:

INVENTIV HEALTH CLINICAL, INC.

By:
Name:
Title:

INVENTIV HEALTH COMMUNICATIONS, INC.

By:
Name:
Title:

SCHEDULE A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Adjusted Eurocurrency Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF ADJUSTED EUROCURRENCY RATE LOANS

Date	Amount of Adjusted Eurocurrency Rate Loans	Amount Converted to Adjusted Eurocurrency Rate Loans	Interest Period and Adjusted Eurocurrency Rate with Respect Thereto	Amount of Principal of Adjusted Eurocurrency Rate Loans Repaid	Amount of Adjusted Eurocurrency Rate Loans Converted to ABR Loans	Unpaid Principal Balance of Adjusted Eurocurrency Rate Loans	Notation Made By

SCHEDULE A TO EXHIBIT G

Date	Amount of Adjusted Eurocurrency Rate Loans	Amount Converted to Adjusted Eurocurrency Rate Loans	Interest Period and Adjusted Eurocurrency Rate with Respect Thereto	Amount of Principal of Adjusted Eurocurrency Rate Loans Repaid	Amount of Adjusted Eurocurrency Rate Loans Converted to ABR Loans	Unpaid Principal Balance of Adjusted Eurocurrency Rate Loans	Notation Made By

SCHEDULE A TO EXHIBIT G

EXHIBIT H

[FORM OF]

PLEDGE AND SECURITY AGREEMENT

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of August 1, 2017, by and among INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other Borrowers (as defined below), the Subsidiary Parties (as defined below) from time to time party hereto (the foregoing, collectively, the “Grantors”) and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacity as administrative agent and collateral agent for the lenders party to the Credit Agreement referred to below (in such capacities, the “Agent”).

PRELIMINARY STATEMENT

The Administrative Borrower, the other Borrowers, the Lenders, the Agent and others are entering into that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Grantors are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the Credit Agreement and to secure the Secured Obligations, including their obligations under the Credit Agreement, the Loan Guaranty, each Hedge Agreement the obligations under which constitute Secured Hedging Obligations and each agreement relating to Banking Services the obligations under which constitute Banking Services Obligations.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.02. Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Credit Agreement are used herein as defined in Articles 8 or 9 of the UCC, as the context may require (including without limitation, as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Deposit Accounts,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Entitlement,” “Supporting Obligation” and “Tangible Chattel Paper”).

Section 1.03. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“Administrative Borrower” has the meaning set forth in the preamble.

“Agent” has the meaning set forth in the preamble.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Borrowers” means the Administrative Borrower and the other Borrowers listed on Schedule I to the Credit Agreement.

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“Collateral” has the meaning set forth in Article 2.

“Contract Rights” means all rights of any Grantor under any Contract, including, without limitation, (i) any and all rights to receive and demand payments under such Contract, (ii) any and all rights to receive and compel performance under such Contract and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with such Contract.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedge Agreement, licensing agreement and any partnership agreement, joint venture agreement and/or limited liability company agreement).

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Credit Agreement” has the meaning set forth in the preliminary statement.

“Credit Suisse” has the meaning set forth in the preamble.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Grantors” has the meaning set forth in the preamble.

“Holdings” has the meaning set forth in the preamble.

“Intellectual Property Collateral” means, collectively, all Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, Licenses, Software and any and all other IP Rights throughout the world.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on Intellectual Property Collateral owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with the Credit Agreement, substantially in the form of Exhibit A hereto.

“Intellectual Property Security Agreement Supplement” means an Intellectual Property Security Agreement Supplement substantially in the form of Exhibit C hereto.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements, whether as licensor or licensee, in (1) Patents, (2) Copyrights, (3) Trademarks, (4) Trade Secrets or (5) Software, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof and (c) all rights to sue for past, present, and future breaches thereof.

“Money” has the meaning set forth in Article 1 of the UCC.

“Perfection Certificate” means the Perfection Certificate delivered pursuant to Section 4.01(j) of the Credit Agreement.

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“Permits” means all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority or agency.

“Pledged Collateral” means all Pledged Stock, including all stock certificates, options or rights of any nature whatsoever in respect of the Pledged Stock that may be issued or granted to, or held by, any Grantor, all Instruments, Securities and other Investment Property owned by any Grantor, whether or not physically delivered to the Agent pursuant to this Security Agreement, whether now owned or hereafter acquired by such Grantor and any and all Proceeds thereof.

“Pledged Stock” means, with respect to any Grantor, the shares of Capital Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor, together with any other shares of Capital Stock as are hereafter acquired by such Grantor.

“Proceeds” has the meaning assigned in Article 9 of the UCC and, in any event, shall also include but not be limited to (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (iii) any and all Stock Rights and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means any Account, Chattel Paper, Document, Investment Property, Instrument and/or any General Intangible, in each case, that is a right or claim to receive money (whether or not earned by performance).

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security Agreement” has the meaning set forth in the preamble.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Stock Rights” means all dividends, options, warrants, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Subsidiary Parties” means (a) the subsidiaries of the Administrative Borrower party hereto on the Closing Date and (b) each Domestic Subsidiary that becomes a party to this Security Agreement after the date hereof in accordance with Section 7.10 hereof and Section 5.12 of the Credit Agreement.

“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to the following: (a) confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, data, databases and data collections; (b) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future misappropriations or infringements thereof; (c) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing throughout the world.

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The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE 2

GRANT OF SECURITY INTEREST

Section 2.01. Grant of Security Interest. (a) As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, collaterally assigns, mortgages, transfers and grants to the Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right and title to and interest in, all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii) all Intellectual Property Collateral;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Inventory;

(xi) all Investment Property, Pledged Stock and other Pledged Collateral;

(xii) all Money, cash and cash equivalents;

(xiii) all letters of credit and Letter-of-Credit Rights;

(xiv) all Deposit Accounts, Securities Accounts, Commodities Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any bank or other financial institution and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(xv) all Securities Entitlements in any or all of the foregoing;

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(xvi) all Commercial Tort Claims described on Schedule 6 to the Perfection Certificate (including any supplements to such Schedule 6 delivered pursuant to Section 4.04);

(xvii) all Permits;

(xviii) all Software and all recorded data of any kind or nature, regardless of the medium of recording;

(xix) all Contracts, together with all Contract Rights arising thereunder;

(xx) all other personal property not otherwise described in clauses (i) through (xix) above;

(xxi) all Supporting Obligations; and

(xxii) all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the term “Collateral” (and any component definition thereof) shall not include any Excluded Asset. Notwithstanding anything to the contrary contained herein, immediately upon the ineffectiveness, lapse or termination of any restriction or condition set forth in the definition of “Excluded Assets” in the Credit Agreement that prevented the grant of a security interest in any right, interest or other asset that would have, but for such restriction or condition, constituted Collateral, the Collateral shall include, and the relevant Grantor shall be deemed to have automatically granted a security interest in, such previously restricted or conditioned right, interest or other asset, as the case may be, as if such restriction or condition had never been in effect. For the avoidance of doubt, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Agent as and when required under the Credit Agreement, for the benefit of the Secured Parties, that:

Section 3.01. Title, Perfection and Priority; Filing Collateral. Subject to the Legal Reservations, this Security Agreement is effective to create a legal, valid and enforceable Lien on and security interest in the Collateral in favor of the Agent for the benefit of the Secured Parties and, subject to the terms of the last paragraph of Section 4.01 of the Credit Agreement and the satisfaction of the Perfection Requirements, the Agent will have a fully perfected First Priority Lien on the Collateral securing the Secured Obligation to the extent required hereby.

Section 3.02. Intellectual Property.

(a) Upon filing of appropriate financing statements with the Secretary of State (or equivalent office) of the state of organization of such Grantor and the filing of the Intellectual Property Security Agreement with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Agent shall have a fully perfected First Priority Lien on the Collateral constituting United States issued, registered or applied for Patents, Trademarks and Copyrights under the UCC and the laws of the United States for the ratable benefit of the Secured Parties, and such perfected security interests shall be enforceable as such as against any and all creditors of and purchasers from the Grantors, subject to the Legal Reservations.

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(b) No Grantor is aware of (i) any third-party claim (A) that any of its owned Patent, Trademark, Domain Name or Copyright registrations or applications is invalid or unenforceable, or (B) challenging such Grantor’s rights to such registrations and applications or (ii) any basis for such claims other than, in each case, to the extent any such third-party claim would not reasonably be expected to have a Material Adverse Effect.

Section 3.03. Pledged Collateral. (i) All Pledged Stock has been duly authorized and validly issued (to the extent such concepts are relevant with respect to such Pledged Collateral) by the issuer thereof and is fully paid and non-assessable, (ii) as of the Closing Date, each Grantor is the direct owner, beneficially and of record, of the Pledged Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor and (iii) as of the Closing Date, each Grantor holds the Pledged Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor free and clear of all Liens (other than Permitted Liens).

Section 3.04. Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the certifications set forth therein are true and correct in all material respects as of the date thereof.

ARTICLE 4

COVENANTS

From the date hereof, and thereafter until the Termination Date:

Section 4.01. General.

(a) Authorization to File Financing Statements; Ratification. Each Grantor hereby (i) authorizes the Agent to file (A) all financing statements (including fixture filings) and amendments thereto with respect to the Collateral naming such Grantor as debtor and the Agent as secured party, in form appropriate for filing under the UCC of the relevant jurisdiction and (B) filings with the United States Patent and Trademark Office and the United States Copyright Office (including any Intellectual Property Security Agreement) for the purpose of perfecting, enforcing, maintaining or protecting the Lien and security interest (including its perfection and priority) of the Agent in United States issued, registered and applied for Patents, Trademarks and Copyrights (in each case, to the extent constituting Collateral) and naming such Grantor as debtor and the Agent as secured party and, (ii) subject to the terms of the Loan Documents agrees to take such other actions, in each case as may from time to time be necessary or otherwise reasonably requested by the Agent (and authorizes the Agent to take any such other actions, which it has no obligation to take) in order to establish and maintain a valid, enforceable (subject to the Legal Reservations) and perfected security interest in and subject, in the case of Pledged Collateral, to Section 4.02 hereof, Control of, the Collateral. Each Grantor shall pay any applicable filing fees, recordation fees and related expenses relating to its Collateral in accordance with Section 9.03(a) of the Credit Agreement. Any financing statement filed by the Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate the Collateral (A) as all assets of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) in each case to the extent applicable, whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the relevant real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Agent promptly upon request.

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(b) Further Assurances. Each Grantor agrees, at its own expense, to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over the Agent’s Lien) and to defend the security interest of the Agent in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

Section 4.02. Pledged Collateral.

(a) Delivery of Certificated Securities, Tangible Chattel Paper, Instruments and Documents. Each Grantor will, after the Closing Date, hold in trust for the Agent upon receipt and, (x) if the event giving rise to the obligation under this Section 4.02(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (y) if the event giving rise to the obligation under this Section 4.02(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in each of the cases of clauses (x) and (y), such longer period as the Agent may reasonably agree), deliver to the Agent for the benefit of the Secured Parties any (1) certificated Security representing or evidencing Pledged Collateral and (2) Instruments (other than any Instrument under which the only relevant obligor(s) is a Loan Party) (A) in each case under this clause (2), having an outstanding balance in excess of $20,000,000 and (B) in each case under clauses (1) and (2), constituting Collateral received after the date hereof, accompanied by undated instruments of transfer or assignment duly executed in blank. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Grantor shall be required to deliver any Tangible Chattel Paper or Document to the Agent or for the benefit of any Secured Party.

(b) Uncertificated Securities and Pledged Collateral. With respect to any partnership interest or limited liability company interest owned by any Grantor which is required to be pledged to the Agent pursuant to the terms hereof (other than a partnership interest or limited liability company interest held by a Clearing Corporation, Securities Intermediary or other financial intermediary of any kind) which is not represented by a certificate and which is not a Security for purposes of the UCC, such Grantor shall not permit any issuer of such partnership interest or limited liability company interest to (i) enter into any agreement with any Person, other than the Agent or any holder of a Permitted Lien, whereby such issuer effectively delivers “control” of such partnership interest or limited liability company interest (as applicable) under the UCC to such Person, or (ii) allow such partnership interest or limited liability company interest (as applicable) to become a Security unless such Grantor complies with the procedures set forth in Section 4.02(a) within the time period prescribed therein. Each Grantor which is an issuer of any uncertificated Pledged Collateral described in this Section 4.02(b) hereby agrees to comply with all instructions from the Agent without such Grantor’s further consent, in each case subject to the notice requirements set forth in Section 5.01(a)(iv) hereof.

(c) Registration in Nominee Name; Denominations. The Agent, on behalf of the Secured Parties, shall hold certificated Pledged Collateral required to be delivered to the Agent under clause (a) above in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Agent, but at any time when an Event of Default exists and is continuing and upon at least three Business Days’ prior notice to the Administrative Borrower, the Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent). At any time when an Event of Default exists and is continuing, the Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(d) Exercise of Rights in Pledged Collateral. It is agreed that:

(i) without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for any purpose that does not violate this Security Agreement, the Credit Agreement or any other Loan Document;

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(ii) each Grantor will permit the Agent or its nominee at any time when an Event of Default exists and is continuing to exercise the rights and remedies provided under Section 5.01(a)(iv) (subject to the notice requirements set forth therein); and

(iii) subject to Section 5.01(a)(iv), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral; provided that any non-cash dividends or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, to the extent constituting Collateral, be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the Agent as and to the extent required by clause (a) above.

(e) Return of Pledged Collateral. The Agent shall promptly deliver to the applicable Grantor (without recourse and without any representation or warranty) any Pledged Collateral in its possession if requested to be delivered to the issuer or holder thereof in connection with any action or transaction that is permitted or not restricted by the Credit Agreement in accordance with Article 8 of the Credit Agreement.

Section 4.03. Intellectual Property. (a) At any time when an Event of Default exists and is continuing and upon the written request of the Agent, each Grantor will (i) use its commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Agent of any License held by such Grantor in the United States to enable the Agent to enforce the security interests granted hereunder and (ii) to the extent required pursuant to any material License in the United States under which such Grantor is the licensee, deliver to the licensor thereunder any notice of the grant of security interest hereunder or such other notices required to be delivered thereunder in order to permit the security interest created or permitted to be created hereunder pursuant to the terms of such License.

(b) Each Grantor shall notify the Agent promptly if it knows or reasonably expects that any application for or registration of any Patent, Trademark, Domain Name, or Copyright (now or hereafter existing) may become abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any foreign or multinational counterpart of either of the foregoing, or any court) abandoning such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, except, in each case, to the extent the same is permitted or not restricted by the Credit Agreement or where the same, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Each Grantor shall, on the date hereof, execute and deliver to the Agent, Intellectual Property Security Agreements substantially in the form of Exhibit A, in order to record the security interest granted herein to the Agent for the benefit of the Agent and the Secured Parties with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

(d) If any Grantor shall at any time after the Closing Date, obtain any ownership or other rights in, to or under any additional Intellectual Property Collateral, then the provisions of this Security Agreement shall automatically apply thereto and any such Intellectual Property Collateral shall automatically constitute Collateral and shall be subject to the security interest created by this Security Agreement, without further action by any party (except as expressly set forth in Article 2 and except any Excluded Assets). In the event that any Grantor files an

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application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office acquires any such application or registration by purchase or assignment, in each case, after the Closing Date and to the extent the same constitutes Collateral (and other than as a result of an application that is then subject to an Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement becoming registered), it shall, (i) if the event giving rise to the obligation under this Section 4.03(c) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (ii) if the event giving rise to the obligation under this Section 4.03(c) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(b) of the Credit Agreement for the Fiscal Year in which the relevant event occurred (or, in the case of each of clauses (i) and (ii), such longer period as the Agent may reasonably agree), notify the Agent and, promptly upon the Agent’s request, execute and deliver to the Agent, at such Grantor’s sole cost and expense, any Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement, as applicable, or other instrument as the Agent may reasonably request and require to evidence the Agent’s security interest in such registered Patent, Trademark or Copyright (or application therefor), and the General Intangibles of such Grantor relating thereto or represented thereby.

(e) Each Grantor shall take all actions reasonably necessary to (i) maintain and pursue each application for, and to obtain and maintain the registration of each Patent, Trademark, Domain Name and Copyright included in the Collateral (now or hereafter existing), including by filing applications for renewal, affidavits of use, affidavits of noncontestability and, if consistent with reasonable business judgment, by initiating opposition and interference and cancellation proceedings against third parties, (ii) maintain and protect the secrecy or confidentiality of its Trade Secrets and (iii) otherwise protect and preserve such Grantor’s rights in, and the validity or enforceability of, its Intellectual Property Collateral, in each case except where failure to do so (A) could not reasonably be expected to result in a Material Adverse Effect, or (B) is otherwise permitted under the Credit Agreement.

(f) Each Grantor shall promptly notify the Agent of any material infringement or misappropriation of such Grantor’s Patents, Trademarks, Domain Names, Copyrights or Trade Secrets of which it becomes aware and shall take such actions as are reasonable and appropriate under the circumstances to protect such Patent, Trademark, Copyright or Trade Secret, except where such infringement or misappropriation could not reasonably be expected to cause a Material Adverse Effect.

Section 4.04. Commercial Tort Claims. After the Closing Date, (i) if the event giving rise to the obligation under this Section 4.04 occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (ii) if the event giving rise to the obligation under this Section 4.04 occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in each of the cases of clauses (i) and (ii), such longer period as the Agent may reasonably agree), each relevant Grantor shall notify the Agent of any Commercial Tort Claim with an individual value (as reasonably estimated by the Administrative Borrower) in excess of $15,000,000 acquired by it, together with an update to Schedule 6 to the Perfection Certificate containing a summary description thereof, and such Commercial Tort Claim (and the Proceeds thereof) shall automatically constitute Collateral, all upon the terms of this Security Agreement.

Section 4.05. Insurance. Subject to any applicable Intercreditor Agreement in effect, except to the extent otherwise permitted to be retained by any Grantor or applied by any Grantor pursuant to the terms of the Loan Documents, the Agent shall, at the time any proceeds of any insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 5.04 hereof.

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Section 4.06. Grantors Remain Liable. (a) Each Grantor (rather than the Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under any Contract relating to the Collateral, all in accordance with the terms and conditions thereof. Neither the Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the receipt by the Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or sufficiency of any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(b) Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of such Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

(c) Notwithstanding anything herein to the contrary, each Grantor (rather than the Agent or any Secured Party) shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

ARTICLE 5

REMEDIES

Section 5.01. Remedies. (a) Each Grantor agrees that, at any time when an Event of Default exists and is continuing, the Agent may exercise any or all of the following rights and remedies (in addition to the rights and remedies existing under applicable Requirements of Law):

(i) the rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided that this Section 5.01(a) shall not limit any rights available to the Agent prior to an Event of Default;

(ii) the rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable Requirements of Law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii) without notice (except as specifically provided in Section 7.01 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, but, subject to the terms of any applicable lease agreements, personally, or by agents or attorneys, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at one or

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more public or private sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Agent may deem commercially reasonable;

(iv) upon at least three Business Days’ prior written notice to the Administrative Borrower, (A) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, and (B) to exercise the voting and all other rights as a holder with respect thereto (whereupon the voting and other rights of such Grantor described in Section 4.02(d)(i) above shall immediately cease such that the Agent shall have the sole right to exercise such voting and other rights while the relevant Event of Default exists and is continuing), to collect and receive all cash dividends, interest, principal and other distributions made thereon (it being understood that all Stock Rights received by any Grantor while the relevant Event of Default exists and is continuing shall be received in trust for the benefit of the Agent and forthwith paid over to the Agent in the same form as so received (with any necessary endorsements)) and to otherwise act with respect to the Pledged Collateral as though the Agent was the outright owner thereof; and

(v) to take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Agent at any reasonable place or places designated by the Agent, in which event such Grantor shall at its own expense: (1) forthwith cause the same to be moved to the place or places so designated by the Agent and there delivered to the Agent; (2) store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent; and (3) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(b) Each Grantor acknowledges and agrees that compliance by the Agent, on behalf of the Secured Parties, with any applicable state or federal Requirements of Law in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Agent shall have the right in any public sale and, to the extent permitted by applicable Requirements of Law, in any private sale, to purchase for the benefit of the Agent and the Secured Parties, all or any part of the Collateral so sold, free of any right of equity redemption that Grantor is permitted to release and waive pursuant to applicable Requirements of Law, and each Grantor hereby expressly releases such right to equity redemption to the extent permitted by applicable Requirements of Law.

(d) Until the Agent is able to effect a sale, lease, transfer or other disposition of any particular Collateral under this Section 5.01, the Agent shall have the right to hold or use such Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving such Collateral or the value of such Collateral, or for any other purpose deemed reasonably appropriate by the Agent. At any time when an Event of Default exists and is continuing, the Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, the Agent shall not be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

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(f) Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of any Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities Requirements of Law, even if any Grantor and the issuer would agree to do so.

(g) The Administrative Agent and each Secured Party (by its acceptance of the benefits of this Security Agreement) acknowledge and agree that notwithstanding any other provision in this Security Agreement or any other Loan Document, the exercise of rights or remedies with respect to certain Collateral and the enforcement of any security interests therein may be limited or restricted by, or require any consent, authorization, approval or license under, any Requirement of Law.

(h) Notwithstanding the foregoing, any rights and remedies provided in this Section 5.01 shall be subject to any applicable Intercreditor Agreement then in effect.

Section 5.02. Grantors’ Obligations Upon Default. Upon the request of the Agent at any time when an Event of Default exists and is continuing, each Grantor will:

(a) at its own cost and expense (i) assemble and make available to the Agent, the Collateral and all books and records relating thereto at any place or places reasonably specified by the Agent, whether at such Grantor’s premises or elsewhere, (ii) deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor) and (iii) if the Agent so directs and in a form and in a manner reasonably satisfactory to the Agent, legend the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Agent and that the Agent has a security interest therein; and

(b) subject to the terms of any applicable lease agreements, permit the Agent and/or its representatives and/or agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.03. Intellectual Property Remedies. (a) For the purpose of enabling the Agent to exercise the rights and remedies under this Article 5 at any time when an Event of Default exists and is continuing and at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent a power of attorney, effective upon and during the continuance of an Event of Default, to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office, domain name registrar or similar registrar throughout the world in order to effect an absolute assignment of all right, title and interest in each registered Patent, Trademark, Domain Name and Copyright and each application for any such registration, and record the same. At any time when an Event of Default exists and is continuing, the Agent may (i) declare the entire right, title and interest of such Grantor in and to each item of Intellectual Property Collateral owned by such Grantor to be vested in the Agent for the benefit of the Secured Parties, in which event such right, title and interest shall immediately vest in the Agent for the benefit of the Secured Parties, and the Agent shall be entitled to exercise the power of attorney referred to in this Section 5.03 to

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execute, cause to be acknowledged and notarized and record such absolute assignment with the applicable agency or registrar; (ii) sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Agent’s rights under this Security Agreement and subject to any restrictions contained in applicable third party licenses entered into by such Grantor, sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Intellectual Property Collateral owned by or licensed to any Grantor, and the Agent may finish any work in process and affix any relevant Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using any Intellectual Property Collateral owned by such Grantor in any manner whatsoever, directly or indirectly; and (iv) assign or sell any Intellectual Property Collateral owned by such Grantor, as well as the goodwill of such Grantor’s business symbolized by any such Trademark and the right to carry on the business and use the assets of such Grantor in connection with which any such Trademark or Domain Name has been used.

(b) Subject to the terms and conditions set forth herein and in any other Loan Documents, each Grantor hereby grants to the Agent an irrevocable (until the Termination Date, at which time such license shall automatically and immediately terminate), nonexclusive, royalty-free, worldwide license to its right to use, license or sublicense any Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and (to the extent not prohibited by any applicable license) to all computer software and programs used for compilation or printout thereof; but, in each case, (x) only to the extent Grantor has the right to grant such license and permitted under applicable law, and (y) subject to the terms and conditions of, and only to the extent permitted under, any applicable Contract. The use of the license granted to the Agent pursuant to the preceding sentence may be exercised, at the option of the Agent, only when an Event of Default exists and is continuing and shall be subject to (i) any licenses granted by any Grantor in compliance with the provisions of this Agreement and the other Loan Documents prior to the occurrence of an Event of Default, and (ii) in the case of Trademarks, sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks; provided that, any license, sublicense or other transaction entered into by the Agent in accordance with this clause (b) shall be binding upon each Grantor notwithstanding any subsequent cure of the relevant Event of Default.

Section 5.04. Application of Proceeds. (a) Subject to any applicable Intercreditor Agreement then in effect, the Agent shall apply the proceeds of any collection, sale, foreclosure or other realization of any Collateral, as well as any Collateral consisting of Cash, as set forth in Section 2.18(b) of the Credit Agreement.

(b) Except as otherwise provided herein or in any other Loan Document, the Agent shall have absolute discretion as to the time of application of any such proceeds, money or balance in accordance with this Security Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), a receipt by the Agent or of the officer making the sale of such proceeds, moneys or balances shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

ARTICLE 6

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.01. Account Verification. The Agent may at any time and from time to time when an Event of Default exists and is continuing and upon three Business Days’ notice to the relevant Grantor, in the Agent’s own name, in the name of a nominee of the Agent, or in the name of any Grantor, communicate (by mail,

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telephone, facsimile or otherwise) with the account debtors of such Grantor, parties to Contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Contracts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that constitute Collateral.

Section 6.02. Authorization for the Agent to Take Certain Action. (a) Each Grantor hereby irrevocably authorizes the Agent and appoints the Agent (and all officers, employees or agents designated by the Agent) as its true and lawful attorney in fact for the purpose of carrying out the provisions of this Agreement (i) at any time when an Event of Default exists in the sole discretion of the Agent (in the name of such Grantor or otherwise), (A) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided herein or in the Credit Agreement or any other Loan Document, subject to the terms of any applicable Intercreditor Agreement then in effect (B) to demand payment or enforce payment of any Receivable in the name of the Agent or such Grantor and to endorse any check, draft and/or any other instrument for the payment of money relating to any such Receivable, (C) to sign such Grantor’s name on any invoice or bill of lading relating to any Receivable, any draft against any account debtor of such Grantor, and/or any assignment and/or verification of any Receivable, (D) to exercise all of any Grantor’s rights and remedies with respect to the collection of any Receivable and any other Collateral, (E) to settle, adjust, compromise, extend or renew any Receivable, (F) to settle, adjust or compromise any legal proceedings brought to collect any Receivable, (G) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any account debtor of such Grantor, (H) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any Receivable, (I) to change the address for delivery of mail addressed to such Grantor to such address as the Agent may designate and to receive, open and dispose of all mail addressed to such Grantor (provided copies of such mail are provided to such Grantor), (J) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (K) to make, settle and adjust claims in respect of Collateral under policies of insurance and endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (L) to make all determinations and decisions with respect thereto and (M) to obtain or maintain the policies of insurance of the types referred to in Section 5.05 of the Credit Agreement or to pay any premium in whole or in part relating thereto; and (ii) to do all other acts and things or institute any proceedings which the Agent may reasonably deem to be necessary or advisable (pursuant to this Security Agreement and the other Loan Documents and in accordance with applicable law) to carry out the terms of this Security Agreement and to protect the interests of the Secured Parties; and, when and to the extent required pursuant to Section 9.03(a) of the Credit Agreement, such Grantor agrees to reimburse the Agent for any payment made in connection with this paragraph or any expense (including reasonable and documented out-of-pocket attorneys’ fees, court costs and expenses) and other changes related thereto incurred by the Agent in connection with any of the foregoing (it being understood that any such sums shall constitute additional Secured Obligations); provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b) All acts of such attorney or designee are hereby ratified and approved by each Grantor. The powers conferred on the Agent, for the benefit of the Agent and Secured Parties, under this Section 6.02 are solely to protect the Agent’s interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers.

Section 6.03. PROXY. EACH GRANTOR HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) CONSTITUTES AND APPOINTS THE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.02 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL (IN ACCORDANCE WITH THE TERMS HEREOF), WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF

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THE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE (IN ACCORDANCE WITH THE TERMS HEREOF) ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), IN EACH CASE ONLY WHEN AN EVENT OF DEFAULT EXISTS AND UPON THREE BUSINESS DAYS’ PRIOR WRITTEN NOTICE TO THE BORROWER.

Section 6.04. NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE 6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL TERMINATION DATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH PERSON AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION SUBJECT TO SECTION 7.20 HEREOF; PROVIDED, THAT THE FOREGOING EXCEPTION SHALL NOT BE CONSTRUED TO OBLIGATE THE AGENT TO TAKE OR REFRAIN FROM TAKING ANY ACTION WITH RESPECT TO THE COLLATERAL.

ARTICLE 7

GENERAL PROVISIONS

Section 7.01. Waivers. To the maximum extent permitted by applicable Requirements of Law, each Grantor hereby waives notice of the time and place of any judicial hearing in connection with the Agent’s taking possession of the Collateral or of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made, including without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies. To the extent such notice may not be waived under applicable Requirements of Law, any notice made shall be deemed reasonable if sent to any Grantor, addressed as set forth in Article 8, at least 10 days prior to (a) the date of any such public sale or (b) the time after which any such private disposition may be made. To the maximum extent permitted by applicable Requirements of Law, each Grantor waives all claims, damages, and demands against the Agent arising out of the repossession, retention or sale of the Collateral, except those arising out of the gross negligence, bad faith or willful misconduct of the Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent, any valuation, stay (other than an automatic stay under any applicable Debtor Relief Law), appraisal, extension, moratorium, redemption or similar law and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest, any notice (to the maximum extent permitted by applicable Requirements of Law) of any kind or all other requirements as to the time, place and terms of sale in connection with this Security Agreement or any Collateral.

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Section 7.02. Limitation on Agent’s Duty with Respect to the Collateral. The Agent shall not have any obligation to clean or otherwise prepare the Collateral for sale. The Agent shall use reasonable care with respect to the Collateral in its possession; provided that the Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to which it accords its own property. The Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Requirements of Law impose duties on the Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Agent (a) to elect not to incur expenses to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (b) to elect not to obtain third party consents for access to Collateral to be disposed of (unless required under any applicable lease agreement), or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to elect not to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss in connection with any collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral or (l) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.02 is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies with respect to the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.02. Without limitation upon the foregoing, nothing contained in this Section 7.02 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.02.

Section 7.03. Compromises and Collection of Collateral. Each Grantor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to any Receivable. In view of the foregoing, each Grantor agrees that the Agent may at any time and from time to time, if an Event of Default exists, upon three Business Days’ notice to the relevant Grantor, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.04. Agent Performance of Debtor Obligations. Without having any obligation to do so, the Agent may, at any time when an Event of Default exists and upon prior written notice to the Administrative Borrower, perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and which obligation is due and unpaid and not being contested by such Grantor in good faith, and such Grantor shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 7.04 as a Secured Obligation payable in accordance with Section 9.03(a) of the Credit Agreement.

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Section 7.05. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Agent (subject to the provisions of Article 8 of the Credit Agreement) to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Borrower and the Agent with the concurrence or at the direction of the Lenders to the extent required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or afforded by law shall be cumulative and all shall be available to the Agent until the Termination Date.

Section 7.06. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all of the provisions of this Security Agreement are intended to be subject to all applicable Requirements of Law that may be controlling and to be limited to the extent necessary so that such provisions do not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. To the extent permitted by applicable Requirements of Law, any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Security Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.07. Security Interest Absolute. All rights of the Agent hereunder, the security interests granted hereunder and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or nonperfection of any Lien on any Collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Secured Obligations, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor, (e) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Security Agreement or any other Loan Document or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Security Agreement (other than a termination of any Lien contemplated by Section 7.12 or the occurrence of the Termination Date).

Section 7.08. Benefit of Security Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). No sale of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Agent hereunder for the benefit of the Agent and the Secured Parties.

Section 7.09. Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement until the Termination Date.

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Section 7.10. Additional Subsidiaries. Upon the execution and delivery by any Domestic Subsidiary of a Joinder Agreement in accordance with Section 5.12(a) of the Credit Agreement, such Domestic Subsidiary shall become a Grantor hereunder with the same force and effect as if such Domestic Subsidiary was originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor or any other Person. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.11. Headings. The titles of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.12. Termination or Release. (a) This Security Agreement shall continue in effect until the Termination Date, and the Liens granted hereunder shall automatically be released in the circumstances described in Article 8 of the Credit Agreement.

(b) In connection with any termination or release pursuant to paragraph (a) above, the Agent shall promptly execute (if applicable) and deliver to any Grantor, at such Grantor’s expense, (i) all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence and/or effectuate such termination or release and (ii) all Pledged Collateral. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Agent or any Secured Party. The Borrowers shall reimburse the Agent for all reasonable and documented out-of-pocket costs and expenses, including any fees and expenses of one outside counsel (and, if necessary, of one local counsel in any relevant jurisdiction), incurred by it in connection with any action contemplated by this Section 7.12 pursuant to and to the extent required by Section 9.03(a) of the Credit Agreement.

(c) The Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Agent in good faith believes to be in accordance with) the terms of this Section 7.12.

Section 7.13. Entire Agreement. This Security Agreement, together with the other Loan Documents and the Intercreditor Agreements then in effect, embodies the entire agreement and understanding between each Grantor and the Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Agent relating to the Collateral.

Section 7.14. CHOICE OF LAW. THIS SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECURITY AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.15. CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY

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REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT THE AGENT ON BEHALF OF THE SECURED PARTIES RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS IN RESPECT OF THE COLLATERAL UNDER THIS SECURITY AGREEMENT.

(b) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE CREDIT AGREEMENT. EACH PARTY TO THIS SECURITY AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 7.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.17. Indemnity. Each Grantor hereby agrees to indemnify the Indemnitees, as, and to the extent, set forth in Section 9.03 of the Credit Agreement.

Section 7.18. Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

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Section 7.19. EFFECT OF INTERCREDITOR AGREEMENT.

(a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT IN EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT IN EFFECT AND THIS SECURITY AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT IN EFFECT SHALL GOVERN AND CONTROL.

Section 7.20. Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Grantors or Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Security Agreement or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Grantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 7.17.

Section 7.21. Mortgages. In the case of a conflict between this Security Agreement and any Mortgage with respect to any Material Real Estate Asset that is also subject to valid and enforceable Lien under the terms of such Mortgage (including Fixtures), the terms of such Mortgage shall govern.

Section 7.22. Successors and Assigns. Whenever in this Security Agreement any party hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Agent in this Security Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction expressly permitted under the Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Agent.

Section 7.23. Survival of Agreement. Without limiting any provision of the Credit Agreement or Section 7.17 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Security Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Security Agreement in accordance with the terms hereof.

ARTICLE 8

NOTICES

Section 8.01. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be delivered in accordance with Section 9.01 of the Credit Agreement (it being understood and agreed that references in such Section to “herein”, “hereunder” and other similar terms shall be deemed to be references to this Security Agreement).

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ARTICLE 9

THE AGENT

Credit Suisse has been appointed Agent for the Lenders hereunder pursuant to Article 8 of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Article 8. Any successor Agent appointed pursuant to Article 8 of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

By accepting the benefits of this Security Agreement and any other Loan Document, each Secured Party expressly acknowledges and agrees that this Security Agreement and each other Loan Document may be enforced only by the action of the Agent, and that such Secured Party shall not have any right individually to seek to enforce or to enforce this Security Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Agent for the benefit of the Secured Parties upon the terms of this Security Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each Grantor and the Agent have executed this Security Agreement as of the date first above written.

Borrowers:

INC RESEARCH HOLDINGS, INC.,
as a Grantor

By:
Name: Gregory S. Rush
Title: Chief Financial Officer

INVENTIV HEALTH, INC.,
as a Grantor

By:
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INVENTIV HEALTH CLINICAL, INC.,
as a Grantor

By:
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INVENTIV HEALTH COMMUNICATIONS, INC.,
as a Grantor

By:
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INC RESEARCH, LLC,
as a Grantor

By:
Name: Gregory S. Rush
Title: Chief Financial Officer

SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT

Subsidiary Parties:

ADDISON WHITNEY LLC
ADHERIS, LLC
ALLIDURA COMMUNICATIONS, LLC
BIOSECTOR 2 LLC
BLUE DIESEL, LLC
CADENT MEDICAL COMMUNICATIONS, LLC
CHAMBERLAIN COMMUNICATIONS GROUP LLC
CHANDLER CHICCO AGENCY, L.L.C.
GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC
INCHORD HOLDING CORPORATION
INVENTIV CLINICAL, LLC
INVENTIV COMMERCIAL SERVICES, LLC
INVENTIV DIGITAL + INNOVATION, LLC
INVENTIV GROUP HOLDINGS, INC.
INVENTIV HEALTH CLINICAL LAB, INC.
INVENTIV HEALTH CLINICAL RESEARCH SERVICES, LLC
INVENTIV HEALTH CLINICAL SRE, LLC
INVENTIV HEALTH CLINICAL, LLC
INVENTIV HEALTH CONSULTING, INC.
INVENTIV HEALTH PUBLIC RELATIONS, LLC
INVENTIV HEALTH RESEARCH & INSIGHTS, LLC
INVENTIV MEDICAL COMMUNICATIONS, LLC
LITMUS MEDICAL MARKETING SERVICES LLC
NAVICOR GROUP, LLC
PALIO + IGNITE, LLC
PATIENT MARKETING GROUP, LLC
PHARMA HOLDINGS, INC.
PHARMACEUTICAL INSTITUTE, LLC
SOUTH FLORIDA KINETICS, INC.
THE SELVA GROUP, LLC,
each as a Grantor

By:
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT

KENDLE AMERICAS MANAGEMENT INC.,
as a Grantor

By:
Name: Alistair Macdonald
Title: Chief Executive Officer and President

KENDLE AMERICAS INVESTMENT INC.,
as a Grantor

By:
Name: Alistair Macdonald
Title: Chief Executive Officer and President

SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as the Agent

By:
Name:
Title:

SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT

EXHIBIT A

[FORM OF]

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This FIRST LIEN INTELLECTUAL PROPERTY SECURITY AGREEMENT is entered into as of [●] [●], 20[●], (this “Agreement”), among [●] ([each, a][the] “Grantor”) and Credit Suisse AG, as administrative agent and collateral agent (in such capacities, the “Collateral Agent”) for the ratable benefit of the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The Lenders (as defined below) have extended credit to the Borrowers (as defined in Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and the Administrative Agent. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement or the Credit Agreement, as applicable.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of [such][the] Grantor and regardless of where located (collectively, the “IP Collateral”):

(A) all Trademarks, including the Trademark registrations and registration applications in the United States Patent and Trademark Office listed on Schedule I hereto but excluding any intent-to-use Trademark application prior to the filing and acceptance of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of such security interest may impair the validity or enforceability, or result in the voiding, of such intent-to-use Trademark application or any registration issuing therefrom under applicable Requirements of Law;

(B) all Patents, including the Patent registrations and pending applications in the United States Patent and Trademark Office listed on Schedule II hereto;

(C) all Copyrights, including the Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule III; [and]

(D) all proceeds of the foregoing;

A-2

in each case to the extent the foregoing items constitute Collateral.

SECTION 3. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the IP Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTOR]

By:

Name:

Title:

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

Schedule I

SCHEDULE II

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

Schedule II

SCHEDULE III

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

Schedule III

EXHIBIT C

[FORM OF]

INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT is entered into as of [●] [●], 20[●] (this “IP Security Agreement Supplement”), among [●] ([each, a][the] “Grantor”) and Credit Suisse AG, as administrative and collateral agent (in such capacities, the “Collateral Agent”) for the ratable benefit for the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent. The Lenders (as defined below) have extended credit to the Borrowers (as defined in Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and the Administrative Agent. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement, the [Grantor][Grantors] and the Collateral Agent have entered into that certain Intellectual Property Security Agreement, dated as of [●] [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “IP Security Agreement”). Under the terms of the Security Agreement, the Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional IP Collateral (as defined below) and have agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this IP Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 5. Terms. Capitalized terms used in this IP Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement or the Credit Agreement, as applicable.

SECTION 6. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of the [such][the] Grantor and regardless of where located (collectively, the “Additional IP Collateral”):

(E) All Trademarks, including the Trademark registrations and registration applications in the United States Patent and Trademark Office on Schedule I hereto but excluding any intent-to-use Trademark application prior to the filing and acceptance of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of such security interest may impair the validity or enforceability, or result in the voiding, of such intent-to-use Trademark application or any registration issuing therefrom under applicable Requirements of Law;

(F) All Patents, including the Patent registrations and pending applications in the United States Patent and Trademark Office listed on Schedule II hereto

(G) All Copyrights, including the Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule III; [and]

(H) all proceeds of the foregoing;

in each case to the extent the foregoing items constitute Collateral.

SECTION 1. Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Additional IP Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 2. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this IP Security Agreement Supplement as of the day and year first above written.

[●]

By:

Name: [●]

Title: [●]

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

Schedule I

SCHEDULE II

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

Schedule II

SCHEDULE III

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

Schedule III

EXHIBIT I

[FORM OF]

GUARANTY AGREEMENT

EXECUTION VERSION

LOAN GUARANTY

THIS LOAN GUARANTY (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Loan Guaranty”) is entered into as of August 1, 2017 by and among, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other Borrowers (as defined below), the Subsidiary Parties (as defined below) from time to time party hereto and Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent for the lenders party to the Credit Agreement referred to below (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, the Administrative Borrower, the other Borrowers, the lenders (the “Lenders”), the Administrative Agent and the other parties from time to time party thereto.

The Loan Guarantors are entering into this Loan Guaranty in order to induce the Lenders to enter into and extend credit to the Borrowers under the Credit Agreement and to guarantee the Secured Obligations.

Each Loan Guarantor will obtain benefits from the incurrence of Loans and the issuance of, and participation in, Letters of Credit for the account of the Administrative Borrower and its subsidiaries (provided that one or more Borrowers will be a co-applicant), by the Borrowers and the incurrence by the Loan Parties of Secured Hedging Obligations and Banking Services Obligations.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions of Certain Terms Used Herein. Capitalized terms used in this Loan Guaranty and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Loan Guaranty, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“Accommodation Payments” has the meaning assigned to such term in Section 2.09.

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Administrative Borrower” has the meaning assigned to such term in the preamble.

“Article” means a numbered article of this Loan Guaranty, unless another document is specifically referenced.

“Borrowers” means the Administrative Borrower and the other Borrowers listed on Schedule I to the Credit Agreement.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement.

“Exhibit” refers to a specific exhibit to this Loan Guaranty, unless another document is specifically referenced.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01.

“Guarantor Percentage” has the meaning assigned to such term in Section 2.09.

“Guaranty Supplement” has the meaning assigned to such term in Section 3.04.

“Loan Guarantors” means, collectively (a) the Subsidiary Parties, (b) solely with respect to the Secured Hedging Obligations and Banking Services Obligations constituting Guaranteed Obligations of any Subsidiary Party, the Borrowers and (c) solely with respect to the Secured Obligations of any Borrower, each other Borrower.

“Loan Guaranty” has the meaning assigned to such term in the preamble.

“Maximum Liability” has the meaning assigned to such term in Section 2.09.

“Non-ECP Guarantor” means each Loan Guarantor other than a Qualified ECP Guarantor.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 2.09.

“Obligated Party” has the meaning assigned to such term in Section 2.02.

“Paying Guarantor” has the meaning assigned to such term in Section 2.09.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Section” means a numbered section of this Loan Guaranty, unless another document is specifically referenced.

“Subsidiary Parties” means (a) the Restricted Subsidiaries of the Administrative Borrower identified on Exhibit A hereto and (b) each other Restricted Subsidiary that becomes a party to this Loan Guaranty as a Subsidiary Party after the date hereof, in accordance with Section 3.04 herein and Section 5.12 of the Credit Agreement.

“UFCA” has the meaning assigned to such term in Section 2.09(a).

“UFTA” has the meaning assigned to such term in Section 2.09(a).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

ARTICLE 2

LOAN GUARANTY

Section 2.01. Guaranty. (a) Except as otherwise provided for herein (including under Section 3.15), each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely, unconditionally and irrevocably guarantees to the Administrative Agent (acting as agent for the Secured Parties, pursuant to Article 8 of the Credit Agreement) for the ratable benefit of the Secured Parties, the full and prompt payment, when and as the same become due, whether at stated maturity, upon

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acceleration or otherwise, and at all times thereafter, of the Secured Obligations, including amounts that would become due but for the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (excluding, for the avoidance of doubt, any Excluded Swap Obligation), together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Secured Obligations that are reimbursable in accordance with Section 9.03 of the Credit Agreement (collectively, the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be increased, extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. In addition, if any or all of the Guaranteed Obligations become due and payable hereunder, each Loan Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties, on demand. Each Loan Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrowers upon the occurrence of any of the Events of Default specified in Sections 7.01(f) or 7.01(g) of the Credit Agreement and thereafter irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties.

(b) This Loan Guaranty is a continuing one and shall remain in full force and effect until the Termination Date, and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

Section 2.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrowers, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (the Borrowers, each Loan Guarantor, each other guarantor or such other Person, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Administrative Agent may enforce this Loan Guaranty at any time when an Event of Default has occurred and is continuing.

Section 2.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein (including under Section 3.15), the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason, including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Obligated Party; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other right which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Borrowers or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b) Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 3.15, the obligations of each Loan Guarantor hereunder are not subject to any

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defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any Requirements of Law purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity, in each case other than as set forth in Section 3.15.

Section 2.04. Defenses Waived. To the fullest extent permitted by applicable Requirements of Law, and except for termination of a Loan Guarantor’s obligations hereunder or as otherwise provided for herein (including under Section 3.15), each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrowers or any other Loan Guarantor or arising out of the disability of the Borrowers or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other Loan Guarantor. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by applicable Requirements of Law, any notice not provided for herein or in any other Loan Document, including any notice of nonperformance, notice of protest, notice of dishonor, notice of acceptance of this Loan Guaranty, and any notice of the existence, creation or incurrence of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as may be required by applicable Requirements of Law and to the extent the relevant requirement cannot be waived) to require the Administrative Agent to (i) proceed against the Borrowers, any other Loan Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other Loan Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s power whatsoever. The Administrative Agent may, at its election and in accordance with the terms of the applicable Loan Documents, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable Requirements of Law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except as otherwise provided in Section 3.15. To the fullest extent permitted by applicable Requirements of Law, each Loan Guarantor waives any defense arising out of any such election even though such election may operate, pursuant to applicable Requirements of Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

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Section 2.05. Authorization. Each Loan Guarantor authorizes the Administrative Agent without notice or demand (except as may be required by applicable Requirements of Law and to the extent the relevant requirement cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 3.15), from time to time, subject to any applicable Intercreditor Agreement then in effect and the terms of any applicable Loan Documents, to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrowers, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any endorser, any guarantor, the Borrowers, any other Loan Party and/or any other obligor;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to its creditors other than the Secured Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Secured Parties regardless of what liability or liabilities of the Borrowers remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Loan Guaranty, the Credit Agreement, any other Loan Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any instrument or agreement relating to Banking Services Obligations or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Loan Guaranty, the Credit Agreement, any other Loan Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any instrument or agreement relating to Banking Services Obligations or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this Loan Guaranty.

Section 2.06. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including any claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date; provided that if any amount is paid to such Loan Guarantor on account of such subrogation rights at any time prior to the Termination Date, then unless such Loan Guarantor has already discharged its liabilities under this Loan Guaranty in an amount equal to such Loan Guarantor’s Maximum Liability as of such date, such amount shall be held by the recipient Loan Guarantor in trust for the benefit of the Secured Parties and shall forthwith be paid by the recipient Loan Guarantor to the Administrative Agent (for the benefit of the Secured Parties) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with Section 2.18(b) of the Credit Agreement.

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Section 2.07. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrowers or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to such payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrowers, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Guarantors forthwith on demand by the Administrative Agent.

Section 2.08. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Lender or any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 2.09. Contribution; Subordination; Maximum Liability.

(a) In the event that any Loan Guarantor (a “Paying Guarantor”) makes any payment or payments under this Loan Guaranty or suffers any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty (each such payment or loss, an “Accommodation Payment”), each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such Accommodation Payment by such Paying Guarantor, which amount shall be determined as of the date on which such Accommodation Payment was made. As of any date of determination, each Non-Paying Guarantor’s “Guarantor Percentage” shall be equal to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability (as defined below) as of such date to (b) the aggregate Maximum Liability of all Loan Guarantors (including such Paying Guarantor) as of such date. As of any date of determination, the “Maximum Liability” of each Loan Guarantor shall be equal to the maximum amount of liability which could be asserted against such Loan Guarantor hereunder and under the Credit Agreement without (i) rendering such Loan Guarantor “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraud Conveyance Act (“UFCA”), (ii) leaving such Loan Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Loan Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA. Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Secured Obligations until the Termination Date. If, prior to the Termination Date, any such contribution payment is received by a Paying Guarantor at any time when an Event of Default has occurred and is continuing, such contribution payment shall be collected, enforced and received by such Loan Guarantor as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Secured Obligations, but without affecting or impairing in any manner the liability of such Loan Guarantor under the other provisions of this Loan Guaranty. This provision is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties.

(b) It is the desire and intent of the Loan Guarantors and the Secured Parties that this Loan Guaranty shall be enforced against the Loan Guarantors to the fullest extent permissible under the Requirements of Law and public policies applied in each jurisdiction in which enforcement is sought.

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The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other Requirements of Law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to such Loan Guarantor’s Maximum Liability. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of such Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 2.10. Representations and Warranties. As, when (including on the date hereof), and solely to the extent required in accordance with the terms of the Credit Agreement, each Loan Guarantor hereby makes each applicable representation and warranty made in the Loan Documents by the Borrowers with respect to such Loan Guarantor and each Loan Guarantor hereby further acknowledges and agrees that such Loan Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Guaranty and each other Loan Document to which it is or is to be a party, and such Loan Guarantor has established adequate means of obtaining from each other Loan Guarantor on a continuing basis information pertaining to the business, condition (financial or otherwise), operations, performance, properties and prospects of each other Loan Guarantor.

Section 2.11. Covenants. Each Loan Guarantor covenants and agrees that, until the Termination Date, such Loan Guarantor will perform and observe, and cause each of its subsidiaries that constitutes a Restricted Subsidiary to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents that the Borrowers have agreed to cause such Loan Guarantor or such subsidiary to perform or observe. Until the Termination Date, no Loan Guarantor shall, without the prior written consent of the Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding against the Borrowers or any Loan Guarantor (it being understood and agreed, for the avoidance of doubt, that nothing in this Section 2.11 shall prohibit any Loan Guarantor from commencing or joining with the Borrowers or Loan Guarantor as a co-debtor in any bankruptcy, reorganization or insolvency case or proceeding).

ARTICLE 3

GENERAL PROVISIONS

Section 3.01. Liability Cumulative. The liability of each Loan Guarantor under this Loan Guaranty is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 3.02. No Waiver; Amendments. No delay or omission of the Administrative Agent in exercising any right or remedy granted under this Loan Guaranty shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Loan Guaranty whatsoever shall be valid unless in writing signed by the Loan Guarantors and the Administrative Agent in accordance with Section 9.02 of the Credit Agreement and then only to the extent specifically set forth in such writing.

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Section 3.03. Severability of Provisions. To the extent permitted by applicable Requirements of Law, any provision of this Loan Guaranty that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Loan Guaranty; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 3.04. Additional Subsidiaries. Certain Subsidiaries of the Borrowers may be required to enter into this Loan Guaranty as Subsidiary Parties pursuant to and in accordance with Section 5.12 of the Credit Agreement. Upon execution and delivery by any such Restricted Subsidiary of a Joinder Agreement, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Guarantor hereunder or any other Person. The rights and obligations of each Loan Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Guarantor as a party to this Loan Guaranty.

Section 3.05. Headings. The titles of and section headings in this Loan Guaranty are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Loan Guaranty.

Section 3.06. Entire Agreement. This Loan Guaranty and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 3.07. CHOICE OF LAW. THIS LOAN GUARANTY AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LOAN GUARANTY, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.08. CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN GUARANTY AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN GUARANTY AND BROUGHT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS

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SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES PROVIDED IN SECTION 9.01 OF THE CREDIT AGREEMENT. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS LOAN GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO THIS LOAN GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 3.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 3.10. Indemnity. Each Loan Guarantor hereby agrees to indemnify the Administrative Agent and the other Indemnitees, as set forth in Section 9.03 of the Credit Agreement.

Section 3.11. Counterparts. This Loan Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Loan Guaranty by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Loan Guaranty.

Section 3.12. EFFECT OF INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE GUARANTEE OF THE GUARANTEED OBLIGATIONS GRANTED TO THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS LOAN GUARANTY AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT THEN IN EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT THEN IN EFFECT AND THIS LOAN GUARANTY, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

Section 3.13. Successors and Assigns. Whenever in this Loan Guaranty any party hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants,

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promises and agreements by or on behalf of any Loan Guarantor or the Administrative Agent that are contained in this Loan Guaranty shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction permitted (or not restricted) under the Credit Agreement, no Loan Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 3.14. Survival of Agreement. Without limitation of any provision of the Credit Agreement or Section 3.10 hereof, all covenants, agreements, indemnities, representations and warranties made by the Loan Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Loan Guaranty or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Loan Guarantor until such Loan Guarantor is otherwise released from its obligations under this Loan Guaranty in accordance with Section 3.15.

Section 3.15. Release of Loan Guarantors. A Subsidiary Party shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released in the circumstances described in Article 8 and Section 9.23 of the Credit Agreement. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Loan Guarantor, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 3.15 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 3.16. Payments. All payments made by any Loan Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrowers under Sections 2.17 and 2.18 of the Credit Agreement.

Section 3.17. Notice, etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(a) if to any Loan Guarantor, addressed to it in care of the Administrative Borrower at its address specified in Section 9.01 of the Credit Agreement;

(b) if to the Administrative Agent or any Lender, at its address specified in Section 9.01 of the Credit Agreement;

(c) if to any Secured Party in respect of any Secured Hedging Obligations, at its address specified in the Hedge Agreement to which it is a party; or

(d) if to any Secured Party in respect of any Banking Services Obligations, at its address specified in the relevant documentation to which it is a party.

Section 3.18. Set Off. In addition to any rights now or hereafter granted under applicable Requirements of Law and not by way of limitation of any such rights, while an Event of Default has occurred and is continuing, the Administrative Agent, each Lender and each Issuing Bank shall be entitled to rights of setoff to the extent provided in Section 9.09 of the Credit Agreement.

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Section 3.19. Waiver of Consequential Damages, Etc. To the extent permitted by applicable Requirements of Law, none of the Loan Guarantors nor the Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Guaranty or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Loan Guarantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 3.10.

Section 3.20. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Non-ECP Guarantor to honor all of its obligations under this Loan Guaranty in respect of Swap Obligations that would otherwise be Excluded Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.20 for the maximum amount of such liability that can be hereby incurred, and otherwise subject to the limitations on the obligations of Loan Guarantors contained in this Loan Guaranty, without rendering its obligations under this Section 3.20, or otherwise under this Loan Guaranty, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). This Section 3.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Non-ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Loan Guarantor and the Administrative Agent have executed this Loan Guaranty as of the date first above written.

Borrowers:

INC RESEARCH HOLDINGS, INC.,
as a Loan Guarantor

By:
Name: Gregory S. Rush
Title: Chief Financial Officer

INVENTIV HEALTH, INC.,
as a Loan Guarantor

By:
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INVENTIV HEALTH CLINICAL, INC.,
as a Loan Guarantor

By:
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INVENTIV HEALTH COMMUNICATIONS, INC.,
as a Loan Guarantor

By:
Name: Brandon Eldredge
Title: Senior Vice President and Treasurer

INC RESEARCH, LLC,
as a Loan Guarantor

By:
Name: Gregory S. Rush
Title: Chief Financial Officer

SIGNATURE PAGE TO LOAN GUARANTY

Subsidiary Parties:

ADDISON WHITNEY LLC
ADHERIS, LLC
ALLIDURA COMMUNICATIONS, LLC
BIOSECTOR 2 LLC
BLUE DIESEL, LLC
CADENT MEDICAL COMMUNICATIONS, LLC
CHAMBERLAIN COMMUNICATIONS GROUP LLC
CHANDLER CHICCO AGENCY, L.L.C.
GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC
INCHORD HOLDING CORPORATION
INVENTIV CLINICAL, LLC
INVENTIV COMMERCIAL SERVICES, LLC
INVENTIV DIGITAL + INNOVATION, LLC
INVENTIV GROUP HOLDINGS, INC.
INVENTIV HEALTH CLINICAL LAB, INC.
INVENTIV HEALTH CLINICAL RESEARCH SERVICES, LLC
INVENTIV HEALTH CLINICAL SRE, LLC
INVENTIV HEALTH CLINICAL, LLC
INVENTIV HEALTH CONSULTING, INC.
INVENTIV HEALTH PUBLIC RELATIONS, LLC
INVENTIV HEALTH RESEARCH & INSIGHTS, LLC
INVENTIV MEDICAL COMMUNICATIONS, LLC
LITMUS MEDICAL MARKETING SERVICES LLC
NAVICOR GROUP, LLC
PALIO + IGNITE, LLC
PATIENT MARKETING GROUP, LLC
PHARMA HOLDINGS, INC.
PHARMACEUTICAL INSTITUTE, LLC
SOUTH FLORIDA KINETICS, INC.
THE SELVA GROUP, LLC,
each as a Loan Guarantor

By:
Name:	Brandon Eldredge
Title:	Senior Vice President and Treasurer

SIGNATURE PAGE TO LOAN GUARANTY

KENDLE AMERICAS MANAGEMENT INC., as a Loan Guarantor

By:
Name: Alistair Macdonald
Title: Chief Executive Officer and President

KENDLE AMERICAS INVESTMENT INC., as a Loan Guarantor

By:
Name: Alistair Macdonald
Title: Chief Executive Officer and President

SIGNATURE PAGE TO LOAN GUARANTY

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as the Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO LOAN GUARANTY

EXHIBIT A

Subsidiary Parties

1.	Addison Whitney LLC, a North Carolina limited liability company

2.	Adheris, LLC, a Delaware limited liability company

3.	Allidura Communications, LLC, a Delaware limited liability company

4.	BioSector 2 LLC, a New York limited liability company

5.	Blue Diesel, LLC, an Ohio limited liability company

6.	Cadent Medical Communications, LLC, an Ohio limited liability company

7.	Chamberlain Communications Group LLC, a Delaware limited liability company

8.	Chandler Chicco Agency, L.L.C., a New York limited liability company

9.	Gerbig, Snell/Weisheimer Advertising, LLC, an Ohio limited liability company

10.	inChord Holding Corporation, a Delaware corporation

11.	inVentiv Clinical, LLC, a Delaware limited liability company

12.	inVentiv Commercial Services, LLC, a New Jersey limited liability company

13.	inVentiv Digital + Innovation, LLC, a New York limited liability company

14.	inVentiv Group Holdings, Inc., a Delaware corporation

15.	inVentiv Health Clinical Lab, Inc., a New Jersey corporation

16.	inVentiv Health Clinical Research Services, LLC, a Delaware limited liability company

17.	inVentiv Health Clinical SRE, LLC, a Delaware limited liability company

18.	inVentiv Health Clinical, LLC, a Delaware limited liability company

19.	inVentiv Health Consulting, Inc., a North Carolina corporation

20.	inVentiv Health Public Relations, LLC, a Delaware limited liability company

21.	inVentiv Health Research & Insights, LLC, a Delaware limited liability company

22.	inVentiv Medical Communications, LLC, an Ohio limited liability company

23.	Kendle Americas Investment Inc., an Ohio corporation

24.	Kendle Americas Management Inc., an Ohio corporation

25.	Litmus Medical Marketing Services LLC, a New York limited liability company

26.	Navicor Group, LLC, an Ohio limited liability company

27.	Palio + Ignite, LLC, an Ohio limited liability company

28.	Patient Marketing Group, LLC, a New Jersey limited liability company

29.	Pharma Holdings, Inc., a Delaware corporation

30.	Pharmaceutical Institute, LLC, a North Carolina limited liability company

31.	South Florida Kinetics, Inc., a Florida corporation

32.	The Selva Group, LLC, an Ohio limited liability company

A-1

EXHIBIT J

[FORM OF]

SOLVENCY CERTIFICATE

[●] [●], 20[●]

This Solvency Certificate (this “Solvency Certificate”) is being executed and delivered pursuant to Section 4.01(i) of that certain Credit Agreement, dated as of August 1, 2017 (the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I, [●], the [Chief Financial Officer/equivalent officer] of the Administrative Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1. I am generally familiar with the businesses, financial position and assets of the Administrative Borrower and its subsidiaries, on a consolidated basis, and am duly authorized to execute this Solvency Certificate on behalf of the Administrative Borrower pursuant to the Credit Agreement; and

2. As of the date hereof, immediately after the consummation of the Transactions to occur on the Closing Date, the incurrence of Indebtedness and obligations on the Closing Date in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Administrative Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Administrative Borrower and its subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of the Administrative Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Administrative Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Administrative Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Administrative Borrower and its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Administrative Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

J-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

J-2

EXHIBIT K-1

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

K-1-1

EXHIBIT K-1

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

Among

INC RESEARCH HOLDINGS, INC.,

as the Administrative Borrower,

the other Grantors party hereto,

CREDIT SUISSE AG,

as Credit Agreement Collateral Agent for the

Credit Agreement Secured Parties,

[●]

as the Additional Collateral Agent,

[●]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto dated as of [●], 20[●]

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [●], 20[●] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among INC RESEARCH HOLDINGS, INC., a Delaware corporation (the “Administrative Borrower”), the other Grantors (as defined below) from time to time party hereto, CREDIT SUISSE AG (“Credit Suisse”), as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), [●], as Authorized Representative for the Initial Additional Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional Secured Parties of the Series (as each such term is defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement (as defined below) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Collateral Agent” means (a) prior to the Discharge of the Initial Additional Obligations, the Initial Additional Authorized Representative and (b) from and after the Discharge of the Initial Additional Obligations, the Authorized Representative for the Series of Additional Obligations that constitutes the largest outstanding principal amount of any then-outstanding Series of Additional Obligations.

“Additional Documents” means, with respect to the Initial Additional Obligations or any Series of Additional Senior Class Debt, the notes, indentures, credit agreements, collateral agreements, security documents, guarantees and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional Documents and the Additional Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Obligations) has been designated as Additional Senior Class Debt pursuant to Section 5.13 hereto.

“Additional Obligations” means collectively (1) the Initial Additional Obligations and (2) all amounts owing pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional Obligations pursuant to Section 5.13 after the date hereof, including, without limitation, the obligation (including guarantee obligations) to pay principal, premium, interest, fees, expenses (including interest, fees and expenses that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest, fees and expenses are an allowed claim under such Bankruptcy Case at the rate provided for in the respective Additional Documents), letter of credit commissions, reimbursement obligations, charges, attorneys costs, indemnities, penalties, reimbursements, damages and other amounts payable by a Grantor under any Additional Document (including guarantees of the foregoing).

“Additional Secured Party” means the holders of any Additional Obligations and any Authorized Representative with respect thereto and the beneficiaries of each indemnification obligation undertaken by the Administrative Borrower and the other Grantors under any related Additional Document, and shall include the Initial Additional Secured Parties and the Additional Senior Class Debt Parties.

“Additional Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure any of the Additional Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of hereto.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Obligations or the Initial Additional Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Obligations or Additional Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative for such Series named in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Closing Date” means August 1, 2017.

“Collateral” means all assets and properties subject to Liens created pursuant to any Pari Passu Security Document to secure one or more Series of Pari Passu Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Obligations, the Initial Additional Authorized Representative and (iii) in the case of any other Series of Additional Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

“Contingent Pari Passu Obligation” means, at any time, Pari Passu Obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Pari Passu Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Pari Passu Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Additional Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent with respect to such Shared Collateral, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Pari Passu Secured Parties whose Collateral Agent is the Controlling Collateral Agent for such Shared Collateral.

“Credit Agreement” means the Credit Agreement, dated as of August 1, 2017, among, inter alios, the Administrative Borrower, the other borrowers from time to time party thereto, Credit Suisse, as administrative agent and each lender from time to time party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Administrative Agent” means the “Administrative Agent” as defined in the Credit Agreement and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement).

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Initial Security Agreement, the other “Collateral Documents” as defined in the Credit Agreement and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing and/or perfecting any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Secured Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Credit Suisse” has the meaning assigned to such term in the introductory paragraph hereto.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Passu Obligations, the date on which such Series of Pari Passu Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with Additional Obligations secured by such Shared Collateral under an Additional Document which has been designated in writing by the Credit Agreement Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means the Administrative Borrower and each of the Grantors (as defined in the Credit Agreement Collateral Documents) and each other parent entity or subsidiary of the Administrative Borrower which has granted a security interest pursuant to any Pari Passu Security Document to secure any Series of Pari Passu Obligations (including any such Person which becomes a party to this Agreement as contemplated by Section 5.16). The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph hereto.

“Initial Additional Agreement” mean that certain [Indenture] [Other Agreement], dated as of [●], among the Administrative Borrower, [the Guarantors identified therein,] and [●], as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional Documents” means the Initial Additional Agreement, the Initial Additional Security Agreement and any collateral agreements, security documents, guarantees and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness.

“Initial Additional Obligations” means the [Obligations] (as defined in the Initial Additional Security Agreement).

“Initial Additional Secured Parties” means the Additional Collateral Agent and the holders of the Initial Additional Obligations issued pursuant to the Initial Additional Agreement.

“Initial Additional Security Agreement” means the [security agreement], dated as of the date hereof, among the Administrative Borrower, the Additional Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Security Agreement” means the “Security Agreement” as defined in the Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Administrative Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Administrative Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Administrative Borrower or any other Grantor or any similar case or proceeding (including any such proceeding under applicable corporate law) relative to the Administrative Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Administrative Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Administrative Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto or such other form as shall be approved by the Controlling Collateral Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed to be a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations (including the Credit Agreement Obligations) with respect to such Shared Collateral and (ii) at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional Obligations which have an equal outstanding principal amount, the Series of Additional Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Obligations of the Series with respect to which such Non-Controlling Authorized

Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to the Shared Collateral (1) at any time the Credit Agreement Collateral Agent, the Applicable Authorized Representative or the Controlling Collateral Agent, as applicable, has commenced and is diligently pursuing any enforcement action with respect to the Shared Collateral or a material portion thereof or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Collateral Agent” means, at any time with respect to any Shared Collateral, any Collateral Agent that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Passu Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Non-Shared Collateral” has the meaning assigned to such term in Section 2.01(c).

“Pari Passu Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Obligations.

“Pari Passu Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Secured Parties with respect to each Series of Additional Obligations.

“Pari Passu Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Security Documents.

“Possessory Collateral” means any Shared Collateral in the possession and/or control of any Collateral Agent (or its agents or bailees), to the extent that possession and/or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of and/or under the control of any Collateral Agent under the terms of the Pari Passu Security Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional Document, and (iii) each Additional Document for Additional Obligations incurred after the date hereof.

“Secured Hedge Agreement” means any Hedge Agreement evidencing Secured Hedging Obligations (or equivalent term under any Additional Document).

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Secured Parties (in their capacities as such), and (iii) the Additional Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Secured Parties) and (b) with respect to any Pari Passu Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Obligations, and (iii) the Additional Obligations incurred after the date hereof pursuant to any Additional Document, the holders of which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Pari Passu Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest at such time. If more than two Series of Pari Passu Obligations are outstanding at any time and the holders of less than all Series of Pari Passu Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Passu Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Treasury Services Agreement” means any agreement that evidences Banking Services Obligations (or equivalent term under any Additional Document).

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the Pari Passu Secured Parties of each Series that the holders of Pari Passu Obligations of such Series (and not the Pari Passu Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Passu Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Passu Obligations), (y) any of the Pari Passu Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Passu

Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Passu Obligations) on a basis ranking prior to the security interest of such Series of Pari Passu Obligations but junior to the security interest of any other Series of Pari Passu Obligations or (ii) the existence of any Collateral for any other Series of Pari Passu Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Passu Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Estate Asset (as defined in the Credit Agreement) subject to a mortgage that applies to all Pari Passu Obligations shall not be deemed to be an Impairment of any Series of Pari Passu Obligations. In the event of any Impairment with respect to any Series of Pari Passu Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Passu Obligations, and the rights of the holders of such Series of Pari Passu Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Passu Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Passu Obligations subject to such Impairment. Additionally, in the event the Pari Passu Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any other provision of any Bankruptcy Law), any reference to such Pari Passu Obligations or the Pari Passu Security Documents governing such Pari Passu Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Pari Passu Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Administrative Borrower (including any adequate protection payments) or any other Grantor or any Pari Passu Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent or any other Pari Passu Secured Party on account of such enforcement of rights or remedies or distribution in respect thereof in any Bankruptcy Case or any payment received by the Controlling Collateral Agent or any other Pari Passu Secured Party pursuant to any such intercreditor agreement (other than this Agreement) with respect to such Shared Collateral (subject, in the case of any such payment or distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all such payments and proceeds of any such payment or distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment in full in cash of all amounts owing to each Collateral Agent (in its capacity as such and, in the case of the Credit Agreement Collateral Agent, in its capacity as Credit Agreement Administrative Agent) on a ratable basis pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full in cash of the Pari Passu Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Passu Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after Discharge of all Pari Passu Obligations, to the Administrative Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct; provided that, following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely for the purposes of this Section 2.01(a) and not the Credit Agreement or any Additional Documents, in the event that the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the Pari Passu Obligations to be allowed under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of Pari Passu Obligations of each Series of Pari Passu Obligations shall include only the maximum amount of Post-Petition Interest allowable under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding. If, despite the provisions of this Section 2.01(a), any Pari Passu Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Passu Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Passu Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Passu Secured Parties in accordance with Section 2.03(b) for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Passu Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such Impairment exists.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Passu Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Passu Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Passu Secured Party hereby agrees that the Liens securing each Series of Pari Passu Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement, any Secured Credit Document or any other Pari Passu Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Credit Agreement Collateral Agent or pursuant to Sections 2.05, 2.10, 2.11(b)(vii), 2.18(b), 2.19, 2.21 or 7.01 of the Credit Agreement (or any equivalent successor provision) (the “Non-Shared Collateral”) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral and it is understood and agreed that this Agreement shall not restrict the rights of any Credit Agreement Secured Party to pursue enforcement proceedings, exercise remedies or make determinations with respect to the Non-Shared Collateral in accordance with the Credit Agreement.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent may act with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional Collateral Agent nor any other Non-Controlling Collateral Agent shall, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, may take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative and (ii) no Non-Controlling Authorized Representative or other Pari Passu Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Passu Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional Security Documents, may take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of Pari Passu Obligations with respect to any Shared Collateral, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Shared Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object (or support any other Person in contesting, protesting or objecting) to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to exercise such rights. The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral (including, without limitation, any Non-Shared Collateral).

(d) Each of the Collateral Agents and Authorized Representatives, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each of the Collateral Agents and Authorized Representatives, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Pari Passu Obligations of any Series or any Pari Passu Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Passu Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other Pari Passu Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Pari Passu Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other Pari Passu Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Pari Passu Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Controlling Collateral Agent, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other Pari Passu Secured Party to enforce this Agreement.

(b) Each of the Collateral Agents, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Passu Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Passu Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Pari Passu Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Release of Liens.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Pari Passu Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that (i) the Liens in favor of each Collateral Agent for the benefit of each related Series of Pari Passu Secured Parties secured by such Shared Collateral attach to any such Proceeds of such sale or disposition with the same priority vis-à-vis all the other Pari Passu Secured Parties as existed prior to the commencement of such sale or other disposition, and any such Liens shall remain subject to the terms of this Agreement until application thereof pursuant to Section 2.01 and (ii) any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole costs and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

(c) Each Non-Controlling Authorized Representative and Non-Controlling Collateral Agent, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Controlling Collateral Agent and any officer or agent of the Controlling Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling

Authorized Representative, Collateral Agent or Pari Passu Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

(b) If the Administrative Borrower and/or any other Grantor shall become subject to a case or proceeding (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) to the Administrative Borrower or such Grantor under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Authorized Representative, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting (other than the Authorized Representative of any Controlling Secured Party) agrees that it will not raise, join or support any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of the Additional Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object (or join in or support any objection) to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Collateral Agent, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Obligations of the Controlling Secured Parties, each Non-Controlling Collateral Agent, for itself and on behalf of the Pari Passu Secured Parties of the Series for whom it is acting, will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Passu Secured Parties (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Passu Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Passu Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Pari Passu Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Pari Passu Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the Pari Passu Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Passu Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Passu Secured Parties receiving adequate protection shall not object to any other Pari Passu Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the Pari Passu Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference, fraudulent transfer or other avoidance action under the Bankruptcy Code or other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Passu Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the Pari Passu Secured Parties, the Controlling Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation, expropriation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings, etc. The Pari Passu Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Passu Secured Party of any other Series, all without affecting the priorities provided for in Section 2.01(a) or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee and Agent for Perfection.

(a) The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and non-fiduciary agent for the benefit of each other Pari Passu Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall (at the sole cost and expense of the Grantors), at the request of the Additional Collateral Agent that is the Controlling Collateral Agent, promptly deliver all Possessory Collateral to such Additional Collateral Agent together with any necessary endorsements (or otherwise allow such Additional Collateral Agent to obtain control of such Possessory Collateral). The Administrative Borrower and the other Grantors shall take such further action as is requested in writing by the Controlling Collateral Agent and required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and non-fiduciary agent for the benefit of each other Pari Passu Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of the Controlling Collateral Agent and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee and non-fiduciary agent for the benefit of each other Pari Passu Secured Party for purposes of perfecting the Lien held by such Pari Passu Secured Parties thereon.

SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, agrees that no Additional Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Security Document would be prohibited by any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of a Responsible Officer of the Administrative Borrower stating that such amendment is permitted by Sections 2.10(a) or (b) as the case may be.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Passu Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Passu Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail to promptly provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Administrative Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Passu Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or any other Person, regardless of whether an Event of Default has occurred or is continuing, or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Pari Passu Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Passu Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent and/or administrative agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Passu Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Pari Passu Obligations or any other Pari Passu Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Pari Passu Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Passu Security Documents or any other agreement related thereto or to the collection of the Pari Passu Obligations or the valuation, use, protection or release of any security for the Pari Passu Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Pari Passu Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Loan Parties or any of their subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Passu Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Passu Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02 Rights as a Pari Passu Secured Party. The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a Pari Passu Secured Party under any Series of Pari Passu Obligations that it holds as any other Pari Passu Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent and the term “Pari Passu Secured Party” or “Pari Passu Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Additional Secured Party,” “Additional Secured Parties,” “Initial Additional Secured Party” or “Initial Additional Secured Parties” shall, if applicable and unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Administrative Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other Pari Passu Secured Party.

SECTION 4.03 Exculpatory Provisions.

(a) The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Pari Passu Security Documents to which it is a party. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(i) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Pari Passu Security Documents that the Controlling Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to any Pari Passu Security Document or applicable law;

(ii) shall not, except as expressly set forth herein and in the other Pari Passu Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Administrative Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iii) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of the willful misconduct, gross negligence, bad faith or material breach of this Agreement by the Controlling Collateral Agent or any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of the Controlling Collateral Agent (in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (C) in reliance on a certificate of a Responsible Officer of the Administrative Borrower stating that such action is permitted by the terms of this Agreement (it being understood and agreed that the Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of Pari Passu Obligations unless and until notice describing such Event of Default is given to the Controlling Collateral Agent by the Authorized Representative of such Pari Passu Obligations or the Administrative Borrower); shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Pari Passu Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Pari Passu Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pari Passu Security Documents, (E) the existence, value or the sufficiency of any Collateral for any Series of Pari Passu Obligations, or (F) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(iv) with respect to the Credit Agreement or any Additional Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation.

(b) Each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting acknowledges that, in addition to acting as the initial Controlling Collateral Agent, Credit Suisse also serves as Administrative Agent (under, and as defined in, the Credit Agreement), and each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, hereby waives any right to make any objection or claim against Credit Suisse (or any successor Controlling Collateral Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Controlling Collateral Agent also serving as the Credit Agreement Collateral Agent or Credit Agreement Administrative Agent.

SECTION 4.04 Reliance by Controlling Collateral Agent. The Controlling Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Collateral Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for any Grantor or counsel for the Applicable Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05 Delegation of Duties. The Controlling Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Pari Passu Security Document by or through any one or more sub-agents appointed by the Controlling Collateral Agent. The Controlling Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Collateral Agent and any such sub-agent.

SECTION 4.06 Non Reliance on Controlling Collateral Agent and Other Pari Passu Secured Parties. Each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting acknowledges that it has, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Collateral Agent and Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, also acknowledges that it will, independently and without reliance upon the Controlling Collateral Agent, any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Credit Agreement Collateral Agent or to the Authorized Representative for the Credit Agreement Secured Parties, to it at Credit Suisse AG, [●],[●], Telephone: [●], Facsimile: [●], Attention: [●] (E-mail: [●]);

(b) if to the Additional Collateral Agent or the Initial Additional Authorized Representative, to it at [●], Attention of [●] (Fax No. [●]);

(c) if to any other additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. To the extent agreed to in writing among each Collateral Agent and each Authorized Representative from time to time and upon notification to the Administrative Borrower, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement or any Supplement contemplated by Section 5.16) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Administrative Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Administrative Borrower or any other Grantor, with the consent of the Administrative Borrower).

(c) Notwithstanding the foregoing, without the consent of any Pari Passu Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Secured Parties and Additional Obligations of the Series for which such Authorized Representative is acting hereunder agree to be bound by, and shall be subject to, the terms hereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of Pari Passu Obligations of any Series, or the incurrence of Additional Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Pari Passu Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Administrative Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence in compliance with the Secured Credit Documents and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative; provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from a Responsible Officer of the Administrative Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Pari Passu Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile, pdf. or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality or enforceability of the remaining provisions hereof, and the invalidity in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each party hereto (and in the case of Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting) irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Pari Passu Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York in the City of New York, Borough of Manhattan, the courts of the United States for the Southern District of New York, and, in each case, appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and irrevocably waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Pari Passu Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, indirect, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.09 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Passu Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control to the extent of the conflict or inconsistency.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Passu Secured Parties in relation to one another. None of the Administrative Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Documents), and none of the Administrative Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Passu Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of each of the then-extant Secured Credit Documents, the Administrative Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the Pari Passu Obligations on a first lien basis (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis (which Lien shall rank on a pari passu basis with the Liens on the Shared Collateral securing all other Pari Passu Obligations that are secured on a first lien basis), in each case under and pursuant to the Additional Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt and the collateral agent for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Collateral Agent”) (such Additional Senior Class Debt Representative, Additional Senior Class Debt Collateral Agent and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative and Collateral Agent, as applicable, by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative and Collateral Agent, as applicable,

(i) such Additional Senior Class Debt Representative, such Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by the Controlling Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional Secured Parties;

(ii) the Administrative Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Administrative Borrower and (y) identified in a certificate of a Responsible Officer the obligations to be designated as Additional Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then-extant Pari Passu Obligations and by the terms of the then extant Secured Credit Documents;

(iii) all filings, recordations and/or amendments or supplements to the Pari Passu Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Senior Class Debt Collateral Agent); and

(iv) the Additional Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Credit Suisse is acting in the capacities of Credit Agreement Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Security Documents, [●] is acting in the capacity of Additional Collateral Agent solely for the Additional Secured Parties. Except as expressly set forth herein, none of the Credit Agreement Administrative Agent, the Credit Agreement Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Pari Passu Security Documents represents the agreement of each of the Grantors and the Pari Passu Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Pari Passu Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.16 Additional Grantors. The Administrative Borrower agrees that, if any subsidiary shall become a Grantor after the date hereof, they will promptly cause such subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Credit Agreement Collateral Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[●],
as Additional Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

INC RESEARCH HOLDINGS, INC., as the Administrative Borrower

By:
Name:
Title:

[SIGNATURE BLOCKS OF ADDITIONAL GRANTORS]

By:
Name:
Title:

ANNEX I

GRANTORS

1. [●]

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [●] dated as of [●], 20[●] to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [●], 20[●] (the “First Lien Intercreditor Agreement”), among INC RESEARCH HOLDINGS, INC., a Delaware corporation (the “Administrative Borrower”), and certain subsidiaries and affiliates of the Administrative Borrower (each, a “Grantor”), CREDIT SUISSE AG, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Passu Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), [    ] as Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.38

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Administrative Borrower to incur Additional Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent is respect of such Additional Senior Class Debt is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First Lien Intercreditor Agreement as Additional Obligations and Additional Secured Parties, respectively, upon the execution and delivery by the Additional Senior Class Debt Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the Pari Passu Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement as Additional Obligations and Additional Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as Collateral Agent, and each of the New Representative and the New Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable and to the Additional Senior Class Debt Parties that it represents as Additional Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a “Collateral Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

[38]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

SECTION 2. Each of the New Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Passu Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and collateral agent] under [describe new facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Administrative Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable documented out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-2

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[●] and as collateral agent for the holders of
[●],

By:
Name:
Title:

Address for notices:

[●]
[●]
attention of: [●]
Telecopy: [●]

[NAME OF NEW COLLATERAL AGENT], as
[●] and as collateral agent for the holders of
[●]

By:
Name:
Title:

Address for notices:

[●]
[●]
attention of: [●]
Telecopy: [●]

ANNEX II-3

Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as the Credit Agreement Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

[●],
as Authorized Representative [and the Additional Collateral Agent],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

INC RESEARCH HOLDINGS, INC., as Administrative Borrower

By:
Name:
Title:

THE OTHER GRANTORS

LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX II-4

Schedule I to the

Supplement to the

First Lien Intercreditor Agreement

GRANTORS

1. [●]

Schedule I-1

ANNEX III

SUPPLEMENT NO. [●] dated as of [●], 20[●], to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [●], (the “First Lien Intercreditor Agreement”), among INC RESEARCH HOLDINGS, INC., a Delaware corporation (the “Administrative Borrower”), and certain subsidiaries and affiliates of the Administrative Borrower (each, a “Grantor”), CREDIT SUISSE AG, as the Credit Agreement Collateral Agent, [●], as Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional Documents, certain newly acquired or organized subsidiaries of the Administrative Borrower are required to enter into the First Lien Intercreditor Agreement. Section 5.16 of the First Lien Intercreditor Agreement provides that such subsidiaries may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional Documents.

Accordingly, each Authorized Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other Pari Passu Secured Parties that (i) it has the full power and authority to enter into this Supplement and (ii) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Administrative Borrower as specified in the First Lien Intercreditor Agreement.

SECTION 8. The Administrative Borrower agrees to reimburse each Authorized Representative for its reasonable documented out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

By:
Name:
Title:

[●],
as the Initial Additional Authorized Representative [and the Additional Collateral Agent and],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

Schedule I-2

EXHIBIT K-2

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

K-2-1

EXHIBIT K-2

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

dated as of [●] [●], 20[●],

among

CREDIT SUISSE AG,

as First Lien Credit Agreement Collateral Agent

[●],

as Second Lien Credit Document Collateral Agent

EACH OTHER FIRST LIEN COLLATERAL AGENT PARTY HERETO

and

EACH OTHER SECOND LIEN COLLATERAL AGENT PARTY HERETO

and acknowledged and agreed to by:

INC RESEARCH HOLDINGS, INC.,

as the Administrative Borrower

EACH OF THE OTHER OBLIGORS PARTY HERETO

-i-

-ii-

SECOND LIEN INTERCREDITOR AGREEMENT

This SECOND LIEN INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is dated as of [●] [●], 20[●], and entered into by and among CREDIT SUISSE AG, in its capacity as collateral agent under the First Lien Credit Agreement and the First Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “First Lien Credit Agreement Collateral Agent”), [●], in its capacity as administrative agent and collateral agent under the Initial Second Lien Document and the Second Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “Initial Second Lien Document Collateral Agent”), each other FIRST LIEN COLLATERAL AGENT that is from time to time party hereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party hereto and acknowledged and agreed to by INC RESEARCH HOLDINGS, INC., a Delaware corporation (the “Administrative Borrower”), and the other Obligors (as defined below) from time to time party hereto. Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Administrative Borrower, the other borrowers from time to time party thereto, the lenders party thereto from time to time and Credit Suisse AG, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “First Lien Administrative Agent”), have entered into that certain Credit Agreement, dated as of August 1, 2017 (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “First Lien Credit Agreement”);

[●], the financial institutions party thereto from time to time, [●], as [●] (in such capacity, the “Second Lien Representative”) and the Initial Second Lien Document Collateral Agent have entered into that certain Second Lien Document, dated as of [●] [●], 20[●] (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “Initial Second Lien Document”);

Pursuant to (i) the First Lien Credit Agreement, the Borrowers have incurred loans and First Lien Letters of Credit may be issued for the account of the Administrative Borrower or any of its Subsidiaries (as defined therein) from time to time, and (ii) the Initial Second Lien Document, [●] will [●];

The obligations of each First Lien Obligor under (i) the First Lien Financing Documents, (ii) any First Lien Hedge Agreements and (iii) any First Lien Banking Services Agreements will be secured on a first priority basis by Liens on certain assets of each First Lien Obligor pursuant to the terms of the First Lien Collateral Documents;

The obligations of each Second Lien Obligor under (i) the Second Lien Financing Documents, (ii) any Second Lien Hedge Agreements and (iii) any Second Lien Banking Services Agreements will be secured on a second priority basis by Liens on certain assets of each Second Lien Obligor pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Credit Agreement and the Initial Second Lien Document require, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral;

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The Obligors may, from time to time, to the extent permitted by this Agreement, the First Lien Financing Documents and the Second Lien Financing Documents, incur additional secured debt which the Obligors and the debtholders thereunder may elect, subject to the terms and conditions hereof, of the First Lien Financing Documents and of the Second Lien Financing Documents, to be secured by the Collateral on a first priority basis or a second priority basis;

In order to induce each First Lien Collateral Agent and the other First Lien Claimholders to consent to the Obligors incurring the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the First Lien Obligors, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, and each Second Lien Claimholder by its acceptance of the benefits of the Second Lien Collateral Documents, has agreed to the intercreditor and other provisions set forth in this Agreement; and

In order to induce each Second Lien Collateral Agent and the other Second Lien Claimholders to consent to the Obligors incurring the First Lien Obligations and to induce the Second Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Second Lien Obligors, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, and each First Lien Claimholder by its acceptance of the benefits of the First Lien Collateral Documents, has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Additional First Lien Obligations” means obligations with respect to Indebtedness of the Administrative Borrower or any other Obligor (other than, for the avoidance of doubt, First Lien Credit Agreement Obligations) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then-existing First Lien Obligations; provided that (a) such Indebtedness is permitted by the terms of each of the First Lien Credit Agreement, the Initial Second Lien Document and each then-existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement to be secured by Liens on the Collateral ranking pari passu with the Liens securing the First Lien Obligations, (b) the Obligors have granted or purport to have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other First Lien Obligations, (c) the applicable Additional First Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a Joinder Agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional First Lien Obligations Agent and such holders shall be bound by, and shall have the rights and obligations provided under, the terms of this Agreement applicable to the First Lien Collateral Agent and the other First Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated and requested pursuant to Section 8.21(c).

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“Additional First Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional First Lien Obligations pursuant to any Additional First Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional First Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf) and has been designated as such in the applicable Joinder Agreement, and any successor thereto.

“Additional First Lien Obligations Agreements” means (i) any indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional First Lien Obligations that are designated as Additional First Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional First Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional First Lien Obligations Agreements, any Additional First Lien Obligations Agent and the other agents under such Additional First Lien Obligations Agreements, in each case, in their capacities as such.

“Additional Lien Obligations” means, collectively, the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Lien Obligations Agent” means the Additional First Lien Obligations Agent and/or the Additional Second Lien Obligations Agent, as applicable.

“Additional Lien Obligations Agreements” means, collectively, the Additional First Lien Obligations Agreements and the Additional Second Lien Obligations Agreements.

“Additional Second Lien Obligations” means obligations with respect to Indebtedness of the Administrative Borrower or any other Obligor (other than, for the avoidance of doubt, Initial Second Lien Document Obligations under the Initial Second Lien Document) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then-existing Second Lien Obligations, provided that (a) such Indebtedness is permitted by the terms of each of the First Lien Credit Agreement, the Initial Second Lien Document and any then-existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement to be secured by Liens on the Collateral ranking pari passu with the Liens securing the Second Lien Obligations, (b) the Obligors have granted or purport to have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other Second Lien Obligations, (c) the applicable Additional Second Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a Joinder Agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional Second Lien Obligations Agent and such holders shall be bound by, and shall have rights and obligations provided under, the terms of this Agreement applicable to the Second Lien Collateral Agent and the other Second Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated and requested pursuant to Section 8.21(c).

“Additional Second Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional Second Lien Obligations pursuant to any Additional Second Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional Second Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf) and has been designated as such in the applicable Joinder Agreement, and any successor thereto.

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“Additional Second Lien Obligations Agreements” means (i) any indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional Second Lien Obligations that are designated as Additional Second Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional Second Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional Second Lien Obligations Agreements, any Additional Second Lien Obligations Agent and the other agents under such Additional Second Lien Obligations Agreements, in each case, in their capacities as such.

“Administrative Borrower” has the meaning set forth in the Preamble to this Agreement.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Banking Services” means the First Lien Banking Services and the Second Lien Banking Services.

“Banking Services Obligations” means the First Lien Banking Services Obligations and the Second Lien Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Claimholders” means each of the First Lien Claimholders and the Second Lien Claimholders.

“Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, that constitute or are required to constitute (including pursuant to this Agreement) both First Lien Collateral and Second Lien Collateral, including any property subject to Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations.

“Collateral Agent” means any First Lien Collateral Agent and/or any Second Lien Collateral Agent, as applicable.

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“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created or purported to be created under any First Lien Collateral Document, the Second Lien Collateral Document that creates or purports to create a Lien on the same Collateral, granted by the same Obligor.

“Contingent Obligations” means, at any time, Indebtedness for taxes, costs, indemnifications, reimbursements, damages and other continent liabilities in respect of which no assertion of liability (whether or written) and no claim or demand for payment (whether oral or written) has been made (and in the case of such Indebtedness, for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any state or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Administrative Borrower or its subsidiaries shall constitute a Derivative Transaction.

“DIP Financing” has the meaning set forth in Section 6.1(a).

“Directing First Lien Collateral Agent” means, at any time of determination (a) if there is only one Series of First Lien Obligations with respect to which the Discharge of such First Lien Obligations has not occurred, the First Lien Collateral Agent for such Series and (b) if clause (a) does not apply, the First Lien Collateral Agent designated as the “Controlling Collateral Agent” (or any similar term) pursuant to the First Lien Intercreditor Agreement or other applicable intercreditor arrangements among the Series of First Lien Obligations at such time.

“Directing Second Lien Collateral Agent” means, at any time of determination (a) if there is only one Series of Second Lien Obligations with respect to which the Discharge of such Second Lien Obligations has not occurred, the Second Lien Collateral Agent for such Series and (b) if clause (a) does not apply, the Second Lien Collateral Agent designated as the “Controlling Collateral Agent” (or any similar term) pursuant to the applicable intercreditor arrangements among the Series of Second Lien Obligations at such time.

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“Discharge” means, with respect to any Series of First Lien Obligations or Second Lien Obligations, notwithstanding any discharge of such Series under any Debtor Relief Laws or in connection with any Insolvency or Liquidation Proceeding, except to the extent otherwise expressly provided in Section 5.6:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the First Lien Documents or Second Lien Documents of such Series, as applicable, and constituting First Lien Obligations or Second Lien Obligations of such Series, as applicable (other than any First Lien Other Obligations or Second Lien Other Obligations);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations or Second Lien Obligations of such Series, as applicable;

(c) termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to the applicable issuing bank, but in no event greater than 105%) of the aggregate undrawn face amount of any letter of credit obligations constituting First Lien Obligations or Second Lien Obligations of such Series, as applicable, in each case other than letters of credit deemed reissued under another facility;

(d) payment in full in cash of all other First Lien Obligations or Second Lien Obligations of such Series, as applicable (or, in the case of any First Lien Other Obligations or Second Lien Other Obligations, the cash collateralization or backstopping of such First Lien Other Obligations or Second Lien Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any Contingent Obligations or any other obligations that by the terms of any First Lien Document or Second Lien Document of such Series, as applicable, expressly survive termination of such First Lien Document or Second Lien Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e) adequate provision has been made for any contingent or unliquidated First Lien Obligations or Second Lien Obligations of such Series, as applicable, related to claims, causes of action or liabilities that have been asserted against the First Lien Claimholders or Second Lien Claimholders of such Series, as applicable, for which indemnification is required under the First Lien Documents or Second Lien Documents of such Series, as applicable;

provided that the Discharge of any Series of First Lien Obligations or Second Lien Obligations, as applicable, shall not be deemed to have occurred if such payments are made with the proceeds of (i) in the case of First Lien Obligations, other First Lien Obligations or (ii) in the case of Second Lien Obligations, other Second Lien Obligations, as applicable, that constitute an exchange or replacement for or a Refinancing of such Series of First Lien Obligations or Second Lien Obligations, as applicable. Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any Series, the Collateral Agent of such Series agrees to promptly deliver to each other Collateral Agent written notice of the same.

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“Discharge of First Lien Obligations” means the Discharge of the First Lien Credit Agreement Obligations and the Discharge of each Series of Additional First Lien Obligations.

“Discharge of Second Lien Obligations” means the Discharge of the Initial Second Lien Document Obligations and the Discharge of each Series of Additional Second Lien Obligations.

“Disposition” has the meaning set forth in Section 5.1(b). “Dispose” has a meaning correlative thereto.

“Dollars” or “$” refers to lawful money of the United States.

“Enforcement Action” means:

(a) any action to foreclose, execute, levy or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise Dispose of (whether publicly or privately), any Collateral or otherwise exercise or enforce remedial rights with respect to any of the Collateral under the First Lien Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other Disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) any action to solicit bids from third Persons, or approve bid procedures for, any proposed Disposition of any of the Collateral or conduct any Disposition of any Collateral;

(c) any action to receive a transfer of any portion of the Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) any action to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to any Collateral, whether at law, in equity or pursuant to the First Lien Documents or the Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to any Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising any Collateral); or

(e) the Disposition of any Collateral by any Obligor after the occurrence and during the continuation of an “event of default” under the First Lien Documents or the Second Lien Documents with the consent of the First Lien Collateral Agents or the Second Lien Collateral Agents, as applicable (in either case, to the extent that such consent is required).

“Escrow Account” has the meaning set forth in Section 6.3(b)(ii).

“First Lien Administrative Agent” has the meaning set forth in the Recitals to this Agreement.

“First Lien Banking Services” means any of the following services provided to any First Lien Obligor or any of its “Subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document): commercial credit cards, stored value cards, purchasing cards,

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treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“First Lien Banking Services Agreement” means any documentation with a First Lien Claimholder governing any First Lien Banking Services Obligations.

“First Lien Banking Services Obligations” means any and all obligations of any First Lien Obligor or any of its “subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with First Lien Banking Services, in each case, that constitute First Lien Obligations.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders, the First Lien Administrative Agent, the First Lien Collateral Agent, the other agents under the First Lien Credit Agreement and any Additional First Lien Obligations Claimholders.

“First Lien Collateral” means (i) the “Collateral” as defined in the First Lien Credit Agreement and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any First Lien Obligations or that is otherwise subject (or required pursuant to Section 2.3 to be subject) to a Lien securing any First Lien Obligations.

“First Lien Collateral Agent” means the First Lien Credit Agreement Collateral Agent and any Additional First Lien Obligations Agent.

“First Lien Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“First Lien Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“First Lien Credit Agreement Obligations” means all “Secured Obligations” (or any similar term) as defined in the First Lien Credit Agreement.

“First Lien Documents” means (i) the First Lien Financing Documents, (ii) the First Lien Hedge Agreements governing First Lien Secured Hedging Obligations and (iii) the First Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Financing Documents” means the First Lien Credit Agreement, the First Lien Collateral Documents, the other “Loan Documents” (as defined in the First Lien Credit Agreement), any

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Additional First Lien Obligations Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation (other than any First Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations (other than any First Lien Other Obligations), including any intercreditor or joinder agreement among any First Lien Claimholders, to the extent such are in effect at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Hedge Agreement” means any agreement with respect to any Derivative Transaction between any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document) and any First Lien Claimholder.

“First Lien Hedging Obligations” means, with respect to any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), the obligations of such Person under any First Lien Hedge Agreement.

“First Lien Incremental Facility” means an “Incremental Facility” and any “Incremental Equivalent Debt” as defined in the First Lien Credit Agreement (or any similar terms in any other First Lien Financing Document).

“First Lien Issuing Bank” means each issuing bank in respect of a First Lien Letter of Credit.

“First Lien Lenders” means the “Lenders” (or any similar term) as defined in the First Lien Credit Agreement and the “Lenders” (or any similar term) as defined in any Additional First Lien Obligations Agreement and also shall include all First Lien Issuing Banks.

“First Lien Letters of Credit” means any letters of credit issued (or deemed issued) from time to time under any First Lien Financing Document.

“First Lien Obligations” means the First Lien Credit Agreement Obligations and all other “Secured Obligations” (or any similar term) as defined in any other First Lien Financing Document. To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any First Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Claimholder, receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the First Lien Claimholders and the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid by a First Lien Obligor pursuant to the First Lien Financing Documents, the First Lien Hedge Agreements governing First Lien Secured Hedging Obligations or the First Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations.”

“First Lien Obligors” means, collectively, the “Loan Parties” (or any similar term) as defined in the First Lien Credit Agreement and the “Loan Parties” (or any similar term) as defined in any other First Lien Document.

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“First Lien Other Obligations” means the First Lien Banking Services Obligations and the First Lien Secured Hedging Obligations.

“First Lien Replacement Revolving Facility” means a “Replacement Revolving Facility” under and as defined in the First Lien Credit Agreement as in effect on the date hereof (or any similar term in any other First Lien Financing Document).

“First Lien Replacement Term Loan” means a “Replacement Term Loan” under and as defined in the First Lien Credit Agreement as in effect on the date hereof (or any similar term in any other First Lien Financing Document).

“First Lien Secured Hedging Obligations” means all First Lien Hedging Obligations of the First Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute First Lien Obligations.

“GAAP” means generally accepted accounting principles in the United States in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Hedge Agreements” means the First Lien Hedge Agreements and the Second Lien Hedge Agreements.

“Hedging Obligations” means the First Lien Hedging Obligations and the Second Lien Hedging Obligations.

“Indebtedness” means “Indebtedness” within the meaning of the First Lien Credit Agreement or the Initial Second Lien Document, as applicable. For the avoidance of doubt, “Indebtedness” shall not include Hedging Obligations or Banking Services Obligations.

“Initial Second Lien Document” has the meaning set forth in the Recitals to this Agreement.

“Initial Second Lien Document Obligations” means all “Secured Obligations” (or similar term) as defined in the Initial Second Lien Document.

“Initial Second Lien Document Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Laws with respect to any Obligor, (b) the appointment of or taking possession by a receiver, interim receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee or other custodian for all or a substantial part of the property of any Obligor, (c) to the extent constituting an “event of default” under the First Lien Credit Agreement or any Additional First Lien Obligations Agreement, any liquidation, administration (or appointment of an administrator), dissolution, reorganization or winding up of any

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Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.

“Joinder Agreement” means a supplement to this Agreement in the form of (i) in the case of any joining additional Obligor, Exhibit A hereto and (ii) in the case of any joining Additional Lien Obligations Agent, Exhibit B hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“New First Lien Agent” has the meaning set forth in Section 5.6.

“Obligors” means each First Lien Obligor and each Second Lien Obligor and each other Person that has executed and delivered, or may from time to time hereafter execute and deliver, a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Other Obligations” means the First Lien Other Obligations and the Second Lien Other Obligations.

“Pay-Over Amount” has the meaning set forth in Section 6.3(b)(ii).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Post-Petition Interest” means interest (including interest accruing at the default rate specified in the applicable First Lien Documents or the applicable Second Lien Documents, as the case may be), fees, expenses and other amounts that pursuant to the First Lien Documents or the Second Lien Documents, as the case may be, continue to accrue or become due after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other amounts are allowed or allowable, voided or subordinated under any Debtor Relief Law or other applicable law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.7(a).

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness and any agreement governing any such Indebtedness, to refinance, extend, increase, renew, defease, amend, restate, amend and restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for or refinancing of, such Indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, obligors and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated. “Refinanced” and “Refinancing” shall have correlative meanings.

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“Related Claimholders” means, with respect to any Collateral Agent, its Related First Lien Claimholders or its Related Second Lien Claimholders, as applicable.

“Related First Lien Claimholders” means, with respect to any First Lien Collateral Agent, the First Lien Claimholders for which such First Lien Collateral Agent acts as the “collateral agent” (or other agent or similar representative) under the applicable First Lien Documents.

“Related Second Lien Claimholders” means, with respect to any Second Lien Collateral Agent, the Second Lien Claimholders for which such Second Lien Collateral Agent acts as the “collateral agent” (or other agent or similar representative) under the applicable Second Lien Documents.

“Required First Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of First Lien Obligations (including participations in the face amount of the First Lien Letters of Credit and any disbursements thereunder that have not been reimbursed, but excluding the First Lien Other Obligations) plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Obligations (other than the First Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the then outstanding First Lien Secured Hedging Obligations plus (ii) the then outstanding First Lien Banking Services Obligations; provided that, in the case of both clauses (a) and (b) above, in the event there are separate intercreditor arrangements between the holders of the First Lien Obligations (or their agents), the Required First Lien Claimholders will mean the “Required First Lien Claimholders” (or any similar term) or “Controlling Secured Parties” (or any similar term) as defined in the First Lien Intercreditor Agreement or other documentation providing such separate intercreditor arrangements.

“Required Second Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of Second Lien Obligations plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Obligations (other than the Second Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the then outstanding Second Lien Secured Hedging Obligations plus (ii) the then outstanding Second Lien Banking Services Obligations; provided that, in the case of both clauses (a) and (b) above, in the event there are separate intercreditor arrangements between the holders of the Second Lien Obligations (or their agents), the Required Second Lien Claimholders will mean the “Required Second Lien Claimholders” (or any similar term) or “Controlling Secured Parties” (or any similar term) as defined in the Second Lien Intercreditor Agreement or other documentation providing such separate intercreditor arrangements.

“Responsible Officer” means with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3(b)(ii).

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“Second Lien Administrative Agent” has the meaning set forth in the Recitals to this Agreement.

“Second Lien Banking Services” means any of the following services provided to any Second Lien Obligor or any of its “subsidiaries” as defined in the Initial Second Lien Document (or any similar term in any other Second Lien Financing Document) commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Second Lien Banking Services Agreement” means any documentation with a Second Lien Claimholder governing any Second Lien Banking Services Obligations.

“Second Lien Banking Services Obligations” means any and all obligations of the Second Lien Obligors, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Second Lien Banking Services (or similar term), in each case, that constitute Second Lien Obligations.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Lenders, the Second Lien Administrative Agent, the Second Lien Collateral Agent, the other agents under the Initial Second Lien Document and any Additional Second Lien Obligations Claimholders.

“Second Lien Collateral” means (i) the “Collateral” (or similar term) as defined in the Initial Second Lien Document and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Second Lien Obligations or that is otherwise subject to a Lien securing any Second Lien Obligations.

“Second Lien Collateral Agent” means the Initial Second Lien Document Collateral Agent and any Additional Second Lien Obligations Agent.

“Second Lien Collateral Documents” means the “Collateral Documents” (or similar term) as defined in the Initial Second Lien Document and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Documents” means (i) the Second Lien Financing Documents, (ii) the Second Lien Hedge Agreements governing Second Lien Secured Hedging Obligations and (iii) the Second Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Financing Documents” means the Initial Second Lien Document, the Second Lien Collateral Documents, the other “Loan Documents” (or similar term) as defined in the Initial Second Lien Document, any Additional Second Lien Obligations Agreement, and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation (other than any Second Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations (other than any Second Lien Other Obligations), including any intercreditor or joinder agreement among any Second Lien Claimholders, to the extent such are in effect at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

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“Second Lien Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Second Lien Obligor or any “subsidiary” (or similar term) as defined in the Initial Second Lien Document (or any similar term in any other Second Lien Document) and any Second Lien Claimholder.

“Second Lien Hedging Obligations” means, with respect to any Second Lien Obligor or any “subsidiary” as defined in the Initial Second Lien Document (or any similar term in any other Second Lien Document), the obligations of such Person under any Second Lien Hedge Agreement.

“Second Lien Incremental Facility” means an “Incremental Facility” and any “Incremental Equivalent Debt” (or, in each case, any similar term) as defined in the Initial Second Lien Document or any similar terms in any other Second Lien Financing Document.

“Second Lien Lenders” means the “Lenders” (or any similar term) under and as defined in the Initial Second Lien Document and the “Lenders” (or any similar term) as defined in any Additional Second Lien Obligations Agreement and also shall include the issuing banks of any letters of credit issued (or deemed issued) under any Second Lien Financing Document.

“Second Lien Obligations” means the Initial Second Lien Document Obligations and all “Secured Obligations” (or any similar term) as defined in any other Second Lien Financing Document. To the extent any payment by a Second Lien Obligor with respect to any Second Lien Obligation (whether by or on behalf of any Second Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the First Lien Claimholders and the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid pursuant to the Second Lien Financing Documents, the Second Lien Hedge Agreements governing Second Lien Secured Hedging Obligations or the Second Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Second Lien Obligations.”

“Second Lien Obligors” means, collectively, the “Loan Parties” (or any similar term) as defined in the Initial Second Lien Document and the “Loan Parties” (or any similar term) as defined in any other Second Lien Document.

“Second Lien Other Obligations” means the Second Lien Banking Services Obligations and the Second Lien Secured Hedging Obligations.

“Second Lien Replacement Term Loan” means a “Replacement Term Loan” (or similar term) as defined in the Initial Second Lien Document as in effect on the date hereof (or any similar term in any other Second Lien Financing Document).

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“Second Lien Secured Hedging Obligations” means all Second Lien Hedging Obligations of the Second Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute Second Lien Obligations; provided that in no event shall any obligations constitute Second Lien Secured Hedging Obligations to the extent such obligations constitute First Lien Secured Hedging Obligations.

“Series” means, with respect to First Lien Obligations or Second Lien Obligations, all First Lien Obligations or Second Lien Obligations secured by the same First Lien Collateral Documents or same Second Lien Collateral Documents, as the case may be, and represented by the same Collateral Agent acting in the same capacity.

“Shared Collateral” means any Collateral subject to any Shared Collateral Document.

“Shared Collateral Document” means any Collateral Document that is both a First Lien Collateral Document and a Second Lien Collateral Document.

“Short Fall” has the meaning set forth in Section 6.3(b)(ii).

“Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Administrative Borrower.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time permitted to be Refinanced or replaced in accordance with the terms hereof, in each case to the extent so Refinanced or replaced;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

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(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections, clauses or paragraphs shall be construed to refer to Sections, clauses or paragraphs of this Agreement, unless otherwise specified;

(e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the First Lien Financing Documents, the First Lien Documents or any of the First Lien Credit Agreement or any other First Lien Document individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(a); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in a First Lien Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification. Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the Initial Second Lien Documents or any of the Second Lien Financing Documents or the Initial Second Lien Document or any other Second Lien Document individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(b); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in a Second Lien Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment, recordation or perfection of any Liens on the Collateral securing the Second Lien Obligations or of any Liens on the Collateral securing the First Lien Obligations, and notwithstanding any provision of the UCC or any other applicable law, or the Initial Second Lien Documents or the First Lien Documents, or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Collateral Agent, any other First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Second Lien Obligations;

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(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Collateral Agent, any other Second Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any of the First Lien Obligations; and

(c) all Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Obligors or any other Person.

2.2 Prohibition on Contesting Liens. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, and each First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, agrees that it and its Related Claimholders will not (and each hereby waives any right to) directly or indirectly contest or challenge, or support any other Person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any First Lien Document or any Second Lien Document, or any First Lien Obligation or any Second Lien Obligation, (ii) the existence, validity, perfection, priority or enforceability of the Liens securing any First Lien Obligations or any Second Lien Obligations or (iii) the relative rights and duties of the First Lien Claimholders or the Second Lien Claimholders granted and/or established in this Agreement or any Collateral Document with respect to such Liens; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Collateral Agent or any other First Lien Claimholder to enforce this Agreement or to exercise any of its remedies or rights hereunder, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.

2.3 No New Liens. Subject to Section 2.6 hereof, the parties hereto agree that, so long as the Discharge of First Lien Obligations has not occurred, (a) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any Second Lien Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the Directing First Lien Collateral Agent, a Lien on such asset or property of such Obligor to secure the First Lien Obligations; and (b) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any First Lien Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the Directing Second Lien Collateral Agent, a Lien on such asset or property of such Obligor to secure the Second Lien Obligations. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, the parties hereto agree that if any Second Lien Claimholder shall acquire or hold any Lien on any assets of any Obligor securing any Second Lien Obligation which assets are not also subject to the first priority Lien of the First Lien Claimholders under the First Lien Collateral Documents, then, without limiting any other rights and remedies available to any First Lien Collateral Agent or the other First Lien Claimholders, the applicable Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that the applicable Second Lien Collateral Agent or such Second Lien Claimholder, as the case may be, shall, without the need for any further consent of any Person and notwithstanding anything to the contrary in any other document, be deemed to also hold and have hold such Lien for the benefit of the applicable First Lien Collateral Agent and the First Lien Claimholders as security for the First Lien Obligations (subject to the Lien priority and other terms hereof) and shall promptly notify the First Lien Collateral Agents in writing of the existence of such Lien (if and to the extent the applicable Second Lien Collateral Agent or such Second Lien Claimholder has actual knowledge of the existence of such Lien) and in any event take such actions as may be reasonably requested by the Directing First Lien Collateral

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Agent to assign such Liens to the Directing First Lien Collateral Agent (but may retain a junior Lien on such assets or property subject to the terms hereof) or, in the event that such Liens do not secure all First Lien Obligations, the relevant First Lien Collateral Agent (and/or each of their respective designees) as security for the applicable First Lien Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any First Lien Collateral Agent or any other First Lien Claimholder, each Second Lien Collateral Agent agrees, for itself and on behalf of its Related Second Lien Claimholders, that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.2.

2.4 Similar Liens and Agreements. In furtherance of Sections 2.3 and 8.9, each First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, and each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees, subject to the other provisions of this Agreement:

(a) upon request by the Directing First Lien Collateral Agent or the Directing Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and

(b) that the documents, agreements or instruments creating or evidencing the First Lien Collateral and the Second Lien Collateral and guaranties for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(c), shall be in all material respects the same forms of documents, agreements or instruments, other than with respect to the “first priority” and the “second priority” nature of the Liens thereunder, the identity of the secured parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

2.5 Nature of Obligations. The priorities of the Liens provided in Section 2.1 shall not be altered or otherwise affected by (a) any Refinancing of the First Lien Obligations or the Second Lien Obligations or (b) any action or inaction which any of the First Lien Claimholders or the Second Lien Claimholders may take or fail to take in respect of the Collateral. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees and acknowledges that (i) a portion of the First Lien Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the First Lien Documents and the First Lien Obligations may be amended, supplemented or otherwise modified, and the First Lien Obligations, or a portion thereof, may be Refinanced from time to time and (iii) the aggregate amount of the First Lien Obligations may be increased, in each case, without notice to or consent by the Second Lien Collateral Agents or the Second Lien Claimholders and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Administrative Borrower and the other Obligors and the Second Lien Claimholders, the foregoing provisions will not limit or otherwise affect the obligations of the Administrative Borrower and the Obligors contained in any Second Lien Document with respect to the incurrence of additional First Lien Obligations.

2.6 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other First Lien Document or Second Lien Document to the contrary, collateral consisting of cash and cash equivalents pledged to secure (i) First Lien Obligations under any First Lien Financing Document consisting of reimbursement obligations in respect of First Lien Letters of Credit issued thereunder or otherwise held by the First Lien Credit Agreement Collateral Agent or the First Lien Administrative

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Agent, as applicable, pursuant to Section 2.05, 2.11(b)(vii), 2.18(b), 2.19 or Article 7 of the First Lien Credit Agreement (or any equivalent successor provision), (ii) First Lien Obligations under First Lien Hedge Agreements to the extent permitted by the First Lien Documents and Initial Second Lien Documents and/or (iii) Second Lien Obligations under Second Lien Hedge Agreements to the extent permitted by the First Lien Documents and Initial Second Lien Documents, shall be applied as specified in the relevant First Lien Financing Document, the relevant First Lien Hedge Agreement and/or the relevant Second Lien Hedge Agreement, as applicable, and will not constitute Collateral hereunder.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, each of the Second Lien Collateral Agents, for itself and on behalf of its Related Second Lien Claimholders, hereby agrees that it and its Related Second Lien Claimholders:

(1) will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action or any other action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding); provided that the Directing Second Lien Collateral Agent or any Person authorized by it may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days since the Directing First Lien Collateral Agent shall have received notice from the Directing Second Lien Collateral Agent with respect to the acceleration by the relevant Second Lien Claimholders of the maturity of all then outstanding Second Lien Obligations (and requesting that Enforcement Action be taken with respect to the Collateral) so long as the applicable “event of default” shall not have been cured or waived (or the applicable acceleration rescinded) (the “Standstill Period”); provided further that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Agents or any other Second Lien Claimholders exercise any rights or remedies with respect to any Collateral or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action or any other action or proceeding with respect to such rights or remedies, if, notwithstanding the expiration of the Standstill Period, either (A) the Directing First Lien Collateral Agent or any other First Lien Claimholder shall have commenced and be diligently pursuing (or shall have sought or requested and be diligently pursuing relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and the pursuit of) an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (with any determination of which Collateral to proceed against, and in what order, to be made by the Directing First Lien Collateral Agent or such First Lien Claimholders in their reasonable judgment) or (B) any of the Obligors is then a debtor in any Insolvency or Liquidation Proceeding;

(2) will not contest, protest or object to any Enforcement Action brought by the Directing First Lien Collateral Agent or any other First Lien Claimholder or any other exercise by the Directing First Lien Collateral Agent or any other First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise;

(3) subject to their rights under clause (a)(1) above, will not object to the forbearance by the Directing First Lien Collateral Agent or the other First Lien Claimholders from bringing or

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pursuing any Enforcement Action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the Directing First Lien Collateral Agents or other First Lien Claimholders in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1; and

(4) will not take or receive any Collateral, or any proceeds of or payment with respect to any Collateral, in connection with any Enforcement Action or any other exercise of any right or remedy with respect to any Collateral or any Insolvency or Liquidation Proceeding in its capacity as a creditor or in connection with any insurance policy award or any award in a condemnation or similar proceeding (or deed in lieu of condemnation) with respect to any Collateral, in each case unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Second Lien Collateral Agent and its Related Second Lien Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.1.

Without limiting the generality of the foregoing, until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a)(1), 3.1(c) and 6.3(b), the sole right of each Second Lien Collateral Agent and the other Second Lien Claimholders with respect to the Collateral (other than inspection, monitoring, reporting and similar rights provided for in the Second Lien Financing Documents) is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any First Lien Obligor, subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b), the First Lien Collateral Agents and the other First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise exercise any rights and remedies (including set-off, recoupment and the right to “credit bid” their debt, except that the Second Lien Collateral Agents shall have the “credit bid” rights set forth in Section 3.1(c)(6)), and make determinations regarding the release, Disposition, or restrictions with respect to the Collateral, in each case without any consultation with or the consent of any Second Lien Collateral Agent or any other Second Lien Claimholder; provided that any proceeds received by any First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agents and the other First Lien Claimholders may enforce the provisions of the First Lien Documents and exercise rights and remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Collateral Agent or any other Second Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise Dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or other Disposition, and to exercise all the rights and remedies of a secured creditor under the UCC or other applicable law and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, each Second Lien Collateral Agent and any other Second Lien Claimholder may:

(1) file a claim, proof of claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any of the Second Lien Obligors by a Person other than a Second Lien Claimholder;

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(2) take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral to the extent (A) not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the other First Lien Claimholders to exercise rights and remedies in respect thereof, and (B) not otherwise inconsistent with the terms of this Agreement, including the automatic release of Liens provided in Section 5.1;

(3) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims or Liens secured by the Collateral, if any, in each case to the extent not inconsistent with the terms of this Agreement;

(4) vote on any plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Second Lien Obligations and the Collateral that are, in each case, in accordance with the terms of this Agreement, including Section 6.9(c); provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Collateral Agent or any other Second Lien Claimholder may be inconsistent with the terms of this Agreement;

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6) bid for or purchase any Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Directing First Lien Collateral Agent or any other First Lien Claimholder, or any sale of any Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations.

(d) Subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b) each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders:

(1) agrees that it and its Related Second Lien Claimholders will not take any action that would hinder, delay, limit or prohibit any exercise of rights or remedies under the First Lien Documents or is otherwise prohibited hereunder, including any collection or Disposition of any Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien securing any First Lien Obligations or any First Lien Collateral Document or subordinate the priority of the First Lien Obligations to the Second Lien Obligations or grant the Liens securing the Second Lien Obligations equal ranking to the Liens securing the First Lien Obligations;

(2) hereby waives any and all rights it or its Related Second Lien Claimholders may have as a junior Lien creditor or otherwise (whether arising under the UCC or under any other law) to object to the manner in which the First Lien Collateral Agents or the other First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations, regardless of whether any action or failure to act by or on behalf of any First Lien Collateral Agent or any other First Lien Claimholders is adverse to the interest of any Second Lien Claimholders; and

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(3) hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Document shall be deemed to restrict in any way the rights and remedies of any First Lien Collateral Agent or the other First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e) The Second Lien Collateral Agents and the other Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Obligors that have guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of Initial Second Lien Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Obligor, prior to the termination of the Standstill Period or as otherwise prohibited pursuant to the second proviso in Section 3.1(a)(1)); provided that (i) any such exercise shall not be directly or indirectly inconsistent with or prohibited by the terms of this Agreement (including Section 6 and any provision prohibiting or restricting the Second Lien Claimholders from taking various actions or making various objections) and (ii) in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Lien Collateral Agent or Second Lien Claimholder of the required payments of principal, premium, interest, fees and other amounts due under the Initial Second Lien Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Lien Collateral Agent or other Second Lien Claimholder of rights or remedies as a secured creditor in respect of Collateral, including any right of setoff.

3.2 Agreement Among First Lien Claimholders; Agreement Among Second Lien Claimholders.

(a) Subject to the First Lien Intercreditor Agreement or other applicable intercreditor arrangements among the applicable Series of First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, solely as among themselves in such capacity and solely for their mutual benefit, hereby agrees that the First Lien Collateral Agent designated as the Directing First Lien Collateral Agent shall have the sole right and power, as among the First Lien Collateral Agents and the other First Lien Claimholders, to take and direct any right or remedy with respect to Collateral in accordance with the terms of this Agreement, the relevant First Lien Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement among the Directing First Lien Collateral Agent and each other First Lien Collateral Agent. The Directing First Lien Collateral Agent shall be entitled to the benefit of all the exculpatory, indemnity and reimbursement provisions set forth in any First Lien Document for the benefit of any “collateral agent” (or any other agent or similar representative) with respect to any exercise by the Directing First Lien Collateral Agent of any of the rights or remedies under this Agreement, including any such exercise of any right or remedy with respect to any Collateral, or any other action or inaction by it in its capacity as the Directing First Lien Collateral Agent.

(b) Subject to (i) any applicable intercreditor arrangements among the relevant Series of Second Lien Obligations, (ii) Section 3.1(c), (iii) Section 3.1(e) and (iv) the proviso to the second sentence of Section 8.15(b), in each case solely to the extent provided therein, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, solely as among

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themselves in such capacity and solely for their mutual benefit, hereby agrees that the Second Lien Collateral Agent designated as the Directing Second Lien Collateral Agent shall have the sole right and power, as among the Second Lien Collateral Agents and the other Second Lien Claimholders, to take and direct any right or remedy with respect to Collateral in accordance with the terms of this Agreement, the relevant Second Lien Collateral Documents, the Second Lien Intercreditor Agreement and any other intercreditor agreement among the Directing Second Lien Collateral Agent and each other Second Lien Collateral Agent. The Directing Second Lien Collateral Agent shall be entitled to the benefit of all the exculpatory, indemnity and reimbursement provisions set forth in any Second Lien Document for the benefit of any “collateral agent” (or any other agent or similar representative) with respect to any exercise by the Directing Second Lien Collateral Agent of any of the rights or remedies under this Agreement, including any such exercise of any right or remedy with respect to any Collateral, or any other action or inaction by it in its capacity as the Directing Second Lien Collateral Agent.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or any proceeds (whether in cash or otherwise) thereof received in connection with any Enforcement Action or other exercise of rights or remedies by any First Lien Collateral Agent or the other First Lien Claimholders (including any Disposition referred to in Section 5.1) or any Insolvency or Liquidation Proceeding, shall be applied by the Directing First Lien Collateral Agent to the First Lien Obligations in accordance with the terms of the First Lien Documents, including any First Lien Intercreditor Agreement and any other intercreditor agreement among the First Lien Collateral Agents. Upon the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent shall deliver to the Directing Second Lien Collateral Agent any remaining Collateral and proceeds thereof then held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without representation or warranty) to the Directing Second Lien Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Directing Second Lien Collateral Agent to the Second Lien Obligations in accordance with the terms of Initial Second Lien Documents, including any other intercreditor agreement among the Second Lien Collateral Agents.

4.2 Payments Over.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral or proceeds thereof (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated), any assets or proceeds subject to Liens referred to in Section 2.3, any amounts referred to in the last sentence of Section 6.3(b) or any other distribution (whether or not expressly characterized as such) in respect of the Collateral (including in connection with any Disposition of any Collateral) received by any Second Lien Collateral Agent or any other Second Lien Claimholders in connection with any Enforcement Action or any Insolvency or Liquidation Proceeding or other exercise of any right or remedy (including set-off or recoupment) relating to the Collateral in contravention of this Agreement, or received by any Second Lien Collateral Agent or any other Second Lien Claimholders in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), in each case, shall be held in trust and forthwith paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

(b) Except as otherwise set forth in Section 6.3, so long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien

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Collateral Agent or any other Second Lien Claimholders shall receive any distribution of money or other property in respect of or on account of the Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated or any amounts referred to in the last sentence of Section 6. 3(b)), such money, other property or amounts shall be held in trust and forthwith paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements. Any Lien received by any Second Lien Collateral Agent or any other Second Lien Claimholders in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, hereby irrevocably constitutes and appoints the Directing First Lien Collateral Agent and any officer or agent of the Directing First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Collateral Agent or any such Second Lien Claimholder or in the Directing First Lien Collateral Agent’s own name, from time to time in the Directing First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

SECTION 5. Other Agreements.

5.1 Releases.

(a) In connection with any Enforcement Action by the Directing First Lien Collateral Agent or any other exercise by the Directing First Lien Collateral Agent of rights or remedies in respect of the Collateral (including any Disposition of any of the Collateral by any Obligor, with the consent of the Directing First Lien Collateral Agent, after the occurrence and during the continuance of an “event of default” under the First Lien Documents), in each case, prior to the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent is irrevocably authorized (at the cost of the Obligors in accordance with the terms of the applicable First Lien Financing Document and without any consent, sanction, authority or further confirmation from the Directing Second Lien Collateral Agent, any other Second Lien Claimholder or any Obligor): (i) to release any of its Liens on any part of the Collateral or any other claim over the asset that is the subject of such Enforcement Action or such other exercise of rights or remedies, in which case the Liens or any other claim over the asset that is the subject of such Enforcement Action, if any, of each Second Lien Collateral Agent, for itself and for the benefit of its Related Second Lien Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as the Liens or other claims of the Directing First Lien Collateral Agent and each other First Lien Collateral Agent are so released (and the Directing First Lien Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing First Lien Collateral Agent, be considered necessary or reasonably desirable in connection with such releases); and (ii) if the asset that is the subject of such Enforcement Action consists of the equity interests of any Obligor, to release (x) such Obligor and any subsidiary of such Obligor from all or any part of its First Lien Obligations, in which case such Obligor and any subsidiary of such Obligor shall be automatically, unconditionally and simultaneously released to the same extent from its Second Lien Obligations, and (y) any Liens or other claims on any assets of such Obligor and any subsidiary of such Obligor, in which case the Liens or other claims on such assets of each Second Lien Collateral Agent, for itself or for the benefit of its Related Second Lien Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as such Liens of the Directing First Lien Collateral Agent and each other First Lien Collateral Agent are so released (and the

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Directing First Lien Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing First Lien Collateral Agent, be considered necessary or reasonably desirable in connection with such releases). Each Second Lien Collateral Agent, for itself or on behalf of its Related Second Lien Claimholders, shall promptly execute and deliver to the Directing First Lien Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing First Lien Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Second Lien Collateral Agents of copies of such termination statements, releases and other documents used to effect such releases with respect to the Collateral securing the First Lien Obligations from a Responsible Officer of the requesting party. The proceeds of any such Disposition shall be applied in accordance with Section 4.1.

(b) If in connection with any sale, lease, exchange, transfer or other disposition (collectively, a “Disposition”) of any Collateral by any Obligor permitted under the terms of both the First Lien Financing Documents and the Second Lien Financing Documents (other than in connection with an Enforcement Action or other exercise of any First Lien Collateral Agent’s rights or remedies in respect of the Collateral, which shall be governed by Section 5.1(a) above), the Directing First Lien Collateral Agent or any other First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, releases any of its Liens on any part of the Collateral, or releases any Obligor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with, or following, the Discharge of First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of its Related Second Lien Claimholders, on such Collateral, and the obligations of such Obligor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released; provided that such release by such Second Lien Collateral Agent, for itself or for the benefit of its Related Second Lien Claimholders, shall not extend to or otherwise affect any of the rights of the Second Lien Claimholders to the proceeds from any such Disposition. Each Second Lien Collateral Agent, for itself or on behalf of its Related Second Lien Claimholders, shall promptly execute and deliver to the Directing First Lien Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing First Lien Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Second Lien Collateral Agents of copies of such termination statements, releases and other documents used to effect such release with respect to the Collateral securing the First Lien Obligations from a Responsible Officer of the Administrative Borrower or the Directing First Lien Collateral Agent and an officer’s certificate of a Responsible Officer of the relevant Obligor stating that such disposition has been consummated in compliance with the terms of Initial Second Lien Document.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, hereby irrevocably constitutes and appoints the Directing First Lien Collateral Agent and any officer or agent of the Directing First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Collateral Agent or such Second Lien Claimholders or in the Directing First Lien Collateral Agent’s own name, from time to time in the Directing First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Collateral Agent or the other First Lien Claimholders (i) have released any Lien on Collateral or any Obligor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any additional guarantees from any Obligor or any subsidiary of the Administrative Borrower, then each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, shall be granted an additional guaranty.

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5.2 Insurance and Condemnation Awards. Until the Discharge of First Lien Obligations has occurred, the Directing First Lien Collateral Agent shall have the sole and exclusive right, subject to the rights of the First Lien Obligors under the First Lien Financing Documents, to settle or adjust claims over any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Until the Discharge of First Lien Obligations has occurred, and subject to the rights of the First Lien Obligors under the First Lien Financing Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral shall be paid to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Documents, including any First Lien Intercreditor Agreement and any other intercreditor agreement among the First Lien Collateral Agents (including, without limitation, for purposes of cash collateralization of commitments, First Lien Letters of Credit and obligations under First Lien Hedge Agreements governing any First Lien Secured Hedging Obligations) and thereafter, if the Discharge of First Lien Obligations has occurred, and subject to the rights of the Second Lien Obligors under the Second Lien Financing Documents, to the Directing Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents, and thereafter, if the Discharge of the Second Lien Obligations has occurred, to the owner of the subject property, as directed by the Administrative Borrower or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if any Second Lien Collateral Agent or any other Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Directing First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Financing Documents and Second Lien Financing Documents.

(a) The First Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms, and the First Lien Financing Documents and any First Lien Obligations thereunder may be Refinanced (including in accordance with Section 5.6 below), in each case, without notice to, or the consent of any Second Lien Collateral Agent or any other Second Lien Claimholder, all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing Indebtedness execute a Joinder Agreement and any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall not, without the consent of the Directing Second Lien Collateral Agent, contravene the provisions of this Agreement; provided, further, that notwithstanding the provisions of this Section 5.3(a) and for the avoidance of doubt, the First Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (x) any First Lien Incremental Facility, (y) any First Lien Replacement Term Loan or First Lien Replacement Revolving Facility or (z) any Extended Term Loans, Extended Revolving Loans or Extended Revolving Credit Commitment (each as defined in the First Lien Credit Agreement as in effect on the date hereof), in each case, as and to the extent provided in the First Lien Credit Agreement as in effect on the date hereof, without notice to, or the consent of, any Second Lien Collateral Agent or any other Second Lien Claimholder.

(b) The Second Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms, and the Second Lien Financing Documents and any Second Lien Obligations thereunder may be Refinanced, in each case,

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without notice to, or the consent of any First Lien Collateral Agent or the other First Lien Claimholders (in each case, except to the extent such notice to or consent is otherwise expressly required under the First Lien Financing Documents), all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing Indebtedness execute a Joinder Agreement and prior to the Discharge of First Lien Obligations no such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall, without the consent of the Directing First Lien Collateral Agent, contravene the provisions of this Agreement; provided, further, that notwithstanding the provisions of this Section 5.3(b) and for the avoidance of doubt, the Second Lien Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (x) any Second Lien Incremental Facility, (y) any Second Lien Replacement Term Loan or (z) any Extended Term Loans (or similar term) (each as defined in the Initial Second Lien Document as in effect on the date hereof), in each case, as and to the extent provided in the Initial Second Lien Document, without notice to, or the consent of, any First Lien Collateral Agent or any other First Lien Claimholder.

(c) In the event that any First Lien Collateral Agent enters into any amendment, restatement, amendment and restatement, supplement or other modification in respect of or replaces any of the First Lien Collateral Documents for purposes of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any First Lien Collateral Document or changing in any manner the rights of the applicable First Lien Collateral Agent, the First Lien Claimholders, or any Obligor thereunder (including the release of any Liens on the Collateral securing the First Lien Obligations), then such amendment, restatement, amendment and restatement, supplement or other modification in a manner that is applicable to all First Lien Claimholders and all First Lien Obligations shall apply automatically to any comparable provisions of each Comparable Second Lien Collateral Document without the consent of any Second Lien Collateral Agent, Second Lien Claimholder or any Obligor; provided, however that (1) such amendment, restatement, amendment and restatement, supplement or other modification does not (A) remove assets subject to any Liens on the Collateral securing any of the Second Lien Obligations or release any such Liens, except to the extent such release is permitted or required by Section 5.1 and provided there is a concurrent release of the corresponding Liens securing the First Lien Obligations, (B) materially adversely affect the rights or duties of any Second Lien Collateral Agent without its consent or (C) otherwise materially adversely affect the rights of the applicable Second Lien Claimholders or the interest of the applicable Second Lien Claimholders in the Collateral unless the First Lien Collateral Agent or the First Lien Claimholders that have a Lien on the applicable Collateral are affected in a like manner, and (2) written notice of such amendment, restatement, amendment and restatement, supplement or other modification shall have been given to each Second Lien Collateral Agent within 15 Business Days of the effectiveness thereof (it being understood that the failure to deliver such notice shall not impair the effectiveness of any such amendment, restatement, amendment and restatement, supplement or other modification).

5.4 Confirmation of Subordination in Second Lien Collateral Documents. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that each Second Lien Collateral Document includes and shall include, as applicable, the following language (or language to similar effect approved by the Directing First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Second Lien Intercreditor Agreement, dated as of [●] [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among INC Research Holdings, Inc., Credit

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Suisse AG, as First Lien Credit Agreement Collateral Agent, [●], as Initial Second Lien Document Collateral Agent, and certain other Persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.”

5.5 Non-Fiduciary Bailee/Agent for Perfection; Shared Collateral Documents.

(a) Each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being the “Pledged Collateral”) as gratuitous bailee and non-fiduciary agent on behalf of and for the benefit of each other Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) solely for the purpose of perfecting, or improving the priority of, the security interest granted under the First Lien Collateral Documents and the Second Lien Collateral Documents, as applicable, subject to the terms and conditions of this Section 5.5; provided that, in the case of any such possession or control by any Second Lien Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Second Lien Collateral Agent of any terms of this Agreement in respect of such possession or control.

(b) Until the Discharge of First Lien Obligations has occurred, each First Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Financing Documents as if the Liens of any Second Lien Collateral Agent under the Second Lien Collateral Documents did not exist. The rights of each Second Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to each First Lien Collateral Agent’s rights under the First Lien Financing Documents.

(c) No Collateral Agent shall have any obligation whatsoever to any Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person with respect thereto except as expressly set forth in this Section 5.5 or, in the case of any Second Lien Collateral Agent, the other provisions hereof (including the turnover provisions set forth in Section 4.2). The duties or responsibilities of each Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5 and, in the case of any First Lien Collateral Agent, delivering the Pledged Collateral to the Directing Second Lien Collateral Agent upon a Discharge of First Lien Obligations as provided in paragraph (e) below or, in the case of any Second Lien Collateral Agent, delivering the Pledged Collateral to the Directing First Lien Collateral Agent in accordance with the provisions hereof (including the turnover provisions set forth in Section 4.2).

(d) Each Collateral Agent, for itself and on behalf of its Related Claimholders, hereby waives and releases each other Collateral Agent and each other Claimholder from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 5.5 as gratuitous bailee and non-fiduciary agent with respect to the Pledged Collateral; provided that, in the case of any possession or control of any Pledged Collateral by any Second Lien Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Second Lien Collateral Agent of any terms of this Agreement in respect of such possession or control. None of the First Lien Collateral Agents or any other First Lien Claimholders shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, the Shared Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of any Second Lien Collateral Agent or any other Second Lien Claimholder, and it is understood and agreed that the interests

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of the First Lien Collateral Agents and the other First Lien Claimholders, on the one hand, and the Second Lien Collateral Agents and the other Second Lien Claimholders, on the other hand, may differ and that the First Lien Collateral Agents and the other First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Collateral Agents or the other Second Lien Claimholders.

(e) Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession or control (if any) (or proceeds thereof) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Directing Second Lien Collateral Agent, to the extent the Discharge of Second Lien Obligations has not occurred and second, upon the Discharge of Second Lien Obligations, to the Obligors to the extent no Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. Following the Discharge of First Lien Obligations, each First Lien Collateral Agent further agrees to take, at the expense of the Obligors (which expense reimbursement shall be subject to the provisions of the applicable First Lien Document), all other actions reasonably requested by the Directing Second Lien Collateral Agent in connection with the Directing Second Lien Collateral Agent obtaining a first-priority interest in the Pledged Collateral.

5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, substantially concurrently with or after the Discharge of any Series of First Lien Obligations having occurred, the Administrative Borrower or any other First Lien Obligor enters into any Refinancing of any First Lien Financing Document evidencing a First Lien Obligation of such Series, which Refinancing is permitted hereby and by the terms of the First Lien Financing Documents of any other Series of First Lien Obligations then outstanding and by the terms of the Second Lien Financing Documents, then the Discharge of such Series of First Lien Obligations shall automatically be deemed for all purposes of this Agreement not to have occurred, and the obligations under such Refinancing of such First Lien Financing Document shall, subject to execution and delivery of a Joinder Agreement in accordance with Section 8.21, automatically be treated as First Lien Obligations of the Refinanced Series for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the New First Lien Agent shall be a First Lien Collateral Agent of such Refinanced Series (and, if applicable in accordance with the definition of such term, the Directing First Lien Collateral Agent) for all purposes of this Agreement. Upon receipt of a notice from the Administrative Borrower or any other First Lien Obligor stating that the Administrative Borrower or such other First Lien Obligor has entered into a Refinancing of any First Lien Financing Document (which notice shall include the identity of the new first lien collateral agent (such agent, the “New First Lien Agent”)), each Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to, or amendment and restatement of, this Agreement) as the Administrative Borrower, such other First Lien Obligor or the New First Lien Agent shall reasonably request in order to provide to the New First Lien Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and (b) in the case of each other Collateral Agent, deliver to the New First Lien Agent (if it is the Directing First Lien Collateral Agent) any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New First Lien Agent to obtain control of such Pledged Collateral). The New First Lien Agent shall agree in a writing addressed to the other Collateral Agents and the other Claimholders to be bound by the terms of this Agreement, for itself and on behalf of its Related First Lien Claimholders.

5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Lien Claimholder’s rights or remedies under this Agreement, any other First Lien Financing Documents, at law or in equity or

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otherwise, each First Lien Collateral Agent, on behalf of its Related First Lien Claimholders, agrees that at any time within thirty (30) days following (i) an acceleration of all the First Lien Obligations in accordance with the terms of the First Lien Financing Documents or (ii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Obligor, the Second Lien Claimholders (other than any Disqualified Institution, as defined in either the First Lien Credit Agreement or the Initial Second Lien Document) may request, and upon such request, the First Lien Claimholders will offer each Second Lien Claimholder, the option to purchase at par the entire aggregate outstanding amount (but not less than the entire aggregate outstanding amount) of the First Lien Obligations (and to assume the entire amount of unfunded commitments under the First Lien Financing Documents), at the Purchase Price (together with the deposit of cash collateral as set forth below), without warranty or representation or recourse except as provided in Section 5.7(c), on a pro rata basis among the First Lien Claimholders. The “Purchase Price” will equal the sum of: (1) the principal amount of all loans, advances or similar extensions of credit included in the First Lien Obligations (including the unreimbursed amount of all issued letters of credit (including First Lien Letters of Credit), but excluding the undrawn amount of then outstanding letters of credit (including the undrawn amount of then outstanding First Lien Letters of Credit), all accrued and unpaid interest (including Post-Petition Interest) thereon through the date of purchase and any prepayment penalties or premiums that would be applicable upon prepayment of the First Lien Obligations, (2) the net aggregate amount then owing to counterparties under First Lien Hedge Agreements governing the First Lien Secured Hedging Obligations and First Lien Banking Services Agreements, including, in the case of such First Lien Hedge Agreements, all amounts owing to the counterparties as a result of the termination (or early termination) thereof, and (3) all accrued and unpaid fees, expenses and other amounts owed to the First Lien Claimholders under the First Lien Documents on the date of purchase. The Purchase Price shall be accompanied by delivery to the Directing First Lien Collateral Agent of cash collateral in immediately available funds, to be deposited under the sole dominion and control of the Directing First Lien Collateral Agent, in such amount as the Directing First Lien Collateral Agent determines is reasonably necessary to secure the First Lien Claimholders in connection with any issued and outstanding First Lien Letters of Credit under the First Lien Financing Documents but in any event not to exceed 105% of the sum of (x) the aggregate undrawn amount of all such First Lien Letters of Credit outstanding pursuant to the First Lien Financing Documents and (y) the aggregate facing and similar fees which will accrue thereon through the stated maturity of the First Lien Letters of Credit (assuming no drawings thereon before stated maturity). It is understood and agreed that (i) at the time any facing or similar fees are owing to an issuer with respect to any First Lien Letter of Credit, the Directing First Lien Collateral Agent may apply amounts deposited with it as described above to pay same and (ii) upon any drawing under any First Lien Letter of Credit, the Directing First Lien Collateral Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing. After giving effect to any payment made as described above in this paragraph (a), those amounts (if any) then on deposit with the Directing First Lien Collateral Agent as cash collateral, described in this paragraph (a) which exceed 105% of the sum of the aggregate undrawn amount of all then outstanding First Lien Letters of Credit and the aggregate facing and similar fees (to the respective issuers) which will accrue thereon through the stated maturity of the then outstanding First Lien Letters of Credit (assuming no drawings thereon before stated maturity), shall be returned to the respective purchaser or purchasers, as their interests appear. Furthermore, at such time as all First Lien Letters of Credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above in this paragraph (a) have been made, any excess cash collateral then on deposit with the Directing First Lien Collateral Agent as described above in this paragraph (a) (and not previously applied or released as provided above) shall be returned to the respective purchaser or purchasers, as their interests appear.

(b) The Second Lien Claimholders may irrevocably accept such offer within 30 days of the receipt thereof by the Directing Second Lien Collateral Agent and the parties shall endeavor to close promptly thereafter to the extent such offer has been accepted. The Second Lien Claimholders shall

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only be permitted to acquire the entire amount of the First Lien Obligations pursuant to this Section 5.7, and may not acquire less than all of such First Lien Obligations. No Disqualified Institution (or similar term) (as defined in either the First Lien Credit Agreement or the Initial Second Lien Document) may acquire any First Lien Obligations. If the Second Lien Claimholders timely accept such offer, the right to purchase the First Lien Obligations shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agents and the relevant Second Lien Collateral Agents. If the Second Lien Claimholders reject such offer (or fail to accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement. Each First Lien Claimholder will retain all rights to indemnification and expense reimbursement provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7. Upon the consummation of the purchase and sale of the First Lien Obligations, each First Lien Collateral Agent shall, at the request of the Directing Second Lien Collateral Agent, resign from its role in accordance with the applicable First Lien Document (and comply with any provisions contained therein with respect to successors to such role or the powers granted in connection with such role) and cooperate with an orderly transition of Liens in the Collateral.

(c) The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Claimholders, except that each First Lien Claimholder shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of the purchase, immediately before giving effect to such purchase:

(1) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees, expenses and other amounts in respect thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations;

(2) that such First Lien Claimholder owns free and clear of any liens and has the right to transfer the First Lien Obligations purported to be owned by it; and

(3) that such First Lien Claimholder has the right to assign the First Lien Obligations being assigned by it and its assignment has been duly authorized and delivered.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues.

(a) Until the Discharge of First Lien Obligations has occurred, if any Obligor shall be subject to any Insolvency or Liquidation Proceeding and the Directing First Lien Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar Debtor Relief Law) on which the First Lien Collateral Agents or any other creditor has a Lien or to permit any Obligor to obtain financing, whether from the First Lien Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law (“DIP Financing”), then, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that it and its Related Second Lien Claimholders will raise no objection to, or oppose or contest (or join with or support any third party opposing, objecting or contesting), such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the Directing First Lien Collateral Agent) and it and its Related Second Lien Claimholders will be deemed to have consented to such Cash Collateral use or DIP Financing (including such proposed orders), and to the extent the Liens securing the First Lien Obligations are

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subordinated to or pari passu with such DIP Financing, each Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto and any customary “carve-out” agreed to on behalf of the First Lien Claimholders by the Directing First Lien Collateral Agent) and to all adequate protection Liens granted to the First Lien Claimholders on the same basis as the Liens securing the Second Lien Obligations are subordinated to the Liens securing the First Lien Obligations under this Agreement and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Directing First Lien Collateral Agent or to the extent permitted by Section 6.3); provided that the Second Lien Collateral Agents and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the use of Cash Collateral or the DIP Financing that require a specific treatment of a claim in respect of the Second Lien Obligations for purposes of a plan of reorganization or similar dispositive restructuring plan.

(b) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees that it and its Related Second Lien Claimholders will not seek consultation rights in connection with, and will raise no objection or oppose or contest (or join with or support any third party objecting, opposing or contesting), a motion to sell, liquidate or otherwise Dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders have consented to such sale, liquidation or other Disposition; provided that (1) to the extent the net cash proceeds of such sale or other Disposition are used to pay the principal amount of Indebtedness for borrowed money constituting First Lien Obligations, or to reimburse disbursements under, or cash collateralize the face amount of, the First Lien Letters of Credit constituting First Lien Obligations, the Liens of the Second Lien Claimholders shall attach to any remaining proceeds and (2) such motion does not impair the rights of the Second Lien Claimholders under Section 363(k) of the Bankruptcy Code (provided that the First Lien Obligations are paid in cash in full in connection with any such credit bid by the Second Lien Claimholders); and further provided, however, that the Second Lien Claimholders may assert any objection with respect to any proposed orders to retain professionals or set bid or related procedures in connection with such sale, liquidation or Disposition that may be raised by an unsecured creditor of the Obligors.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders agrees that none of them shall (a) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any of the Collateral, in each case without the prior written consent of the Directing First Lien Collateral Agent, or (b) oppose (or support any other Person in opposing) any request by any First Lien Collateral Agent for relief from or modification of such stay.

6.3 Adequate Protection.

(a) Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by any First Lien Collateral Agent or the other First Lien Claimholders for adequate protection under any Debtor Relief Law;

(ii) any objection by any First Lien Collateral Agent or the other First Lien Claimholders to any motion, relief, action or proceeding based on such First Lien Collateral Agent or the other First Lien Claimholders claiming a lack of adequate protection with respect to the Collateral; or

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(iii) the allowance and/or payment of interest, fees or other amounts to any First Lien Collateral Agent or any other First Lien Claimholder under Section 506(b) of the Bankruptcy Code or as adequate protection under Section 361 of the Bankruptcy Code.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any use of Cash Collateral or DIP Financing, then each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing and providing adequate protection for the First Lien Obligations and such use of Cash Collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations will be so subordinated to the Liens securing the First Lien Obligations under this Agreement; and

(ii) the Second Lien Collateral Agents and the other Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted a Lien on such additional collateral that is senior to any Lien granted to the Second Lien Collateral Agents and the other Second Lien Claimholders; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted replacement Liens on the Collateral that are senior to any Lien granted to the Second Lien Collateral Agents and the other Second Lien Claimholders; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted an administrative expense claim that is senior and prior to the administrative expense claim of the Second Lien Collateral Agents and the other Second Lien Claimholders; and (D) cash payments with respect to current fees and expenses; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted cash payments with respect to current fees and expenses and (2) each First Lien Collateral Agent may object to the amounts of fees and expenses sought by the Second Lien Collateral Agents and the other Second Lien Claimholders; and (E) cash payments with respect to interest on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, is also granted cash payments with respect to interest on the First Lien Obligation represented by it, (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the applicable Second Lien Documents and accruing from the date the applicable Second Lien Collateral Agent is granted such relief and (3) such cash payments are held in the Escrow Account as described below. If any Second Lien Claimholder is entitled by order of a court of competent jurisdiction to receive or receives adequate protection payments for post-petition interest in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”), then all such payments shall be payable or transferred to, and held in, an escrow account (the “Escrow Account”) pursuant to terms mutually satisfactory to the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent, in each case until the effectiveness of the plan of reorganization or similar dispositive restructuring plan for, or conclusion of, that Insolvency or

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Liquidation Proceeding. If the First Lien Claimholders do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization or similar dispositive restructuring plan for, or conclusion of, that Insolvency or Liquidation Proceeding, then an amount contained in the Escrow Account shall be paid over to the First Lien Claimholders (the “Pay-Over Amount”) equal to the lesser of (x) the Second Lien Adequate Protection Payments received by the Second Lien Claimholders and (y) the amount of the short-fall (the “Short Fall”) in payment in full of the First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Claimholders in the form of promissory notes, equity or other property equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, to the applicable Second Lien Claimholders pro rata in exchange for the Pay-Over Amount. Upon the effectiveness of the plan of reorganization or similar dispositive restructuring plan for, or conclusion of, that Insolvency or Liquidation Proceeding, any amounts remaining in the Escrow Account after application of amounts provided for above shall be paid to the Second Lien Claimholders as their interests may appear. It is understood and agreed that nothing in this Section 6.3(b) shall modify or otherwise affect the other agreements by or on behalf of the Second Lien Collateral Agents and the other Second Lien Claimholders set forth in this Agreement (including the agreements to raise no objection to, or oppose or contest, that are set forth in Section 6.1). To the extent the First Lien Collateral Agents are not granted such adequate protection in the applicable form, any amounts recovered by or distributed to any Second Lien Collateral Agent or any other Second Lien Claimholder pursuant to or as a result of any such additional collateral, any such replacement Lien, any such administrative expense claim or any such cash payment shall be subject to Section 4.2.

6.4 No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any First Lien Collateral Agent or any other First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Collateral Agent or any other Second Lien Claimholders, including the seeking by any Second Lien Collateral Agent or any other Second Lien Claimholders of adequate protection or the asserting by any Second Lien Collateral Agent or any other Second Lien Claimholders of any of its rights and remedies under the Second Lien Financing Documents or otherwise. Without limiting the foregoing, notwithstanding anything herein to the contrary, the First Lien Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Claimholders made pursuant to Section 6.3(b).

6.5 Reinstatement. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholder shall be entitled to a reinstatement of its First Lien Obligations with respect to such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by any Second Lien Collateral Agent or any other Second Lien Claimholder on account of the Second Lien Obligations after the termination of this Agreement shall, upon a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the Directing First Lien Collateral Agent for the benefit of the First Lien Claimholders, for application to the reinstated First Lien Obligations in accordance with the First Lien Financing Documents and any First Lien Intercreditor Agreement, if then in effect. This Section 6.5 shall survive termination of this Agreement.

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6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees that neither it nor its Related Second Lien Claimholders shall oppose or seek to challenge (or join with any other Person opposing or challenging) any claim by any First Lien Collateral Agent or any other First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest. Regardless of whether any such claim for Post-Petition Interest is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include, and does include the “rule of explicitness,” and is intended to provide the First Lien Claimholders with the right to receive payment of all Post-Petition Interest through distributions made pursuant to the provisions of this Agreement even though such Post-Petition Interest may not be not allowed or allowable against the bankruptcy estate of the Administrative Borrower or any other Obligor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Debtor Relief Law.

(b) Subject to Section 6.3(b), none of any First Lien Collateral Agent nor any of its Related First Lien Claimholders shall oppose or seek to challenge any claim by any Second Lien Collateral Agent or any other Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of any Second Lien Collateral Agent, on behalf of the Second Lien Claimholders, on the Collateral (after taking into account the amount of the First Lien Obligations).

6.8 Waivers. (a) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, waives any claim it or its Related Second Lien Claimholders may hereafter have against any First Lien Claimholder arising out of (a) the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or (b) any cash collateral or financing arrangement, or any grant of a security interest in connection with the Collateral, in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

(b) Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law senior to or on a parity with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any Collateral.

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6.9 Separate Grants of Security and Separate Classification; Voting on Plan. Each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, and each First Lien Collateral Agent, for itself and on behalf of its Related First Lien Claimholders, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute, and, in the case of the Shared Collateral Documents, are intended to constitute, two separate and distinct grants of Liens;

(b) because of, among other things, their differing rights in the Collateral (including the Shared Collateral), the Second Lien Obligations are fundamentally different from the First Lien Obligations and must, subject to applicable law, be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed or adopted in an Insolvency or Liquidation Proceeding; and

(c) the Second Lien Claimholders agree that they will not propose, support or vote in favor of any plan of reorganization unless such plan (i) provides for the payment in full in cash of all the First Lien Obligations or (ii) is supported by the First Lien Claimholders required under applicable law to approve a plan.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral (including the Shared Collateral) constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of the Collateral (including the Shared Collateral) (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Documents arising from or related to a default, regardless of whether any such claim is allowed or allowable in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral (including the Shared Collateral), with each Second Lien Collateral Agent, for itself and on behalf of its Related Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the Directing First Lien Collateral Agent, for itself and on behalf of the First Lien Claimholders, Collateral (including the Shared Collateral) or proceeds of Collateral (including the Shared Collateral) or any other distribution (whether or not expressly characterized as such) in respect of the Collateral, otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders.

6.10 Effectiveness in Insolvency or Liquidation Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and under comparable provisions of any other applicable Debtor Relief Law, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Obligor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, acknowledges that it and its Related First Lien Claimholders have, independently and without reliance on any Second Lien Collateral Agent or any other Second Lien Claimholder, and based on documents and information

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deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Documents (as applicable) and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, acknowledges that it and its Related Second Lien Claimholders have, independently and without reliance on any First Lien Collateral Agent or any other First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2 No Warranties or Liability.

(a) Each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, no Second Lien Collateral Agent or other Second Lien Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Claimholders will be entitled to manage and supervise their respective extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(b) Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, no First Lien Collateral Agent or other First Lien Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(c) The Second Lien Collateral Agents and the other Second Lien Claimholders shall have no duty to the First Lien Collateral Agents or any of the other First Lien Claimholders, and the First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to the Second Lien Collateral Agents or any of the other Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including the First Lien Financing Documents and the Second Lien Financing Documents, but in each case other than this Agreement), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Collateral Agents or any other First Lien Claimholders, or any of them, to enforce any provision of this Agreement or of any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any First Lien Collateral Agent or any other First Lien Claimholder, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Collateral Agents or the other First Lien Claimholders, or any of them, may have or be otherwise charged with.

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(b) Without in any way limiting the generality of the foregoing paragraph (a) (but subject to the rights of the First Lien Obligors under the First Lien Documents and subject to the provisions of Section 5.3(a)), the First Lien Collateral Agents and the other First Lien Claimholders, or any of them, may at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, any Second Lien Collateral Agent or any other Second Lien Claimholders, without incurring any liabilities to any Second Lien Collateral Agent or any other Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Collateral Agent or any other Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1) make loans and advances to any Obligor or issue, provide or obtain First Lien Letters of Credit for account of any Obligor or otherwise extend credit to any Obligor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2) change the manner, place or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of any Obligor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Collateral Agent or any of the other First Lien Claimholders, the First Lien Obligations or any of the First Lien Documents;

(3) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of any Obligor to any First Lien Collateral Agent or any other First Lien Claimholders, or any liability incurred directly or indirectly in respect thereof;

(4) settle or compromise any First Lien Obligation or any other liability of any Obligor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order;

(5) exercise or delay in or refrain from exercising any right or remedy against any Obligor or any security or any other Person or with respect to any security, elect any remedy and otherwise deal freely with any Obligor or any First Lien Collateral and any security and any guarantor or any liability of any Obligor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof; and

(6) release or discharge any First Lien Obligation or any guaranty thereof or any agreement or obligation of any Obligor or any other Person or entity with respect thereto.

(c) Until the Discharge of First Lien Obligations, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

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7.4 Waiver of Liability.

(a) Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that the First Lien Collateral Agents and the other First Lien Claimholders shall have no liability to any Second Lien Collateral Agent or any other Second Lien Claimholders, and each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby waives any claim against any First Lien Collateral Agent or any other First Lien Claimholder, arising out of any and all actions which any First Lien Collateral Agent or any other First Lien Claimholders may take or permit or omit to take with respect to: (i) the First Lien Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the First Lien Collateral), (ii) the collection of the First Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other Disposition of, any First Lien Collateral. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, also agrees that the First Lien Collateral Agents and the other First Lien Claimholders have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise. Neither the First Lien Collateral Agents nor any other First Lien Claimholder nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, or will be under any obligation to sell or otherwise Dispose of any Collateral upon the request of any Obligor or upon the request of any Second Lien Collateral Agent, any other Second Lien Claimholder or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Without limiting the foregoing, each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, agrees that neither any First Lien Collateral Agent nor any other First Lien Claimholder (in directing the First Lien Collateral Agent to take any action with respect to the Collateral) shall have any duty or obligation to realize first upon any type of Collateral or to sell or otherwise Dispose of all or any portion of the Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any First Lien Claimholders or any Second Lien Claimholders, notwithstanding that the order and timing of any such realization, sale or other Disposition may affect the amount of proceeds actually received by such Claimholders from such realization, sale or other Disposition.

(b) With respect to any share of the First Lien Obligations or Second Lien Obligations owned by it, each First Lien Collateral Agent and each Second Lien Collateral Agent, as applicable, shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if such First Lien Collateral Agent or Second Lien Collateral Agent, as applicable, were not appointed to act in such capacity under the terms of the First Lien Financing Documents or Second Lien Financing Documents, as the case may be. The term “Claimholders” or any similar term shall, unless the context clearly otherwise indicates, include the First Lien Collateral Agent and the Second Lien Collateral Agent, each in its individual capacity as a First Lien Claimholder or Second Lien Claimholder, as applicable. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent and its respective Affiliates may lend money to, and generally engage in any kind of business with, the Obligors or any of their Affiliates as if such person were not appointed to act in such capacity under the terms of the First Lien Financing Documents or Second Lien Financing Documents, as the case may be and without any duty to account therefor to any other Claimholder.

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7.5 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agents and the other First Lien Claimholders and the Second Lien Collateral Agents and the other Second Lien Claimholders, respectively, hereunder (including the Lien priorities established hereby) shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Obligor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of any First Lien Collateral Agent, any other First Lien Claimholder, the First Lien Obligations, any Second Lien Collateral Agent, any other Second Lien Claimholder or the Second Lien Obligations in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control; provided that the foregoing shall not be construed to limit the relative rights and obligations as among the First Lien Claimholders or as among the Second Lien Claimholders; as among the First Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Intercreditor Agreement and any other intercreditor agreement governing the rights and obligations of First Lien Claimholders solely amongst themselves, and as among the Second Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Intercreditor Agreement and any other intercreditor agreement governing the rights and obligations of Second Lien Claimholders solely amongst themselves.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination and each of the First Lien Claimholders and the Second Lien Claimholders may continue, at any time and without notice to any Second Lien Collateral Agent or any other Second Lien Claimholder or any First Lien Collateral Agent or any other First Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of any Obligor constituting First Lien Obligations or Second Lien Obligations in reliance hereon. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. Each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Obligor shall include such Obligor as debtor and

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debtor-in-possession and any receiver, trustee or similar Person for any Obligor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to any First Lien Collateral Agent, the other First Lien Claimholders and the First Lien Obligations of any Series, upon the Discharge of such Series of First Lien Obligations, subject to Section 5.6 and the rights of the First Lien Claimholders of such Series under Section 6.5; and

(b) with respect to any Second Lien Collateral Agent, the other Second Lien Claimholders and the Second Lien Obligations of any Series, upon the Discharge of such Series of Second Lien Obligations.

Notwithstanding the foregoing, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by each First Lien Collateral Agent and each Second Lien Collateral Agent then party hereto, subject to any applicable consent required pursuant to the applicable First Lien Document or Second Lien Document; provided that (a) the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent may, at the reasonable expense of the Obligors and without the written consent of any other First Lien Claimholder, any other Second Lien Claimholder or any Obligor, agree to any amendment to or other modifications of this Agreement for the purpose of giving effect to Section 8.21 or any Refinancing of any First Lien Obligations or Second Lien Obligations, (b) any Additional Lien Obligations Agent may become party hereto by execution and delivery of a Joinder Agreement in the form of Exhibit B hereto in accordance with the provisions of Section 8.21 and (c) additional Obligors may be added as parties hereto upon the execution and delivery of a counterpart of the Joinder Agreement in the form of Exhibit A hereto in accordance with the provisions of Section 8.18. Each of the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent shall execute and deliver an amendment or other modification of this Agreement at the other’s request to permit new creditors to become a party hereto as set forth in the proviso to the immediately preceding sentence. Notwithstanding the provisions of any other First Lien Document or Second Lien Document, the Directing First Lien Collateral Agent and the Directing Second Lien Collateral Agent may, with the consent of the Administrative Borrower, make any amendments, restatements, amendment and restatements, supplements or other modifications to this Agreement to correct any ambiguity, defect or inconsistency contained herein without the consent of any other Person. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties owed to such party in any other respect or at any other time. Notwithstanding the foregoing, no Obligor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except (x) to the extent such Obligor’s rights are directly and adversely affected by such amendment, modification or waiver or (y) to the extent applicable to such Obligor, with respect to any provision identified in Section 8.16; provided, however, that the Administrative Borrower shall be given notice of any amendment, modification or waiver of this Agreement promptly after the effectiveness thereof (it being understood that the failure to deliver such notice to the Administrative Borrower shall in no way impact the effectiveness of any such amendment, modification or waiver).

8.4 Information Concerning Financial Condition of the Obligors and their Subsidiaries. Each of the First Lien Collateral Agents and the other First Lien Claimholders, on the one hand, and the Second Lien Collateral Agents and the other Second Lien Claimholders, on the other hand,

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shall be responsible for keeping themselves informed of (a) the financial condition of the Obligors and their subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to advise any Second Lien Collateral Agent or any other Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event any First Lien Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien Collateral Agent or any other Second Lien Claimholder, it or they shall be under no obligation:

(i) to make, and such First Lien Collateral Agent and such First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any Second Lien Collateral Agent or any other Second Lien Claimholder pays over to the Directing First Lien Collateral Agent or the other First Lien Claimholders under the terms of this Agreement, such Second Lien Collateral Agent or such other Second Lien Claimholder shall be subrogated to the rights of each First Lien Collateral Agent and the other First Lien Claimholders; provided that each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, hereby agrees that until the Discharge of First Lien Obligations has occurred neither it nor its Related Second Lien Claimholders shall assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder. Each Obligor acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Collateral Agent or the other Second Lien Claimholders and paid over to the Directing First Lien Collateral Agent or the other First Lien Claimholders pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Second Lien Obligations under the Second Lien Documents.

8.6 Application of Payments. All payments received by any First Lien Collateral Agent or the other First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Claimholders, in their sole discretion, deem appropriate. Each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, consents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH PARTY HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY IRREVOCABLY

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AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS (AND THEIR) PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 8.8. EACH PARTY HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT (OR THEY) MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY FIRST LIEN DOCUMENT OR SECOND LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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8.8 Notices. All notices to the First Lien Claimholders and the Second Lien Claimholders permitted or required under this Agreement shall also be sent to the related First Lien Collateral Agent and the related Second Lien Collateral Agent, respectively (and, for this purpose, the Directing First Lien Collateral Agent shall be deemed to be an agent for the First Lien Secured Hedging Obligations and the First Lien Banking Services Obligations, and the Directing Second Lien Collateral Agent shall be deemed to be an agent for the Second Lien Secured Hedging Obligations and the Second Lien Banking Services Obligations). Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, sent by facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. Each First Lien Collateral Agent, on behalf of itself and its Related First Lien Claimholders, and each Second Lien Collateral Agent, on behalf of itself and its Related Second Lien Claimholders, and each Obligor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Directing First Lien Collateral Agent or the Directing Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10 CHOICE OF LAW. THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon each First Lien Collateral Agent, the other First Lien Claimholders, each Second Lien Collateral Agent, the other Second Lien Claimholders and their respective successors and permitted assigns. If any First Lien Collateral Agent or any Second Lien Collateral Agent resigns or is replaced pursuant to the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.

8.12 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission (including “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14 Authorization; Binding Effect on Claimholders. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto

44

that it is duly authorized to execute this Agreement. Each First Lien Claimholder and each Second Lien Claimholder, by its acceptance of the benefits of the First Lien Documents and Second Lien Documents, as the case may be, shall be deemed to have agreed to be bound by the agreements made herein, including the agreements made by any Collateral Agent on its behalf.

8.15 Exclusive Means of Exercising Rights under this Agreement.

(a) The First Lien Claimholders shall be deemed to have irrevocably appointed the Directing First Lien Collateral Agent as their exclusive agent hereunder as and to the extent set forth in Section 3.2(a). Consistent with such appointment, the First Lien Claimholders further shall be deemed to have agreed that only the Directing First Lien Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the First Lien Claimholders, or any of the Directing First Lien Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that (i) holders of the First Lien Secured Hedging Obligations and the First Lien Banking Services Obligations may exercise customary netting and set off rights under the First Lien Hedge Agreements and First Lien Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the First Lien Documents (including any relating to First Lien Hedge Agreements) and any such individual First Lien Claimholder may act against such cash collateral in accordance with the terms of the relevant First Lien Document or applicable law and (iii) the First Lien Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant First Lien Document or applicable law. Specifically, but without limiting the generality of the foregoing, no First Lien Claimholder or group of First Lien Claimholders, other than the Directing First Lien Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required First Lien Claimholders), shall be entitled to take or file, and shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the immediately preceding sentence.

(b) The Second Lien Claimholders shall be deemed to have irrevocably appointed the Directing Second Lien Collateral Agent as their exclusive agent hereunder as and to the extent set forth in Section 3.2(b) and to have authorized the Directing First Lien Collateral Agent to act as gratuitous agent for the Directing Second Lien Collateral Agent under any Shared Collateral Document in accordance with Section 5.5. Consistent with such appointment, the Second Lien Claimholders further shall be deemed to have agreed that the Directing Second Lien Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the Second Lien Claimholders, or any of the Directing Second Lien Collateral Agent’s agents (including the Directing First Lien Collateral Agent acting as gratuitous agent for the Second Lien Collateral Agent under any Shared Collateral Document in accordance with Section 5.5), shall have the sole right and power to take and direct any right or remedy with respect to the Shared Collateral in accordance with the terms of this Agreement, the relevant Second Lien Collateral Documents and any other intercreditor agreement among the Directing Second Lien Collateral Agent and each other Second Lien Collateral Agent (but subject in any event to the rights of the Second Lien Claimholders set forth in Section 3.1(c) and Section 3.1(e)); provided that, subject to the limitations, restrictions and other agreements set forth herein, (i) holders of the Second Lien Secured Hedging Obligations and the Second Lien Banking Services Obligations may exercise customary netting and set off rights under the Second Lien Hedge Agreements and Second Lien Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of Initial Second Lien Documents (including any relating to Second Lien Hedge Agreements) and any such individual Second Lien Claimholder may act against such cash collateral in accordance with the

45

terms of the relevant Second Lien Document or applicable law and (iii) the Second Lien Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant Second Lien Document or applicable law. Specifically, but without limiting the generality of the foregoing, each Second Lien Claimholder or group of Second Lien Claimholders, other than the Directing Second Lien Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required Second Lien Claimholders), shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in an Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except as provided in (x) the proviso in the immediately preceding sentence, (y) Section 3.1(c) and (z) Section 3.1(e).

8.16 No Third Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Collateral Agent and the other First Lien Claimholders, on the one hand, and the Second Lien Collateral Agent and the other Second Lien Claimholders, on the other hand. None of the Obligors shall have any rights hereunder and no Obligor may rely on the terms hereof, other than any provision hereof expressly preserving any right of, or directly affecting, any Obligor under this Agreement, any First Lien Document or any Second Lien Document, including Sections 3.1 (solely as to the definition of “Standstill Period”), 4.1, 5.1, 5.2, 5.3, 5.5(c), 5.5(e), 5.6, 5.7, 6.1, 6.2, 8.1, 8.2, 8.3, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, this Section 8.16, Sections 8.17, 8.18, and 8.21. Nothing in this Agreement is intended to or shall impair the obligations of the Obligors, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.17 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action; provided, that notwithstanding the foregoing, nothing in this Section 8.17 shall be deemed to limit the right of any party hereto to vote on any plan of reorganization or similar dispositive restructuring plan, arrangement, compromise or liquidation or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding to the extent not inconsistent with the terms of this Agreement.

8.18 Obligors; Additional Obligors. It is understood and agreed that the Administrative Borrower and each other Obligor on the date of this Agreement shall constitute the original Obligors party hereto. The original Obligors hereby covenant and agree to cause each subsidiary of the Administrative Borrower which becomes a “Subsidiary Guarantor” as defined in the First Lien Credit Agreement or Initial Second Lien Document (or any similar term in any other First Lien Financing Document or Second Lien Financing Document) after the date hereof to become a party hereto (as an Obligor) by duly executing and delivering a counterpart of the Intercreditor Joinder Agreement in the form of Annex A hereto to the Directing First Lien Collateral Agent in accordance with the relevant provisions of the relevant First Lien Financing Documents and/or Second Lien Financing Documents, as applicable. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a “Subsidiary Guarantor” as defined in the First Lien Credit Agreement or Initial Second Lien Document (or any similar term in any other First Lien Financing Document or Second Lien Financing Document) at any time shall be subject to the provisions hereof as fully as if same constituted an Obligor party hereto and had complied with the requirements of the immediately preceding sentence.

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8.19 Right of First Lien Collateral Agent to Continue. Any Person serving as First Lien Collateral Agent shall be entitled to continue, including to continue to perform his, her or its rights, obligations and duties, as the First Lien Collateral Agent, notwithstanding whether any such Person has served or is serving as a Second Lien Collateral Agent. Without limiting the generality of the preceding sentence of this Section 8.19, any Person serving as a First Lien Collateral Agent shall be entitled to continue to so serve in such capacity (including to continue to perform any of such First Lien Collateral Agent’s rights, obligations, and/or duties) even if any such Person has resigned as a Second Lien Collateral Agent, but such resignation has not become effective for any reason, including because a successor Second Lien Collateral Agent has not been appointed or has accepted such appointment, without any liability to any of the Second Lien Claimholders by virtue of any such resignation and any of the circumstances relating in any manner whatsoever to such resignation.

8.20 Second Lien Claimholders. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Second Lien Claimholders in their capacities as holders of the Second Lien Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Second Lien Claimholders in their capacities as holders of any Indebtedness or other obligations of the Obligors other than the Second Lien Obligations, or in their capacities as holders of equity interests of the Obligors.

8.21 Additional Lien Obligations. Subject to the terms and conditions of this Agreement, each First Lien Financing Document and each Second Lien Financing Document, the Obligors will be permitted from time to time to designate as an additional holder of First Lien Obligations and/or Second Lien Obligations hereunder each Person that is, or that becomes or is to become, the holder of any Additional Lien Obligations (or the Additional Lien Obligations Agent in respect of such Additional Lien Obligations). Upon the issuance or incurrence of any such Additional Lien Obligations:

(a) The Administrative Borrower shall deliver to each of the First Lien Collateral Agents and the Second Lien Collateral Agents a certificate of a Responsible Officer stating that the applicable Obligors intend to enter or have entered into an Additional Lien Obligations Agreement and certifying that the issuance or incurrence of such Additional Lien Obligations and the Liens securing such Additional Lien Obligations are permitted by the First Lien Financing Documents, the Second Lien Financing Documents and each then existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement. Each of the Additional Lien Obligations Agents, the First Lien Collateral Agents and the Second Lien Collateral Agents shall be entitled to rely conclusively on the determination of the Administrative Borrower that such issuance and/or incurrence is permitted under the First Lien Financing Documents, the Second Lien Financing Documents and each then existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement if such determination is set forth in such Responsible Officer’s certificate delivered to the First Lien Collateral Agents and the Second Lien Collateral Agents; provided, however, that such determination will not affect whether or not the Obligors have complied with their undertakings in the First Lien Financing Documents, the Second Lien Financing Documents or any then-existing Additional First Lien Obligations Agreement or Additional Second Lien Obligation Agreement;

(b) the Additional Liens Obligations Agent for such Additional Lien Obligations shall execute and deliver to each First Lien Collateral Agent and each Second Lien Collateral Agent a Joinder Agreement in the form attached hereto as Exhibit B acknowledging that such Additional Lien Obligations and the holders of such Additional Lien Obligations shall be bound by the terms hereof to the extent applicable to the First Lien Claimholders or the Second Lien Claimholders, as applicable, and

47

(c) each existing First Lien Collateral Agent and Second Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) as any existing First Lien Collateral Agent or existing Second Lien Collateral Agent or the Additional Lien Obligations Agent may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any such amendment, restatement, amendment and restatement, supplement or other modification to this Agreement requested pursuant to this clause (c) may be entered into by the existing First Lien Collateral Agents and the existing Second Lien Collateral Agents without the consent of any other First Lien Claimholder or Second Lien Claimholder to effect the provisions of this Section 8.21 and may contain additional intercreditor terms applicable solely to the holders of such Additional Lien Obligations vis-à-vis the holders of the relevant obligations hereunder or the holders of such Additional Lien Obligations vis-à-vis the Directing First Lien Collateral Agent and the First Lien Claimholders or the Directing Second Lien Collateral Agent and the Second Lien Claimholders, as applicable.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Obligor to incur additional Indebtedness unless otherwise permitted by the terms of each applicable First Lien Financing Document, Second Lien Document and each then existing Additional First Lien Obligations Agreement and Additional Second Lien Obligations Agreement.

8.22 Additional Intercreditor Agreements.

(a) Each party hereto agrees that some or all of the First Lien Claimholders (as among themselves) and some or all of the Second Lien Claimholders (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Collateral Agents or Second Lien Collateral Agents, as the case may be, governing the rights, benefits and privileges as among the First Lien Claimholders in respect of any or all of the First Lien Collateral, this Agreement and the First Lien Collateral Documents or as among the Second Lien Claimholders in respect of any or all of the Second Lien Collateral, this Agreement or the Second Lien Collateral Documents, as the case may be, including as to the application of proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the terms of this Agreement or the First Lien Documents or the Second Lien Documents, as applicable, and are no less favorable to the Administrative Borrower or any Loan Party than the terms of this Agreement. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First Lien Document or Second Lien Document, and the provisions of this Agreement and the other First Lien Documents and Second Lien Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b) In addition, in the event that the Administrative Borrower or any of its subsidiaries incurs any obligations in respect of Indebtedness that is permitted by the First Lien Documents and the Second Lien Documents to be secured by a Lien on any Collateral that is junior to the Liens thereon securing all First Lien Obligations and all Second Lien Obligations and such obligations are not designated by the Administrative Borrower as Second Lien Obligations, then the First Lien Collateral Agents and/or the Second Lien Collateral Agents shall upon the request of the Administrative Borrower enter into an Intercreditor Agreement (as defined in the First Lien Credit Agreement and the Initial Second Lien Document on the date hereof and/or, in each case, any similar term in any First Lien

48

Document and/or any Second Lien Document, as applicable) or another intercreditor agreement that is reasonably satisfactory to the First Lien Collateral Agents and the Second Lien Collateral Agents with the holders of such other obligations (or their agent, trustee or other representative) to reflect the relative Lien priorities of such parties with respect to the Collateral (or the relevant portion thereof) and governing the relative rights, benefits and privileges as among such parties in respect of such Collateral, including as to application of the proceeds of such Collateral, voting rights, control of such Collateral and waivers with respect to such Collateral, in each case, so long as such secured obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First Lien Documents or Second Lien Documents, as the case may be, and are no less favorable to the Administrative Borrower or any Loan Party than the terms of this Agreement. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First Lien Documents or Second Lien Documents, and the provisions of this Agreement, the First Lien Documents and Initial Second Lien Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)) and in the event of any conflict between the terms of this Agreement and the terms of such other intercreditor agreement as it relates to the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand, the provisions of this Agreement shall govern and control.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices: Attention: Tel.: Email:

[Signature Page to Second Lien Intercreditor Agreement]

[●],
as Initial Second Lien Document Collateral Agent

By:
Name:
Title:

Address for Notices:
Attention:
Tel.:
Email:

[Signature Page to Intercreditor Agreement]

Acknowledged and Agreed to by:

INC RESEARCH HOLDINGS, INC., as Administrative Borrower

By:
Name:
Title:

[Signature Page to Second Lien Intercreditor Agreement]

Other Obligors

[●]

By:
Name:
Title:

Address for Notices to Obligors:
Tel.:
Fax:
Attn:
Email:

[Signature Page to Second Lien Intercreditor Agreement]

EXHIBIT A

FORM OF INTERCREDITOR JOINDER AGREEMENT – ADDITIONAL OBLIGORS

Reference is made to the Second Lien Intercreditor Agreement dated as of [●] [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among CREDIT SUISSE AG, in its capacity as the First Lien Credit Agreement Collateral Agent (as defined therein), [●], in its capacity as Initial Second Lien Document Collateral Agent (as defined therein), each other FIRST LIEN COLLATERAL AGENT that is from time to time party thereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party thereto and acknowledged and agreed to by INC RESEARCH HOLDINGS, INC. and the other Obligors (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Joinder Agreement, dated as of [●] [●], 201[●] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1. Joinder. The undersigned, [●], a [●], hereby agrees to become party to the Intercreditor Agreement as an Obligor thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2. Agreements. The undersigned Obligor hereby agrees, for the enforceable benefit of all existing and future First Lien Claimholders and all existing and future Second Lien Claimholders that the undersigned is bound by the terms, conditions and provisions of the Intercreditor Agreement as an Obligor to the extent set forth therein.

3. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one contract. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic transmission (including “.pdf”, “.tiff” or similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

4. Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Miscellaneous. The provisions of Section 8.7 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature Pages Follow]

A-1

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each Collateral Agent has caused the same to be accepted by its authorized representative, as of the date first written above.

[NAME OF OBLIGOR],
as an Obligor

By:
Name:
Title:

A-2

EXHIBIT A

FORM OF INTERCREDITOR JOINDER AGREEMENT – ADDITIONAL INDEBTEDNESS

Reference is made to the Second Lien Intercreditor Agreement dated as of [●] [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among CREDIT SUISSE AG, in its capacity as the First Lien Credit Agreement Collateral Agent (as defined therein), [●], in its capacity as Initial Second Lien Document Collateral Agent (as defined therein), each other FIRST LIEN COLLATERAL AGENT that is from time to time party thereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party thereto and acknowledged and agreed to by INC RESEARCH HOLDINGS, INC. and the other Obligors (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Joinder Agreement, dated as of [●] [●], 20[●] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

The undersigned Additional [First/Second] Lien Obligations Agent (the “New Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement.

1. Joinder. In accordance with Section 8.21 of the Intercreditor Agreement, the New Collateral Agent by its signature below becomes a [First/Second] Lien Collateral Agent, under, and it and the related [First/Second] Lien Claimholders represented by it hereby become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a [First/Second] Lien Collateral Agent, and the New Collateral Agent, on behalf of itself and each other [First/Second] Lien Claimholder represented by it, hereby agrees to all the terms and provisions of the Intercreditor Agreement. Each reference to a “Collateral Agent” or “[First/Second] Lien Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Collateral Agent and each reference to “[First/Second] Lien Claimholders” shall include the [First/Second] Lien Claimholders represented by such New Collateral Agent. The Intercreditor Agreement is hereby incorporated herein by reference.

2. Representations and Warranties. The New Collateral Agent represents and warrants to the other Collateral Agents and Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Intercreditor Agreement and (iii) the [First/Second] Lien Obligations Agreements relating to such Additional [First/Second] Lien Obligations provide that, upon the New Collateral Agent’s entry into this Agreement, the [First/Second] Lien Claimholders in respect of such Additional [First/Second] Lien Obligations will be subject to and bound by the provisions of the Intercreditor Agreement as [First/Second] Lien Claimholders.

3. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one contract. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic transmission (including “.pdf”, “.tiff” or similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

4. Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Miscellaneous. The provisions of Section 8.7 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each Collateral Agent has caused the same to be accepted by its authorized representative, as of the date first written above.

[NAME OF NEW COLLATERAL AGENT], as a [First/Second] Lien Collateral Agent

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

Acknowledged and Agreed to by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as First Lien Credit Agreement Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

[●], as Initial Second Lien Document Collateral Agent,

By:
Name:
Title:

[●], as [First/Second] Lien Collateral Agent,

By:
Name:
Title:

Acknowledged by:

Obligors

[            ]

By:
Name:
Title:

EXHIBIT L-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Promissory Notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Administrative Borrower with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform each of the Administrative Borrower and the Administrative Agent in writing and deliver promptly to the Administrative Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Administrative Borrower or the Administrative Agent) or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished each of the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: [●] [●], 20[●]

L-1-1

EXHIBIT L-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, Credit Suisse AG (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [●] [●], 20[●]

L-2-1

EXHIBIT L-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this First Lien Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Administrative Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a US trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Administrative Borrower with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Administrative Borrower and the Administrative Agent in writing and deliver promptly to the Administrative Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Administrative Borrower or the Administrative Agent) or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

L-3-1

[NAME OF LENDER]

By:
Name:
Title:

Date: [●] [●], 20[●]

L-3-2

EXHIBIT L-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Administrative Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a US trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

L-4-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [●] [●], 20[●]

L-4-2

EXHIBIT M

[FORM OF]

PREPAYMENT NOTICE

Credit Suisse AG, Cayman Islands Branch

[●]

Re:       INC RESEARCH HOLDINGS, INC.

[Date]39

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

Pursuant to Section 2.11(a) of the Credit Agreement, the undersigned Administrative Borrower hereby notifies the Administrative Agent that, on [●] [●], 20[●] (the “Prepayment Date”), it intends to voluntarily prepay [in full] [an aggregate principal amount of $         of] its outstanding [●]40 Loans.

[The effectiveness of this Prepayment Notice is conditioned upon the effectiveness of [            ] (the “Condition”), which is expected to occur on or before the Prepayment Date. If the Condition is not satisfied, the undersigned Administrative Borrower may revoke this prepayment notice in accordance with Section 2.11(a) of the Credit Agreement.]

[39]	Signed Prepayment Notice must be provided (A) in the case of prepayment of an Adjusted Eurocurrency Rate Borrowing, no later than 1:00 p.m. three Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Borrowing, no later than 11:00 a.m. one Business Day before the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any Prepayment Notice may be conditioned upon the effectiveness of other transactions, in which case such Prepayment Notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
[40]	Indicate relevant Class of Loans to be prepaid.

M-1

This Prepayment Notice is issued pursuant to and is subject to the Credit Agreement.

INC RESEARCH HOLDINGS, INC., as the Administrative Borrower

By:
Name:
Title:

M-2

EXHIBIT N

[FORM OF]

LETTER OF CREDIT REQUEST

[Issuing Bank],41

as Issuing Bank

Attention:     [●]

    Fax: [●]

with a copy to: Credit Suisse AG, Cayman Islands Branch as Administrative Agent for the Lenders referred to below

Attention:     Trade Finance Services Department

    Email: list.ib-lettersofcredit-ny@credit-suisse.com

    Facsimile: (212) 325-8315

[●] [●] 20[●]42

Ladies and Gentlemen:

We hereby request that [●]43, as an Issuing Bank, in its individual capacity, [issue, amend, renew, extend][a/an] [existing] [Standby] [Commercial] Letter of Credit on [●]44 (the “Date of Issuance”), which Letter of Credit shall be in the aggregate amount of [●]45 and shall be for the account of [●]46. The beneficiary of the requested Letter of Credit is [●]47, and such Letter of Credit will have a stated expiration date of [●]48. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement, dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, INC Research Holdings, Inc., a Delaware corporation (the “Administrative Borrower”), the other borrowers party thereto (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

We hereby certify that:

(A)	The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Date of Issuance with the same effect as though such representations and warranties had been made on and as of the Date of Issuance; provided that to the extent that a

[41]	Insert name and address of the applicable Issuing Bank.
[42]	Must be delivered to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance, amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank).
[43]	Insert name of the applicable Issuing Bank.
[44]	Insert date of issuance, which must be a Business Day.
[45]	Insert aggregate initial amount of Letter of Credit.
[46]	Insert name of account party.
[47]	Insert name and address of beneficiary.
[48]	Date may not be later than the date referred to in Section 2.05(b) of the Credit Agreement.

N-3

representation and warranty specifically refers to an earlier date or a given period, it is true and correct in all material respects as of such earlier date or for such period; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.

(B)	[As of the Date of Issuance and immediately after giving effect to the requested Letter of Credit, no Default or Event of Default has occurred and is continuing.][49]

[Signature Page Follows]

[49]	Include bracketed language only for issuances, amendments, modifications, extensions of renewals of Letters of Credit after Closing Date.

N-4

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title:

N-5